File No. 000-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

Investcorp US Private Credit BDC II

(Exact name of registrant as specified in its charter)

Delaware	88-197486
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

280 Park Avenue

New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 1-212-257-5193 with copies to:

Harry S. Pangas
Alexander C. Karampatsos
Dechert LLP
1900 K Street NW
Washington, DC 20006

Securities to be registered pursuant to Section 12(b) of the Act:
None

Securities to be registered pursuant to Section 12(g) of the Act:
Class A Shares of Beneficial Interest

Class D Shares of Beneficial Interest

Class I Shares of Beneficial Interest

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filers ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

i

EXPLANATORY NOTE

Investcorp US Private Credit BDC II, a Delaware Statutory Trust, is filing this registration statement on Form 10 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis to permit it to file an election to be regulated as a business development company (a “BDC”), under the Investment Company Act of 1940, as amended (the “1940 Act”), to provide current public information to the investment community and to comply with applicable requirements for possible future quotations or listing of its securities on a national securities exchange or other public trading market.

Unless indicated otherwise in this Registration Statement or the context requires otherwise, the terms:

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“we,” “us,” “our,” “Fund,” and the “Company” refer to Investcorp US Private Credit BDC II;
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“Investcorp” refers to Investcorp Credit Management US LLC;
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“Adviser” and our “Investment Adviser” refers to CM Investment Partners LLC; and
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“Shares” or “Common Shares” refer to our common shares of beneficial interest, par value $0.01 per share, currently classified as Class A common shares (“Class A” or the “Class A Shares”), Class D common shares (“Class D” or the “Class D Shares”) and Class I common shares (“Class I” or the “Class I Shares”) (each a “Class”).

The Fund is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, the Fund is eligible to take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies including, but not limited to, not being subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”).

Upon the effective date of this Registration Statement, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We will also be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. The Fund is subject to the proxy rules in Section 14 of the Exchange Act, and the Fund and its trustees, officers and principal shareholders are subject to the reporting requirements of Sections 13 and 16 of the Exchange Act. The SEC maintains a website (http://www.sec.gov) that contains the reports mentioned in this section.

Investing in Class A Shares, Class D Shares or Class I Shares may be considered speculative and involves a high degree of risk, including the following:

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The Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be subject to substantial restrictions on transfer. An investment in us is suitable only for sophisticated investors and requires the financial ability and willingness to accept the high risks and lack of liquidity inherent in an investment in the Fund;
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An investment in our Shares is not suitable for you if you might need access to the money you invest in the foreseeable future;
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The below-investment-grade securities in which we will invest will be difficult to value and are illiquid; below investment grade securities, which are often referred to as “junk” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal;
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You should not expect to be able to sell your Shares regardless of how we perform;
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If you are unable to sell your Shares, you will be unable to reduce your exposure on any market downturn;
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Our Shares are not currently listed on an exchange and given that we have no current intention of pursuing any such listing, it is unlikely that a secondary trading market will develop for our Shares. The purchase of our Shares is intended to be a long-term investment. We do not intend to complete a liquidity event within any specific time period, if at all. We do not intend to list our Shares on a national securities exchange;
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We have elected to be regulated as a BDC under the 1940 Act, which imposes numerous restrictions on our activities, including restrictions on leverage and on the nature of its investments;
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We may pay distributions in significant part from sources that may not be available in the future and that are unrelated to our performance;

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Our distributions may be funded from unlimited amounts of offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to us for investment and reduce your adjusted tax basis in the Shares, thereby increasing your potential taxable gain or reducing the potential taxable loss on the sale of Shares. Any capital returned to you through distributions will be distributed after payment of fees and expenses;
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Repurchases of shares by the Fund, if any, are expected to be limited; and
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The Fund intends to apply for exemptive relief from the SEC to, among other things, issue multiple classes of Shares and to impose asset-based distribution and/or service fees and early-withdrawal fees as applicable (“Multi-Class Exemptive Relief”). However, there can be no guarantee that the Multi-Class Exemptive Relief is granted. Until the Multi-Class Exemptive Relief is granted, if ever, the Fund will only offer Class A Shares, and upon receiving the Multi-Class Exemptive Relief, the Fund may also offer Class D and Class I Shares. An investment in any Share class of the Fund represents an investment in the same assets of the Fund. However, the minimum investment amounts and ongoing fees and expenses for each Share class may be different. The Fund may offer additional classes of Shares in the future.

FORWARD-LOOKING STATEMENTS

This Registration Statement on Form 10 contains forward-looking statements regarding the plans and objectives of management for future operations. Any such forward-looking statements may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward- looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “target,” “goals,” “plan,” “forecast,” “project,” other variations on these words or comparable terminology, or the negative of these words. These forward-looking statements are based on assumptions that may be incorrect, and we cannot assure you that the projections included in these forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors, including the factors discussed in Item 1A entitled “Risk Factors” of this Registration Statement and elsewhere in this Registration Statement. Other factors that could cause our actual results and financial condition to differ materially include, but are not limited to, changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets; risks associated with possible disruptions in our operations or the economy generally; risks associated with possible disruption due to terrorism in our operations or the economy generally; and future changes in laws or regulations and conditions in our operating areas.

We have based the forward-looking statements included in this Registration Statement on information available to us on the date of this Registration Statement, and we assume no obligation to update any such forward-looking statements, unless we are required to do so by applicable law. However, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the Securities and Exchange Commission, including subsequent amendments to this Registration Statement, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Item 1. Business.

The Fund

The Fund was formed in April 2022, as a Delaware statutory trust structured as an externally managed, non-diversified closed-end management investment company. The Fund has elected to be regulated as a BDC under the 1940 Act and to be treated, and expects to qualify annually, as a regulated investment company (“RIC”) under subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

The Fund is externally managed by the Adviser. The Adviser is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser is majority owned by IVC Credit Management Financing LLC (“IVC”), its parent entity, and the entity that manages Investcorp’s US credit management regulated entities. The Adviser is led by Chief Investment Officer Suhail A. Shaikh. The Adviser is responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring the Fund’s investments and monitoring the Fund’s investments on an ongoing basis. IVC is a leading global credit investment platform with assets under management of $21.2 billion as of September 30, 2025. Investcorp Holdings B.S.C. and its affiliates (“Investcorp Holdings”) manages funds that invest primarily in senior secured corporate debt issued by mid and large-cap corporations in the United States and Western Europe. Investcorp Holdings has a favorable track record of consistent performance and growth, employing approximately 50 professionals in London and New York as of September 30, 2025.

The Fund commenced investment activities in portfolio securities on January 25, 2023. See “Management’s Discussion and Analysis of Financial Condition and Results of operations—Portfolio and Investment Activity.” The Fund is seeking to raise capital commitments to purchase Shares on a continuous basis (“Capital Commitments”). The Fund’s investment objective is to generate current income and capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. The Investment Team (as defined below) will focus on directly originated and highly negotiated transactions with a primary focus on the debt of middle-market companies in the United States. The Fund will invest primarily in middle-market companies that have annual revenues of at least $50 million and EBITDA (earnings before interest, taxes, depreciation and amortization) of at least $10 million through first lien, unitranche (loans that combine both senior and subordinated debt, generally in a first lien position), second lien, and unsecured debt financing, often with corresponding equity of portfolio companies through warrants. The Fund expects that such equity investments will make up less than 1% of the Fund’s total assets (measured at the time of investment).

The Adviser anticipates that the Fund’s investments will typically range in size from $15 million to $45 million. The investment size will vary with the size of the Fund’s capital base. The typical term of the loans will be 7 years with an average realized duration of 4 years. The companies in which the Fund invests are typically leveraged, and, in most cases, its investments in such companies will not be rated by national rating agencies. If such investments were rated, the Fund believes that they would likely receive a rating below investment grade (i.e., below BBB or Baa), which are often referred to as “junk” or “high yield.”

The Fund expects to invest, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes), directly or indirectly in private credit obligations and related instruments of U.S. issuers. The Fund defines “credit obligations and related instruments” for this purpose as any fixed-income instrument and any floating or variable rate obligation, including loans to, and bonds and preferred stock of, portfolio companies and other instruments that provide exposure to such fixed-income instruments or floating or variable rate obligations. Derivative instruments will be counted towards the Fund’s 80% policy to the extent they have economic characteristics similar to private credit obligations. To the extent we determine to invest indirectly in private credit obligations and related instruments, we may invest through certain synthetic instruments. We will notify shareholders of the Fund at least 60 days prior to any change to the 80% investment policy described above.

The Adviser expects that the Fund’s portfolio companies will use the Fund’s capital for organic growth, acquisitions, market or product expansions, refinancings, and/or recapitalizations. The Fund may seek to invest in smaller or larger companies if there is an attractive opportunity, especially when there are dislocations in the capital markets, including the high yield and large syndicated loan markets. During such dislocations, the Adviser expects to see more deep value investment opportunities offering prospective returns that are disproportionate to the associated risk profile. The Fund will seek to focus on companies with leading market positions, significant asset or franchise values, strong free cash flow and experienced senior management teams, with an emphasis on companies with both high-quality sponsors (equity holders), that have demonstrated capabilities in building enterprise value and serve as committed partners and advisers that will actively work with the Adviser and the Fund, and non-sponsor transactions.

Investcorp US Private Credit BDC II SPV, LLC, is a wholly owned subsidiary of the Fund that was formed as a Delaware limited liability company for the purpose of entering into the senior secured revolving credit facility (the “Capital One Revolving Financing Agreement”) with Capital One, N.A. (“Capital One”). Investcorp US Private Credit BDC II SPV, LLC, is consolidated in the Fund’s consolidated financial statements commencing from the date of its formation.

The Fund may in the future make investments through wholly-owned subsidiaries. Such subsidiaries are expected to be organized as a corporation or limited liability company and would not be registered under the 1940 Act. Such subsidiaries may be formed to obtain favorable tax benefits or to obtain financing on favorable terms due to their bankruptcy-remote characteristics. The Fund’s Board of Trustees (the “Board”) has oversight responsibility for the Fund’s investment activities, including its investment in any subsidiary, and the Fund’s role as sole shareholder of any wholly-owned subsidiary. To the extent applicable to the investment activities of a wholly-owned subsidiary, the subsidiary would follow the same compliance policies and procedures as the Fund. The Fund would “look through” any such subsidiary to determine compliance with its investment policies and would generally expect to consolidate any such wholly owned subsidiary for purposes of its financial statements and compliance with the 1940 Act. See “Item 1. Business—Certain Legal Considerations” and “Item 1. Business—Certain Tax Considerations.”

The Fund intends to apply for Multi-Class Exemptive Relief. However, there can be no guarantee that the Multi-Class Exemptive Relief is granted. Until the Multi-Class Exemptive Relief is granted, if ever, the Fund will only offer Class A Shares, and upon receiving the Multi-Class Exemptive Relief, the Fund may also offer Class D and Class I Shares. An investment in any Share class of the Fund represents an investment in the same assets of the Fund. However, the minimum investment amounts and ongoing fees and expenses for each Share class may be different. The Fund may offer additional classes of Shares in the future.

This Registration Statement also sets forth the investment program of the Fund, certain terms of the subscription agreement to be entered into by investors in the Fund (“Subscription Agreement”) and a summary of the declaration of trust (“Declaration of Trust”), the bylaws (“Bylaws”), the investment advisory agreement to be entered into between the Fund and the Adviser (the “Investment Advisory Agreement”) and the administration agreement (the “Administration Agreement”, and together with the Subscription Agreement, the Declaration of Trust, the Bylaws and the Investment Advisory Agreement, the “Organizational Documents”), to be entered into between the Fund and the Adviser, as the Fund’s administrator (in such capacity, the “Administrator”), and certain other pertinent information regarding an investment in the Fund, including certain liquidity options and conflicts of interests related to the Adviser. However, the Registration Statement does not set forth all the terms of the Organizational Documents that may be significant to a particular prospective investor in the Fund. Each prospective investor should thoroughly read this Registration Statement and the Organizational Documents to assure itself, among other things, that it understands the terms of the Organizational Documents and that the Fund’s investment program and related risk factors are satisfactory to it.

The Adviser and the Fund will afford prospective investors the opportunity to ask questions of, and receive answers from, their representatives concerning the terms and conditions of the offering and to obtain any additional information to the extent that the Adviser or the Fund possesses such information or can acquire it without unreasonable effort or expense; provided that neither the Adviser nor the Fund will be required to provide any information which in the Adviser’s and the Fund’s discretion would compromise or violate the confidentiality obligations or other duties of the Adviser or the Fund to any third parties.

Prospective investors in the Fund should consider an investment in the Fund to be a speculative investment that is not intended to be a complete investment program. The Fund is designed only for sophisticated persons who are able to bear a loss of all or a substantial portion of their investment in the Fund.

Investors in the Fund acknowledge that none of the Fund, its respective affiliates or any of their respective partners, members, officers, trustees or employees is providing legal, regulatory, credit, tax or accounting advice to clients through this Registration Statement or otherwise.

The Private Offering

The Fund is offering on a continuous basis Shares (the “Private Offering”), pursuant to the terms set forth in the Subscription Agreement. Although the Shares in the Private Offering are being sold under the exemption provided by Section 4(a)(2) of the Securities Act only to investors that are “accredited investors” in accordance with Rule 506 of Regulation D promulgated under the Securities Act, and other exemptions of similar import in the laws of the states and jurisdictions where the offering will be made, there can be no assurance that the Fund will not need to suspend its continuous offering for various reasons, including but not limited to regulatory review from the SEC and various state regulators, to the extent applicable.

On January 25, 2023, Investcorp Investment Holdings Limited, an affiliate of the Adviser, purchased 1,245,000 Shares of the Fund at $20.00 per Share (the “Seed Investment”), which Shares were later assigned to Investcorp BDC Holdings Limited.

The Fund intends to apply for exemptive relief from the SEC to, among other things, issue multiple classes of Shares and to impose asset-based distribution and/or service fees and early-withdrawal fees as applicable (“Multi-Class Exemptive Relief”). However, there can be no guarantee that the Multi-Class Exemptive Relief is granted. Until the Multi-Class Exemptive Relief is granted, if ever, the Fund will only offer Class A Shares, and upon receiving the Multi-Class Exemptive Relief, the Fund may also offer Class D and Class I Shares, which will be subject to different fees and expenses than Class A Shares, as described herein. The Fund may also offer additional classes of Shares in the future with fees and expenses that differ from the classes of Shares described in this Registration Statement.

Repurchase Program

Beginning no later than the first full calendar quarter after the one-year anniversary of the Initial Closing (as defined below), and at the discretion of the Fund’s Board, the Fund intends to commence a share repurchase program in which it would repurchase, in each quarter, up to 5% of its outstanding Shares as of the close of the previous calendar quarter. The Fund may amend, suspend or terminate the share repurchase program if it deems such action to be in its best interest and the best interest of its shareholders. As a result, share repurchases may not be available each quarter. The Fund intends to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Exchange Act.

The Adviser

The Adviser has overall responsibility for the management and affairs of the Fund. The Adviser and the Fund has entered into the Investment Advisory Agreement with the Adviser, pursuant to which the Adviser will be delegated responsibility for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring the Fund’s investments and monitoring the Fund’s investments on an ongoing basis. Actions that are beyond the authority of the Adviser will be reserved to the Fund and the Board, including, but not limited to, the timing of and determination of amounts available for distributions by the Fund and any sale or liquidation of the Fund and/or sale or disposition of substantially all of the assets of the Fund.

Unless earlier terminated, the Investment Advisory Agreement will remain in effect for a period of two years from the date it first becomes effective, and will remain in effect from year-to-year thereafter if approved annually by a majority of the Board or by the holders of a majority of the Fund’s outstanding voting securities and, in each case, a majority of the trustees who are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act (“Independent Trustees”).

The Investment Advisory Agreement will automatically terminate in the event of its assignment, within the meaning of the 1940 Act and related SEC guidance and interpretations. In accordance with the 1940 Act, without payment of penalty, the Fund may terminate the Investment Advisory Agreement with the Adviser upon 60 days’ written notice. The decision to terminate the agreement may be made by a majority of the Board or the Fund’s shareholders holding a “majority of the outstanding voting securities” of the Fund. “Majority of the outstanding voting securities” means the lesser of (1) 67% or more of the outstanding Shares present at a meeting, if the holders of more than 50% of the outstanding Shares are present or represented by proxy or (2) a majority of outstanding Shares. In addition, without payment of penalty, the Adviser may generally terminate the Investment Advisory Agreement upon 60 days’ written notice.

The Adviser is registered as an investment adviser with the SEC under the Advisers Act. The Adviser is led by Mr. Shaikh, the Chief Investment Officer of the Adviser. Mr. Shaikh has served as a member of the board of directors and President of Investcorp Credit Management BDC, Inc. since 2023 and as Co-Chief Investment Officer of its investment adviser from 2023-2024. In May 2024, Mr. Shaikh was appointed as Chief Executive Officer and President of Investcorp Credit Management BDC, Inc. and sole Chief Investment Officer of the Adviser.

The Adviser is majority owned by IVC, a leading global credit investment platform with assets under management of $21.2 billion as of September 30, 2025. Investcorp Holdings and its affiliates manage funds that invest primarily in senior secured corporate debt issued by mid and large-cap corporations in the United States and Western Europe. Investcorp Holdings has a favorable track record of consistent performance and growth, employing approximately 50 professionals in London and New York as of September 30, 2025. Investcorp Holdings and its consolidated subsidiaries, including Investcorp, are referred to as “Investcorp Group”.

Investcorp Group is a global provider and manager of alternative investments, offering such investments to its high-net-worth private and institutional clients on a global basis. As of June 30, 2025, Investcorp Group had $60.0 billion in total assets under management, including assets managed by third-party managers and assets subject to a non-discretionary advisory mandate where Investcorp Group receives fees calculated on the basis of assets under management. Investcorp Group employs approximately 500 people across its offices in Los Angeles, New York, London, Bahrain, Abu Dhabi, Riyadh, Doha, Mumbai, Delhi, Beijing, Singapore, Luxembourg and Tokyo. Investcorp Group has been engaged in the investment management and related services business since 1982 and brings enhanced capabilities to the Adviser.

Investment Team

The Adviser’s investment team, led by Mr. Shaikh, is supported by eight additional investment professionals, who, together with Mr. Shaikh, we refer to herein as the “Investment Team.” The members of the Investment Team have over 100 combined years of experience structuring customized debt solutions for middle-market companies, which we believe will enable us to generate favorable returns across credit cycles with an emphasis on preserving capital. Mr. Shaikh has developed an investment process for reviewing lending opportunities, structuring transactions and monitoring investments throughout multiple credit cycles. The members of the Investment Team have extensive networks for sourcing investment opportunities through direct corporate relationships and relationships with private equity firms, investment banks, restructuring advisors, law firms, boutique advisory firms and distressed/specialty lenders. The members of the Investment Team also have extensive experience across various industries, including aviation, cable, defense, healthcare, media, mining, oil and gas, power, retail, telecommunications, trucking and asset-backed special situations.

As a result of the investment team’s extensive experience, we believe we will be able to achieve appropriate risk-adjusted returns by investing in companies that have restructured but do not have sufficient track records to receive traditional lending terms from a commercial bank or the broadly syndicated leveraged finance market. We believe the members of the Investment Team share a common investment philosophy built on a framework of rigorous business assessment, extensive due diligence and disciplined risk valuation methodology.

Investment Approach

The Fund’s investment objective is to generate current income and capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. The Fund will invest primarily in middle-market companies that have annual revenues of at least $50 million and EBITDA of at least $10 million. The Fund will seek to invest in unitranche loans, standalone second and first lien loans, and, selectively, in mezzanine loans/structured equity and in the equity of portfolio companies through warrants (each a “Portfolio Investment” and collectively, the “Portfolio Investments”), in most cases taking advantage of a potential benefit from an increase in the value of such portfolio company as part of an overall relationship. The Fund expects that equity investments will make up less than 1% of the Fund’s total assets.

The Adviser anticipates that the Fund’s investments will typically range in size from $15 million to $45 million. The investment size will vary with the size of the Fund’s capital base. The typical term of the loans will be 7 years with an average realized duration of 4 years. The companies in which the Fund invests are typically leveraged, and, in most cases, its investments in such companies will not be rated by national rating agencies. If such investments were rated, the Fund believes that they would likely receive a rating below investment grade (i.e., below BBB or Baa), which are often referred to as “junk” or “high yield.”

The Fund expects to invest, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes), directly or indirectly in private credit obligations and related instruments of U.S. issuers. The Fund defines “credit obligations and related instruments” for this purpose as any fixed-income instrument and any floating or variable rate obligation, including loans to, and bonds and preferred stock of, portfolio companies and other instruments that provide exposure to such fixed-income instruments or floating or variable rate obligations. Derivative instruments will be counted towards the Fund’s 80% policy to the extent they have economic characteristics similar to private credit obligations. To the extent we determine to invest indirectly in private credit obligations and related instruments, we may invest through certain synthetic instruments. We will notify shareholders of the Fund at least 60 days prior to any change to the 80% investment policy described above.

The Adviser expects that the Fund’s portfolio companies will use the Fund’s capital for organic growth, acquisitions, market or product expansions, refinancings, and/or recapitalizations. The Fund may seek to invest in smaller or larger companies if there is an attractive opportunity, especially when there are dislocations in the capital markets, including the high yield and broadly syndicated loan markets. During such dislocations, the Adviser expects to see more deep value investment opportunities offering prospective returns that are disproportionate to the associated risk profile. The Fund will seek to focus on companies with leading market positions, significant asset or franchise values, strong free cash flow and experienced senior management teams, with an emphasis on companies with both high-quality sponsors (equity holders), that have demonstrated capabilities in building enterprise value and serve as committed partners and advisers that will actively work with the Adviser and the Fund, and non-sponsor transactions.

The Adviser will seek to pursue investments for the Fund with favorable risk-adjusted returns, including debt investments that offer cash origination fees and lower leverage levels. The Adviser will seek to structure the Fund’s debt investments with strong protections, including default penalties, information rights, and affirmative and negative financial covenants, such as lien protection and restrictions concerning change of control. The Adviser believes these protections, coupled with the other features of the Fund’s investments, will allow the Fund to reduce its risk of capital loss and achieve attractive risk-adjusted returns, although there can be no assurance that the Adviser will always be able to structure the Fund’s investments to minimize risk of loss and achieve risk- adjusted returns. The Fund may make or obtain exposure to “covenant-lite” loans, which generally are loans that do not require a borrower to comply with financial maintenance covenants. Generally, covenant-lite loans permit borrowers more opportunity to negatively impact lenders because their covenants are incurrence-based, which means they are only tested and can only be breached following certain actions of the borrower, rather than by a deterioration in the borrower’s financial condition. Accordingly, because the Fund may have exposure to covenant-lite loans, it may have less protection from borrower actions and may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants.

Investment Process

Deal Origination

The Fund will invest primarily through direct originations of debt in U.S. middle-market companies. The Adviser’s deal-originating efforts are focused on its direct corporate relationships and relationships with private equity firms, investment banks, restructuring advisers, law firms, boutique advisory firms and distressed/ specialty lenders. The Investment Team continues to enhance and expand these relationships. The Investment Team will focus on directly originated and highly negotiated transactions with a primary focus on the debt of middle-market companies in the United States. However, to the extent that the Fund invests in foreign companies, the Fund intends to do so in accordance with the limitations under the 1940 Act.

The origination process is designed to thoroughly evaluate potential financings and to identify the most attractive of these opportunities on the basis of risk-adjusted returns. Each investment is analyzed from its initial stages through the Fund’s investment by the Chief Investment Officer of the Adviser and an additional investment professional. If an opportunity fits the Adviser’s criteria for a Fund investment and merits further review and consideration, the investment is presented to the Adviser’s investment committee (the “Investment Committee”). The Investment Committee currently consists of Messrs. Shaikh (Chief Investment Officer), Mauer, Muns, Krmpotic and Waller.

This first stage of analysis involves a preliminary, but detailed, description of the potential financing. An investment summary is then generated after preliminary due diligence. The opportunity may be discussed several times by members of the Investment Team. Prior to funding, every initial investment requires the approval of a majority of the Investment Committee and such majority must include Mr. Shaikh. Follow-on investment decisions in existing portfolio companies and investment dispositions require the approval of a majority of the Investment Committee.

If the Adviser decides to pursue an opportunity, a preliminary term sheet may be produced for the target portfolio company. This term sheet serves as a basis for the discussion and negotiation of the critical terms of the proposed financing. At this stage, the Adviser begins its formal underwriting and investment approval process as described below. After the negotiation of a transaction, the financing is presented to the Investment Committee for approval. Upon approval of a financing transaction, the parties will prepare the relevant loan documentation. An investment is funded only after all due diligence is satisfactorily completed and all material closing conditions have been satisfied. The investments in our portfolio are monitored by a member of the Investment Committee aided by the investment professionals of the Investment Team, who also perform credit updates on each investment quarterly.

Underwriting

Underwriting process and investment approval

The Adviser makes investment decisions only after considering a number of factors regarding the potential investment, including, but not limited to:

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historical and projected financial performance;
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company- and industry-specific characteristics, such as strengths, weaknesses, opportunities and threats;
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composition and experience of the management team; and
•
track record of the private equity sponsor leading the transaction, if applicable.

This methodology is employed to screen a high volume of potential investment opportunities on a consistent basis.

If an investment is deemed appropriate to pursue, a more detailed and rigorous evaluation is made after considering relevant investment parameters. The following outlines the general parameters and areas of evaluation and due diligence for investment decisions, although not all are necessarily considered or given equal weighting in the evaluation process.

Business model and financial assessment

The Adviser undertakes a review and analysis of the financial and strategic plans for the potential investment. There is significant evaluation of and reliance upon the due diligence performed by the private equity sponsor, if applicable, and third-party experts, including accountants and consultants. Areas of evaluation typically include:

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historical and projected financial performance;
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quality of earnings, including source and predictability of cash flows;
•
customer and vendor interviews and assessments;
•
potential exit scenarios, including probability of a liquidity event;
•
internal controls and accounting systems; and
•
assets, liabilities and contingent liabilities.

Industry dynamics

The Adviser evaluates the portfolio company’s industry, and may, if considered appropriate, consult or retain industry experts. The following factors are among those the Adviser typically analyzes:

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sensitivity to economic cycles;
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competitive environment, including number of competitors, threat of new entrants or substitutes;
•
fragmentation and relative market share of industry leaders;
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growth potential; and
•
regulatory and legal environment.

Management assessment

The Adviser makes an in-depth assessment of the management team, including evaluation along several key metrics:

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background checks;
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the number of years in their current positions;
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track record;

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industry experience;
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management incentive, including the level of direct investment in the enterprise; and
•
completeness of the management team (positions that need to be filled or added).

Sponsor assessment (if applicable)

Among critical due diligence investigations is the evaluation of a private equity sponsor or specialty lender that has, or is also making, an investment in the portfolio company. A private equity sponsor is typically a controlling shareholder upon completion of an investment and as such is considered critical to the success of the investment. In addition, a management team with meaningful equity ownership can serve as a committed partner to the Fund and any private equity sponsor or specialty lender. The Adviser evaluates a private equity sponsor or specialty lender along several key criteria, including:

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investment track record;
•
industry experience;
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capacity and willingness to provide additional financial support to the company through additional capital contributions, if necessary; and
•
reference checks.

ESG Assessment

The Adviser may integrate environmental, social and governance (“ESG”) factors into its investment process, including as a part of its due diligence, underwriting and portfolio management process for each of the Fund’s investments; however, the Fund may make investments without integrating ESG factors in the investment process. The Fund will not pursue a specific ESG investment strategy and will not make an investment in a portfolio company solely on the basis of ESG factors. As a result of the Fund’s investment assessment process, the Fund will not generally invest in companies that are significantly involved in certain industries, product lines or services, including but not limited to, tobacco, controversial weapons, the speculative extraction of oil from tar sands and thermal coal.

Risk Rating

In addition to various risk management and monitoring tools, the Adviser utilizes an internal investment rating system to characterize and monitor the credit profile and expected level of returns on each investment in the Fund’s portfolio. This investment rating system uses a five-level numeric rating scale, with higher ratings indicating greater risk profiles. The following is a description of the conditions associated with each investment rating:

Investment Rating 1: Investments that are performing above expectations, and whose risks remain favorable compared to the expected risk at the time of the original investment.

Investment Rating 2: Investments that are performing within expectations and whose risks remain neutral compared to the expected risk at the time of the original investment. Generally, all new investments are initially rated 2.

Investment Rating 3: Investments that are performing below expectations and that require closer monitoring, but where no loss of return or principal is expected.

Investment Rating 4/5: Investments that are performing substantially below expectations and whose risks have increased substantially since the original investment. These investments are often or almost always in workout.

If the Adviser determines that an investment is underperforming, or circumstances suggest that the risk associated with a particular investment has significantly increased, the Adviser will increase its monitoring intensity and update the Investment Committee, summarizing current operating results and material impending events and suggesting recommended actions. While the investment rating system identifies the relative risk for each investment, the rating alone does not dictate the scope and/or frequency of any monitoring that will be performed. The frequency of the Adviser’s monitoring of an investment is determined by a number of factors, including, but not limited to, the trends in the financial performance of the portfolio company, the reporting requirements in the credit agreement and the type of collateral securing the investment.

Realizations of Portfolio Investments

The Adviser lends to businesses that it believes have the ability to pay off or refinance at or prior to maturity assuming a reasonable margin of safety in the performance of the business. While the Adviser may opportunistically sell assets prior to repayment for purposes of managing portfolio risk, price appreciation or “buy low” and “sell high”, trading is never the investment thesis, and as such, the Adviser’s credit process considers the merits of an investment on a hold-to-maturity basis. The final maturity of a portfolio loan is typically four to seven years.

Derivatives

The Fund may utilize hedging techniques such as interest rate swaps to mitigate potential interest rate risk on the Fund’s indebtedness. Such interest rate swaps would principally be used to protect the Fund against higher costs on the Fund’s indebtedness resulting from increases in both short-term and long-term interest rates. The Fund may also seek to use various hedging and other risk management strategies to seek to manage various risks, including changes in currency exchange rates and market interest rates. Such hedging strategies would be utilized to seek to protect the value of the Fund’s Portfolio Investments, for example, against possible adverse changes in the market value of securities held in the Fund’s portfolio.

Valuation of Portfolio Investments

We value our investments for which market quotations are not readily available at fair value as determined in good faith by the Board, with the assistance of the Adviser and independent valuation agents, in accordance with Rule 2a-5 of the 1940 Act and U.S. generally accepted accounting principles (“GAAP”), and in accordance with the Fund’s valuation methodologies. Fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date. Market participants are buyers and sellers in the principal (or most advantageous) market for the asset that (a) are independent of us, (b) are knowledgeable, having a reasonable understanding about the asset based on all available information (including information that might be obtained through due diligence efforts that are usual and customary), (c) are able to transact for the asset, and (d) are willing to transact for the asset or liability (that is, they are motivated but not forced or otherwise compelled to do so).

For purposes of Section 2(a)(41) and Rule 2a-5 under the 1940 Act, a market quotation is readily available only when that quotation is a quoted price (unadjusted) in active markets for identical investments that the Fund can access at the measurement date, provided that a quotation will not be readily available if it is not reliable. Investments for which market quotations are readily available are valued at such market quotations unless the quotations are deemed not to represent fair value. We generally obtain market quotations from recognized exchanges, market quotation systems, independent pricing services or one or more broker-dealers or market makers.

Investments for which market quotations are not readily available or for which market quotations are deemed not to represent fair value shall be subject to the fair value determination requirements under Rule 2a-5 and subject to the Fund’s valuation procedures. Because a readily available market value for many of the investments in our portfolio is often not available, we value many of our Portfolio Investments at fair value as determined in good faith by the Board using a consistently applied valuation process in accordance with a documented valuation policy that has been reviewed and approved by the Board. Due to the inherent uncertainty and subjectivity of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may differ significantly from the values that would have been used had a readily available market value existed for such investments and may differ materially from the values that we may ultimately realize. In addition, changes in the market environment and other events may have differing impacts on the market quotations used to value some of our investments than on the fair values of our investments for which market quotations are not readily available. Market quotations may also be deemed not to represent fair value in certain circumstances where we believe that facts and circumstances applicable to an issuer, a seller or purchaser, or the market for a particular security causes current market quotations not to reflect the fair value of the security. Examples of these events could include cases where a security trades infrequently, causing a quoted purchase or sale price to become stale, where there is a “forced” sale by a distressed seller, where market quotations vary substantially among market makers, or where there is a wide bid-ask spread or significant increase in the bid ask spread.

With respect to investments for which market quotations are not readily available, the Board will undertake a multi-step valuation process each quarter, as described below:

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our quarterly valuation process begins with each investment being initially valued by the investment professionals of the Adviser responsible for the portfolio investment;
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preliminary valuation conclusions are then documented and discussed with our senior management and the Adviser;
•
on a periodic basis, at least once annually, the valuation for each portfolio investment is reviewed by an independent valuation firm engaged by the Board;
•
the audit committee of the Board will then review these preliminary valuations and make a recommendation to the Board regarding the valuations; and
•
the Board will then discuss these preliminary valuations and determine the fair value of each investment in our portfolio in good faith, based on the input of the Adviser, the independent valuation firm and the audit committee of the Board.

Those investments for which market quotations are not readily available or for which market quotations are deemed not to represent fair value are valued utilizing a market approach, an income approach, or both approaches, as appropriate. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. In following these approaches, the types of factors that we may take into account in determining the fair value of our investments include, as relevant and among other factors: available current market data, including relevant and applicable market trading and transaction comparables, applicable market yields and multiples, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flows, the portfolio company’s performance against our expectations, the markets in which the portfolio company does business, comparisons of financial ratios of peer companies that are public, merger and acquisition comparables, our principal market (as the reporting entity) and enterprise values.

When valuing all of our investments, we strive to maximize the use of observable inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the assumptions market participants would use in pricing an asset or liability developed based on the best information available in the circumstances.

Our investments are categorized based on the types of inputs used in their valuation. The level in the GAAP valuation hierarchy in which an investment falls is based on the lowest level input that is significant to the valuation of the investment in its entirety. Investments are classified by GAAP into the three broad levels as follows:

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Level I Investments valued using unadjusted quoted prices in active markets for identical assets;
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Level II Investments valued using other unadjusted observable market inputs, e.g. quoted prices in markets that are not active or quotes for comparable instruments; and
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Level III Investments that are valued using quotes and other observable market data to the extent available, but which also take into consideration one or more unobservable inputs that are significant to the valuation taken as a whole.

Determination of fair value involves subjective judgments. Accordingly, the notes to our financial statements express the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on the financial statements.

Drawdowns; Investment Period

Investors will be required to fund drawdowns (“Drawdowns”) to purchase Shares up to the amount of their respective Capital Commitments each time the Fund delivers a notice (a “Drawdown Notice”). Drawdown Notices will specify (i) the amount of the Drawdown (the “Drawdown Amount”); (ii) the portion of the Drawdown Amount to be paid by such investor; and (iii) the date (the “Drawdown Date”) on which such Drawdown Amount is due. The Fund will deliver each Drawdown Notice at least ten calendar days prior to the Drawdown Date. All purchases pursuant to a Drawdown Notice will generally be made pro rata, in accordance with the remaining Capital Commitments of all investors; provided that the subscription agreement will provide that the Fund retains the right, at its discretion, to call drawdown capital on a non-pro rata basis. With respect to each Drawdown, the Fund, at its sole discretion, may determine to exempt one or more investors from the requirement to fund that Drawdown for any reason or no reason (“Drawdown Exemption”). Purchases pursuant to a Drawdown Notice will be made at a per share price equal to the net asset value per Share of the applicable Share class, and subject to adjustment as described under “Closings” below and in the Subscription Agreement, to appropriately reflect any Subsequent Investor’s pro rata portion of the Fund’s organizational and offering expenses.

In addition to all legal remedies available to the Fund, failure by an investor to fund a Drawdown after receiving a Drawdown Notice will (following a cure period of ten calendar days after the Drawdown Date) result in that investor being subject to certain default provisions set forth in that investor’s Subscription Agreement. Defaulting investors may also forfeit their right to participate in purchasing additional Shares on any future Drawdown Date and may be charged interest on the defaulted commitment.

Closings

Initial Closing

The initial closing of this offering will occur as soon as practicable in the sole discretion of the Adviser (the “Initial Closing”). Investors in the Initial Closing will purchase Shares at a per share price equal to the net asset value per share of the applicable Share class, and adjusted, as described in the Subscription Agreement, to appropriately reflect each such investor’s pro rata portion of the Fund’s organizational expenses and the expenses incurred in connection with this offering.

Subsequent Closings

The Fund will accept additional Capital Commitments at subsequent closings (“Subsequent Closings”) on a continuous basis thereafter. Investors that make a Capital Commitment at any Subsequent Closing, or existing investors that wish to increase their Capital Commitment upon a Subsequent Closing (each, an “Additional Investor”) will be required to purchase Shares (a “Catch-up Purchase”) on a date or dates (such date, the “Catch-up Date”) to be determined by us. Investors that make a Capital Commitment prior to any Subsequent Closing will not be required to fund a Drawdown on a Drawdown Date until all Additional Investors have made their entire Catch-up Purchase, unless such Additional Investors have received a Drawdown Exemption. For the avoidance of doubt, if a Catch-up Date and Drawdown Date occur on the same calendar day, the Catch-up Date will be deemed to have occurred immediately prior to the Drawdown Date for purposes of calculating the amount of the Catch-up Purchase. The aggregate amount of the Catch-up Purchase (the “Catch-up Purchase Amount”) will be equal to an amount necessary to ensure that, upon payment of the Catch-up Purchase Amount, such Additional Investor will have contributed the same percentage of its Capital Commitment to the Fund as all investors whose subscriptions were accepted at previous closings. Catch-up Purchases will be made at a per share price equal to the net asset value per share of the applicable Share class as of the closing date of the Catch-up Purchase, and adjusted, as described in the Subscription Agreement to appropriately reflect such Additional Investor’s pro rata portion of the Fund’s organizational expenses and the expenses incurred in connection with this offering.

Perpetual Life Vehicle

The Fund will be a non-exchange traded, perpetual-life BDC, which is a BDC whose shares are not listed for trading on a stock exchange or other securities market. The Fund uses the term “perpetual-life BDC” to describe an investment vehicle of indefinite duration, whose shares are intended to be sold by the BDC on a continuous basis at a price generally equal to the BDC’s net asset value per Share of the applicable Share class (plus an amount equal to an allocable portion of the Fund’s initial offering and organizational expenses and any applicable sales load). In the Fund’s perpetual-life structure, it may offer its shareholders an opportunity to repurchase their shares on a quarterly basis, but it is not obligated to offer to repurchase any in any particular quarter in its discretion. The Fund believes that its perpetual nature will enable it to execute a patient and opportunistic strategy and be able to invest across different market environments. This may reduce the risk of the Fund being a forced seller of assets in market downturns compared to non-perpetual funds. While the Fund may consider a liquidity event at any time in the future, it currently does not intend to undertake a liquidity event, and will not be obligated by the Organizational Documents or otherwise to effect a liquidity event at any time

Competition

The Adviser anticipates that the Fund’s primary competitors in providing financing to middle-market companies will include public and private funds, other BDCs, commercial and investment banks, commercial finance companies, and, to the extent they provide an alternative form of financing, private equity funds and hedge funds. Many of the Fund’s competitors will be substantially larger and have considerably greater financial, technical and marketing resources than the Fund. For example, the Adviser believes some competitors may have access to funding sources that are not available to the Fund. In addition, some of the Fund’s competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments than the Adviser.

Market Opportunity

We believe that the current investment environment presents a compelling case for investing in secured debt (including unitranche debt and standalone second and first lien loans) and unsecured debt (including mezzanine/ structured equity) of middle-market companies. The following factors represent the key drivers of our focus on this attractive market segment:

Reduced Availability of Capital for Middle-Market Companies. We believe there are fewer providers of financing and less capital available for middle-market companies compared to prior to the economic downturn. We believe that, as a result of that downturn:

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many financing providers have chosen to focus on large, liquid corporate loans and syndicated capital markets transactions rather than lending to middle-market;
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regulatory changes have caused decreased capacity to hold non-investment grade leveraged loans, causing banks to curtail lending to middle-market companies;
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hedge funds and collateralized loan obligation managers are less likely to pursue investment opportunities in our target market as a result of reduced availability of funding for new investments; and
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consolidation of regional banks into money center banks has reduced their focus on middle-market lending.

As a result, we believe that less competition facilitates higher quality deal flow and allows for greater selectivity throughout the investment process.

Robust Demand for Debt Capital. According to Pitchbook, a market research firm, private equity firms had over $1.0 trillion of uncalled capital through December 3, 2025 in the US alone, as reported by Pitchbook.1 There has been substantial growth in the private credit market which stands at approximately $1.7 trillion, according to the latest available research published on the Federal Reserve website as of December 18, 2025.2 Our focus is the core middle market which we estimate comprises over $900 billion of the $1.7 trillion.3 Private equity firms have expanded their focus to include middle-market opportunities due to the lack of opportunities in large capital buyout transactions. We expect the large amount of uninvested capital and the expanded focus on middle-market opportunities to drive buyout activity over the next several years, which should, in turn, continue to create lending opportunities for us.

Attractive Deal Pricing and Structures. We believe that, in general, middle-market debt investments are priced more attractively to lenders than larger, more liquid, public debt financings, due to the more limited universe of lenders as well as the highly negotiated nature of these financings. Middle-market transactions tend to offer stronger covenant packages, higher interest rates, lower leverage levels and better call protection compared to larger financings. In addition, middle-market loans typically offer other investor protections such as default penalties, lien protection, change of control provisions and information rights for lenders.

Specialized Lending Requirements. We believe that several factors render many U.S. financial institutions ill-suited to lend to U.S. middle-market companies. For example, based on the Investment Team’s experience, lending to private U.S. middle-market companies is generally more labor-intensive than lending to larger companies due to the smaller size of each investment and the fragmented nature of information for such companies. Lending to smaller capitalization companies requires due diligence and underwriting practices consistent with the demands and economic limitations of the middle-market and may require more extensive

1 Pitchbook. 2026 US Private Equity Outlook published December 3, 2025.

2 Federal Reserve: www.federalreserve.gov.

3 Investcorp and Pitchbook. H1 2025 Global Private Debt Report, published September 2025.

ongoing monitoring by the lender. As a result, middle-market companies historically have been served by a limited segment of the lending community.

Competitive Strengths

We believe that the Adviser’s disciplined approach to origination, portfolio construction and risk management should allow us to achieve favorable risk-adjusted returns while preserving our capital. We believe that the following competitive strengths will allow us to provide positive returns for our investors:

Experienced Team with Substantial Resources. The Adviser and its Investment Team is led by Mr. Shaikh, who has over 30 years of experience investing in, providing corporate finance services to, restructuring and consulting with middle-market companies. Mr. Shaikh is supported by eight additional investment professionals, who collectively with Mr. Shaikh, have over 100 combined years of structuring strategic capital for business expansion, refinancings, capital restructuring , post-reorganization financing and servicing the general corporate needs of middle-market companies. The Adviser also benefits from its alignment with IVC, its parent company, which is a leading global credit investment platform with assets under management of $21 billion as of June 30, 2025. We believe that the Investment Team and its substantial resources, including through its relationship with Investcorp, provide a significant advantage and contribute to the strength of our business and enhance the quantity and quality of investment opportunities available to us.

Capitalize on the Investment Team’s Extensive Relationships with Middle-Market Companies, Private Equity Sponsors (and non-sponsor transactions) and Intermediaries. The members of the Investment Team have extensive networks for sourcing investment opportunities through corporate relationships and relationships with private equity firms, investment banks, restructuring advisers, law firms, boutique advisory firms and distressed/ specialty lenders. We believe that the strength of these relationships, in conjunction with the Investment Team’s ability to structure financing solutions for companies that incorporate credit protections at attractive returns for us, provide us with a competitive advantage in identifying investment opportunities for us in our target market.

Disciplined Underwriting Policies and Rigorous Portfolio Management. The Adviser has established a credit analysis and investment process to analyze investment opportunities thoroughly. This process includes structuring loans with appropriate covenants and pricing loans based on its knowledge of the middle-market and its rigorous underwriting standards. We focus on capital preservation by extending loans to portfolio companies with assets that we believe will retain sufficient value to repay us even in depressed markets or under liquidation scenarios. Each investment is analyzed from its initial stages by Mr. Shaikh, as the Adviser’s Chief Investment Officer, and a senior member of the Investment Team. Every initial investment by the Fund requires approval by a majority of the Investment Committee and such majority must include Mr. Shaikh. Follow-on investment decisions in existing portfolio companies and any investment dispositions require approval by a majority of the Investment Committee. Under the supervision of Mr. Shaikh, the Investment Team’s senior investment professionals monitor the portfolio for developments on a daily basis, perform credit updates on each investment, review financial performance on at least a quarterly basis, and have regular discussions with the management of portfolio companies. We believe that the Adviser’s investment and monitoring process and the depth and experience of the Investment Team gives us a competitive advantage in identifying investments and evaluating risks and opportunities throughout the life cycle of an investment.

Ability to Structure Investments Creatively. Our Investment Team has the expertise and ability to structure investments across all levels of a company’s capital structure. These individuals have extensive experience in cash flow, asset-based lending, workout situations and investing in distressed debt, which we believe should enable us to take advantage of attractive investments in recently restructured companies. Furthermore, we believe we are in a better position to leverage the existing knowledge and relationships that the Investment Team has developed to lead investments that meet our investment criteria. We believe that current market conditions allow us to structure attractively priced debt investments and may allow us to incorporate other return-enhancing mechanisms such as commitment fees, original issue discounts (“OID”), early redemption premiums, payment-in-kind (“PIK”) interest and certain forms of equity securities.

Investment Criteria

The Investment Team typically uses the following investment criteria and guidelines to evaluate prospective direct origination opportunities or portfolio companies in which the Fund may invest. However, not all of these criteria and guidelines are used or met in connection with each of our investments.

Established Companies with a History of Positive Operating Cash Flow. We seek to invest in established companies with sound historical financial performance. The Adviser typically focuses on companies with a history of profitability on an operating cash flow basis. We do not intend to invest in start-up companies or companies with speculative business plans.

Defensible and Sustainable Business. We seek to invest in companies with proven products and/or services that provide a competitive advantage versus its competitors or new entrants. The Adviser places an emphasis on the strength of historical operations and profitability and the generation of free cash flow to reinvest in the business or to utilize for debt service. The Adviser also focuses on the relative strength of the valuation and liquidity of collateral used to provide security for our investments, when applicable.

Seasoned Management Team with Meaningful Equity Ownership. The Adviser generally requires that our portfolio companies have a seasoned management team, with strong corporate governance. The Adviser also seeks to invest in companies with management teams that have meaningful equity ownership. The Adviser believes that companies that have proper incentives in place, including having significant equity interests, motivate management teams to enhance enterprise value, which will act in accordance with our interests.

Significant Invested Capital. The Adviser seeks investments in portfolio companies where it believes that the aggregate enterprise value significantly exceeds aggregate indebtedness, after consideration of our investment. The Adviser believes that the existence of significant underlying equity value (i.e., the amount by which the aggregate enterprise value exceeds the aggregate indebtedness) provides important support to our debt investments.

Investment Partnerships. We seek to invest where private equity sponsors have demonstrated capabilities in building enterprise value. In addition, we seek to partner with specialty lenders and other financial institutions. The Adviser believes that private equity sponsors and specialty lenders can serve as committed partners and advisors that will actively work with the Adviser, the company and its management team to meet company goals and create value.

Ability to Exert Meaningful Influence. We target investment opportunities in which we will be a significant investor in the tranche and in which we can add value through active participation in the direction of the company, sometimes through advisory positions.

Exit Strategy. We generally seek to invest in companies that the Adviser believes possesses attributes that will provide us with the ability to exit our investments. We typically expect to exit our investments through one of three scenarios: (i) the sale of the company resulting in repayment of all outstanding debt, (ii) the recapitalization of the company through which our loan is replaced with debt or equity from a third party or parties, or (iii) the repayment of the initial or remaining principal amount of our loan then outstanding at maturity. In some investments, there may be scheduled amortization of some portion of our loan, which would result in a partial exit of our investment prior to the maturity of the loan.

Target Investments

The following describes the types of loans we generally make:

Standalone First Lien Loans. Standalone first lien loans are loans that are typically senior on a lien basis to other liabilities in the issuer’s capital structure and have the benefit of a security interest on the assets of the portfolio company. Standalone first lien loans may provide for moderate loan amortization in the early years of the loan, with the majority of the amortization deferred until loan maturity.

Standalone Second Lien Loans. Standalone second lien loans are loans that are typically senior on a lien basis to other liabilities in the issuer’s capital structure and have the benefit of a security interest over the assets of the borrower, although ranking junior to first lien loans. Standalone second lien loans may provide for moderate loan amortization in the early years of the loan, with the majority of the amortization deferred until loan maturity. Standalone second lien loans can incur greater “frictional costs” (e.g., increased professional costs relating to resolving conflicts among the lenders) in the event of a workout and, partly because of this possible impact on recovery rates, we expect to demand a significantly higher risk premium, on behalf of the Fund, in the form of higher spreads, call protection and/or warrants for extending standalone second lien loans, compared to first lien loans of similar credit quality.

Unitranche Loans. Unitranche loans are loans structured as first lien loans with certain characteristics of mezzanine loan risk in one security. Unitranche loans typically provide for moderate loan amortization in the initial years of the loan with the majority of the principal repayment deferred until loan maturity. Unitranche loans usually provide us with greater control over a portfolio company’s capital structure, as they provide a one-stop financing solution and limit “frictional costs” (e.g., negotiations with, and concessions to, other lien holders) in the event of a workout process. Consistent with the Fund’s focus on capital preservation, unitranche loans typically have less volatile returns than standalone second lien or mezzanine loans.

Mezzanine Loans/Structured Equity. Mezzanine loans are subordinated to senior secured loans on a payment basis, are typically unsecured and rank pari passu with other unsecured creditors of the issuer. As with standalone second lien loans, we expect to demand a significantly higher risk premium in the form of higher spreads, call protection and/or warrants for mezzanine loans, given the lower recovery rates for such securities due in part to the greater “frictional costs” (e.g., increased professional costs relating to resolving conflicts among the lenders) in a protracted workout. We may take mezzanine type risk in the form of “structured equity” investments. In cases where portfolio companies may be constrained in their ability to raise additional capital in the form of debt, we may have the opportunity to structure preferred equity or other equity-like instruments. These equity instruments typically have redemption rights and will either be convertible into common equity at the Fund’s option, or will have detachable warrants compensating the Fund for the additional risk inherent in such investments. In most cases, these equity instruments will have debt-like characteristics, which provide more downside protection than a typical equity instrument.

Equity Components. In connection with some of the Fund’s debt investments, we will also invest in preferred or common stock or receive nominally priced warrants or options to buy an equity interest in the portfolio company. As a result, as a portfolio company appreciates in value, the Fund may achieve additional investment return from this equity interest. The Adviser may structure such equity investments and warrants to include provisions protecting the Fund’s rights as a minority-interest holder, as well as a “put,” or right to sell such securities back to the issuer, upon the occurrence of specified events. In many cases, the Fund may also seek to obtain registration rights in connection with these equity interests, which may include demand and “piggyback” registration rights. The Fund expects that any equity components of the Fund’s investments will make up less than 1% of the Fund’s total assets (measured at the time of investment).

Leverage

The Fund expects to borrow money for, or “leverage,” its Portfolio Investments, on a recourse or non-recourse basis, for the purpose of making Portfolio Investments or follow-on investments and paying its expenses (as defined below).

On June 14, 2023, the Fund, through Investcorp US Private Credit BDC II SPV, LLC, its wholly-owned subsidiary, entered into a $20 million senior secured revolving credit facility (as amended, modified, waived, supplemented, restated or replaced from time to time, the “Capital One Revolving Financing Agreement”) with Capital One, National Association (“Capital One”), which is secured by collateral consisting primarily of loans in its investment portfolio. The Fund subsequently amended the Capital One Revolving Financing Agreement. The Capital One Revolving Financing Agreement, as amended, currently matures on September 14, 2026 (the “Maturity Date”) and features a reinvestment period that ended on September 12, 2025. Borrowings under the Capital One Revolving Financing Agreement will generally bear interest payable on a quarterly basis at a rate per annum equal to the Secured Overnight Financing Rate (“SOFR”) plus 3.25% so long as no event of default has occurred (as defined in the Capital One Revolving Financing Agreement)) and any remaining outstanding principal amount is payable as of September 14, 2026. The default interest rate will be equal to the interest rate then in effect plus 2.00%. After electing to be regulated as a BDC, the Fund intends to amend the Capital One Revolving Financing Agreement.

The Fund is subject to borrowing restrictions such that, with certain limited exceptions, its asset coverage, as defined in the 1940 Act, will be required to equal at least 150% after each borrowing.

Summary of Risk Factors

An investment in the Fund’s Shares involves a high degree of risk and may be considered speculative. The risk factors described below are a summary of the principal risk factors associated with an investment in the Shares. These are not the only risks the Fund faces. You should carefully consider these risk factors, together with the risk factors set forth in “Risk Factors” of this Registration Statement and other reports and documents we file with the SEC.

Risks Relating to Our Business and Structure

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We have a limited operating history.

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Our success will depend on the ability of the Adviser to attract and retain qualified personnel in a competitive environment.
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Because we finance our investments with borrowed money, the potential for gain or loss on amounts invested in us is magnified and may increase the risk of investing in us.
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Our financial condition and results of operations will depend on our ability to effectively manage and deploy capital.
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We operate in a highly competitive market for investment opportunities, which could reduce returns and result in losses.
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Regulations governing our operation as a BDC affect our ability to, and the way in which we raise additional capital. As a BDC, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage.
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Our Board may change our investment objective, operating policies and strategies without prior notice or shareholder approval.

Risks Relating to the Adviser or Its Affiliates

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Our incentive fee may induce the Adviser to pursue speculative investments and to use leverage when it may be unwise to do so.
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The Adviser’s liability is limited under the Investment Advisory Agreement and we have agreed to indemnify the Adviser against certain liabilities, which may lead the Adviser to act in a riskier manner on our behalf than it would when acting for its own account.
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We may compete for capital and investment opportunities with other entities managed by the Adviser or its affiliates, subjecting the Adviser to certain conflicts of interests.

Risks Relating to our Investment

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The interest rates of any of our term loans to our portfolio companies might be subject to change based on recent regulatory changes.
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The lack of liquidity in our investments may adversely affect our business.
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Our investments in private and middle-market portfolio companies are risky, and we could lose all or part of our investment.
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We are a non-diversified investment company within the meaning of the 1940 Act, and therefore we are not limited by the 1940 Act with respect to the proportion of our assets that may be invested in securities of a single issuer.
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Our portfolio may be concentrated in a limited number of industries, which may subject us to a risk of significant loss if there is a downturn in a particular industry in which a number of our investments are concentrated.

Risks Relating to an Investment in Our Shares

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An investment in our Shares will have limited liquidity.
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There is a risk that you may not receive distributions or that our distributions may not grow over time or a portion of your distributions may be a return of capital.

Risks Related to U.S. Federal Income Tax

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We will be subject to corporate-level U.S. federal income tax if we are unable to maintain our qualification as a RIC under subchapter M of the Code.

Risks Relating to the Current Environment

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Global economic, regulatory and market conditions may adversely affect our business, results of operations and financial condition, including our revenue growth and profitability.
•
Any public health emergency, or any outbreak of other existing or new epidemic diseases, or the threat thereof, and the resulting financial and economic market uncertainty could have a significant adverse impact on us and the fair value of our investments and our portfolio companies.

Management Agreements

The Adviser serves as the Fund’s investment adviser and is registered as an investment adviser under the Advisers Act.

Investment Advisory Agreement

On January 5, 2026, we entered into an Investment Advisory Agreement with the Adviser pursuant to which the Adviser manages will manage our day-to-day operations and provides us with investment advisory services.

Under the terms of the Investment Advisory Agreement, the Adviser is responsible for the following:

•
determining the composition of the Fund’s portfolio, the nature and timing of the changes to the Fund’s portfolio and the manner of implementing such changes;
•
identifying, evaluating and negotiating the structure of the investments the Fund makes;
•
executing, closing, servicing and monitoring the investments the Fund makes;
•
determining the securities and other assets that the Fund will purchase, retain or sell;
•
performing due diligence on prospective portfolio companies; and
•
providing the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds.

The Adviser’s services under the Investment Advisory Agreement are not exclusive, and it is free to furnish similar services to other entities so long as its services to the Fund are not impaired.

Compensation of the Adviser

The Fund pays the Adviser a fee for its services under the Investment Advisory Agreement consisting of two components: a base management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”).

Management Fee

The Management Fee is payable quarterly in arrears. The Management Fee is payable at an annual rate of 1.25% of the average value of the weighted average (based on the number of shares outstanding each day in the quarter) of the Fund’s or Class's, as applicable, net assets at the end of the two most recently completed calendar quarters. For the Fund’s first calendar quarter, the Management Fee is calculated based on the weighted average of the Fund’s net assets as of such quarter-end. The Management Fee is payable quarterly in arrears.

Incentive Fee

The Incentive Fee consists of two components that are independent of each other, with the result that one component may be payable even if the other is not.

The first part of the Incentive Fee is based on the Fund’s income (or, if applicable, a Class's allocable share of such income) (the “Income Incentive Fee”) and the second part is based on its capital gains (the “Capital Gains Incentive Fee”), each as described below.

The Fund pays the Adviser an Income Incentive Fee each quarter equal to 12.50% of the amount by which Pre-Incentive Fee Net Investment Income (as defined below) for the quarter exceeds a hurdle rate of 1.25% (which is 5.0% annualized) of the Fund’s or Class's, as applicable, net assets at the end of the immediately preceding calendar quarter, subject to a “catch-up” provision.

The 100% “catch-up” provision for Pre-Incentive Fee Net Investment Income in excess of the 1.25% “hurdle rate” is intended to provide the Adviser with an incentive fee of 12.50% on all Pre-Incentive Fee Net Investment Income when that amount equals 1.4286% in a calendar quarter (5.7143% annualized), which, in each case, is the rate at which catch-up is achieved. Once the “hurdle rate” is reached and catch-up is achieved, 12.50% of any Pre-Incentive Fee Net Investment Income in excess of 1.25% in any calendar quarter is payable to the Adviser.

“Pre-Incentive Fee Net Investment Income” means dividends (including reinvested dividends), interest and fee income accrued by the Fund (or, if applicable, a Class's allocable share of such income), during the calendar quarter, minus the Fund's operating expenses (or, if applicable, a Class's allocable share of such operating expenses) for the calendar quarter (including the Management Fee, expenses payable under the Administration Agreement to the Administrator, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income (or, if applicable, a Class's allocable share of such operating expenses) that the Fund may not have received in cash. The Adviser is not obligated to reimburse the Fund for any amount of such incentive fee if the Fund incurs losses or does not receive deferred income which was previously accrued. See “Item 1A. Risk Factors – Risks Relating to Our Investments – We may have difficulty paying our required distributions if we recognize income before, or without, receiving cash representing such income” and “—PIK interest payments we receive will increase our assets under management and, as a result, will increase the amount of incentive fees payable by us to the Adviser.”

The second component of the Incentive Fee, the Capital Gains Incentive Fee, will be determined and payable annually in arrears at the end of each calendar year or, in the event of the termination of the Investment Advisory Agreement, the date on which such event occurs. At the end of each calendar year (or termination of the Investment Advisory Agreement), the Fund will pay the Adviser a Capital Gains Incentive Fee equal to (A) 12.50% of the difference, if positive, of the sum of the Fund’s aggregate realized capital gains, if any, computed net of the Fund’s aggregate realized capital losses, if any, and the Fund’s aggregate unrealized capital depreciation, in each case from the Initial Closing Date.

Administration Agreement

The Administrator provides all administrative services necessary for the Fund to operate pursuant to the Administration Agreement. The Administration Agreement provides that the Administrator will furnish the Fund with office facilities and equipment and will provide the Fund with clerical, bookkeeping, recordkeeping and other administrative services at such facilities. Under the Administration Agreement, the Administrator will perform, or oversee the performance of, our required administrative services, which will include being responsible for the financial and other records that the Fund is required to maintain and preparing reports to shareholders and reports and other materials filed with the SEC. In addition, the Administrator will assist the Fund in determining and publishing its net asset value, oversee the preparation and filing of the Fund’s tax returns and the printing and dissemination of reports and other materials to shareholders, and generally oversee the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others. In full consideration of the provision of the services of the Administrator, the Fund shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities under the Administration Agreement. To the extent that the Administrator outsources any of its functions under the Administration Agreement, the Fund will pay the fees associated with such functions on a direct basis without any incremental profit to the Administrator. While there is no limit on the total amount of expenses the Fund may be required to reimburse to the Administrator under the Administration Agreement, the Administrator will only charge the Fund for the actual expenses it incurs on the Fund’s behalf, or the Fund’s allocable portion thereof, without any profit to the Administrator.

Under the Administration Agreement, the Administrator will provide managerial assistance on the Fund’s behalf to those portfolio companies that have accepted the Fund’s offer to provide such assistance. If requested to provide significant managerial assistance to the Fund’s portfolio companies, the Administrator will be paid an additional amount based on the services provided, which will not exceed the amount the Fund receives from such portfolio companies for providing this assistance.

The Administration Agreement has an initial term of two years and may be renewed with the approval of the Board. The Administration Agreement may be terminated by either party without penalty upon 60 days’ written notice to the other party.

Sub-Administration Agreement

The Administrator has entered into a sub-administration agreement (the “Sub-Administration Agreement”) with Alter Domus (US) LLC (the “Sub-Administrator”) as the Sub-Administrator under which the Sub-Administrator provides various accounting and other administrative services with respect to the Fund. The Fund pays the Sub-Administrator fees for services that the Administrator determines are commercially reasonable in its sole discretion. The Fund also reimburses the Sub-Administrator for all reasonable expenses incurred in providing services in respect to the Fund. To the extent that the Sub-Administrator outsources any of its functions, the Sub-Administrator will pay any compensation associated with such functions. The cost of such compensation, and any other costs or expenses under the Sub-Administration Agreement, is in addition to the cost of any services borne by the Fund under the Administration Agreement.

Payment of the Fund’s Expenses

The Fund’s primary operating expenses include the payment of fees to the Adviser under the Investment Advisory Agreement, the Fund’s allocable portion of overhead expenses under the Administration Agreement, professional fees, and other operating costs described below. The Fund bears all other out-of-pocket costs and expenses of our operations and transactions, including, without limitation, those relating to:

•
organizational and offering expenses;
•
fees and expenses incurred in valuing the Fund’s assets and computing its net asset value per share of the applicable Share class (including the cost and expenses of any independent valuation firm);
•
fees and expenses incurred by the Adviser or payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Fund and in monitoring the Fund’s investments and performing due diligence on the Fund’s prospective portfolio companies or otherwise related to, or associated with, evaluating and making investments;
•
interest payable on debt, if any, incurred to finance the Fund’s investments and expenses related to unsuccessful portfolio acquisition efforts;
•
offerings of the Fund’s Shares and other securities;
•
investment advisory and management fees payable under the Investment Advisory Agreement;
•
administration fees payable to the Administrator;
•
sub-administration fees payable to the Sub-Administrator;
•
transfer agent and custody fees and expenses;
•
federal and state registration fees;
•
all costs of registration and listing the Fund’s shares on any securities exchange;
•
federal, state and local taxes;
•
independent trustees’ fees and expenses;
•
costs of preparing and filing reports or other documents required by the SEC or other regulators;
•
costs of any reports, proxy statements or other notices to shareholders, including printing costs;
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the costs associated with individual or group shareholders;
•
the Fund’s allocable portion of the fidelity bond, trustees and officers/errors and omissions liability insurance, and any other insurance premiums;
•
direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and
•
all other non-investment advisory expenses incurred by the Fund or the Adviser in connection with the administering the Fund’s business, such as the allocable portion of overhead under the Administration Agreement, including rent and the allocable portion of the cost of the Fund’s chief financial officer and chief compliance officer and their respective staffs.

Expense Reimbursement Arrangements

The Adviser has contractually agreed to reimburse a portion of Class D’s annual operating expenses (excluding management fees, incentive fees, and custody fees) equal to 0.10% of Class D’s average monthly net assets, on an annualized basis, if Class D’s total net assets are equal to or greater than $50,000,000. This contractual arrangement will remain in effect unless and until the Fund’s Board or the Adviser approves its termination.

In addition, the Adviser has contractually agreed to reimburse a portion of Class I’s annual operating expenses (excluding management fees, incentive fees, and custody fees) equal to 0.25% of Class I’s average monthly net assets, on an annualized basis, if Class I’s total net assets are equal to or greater than $100,000,000. This contractual arrangement will remain in effect unless and until the Fund’s Board or the Adviser approves its termination.

Staffing

The Adviser has entered into a services agreement with Investcorp International Inc., an affiliate of Investcorp (the “Investcorp Services Agreement”), through which the Adviser can utilize the expertise of Investcorp’s accounting and back-office professionals on an as-needed basis upon the request of the Adviser.

Distributions; Dividend Reinvestment Program

The Fund intends to make quarterly distributions to shareholders. Distributions will be made to shareholders at such times and in such amounts as determined by the Fund’s Board.

The Fund will make quarterly distributions in cash, unless a shareholder notifies the Fund that they desire to opt-in to the Fund’s dividend reinvestment plan (“DRP”), pursuant to which each shareholder will receive dividends in the form of additional Shares. If a shareholder receives dividends in the form of shares, dividend proceeds that otherwise would have been distributed in cash will be retained by the Fund for reinvestment. Shareholders who receive dividends and other distributions in the form of Shares generally are subject to the same U.S. federal tax consequences as investors who elect to receive their distributions in cash; however, since their cash dividends will be reinvested, those investors will not receive cash with which to pay any applicable taxes on re-invested dividends. A shareholder may elect to receive dividends and other distributions in cash by notifying the plan administrator in writing no later than the record date for such distribution to shareholders.

Distributions will be made on all classes of our shares at the same time. The per-share amount of distributions on Class A Shares, Class D Shares and Class I Shares will likely differ because of different class-specific fees and expenses that are deducted from the gross distributions for each share class.

Certain Legal Considerations

General

The Fund has elected to be regulated as a BDC under the 1940 Act. A BDC must be organized in the U.S. for the purpose of investing in or lending to primarily private companies and making significant managerial assistance available to them. A BDC may use capital provided by public shareholders and from other sources to make long- term, private investments in businesses.

The Fund may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC unless authorized by vote of a majority of the outstanding voting securities, as required by the 1940 Act. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of such company. The Fund does not anticipate any substantial change in the nature of our business.

As with other companies regulated by the 1940 Act, a BDC must adhere to certain substantive regulatory requirements. A majority of the Fund’s trustees must be persons who are not interested persons, as that term is defined in the 1940 Act. Additionally, the Fund is required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the BDC. Furthermore, as a BDC, the Fund is prohibited from protecting any trustee or officer against any liability to us or our shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

Generally, the Fund will comply with the asset coverage ratio set forth in the 1940 Act and applicable to BDCs. Legislation enacted in March 2018 has modified the 1940 Act by allowing a BDC to increase the maximum amount of leverage it may incur from an asset coverage ratio of 200% to an asset coverage ratio of 150%, if certain requirements are met. The Fund may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our trustees who are not “interested persons,” as defined in Section 2(a)(19) of the 1940 Act, of the Fund, the Adviser or respective affiliates and, in some cases, prior approval by the SEC.

The Fund does not intend to acquire securities issued by any investment company that exceed the limits imposed by the 1940 Act. Under these limits, except for registered money market funds, the Fund generally cannot acquire more than 3% of the voting stock of any investment company, invest more than 5% of the value of our total assets in the securities of one investment company or invest more than 10% of the value of our total assets in the securities of investment companies in the aggregate. The portion of our portfolio invested in securities issued by investment companies ordinarily will subject our shareholders to additional indirect expenses. Our investment portfolio is also subject to diversification requirements by virtue of our intent to elect to be treated as a RIC for U.S. federal income tax purposes and our intention to continue to operate in a manner so as to qualify for the tax treatment applicable to RICs.

The Fund is generally not able to issue and sell our Shares at a price below net asset value per share of the applicable Share class. The Fund may, however, sell its Shares, or warrants, options or rights to acquire the Shares, at a price below the then- current net asset value of the Shares if the Board determines that such sale is in the Fund’s best interest and the best interest of the Fund’s shareholders, and the Fund’s shareholders approve such sale. In addition, the Fund may generally issue new Shares of the Fund’s at a price below net asset value in rights offerings to existing shareholders, in payment of dividends and in certain other limited circumstances.

As a BDC, the Fund is generally limited in its ability to invest in any portfolio company in which the Adviser or any of its affiliates currently has an investment or to make any co-investments with the Adviser or its affiliates without an exemptive order from the SEC, subject to certain exceptions. The Fund expects to rely on an exemptive order from the SEC that has been granted to the Adviser, Investcorp Credit Management BDC, Inc. and certain of their affiliates and which would permit the Fund, among other things, to co-invest with certain other persons, including certain funds managed and controlled by the Adviser or its affiliates, including Investcorp Credit Management BDC, Inc.

The Fund is subject to periodic examination by the SEC for compliance with the 1940 Act.

Qualifying Assets

Under the 1940 Act, a BDC may not acquire any asset other than Qualifying Assets of the type listed in Section 55(a) of the 1940 Act, unless, at the time the acquisition is made, Qualifying Assets represent at least 70% of the BDC’s gross assets. The principal categories of Qualifying Assets relevant to our business are the following:

(1)
Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:
(a)
is organized under the laws of, and has its principal place of business in, the U.S.;
(b)
is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and
(c)
satisfies any of the following:
(i)
does not have any class of securities that is traded on a national securities exchange;
(ii)
has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;
(iii)
is controlled by a BDC or a group of companies including a BDC and the BDC has an affiliated person who is a director/trustee of the eligible portfolio company; or
(iv)
is a small and solvent company having gross assets of not more than $4.0 million and capital and surplus of not less than $2.0 million.

(2)
Securities of any eligible portfolio company which the Fund controls.
(3)
Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.
(4)
Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.
(5)
Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.
(6)
Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

If at any time less than 70% of the Fund’s gross assets are comprised of Qualifying Assets, including as a result of an increase in the value of any non-Qualifying Assets or decrease in the value of any Qualifying Assets, the Fund would generally not be permitted to acquire any additional non-Qualifying Assets, other than office furniture and equipment, interests in real estate and leasehold improvements and facilities maintained to conduct the business operations of the BDC, deferred organization and operating expenses, and other non-investment assets necessary and appropriate to its operations as a BDC, until such time as 70% of our then current gross assets were comprised of Qualifying Assets. The Fund would not be required, however, to dispose of any non-Qualifying Assets in such circumstances.

Managerial Assistance to Portfolio Companies

In addition, a BDC must have been organized and have its principal place of business in the U.S. and must be operated for the purpose of making investments in the types of securities described above in Qualifying Assets categories (1), (2) or (3). However, in order to count portfolio securities as Qualifying Assets for the purpose of the 70% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above in Qualifying Assets category (1)(c)(iv)) significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors or trustees, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Temporary Investments

Pending investment in other types of Qualifying Assets, as described above, the Fund’s investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which the Fund refers to, collectively, as temporary investments, so that 70% of our assets are Qualifying Assets. Typically, the Fund will invest in U.S. Treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. government or its agencies. A repurchase agreement involves the purchase by an investor, such as the Fund, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price, which is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of the Fund’s assets that may be invested in such repurchase agreements. However, if more than 25% of the Fund’s gross assets constitute repurchase agreements from a single counterparty, the Fund would not meet the diversification tests in order to qualify as a RIC for U.S. federal income tax purposes. Thus, the Fund does not intend to enter into repurchase agreements with a single counterparty in excess of this limit. The Adviser monitors the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.

Senior Securities

The Fund is generally permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to its Shares if its asset coverage, as defined in the 1940 Act, would at least equal 150% immediately after each such issuance. On December 14, 2023, the sole shareholder of the Fund approved a resolution to adopt the reduced minimum asset coverage ratio of 150%. In addition, while any senior securities remain outstanding, the Fund must make provisions to prohibit any distribution to our shareholders or the repurchase of such securities or shares unless the Fund meets the applicable asset coverage ratios at the time of the distribution or repurchase. The Fund may also borrow amounts up to 5% of the value of our gross assets for temporary or emergency purposes without regard to asset coverage.

Code of Ethics

The Fund and the Adviser have adopted a joint code of ethics pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act that establishes procedures for personal investments and restricts certain transactions by the Fund’s and the Adviser’s personnel. The code of ethics generally does not permit investments by the Fund’s and the Adviser’s employees in securities that may be purchased or held by the Fund.

Compliance Policies and Procedures

The Fund and the Adviser have adopted and implemented written policies and procedures reasonably designed to detect and prevent violation of the federal securities laws and are required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation and designate a chief compliance officer to be responsible for administering the policies and procedures.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act imposes a wide variety of regulatory requirements on publicly held companies and their insiders. Many of these requirements affect us. For example:

•
pursuant to Rule 13a-14 of the Exchange Act, our principal executive officer and principal financial officer must certify the accuracy of the financial statements contained in our periodic reports;
•
pursuant to Item 307 of Regulation S-K, our periodic reports must disclose our conclusions about the effectiveness of our disclosure controls and procedures; and
•
pursuant to Item 308 of Regulation S-K and Rule 13a-15 of the Exchange Act, our periodic reports must disclose whether there were significant changes in our internal control over financial reporting or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

The Sarbanes-Oxley Act requires us to review our current policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor our compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.

Emerging Growth Company

We will be an emerging growth company as defined in the JOBS Act and will be eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies”, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Although we have not made a determination whether to take advantage of any or all of these exemptions, we will remain an emerging growth company until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the completion of an initial public offering, (ii) in which we have total annual gross revenue of at least $1.235 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common equity held by non-affiliates exceeds $700 million as of the end of the prior second fiscal quarter, and (b) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period. In addition, we will take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

Proxy Voting Policies and Procedures

The Fund has delegated our proxy voting responsibility to the Adviser. The Proxy Voting Policies and Procedures of the Adviser are set forth below. The guidelines will be reviewed periodically by the Adviser and the Fund’s Independent Trustees, and, accordingly, are subject to change.

An investment adviser registered under the Advisers Act has a fiduciary duty to act solely in the best interest of its clients. As part of this duty, the Fund recognizes that it must vote client securities in a timely manner free of conflicts of interest and in the best interest of the Fund’s clients.

These policies and procedures for voting proxies for our investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

Proxy Policies

The Adviser will vote proxies relating to the Fund’s portfolio securities in what the Adviser perceives to be the best interest of the Adviser’s clients’. The Adviser will review on a case-by-case basis each proposal submitted to a shareholder vote to determine its impact on the portfolio securities held by the Adviser’s clients. Although the Adviser will generally vote against proposals that may have a negative impact on the Fund’s portfolio securities, the Adviser may vote for such a proposal if there exist compelling long-term reasons to do so.

The Adviser’s proxy-voting decisions will be made by the senior officers who are responsible for monitoring each of the Fund’s investments. To ensure that the Adviser’s vote is not the product of a conflict of interest, the Adviser will require that: (1) anyone involved in the decision-making process disclose to the Adviser’s management any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (2) employees involved in the decision-making process or vote administration are prohibited from revealing how the Adviser intends to vote on a proposal in order to reduce any attempted influence from interested parties.

Proxy Voting Records

You may obtain information about how we voted proxies by making a written request for proxy voting information to: Investcorp US Private Credit BDC II, 280 Park Avenue, New York, New York 10017.

Privacy Principles

We are committed to maintaining the privacy of our shareholders and to safeguarding their non-public personal information. The following information is provided to help you understand what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.

Pursuant to our privacy policy, we do not disclose any non-public personal information about our shareholders or former shareholders to anyone, except as permitted by law or as is necessary in order to service shareholder accounts (for example, to a transfer agent or third-party administrator).

We may collect non-public information about investors from our subscription agreements or other forms, such as name, address, account number and the types and amounts of investments, and information about transactions with us or our affiliates, such as participation in other investment programs, ownership of certain types of accounts or other account data and activity. We may disclose the information that we collect from our shareholders or former shareholders, as described above, only to our affiliates and service providers and only as allowed by applicable law or regulation. Any party that receives this information uses it only for the services required by us and as allowed by applicable law or regulation, and is not permitted to share or use this information for any other purpose. To protect the non-public personal information of individuals, we restrict access to non-public personal information about our shareholders to employees of the Adviser and its affiliates with a legitimate business need for the information. In order to guard our shareholders’ non-public personal information, we maintain physical, electronic and procedural safeguards that are designed to comply with applicable law. Non-public personal information that we collect about our shareholders is generally stored on secured servers located in the U.S. An individual shareholder’s right to privacy extends to all forms of contact with us, including telephone, written correspondence and electronic media, such as the Internet.

Reporting Obligations

We furnish our shareholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. We are required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act.

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, as well as reports on Forms 3, 4 and 5 regarding trustees, officers or 10% beneficial owners of us, filed or furnished pursuant to Section 13(a), 15(d) or 16(a) of the Exchange Act, will be made available to investors.

Shareholders and the public may also read and copy any materials we file with the SEC. The SEC maintains a website (http://www.sec.gov) that contains such information.

JOBS Act

We will be, and expect to remain, an “emerging growth company,” as defined in the JOBS Act, until the earliest of:

•
the last day of our fiscal year in which the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement;
•
the end of the fiscal year in which our total annual gross revenues first equal or exceed $1.235 billion;
•
the date on which we have, during the prior three-year period, issued more than $1.0 billion in non-convertible debt; and
•
the last day of a fiscal year in which we (1) have an aggregate worldwide market value of our Shares held by non-affiliates of $700.0 million or more, computed at the end of each fiscal year as of the last business day of our most recently completed second fiscal quarter and (2) have been an Exchange Act reporting company for at least one year (and filed at least one annual report under the Exchange Act).

Under the JOBS Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting, until such time as we cease to be an emerging growth company and become an accelerated filer as defined in Rule 12b-2 under the Exchange Act. This may increase the risk that material weaknesses or other deficiencies in our internal control over financial reporting go undetected. In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to take advantage of the extended transition period.

Certain Tax Considerations

The following discussion is a general summary of certain U.S. federal income tax considerations applicable to us and to an investment in our Shares. This discussion is based on the provisions of the Code and U.S. Treasury Regulations, each as in effect as of the date of this Registration Statement. These provisions are subject to differing interpretations and change by legislative or administrative action, and any change may be retroactive. This discussion does not constitute a detailed explanation of all U.S. federal income tax aspects affecting us and our shareholders and does not purport to deal with the U.S. federal income tax consequences that may be important to particular shareholders in light of their individual investment circumstances or to some types of shareholders subject to special tax rules, such as financial institutions, broker- dealers, insurance companies, tax-exempt organizations, partnerships or other pass-through entities, persons holding our Shares in connection with a hedging, straddle, conversion or other integrated transaction, Non-U.S. shareholders (as defined below) engaged in a trade or business in the U.S., persons who have ceased to be U.S. citizens or to be taxed as resident aliens or individual Non-U.S. shareholders present in the U.S. for 183 days or more during a taxable year. This discussion also does not address any aspects of U.S. estate or gift tax or foreign, state or local tax. This discussion assumes that our shareholders hold their shares of our Shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). No ruling has been or will be sought from the Internal Revenue Service (“IRS”) regarding any matter discussed herein.

A “U.S. shareholder” is a beneficial owner of our Shares that is for U.S. federal income tax purposes:

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an individual who is a citizen or resident of the U.S.;
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a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state therein or the District of Columbia;
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an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and has made a valid election to be treated as a U.S. person.

A “Non-U.S. shareholder” means a beneficial owner of our Shares that is for U.S. federal income tax purposes:

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a nonresident alien individual;
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a foreign corporation; or
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a foreign estate or trust.

If a partnership or other entity classified as a partnership, for U.S. federal income tax purposes, holds our Shares, the U.S. tax treatment of the partnership and each partner generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partnership considering an investment in our Shares should consult its own tax advisers regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of shares by the partnership.

Tax matters are very complicated and the tax consequences to an investor of an investment in our Shares will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisers regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty, and the effect of any possible changes in the tax laws.

Taxation of the Fund

We intend to be elected to be treated as a RIC under subchapter M of the Code for the fiscal year ending December 31, 2025 (or as soon thereafter as is reasonably practicable) and intend to qualify for treatment as a RIC annually thereafter. As a RIC, we generally will not be required to pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute (or are deemed to distribute) to our shareholders as dividends.

To qualify as a RIC, we must, among other things:

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qualify to be regulated as a BDC under the 1940 Act at all times during each taxable year;
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derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to certain securities loans, gains from the sale or other disposition of stock, securities or foreign currencies, other income derived with respect to our business of investing in stock, securities or currencies, or net income derived from an interest in a “qualified publicly traded partnership” (“QPTP”) (the “90% Gross Income Test”); and
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diversify our holdings so that, at the end of each quarter of each taxable year:
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at least 50% of the value of our total assets is represented by cash and cash items, U.S. government securities, the securities of other RICs and other securities, with other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of our total assets and not more than 10% of the outstanding voting securities of such issuer, and
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not more than 25% of the value of our total assets is invested in the securities of any issuer (other than U.S. government securities and the securities of other RICs), the securities of any two or more issuers that we control, as determined under applicable Code rules, and that are determined to be engaged in the same business or similar or related trades or businesses, or the securities of one or more QPTPs (the “Diversification Tests”).

As a RIC, we are generally not subject to U.S. federal income tax on investment company taxable income and net capital gains that we timely distribute (or are deemed to distribute) to our shareholders in any taxable year with respect to which we distribute an amount equal to at least 90% of the sum of our (i) investment company taxable income (which includes, among other items, dividends, interest and the excess of any net realized short- term capital gains over net realized long-term capital losses and other taxable income, other than any net capital gain, reduced by deductible expenses) determined without regard to the deduction for dividends and distributions paid and (ii) net tax-exempt interest income (which is the excess of our gross tax-exempt interest income over certain disallowed deductions) (the “Annual Distribution Requirement”). We intend to distribute annually all or substantially all of such income.

Generally, if we fail to meet this Annual Distribution Requirement for any taxable year, and fail to qualify for certain cure provisions, we will not be eligible for RIC tax treatment for such taxable year. To the extent we meet the Annual Distribution Requirement for a taxable year, but retain our net capital gains for investment or any investment company taxable income, we will be subject to U.S. federal income tax on such retained capital gains and investment company taxable income. We may choose to retain our net capital gains for investment or any investment company taxable income, and pay the associated corporate-level U.S. federal income tax, including the 4% U.S. federal excise tax described below.

We are subject to a nondeductible 4% U.S. federal excise tax on certain of our undistributed income, unless we timely distribute (or are deemed to have timely distributed) each calendar year an amount equal to the sum of:

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at least 98% of our ordinary net income (not taking into account any capital gains or losses, but taking into account certain deferrals and elections) for the calendar year;
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at least 98.2% of the amount by which our capital gains exceed our capital losses (adjusted for certain ordinary losses) for a one-year period ending on October 31 of the calendar year; and
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100% of any net ordinary income and net capital gains that we recognized in previous years but were not distributed during such years and on which we paid no corporate-level U.S. federal income tax.

While we intend to timely distribute any income and capital gains in order to avoid imposition of this 4% U.S. federal excise tax, we may not be successful in avoiding entirely the imposition of this tax. In that case, we will be liable for the tax only on the amount by which we do not meet the foregoing distribution requirement.

We are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our shareholders while our debt obligations and any other senior securities are outstanding unless we meet the applicable asset coverage ratios. Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or to avoid the 4% U.S. federal excise tax, we may make such dispositions at times that, from an investment standpoint, are not advantageous.

A RIC is limited in its ability to deduct expenses in excess of its “investment company taxable income” (which is, generally, ordinary income plus the excess of net short-term capital gains over net long-term capital losses). If our expenses in a given year exceed investment company taxable income, we would experience a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years and such net operating losses do not pass through to its shareholders. In addition, expenses can be used only to offset investment company taxable income, not net capital gain. Due to these limits on the deductibility of expenses, we may, for U.S. federal income tax purposes, have aggregate taxable income for several years that we are required to distribute and that is taxable to our shareholders even if such income is greater than the aggregate net income we actually earned during those years. Such required distributions may be made from our cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, shareholders may receive a larger capital gain distribution than they would have received in the absence of such transactions.

Failure to Qualify as a RIC

While we intend to elect, and expect to qualify, to be treated as a RIC for the taxable year ending December 31, 2025 and intend to qualify to be treated as a RIC annually thereafter, no assurance can be provided that we will qualify as a RIC for any taxable year. For example, we anticipate that we may have difficulty satisfying the Diversification Tests as we deploy initial capital and build our portfolio. Provided that we satisfy the Diversification Tests for at least one quarter, we generally will not lose our status as a RIC as long as we do not acquire any non-qualifying securities or other property, however, under certain circumstances we may be deemed to have made an acquisition of non-qualifying securities or other property. If we have previously qualified as a RIC, but were subsequently unable to qualify for treatment as a RIC, and certain amelioration provisions are not applicable, we would be subject to U.S. federal income tax on all of our taxable income (including our net capital gains) at the regular corporate rate. We would not be able to deduct distributions to shareholders, nor would distributions to shareholders be required to be made for U.S. federal income tax purposes. Distributions, including distributions of net long-term capital gain, would generally be taxable to our shareholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, certain corporate U.S. shareholders may be eligible to claim a dividends received deduction with respect to such dividends; non-corporate U.S. shareholders would generally be able to treat such dividends as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the shareholder’s tax basis, and any remaining distributions would be treated as a capital gain. In order to requalify as a RIC, in addition to the other requirements discussed above, we would be required to distribute all of our previously undistributed earnings attributable to the period we failed to qualify as a RIC by the end of the first year that we intend to requalify as a RIC. If we fail to requalify as a RIC for a period greater than two taxable years, we may be subject to regular corporate-level U.S. federal income tax on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next five years.

The remainder of this discussion assumes that we qualify as a RIC for each taxable year.

Fund Investments

Certain of our investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, including the dividends received deduction, (ii) convert lower taxed long-term capital gains and qualified dividend income into higher taxed short-term capital gains or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause us to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not be qualifying income for purposes of the 90% Gross Income Test. We monitor our transactions and may make certain tax elections and may be required to borrow money or dispose of securities to mitigate the effect of these rules and to prevent disqualification of us as a RIC but there can be no assurance that we will be successful in this regard.

Debt instruments.

In certain circumstances, we may be required to recognize taxable income prior to the time at which we receive cash. For example, if we hold debt instruments that are treated under applicable tax rules as having OID (such as debt instruments with an end-of-term payment and/or PIK interest payment or, in certain cases, increasing interest rates or issued with warrants), we must include in taxable income each year a portion of the OID that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Because any OID accrued will be included in our investment company taxable income for the year of accrual, we may be required to make a distribution to our shareholders in order to satisfy the Annual Distribution Requirement and to avoid the 4% U.S. federal excise tax, even though we will not have received any corresponding cash amount.

Warrants.

Gain or loss realized by us from the sale or exchange of warrants acquired by us, as well as any loss attributable to the lapse of such warrants, generally are treated as capital gain or loss. The treatment of such gain or loss as long-term or short-term generally depends on how long we held a particular warrant and on the nature of the disposition transaction.

Foreign investments.

In the event we invest in foreign securities, we may be subject to withholding and other foreign taxes with respect to those securities. We do not expect to satisfy the requirement to pass through to our shareholders their share of the foreign taxes paid by us.

Passive Foreign Investment Companies.

We may invest in the stock of a foreign corporation, which is classified as a “passive foreign investment company” within the meaning of section 1297 of the Code (“PFIC”). In general, unless a special tax election has been made, we are required to pay U.S. federal income tax at ordinary income rates on any gains and “excess distributions” with respect to PFIC stock as if such items had been realized ratably over the period during which we held the PFIC stock, plus an interest charge. Certain adverse tax consequences of a PFIC investment may be limited if we are eligible to elect alternative tax treatment with respect to such investment. No assurances can be given that any such election will be available or that, if available, we will make such an election. Income inclusions from a PFIC investment for which we have made such an election will be qualifying income for purposes of the 90% Gross Income

Test provided that they are derived in connection with our business of investing in stocks and securities or the PFIC for which we have made such an election distributes such income to us in the same taxable year in which the income is included in our income.

Foreign currency transactions.

Under the Code, gains or losses attributable to fluctuations in exchange rates which occur between the time we accrue income or other receivables or accrue expenses or other liabilities denominated in a foreign currency and the time we actually collect such receivables or pay such liabilities generally are treated as ordinary income or loss. Similarly, on disposition of debt instruments and certain other instruments denominated in a foreign currency, gains or losses attributable to fluctuations in the value of the foreign currency between the date of acquisition of the instrument and the date of disposition also are treated as ordinary gain or loss. These currency fluctuations-related gains and losses may increase or decrease the amount of our investment company taxable income to be distributed to our shareholders as ordinary income.

Section 163(j) Interest Dividends

Certain distributions reported by us as section 163(j) interest dividends may be treated as interest income by shareholders for purposes of the tax rules applicable to interest expense limitations under Code section 163(j). Such treatment by the shareholder is generally subject to holding period requirements and other potential limitations, although the holding period requirements are generally not applicable to dividends declared by money market funds and certain other funds that declare dividends daily and pay such dividends on a monthly or more frequent basis. The amount that we are eligible to report as a section 163(j) dividend for a tax year is generally limited to the excess of our business interest income over the sum of our (i) business interest expense and (ii) other deductions properly allocable to our business interest income.

Taxation of U.S. Shareholders

Distributions by us (other than return of capital distributions) generally are taxable to U.S. shareholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our net ordinary income plus realized net short-term capital gains in excess of realized net long-term capital losses) will be taxable as ordinary income to U.S. shareholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional Shares of the applicable Share class. To the extent such distributions paid by us to non-corporate U.S. shareholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions (“Qualifying Dividends”) may be eligible for a reduced maximum U.S. federal income tax rate of 15% or 20%, depending on whether the individual shareholder’s income exceeds certain threshold amounts. In this regard, it is anticipated that distributions paid by us generally will not be attributable to dividends and, therefore, generally will not qualify for the 15% or 20% maximum rate applicable to Qualifying Dividends.

Distributions of our net capital gains (which are generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. shareholder as long-term capital gains, which are currently taxable at a maximum rate of 20% in the case of individuals or estates, regardless of the U.S. shareholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our current and accumulated earnings and profits first will reduce a U.S. shareholder’s adjusted tax basis in such U.S. shareholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. shareholder.

Although we currently intend to distribute any net long-term capital gains at least annually, we may, in the future, decide to retain some or all of our net long-term capital gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay U.S. federal income tax on the retained amount, each U.S. shareholder will be required to include their share of the deemed distribution in income as if it had been distributed to the U.S. shareholder, and the U.S. shareholder will be entitled to claim a credit equal to their allocable share of the U.S. federal income tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. shareholder’s tax basis for their common stock. If the amount that a shareholder is treated as having paid and for which it receives a credit exceeds the U.S. federal income tax such shareholder owes on the retained net capital gain, such excess generally may be claimed as a credit against the U.S. shareholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds the shareholder’s liability for U.S. federal income tax. A shareholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to our shareholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”

We or the applicable withholding agent will provide you with a notice reporting the amount of any ordinary income dividends (including the amount of such dividend, if any, eligible to be treated as qualified dividend income) and capital gain dividends by January 31. For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. shareholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, if we pay you a dividend in January which was declared in the previous October, November or December to shareholders of record on a specified date in one of these months, then the dividend will be treated for tax purposes as being paid by us and received by you on December 31 of the year in which the dividend was declared. If a U.S. shareholder purchases Shares shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the shareholder will be subject to U.S. federal income tax on the distribution even though it represents a return of the shareholder’s investment.

Dispositions.

A U.S. shareholder generally will recognize gain or loss on the sale, exchange or other taxable disposition of shares of our Shares in an amount equal to the difference between the U.S. shareholder’s adjusted basis in the shares disposed of and the amount realized on their disposition. Generally, gain recognized by a U.S. shareholder on the disposition of shares of our Shares will result in capital gain or loss to a U.S. shareholder and will be a long-term capital gain or loss if the shares have been held for more than one year at the time of sale. Any loss recognized by a U.S. shareholder upon the disposition of shares of our Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividends received (including amounts credited as an undistributed capital gain dividend) by the U.S. shareholder. All or a portion of any loss recognized by a U.S. shareholder on a disposition of shares of our Shares may be disallowed as a deduction if the U.S. shareholder acquires additional shares of our Shares (whether through reinvestment of distributions or otherwise) within a 61-day period beginning 30 days before and ending 30 days after the date that the shares are disposed. In this case, the basis of the shares acquired will be increased to reflect the disallowed loss.

Medicare Tax on Net Investment Income

A U.S. shareholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. shareholder’s “net investment income” (or “undistributed net investment income” for an estate or trust) for a taxable year and (2) the excess of the U.S. shareholder’s modified adjusted gross income for such taxable year a certain threshold, which for individuals is over $200,000 in the case of single filers ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include taxable distributions and deemed distributions paid with respect to Shares and net gain attributable to the disposition of Shares (in each case, unless such Shares are held in connection with certain trades or businesses) but will be reduced by any deductions properly allocable to such distributions or net gain.

Tax shelter reporting regulations.

Under applicable U.S. Treasury regulations, if a U.S. shareholder recognizes a loss with respect to shares of $2 million or more for a non-corporate U.S. shareholder or $10 million or more for a corporate U.S. shareholder in any single taxable year (or a greater loss over a combination of years), the U.S. shareholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. shareholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. shareholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. shareholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. shareholders should consult their own tax advisers to determine the applicability of these regulations in light of their individual circumstances.

Backup withholding.

We are required, in certain circumstances, to backup withhold, at a current rate of 24%, on taxable dividends or distributions paid to non-corporate U.S. shareholders who do not furnish us or the dividend-paying agent with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Limitation on deduction for certain expenses.

For any period that we do not qualify as a “publicly offered regulated investment company,” as defined in the Code, shareholders will be taxed as though they received a distribution of some of our expenses. A “publicly offered regulated investment company” is a RIC whose shares are either (i) continuously offered pursuant to a public offering, (ii) regularly traded on an established securities market or (iii) held by at least 500 persons at all times during the taxable year. We anticipate that we will not qualify as a publicly offered RIC immediately after this offering; we may qualify as a publicly offered RIC for future taxable years, but certainty cannot be provided. If we are not a publicly offered RIC for any period, a non-corporate U.S. shareholder’s allocable portion of our affected expenses, including our management fees, will be treated as an additional distribution to the shareholder and will not be deductible by such shareholder.

U.S. Taxation of tax-exempt U.S. shareholders.

A U.S. shareholder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation may nevertheless be subject to taxation to the extent that it is considered to derive unrelated business taxable income (“UBTI”). The direct conduct by a tax-exempt U.S. shareholder of the activities we propose to conduct could give rise to UBTI. However, a RIC is a corporation for U.S. federal income tax purposes and its business activities generally will not be attributed to its shareholders for purposes of determining their treatment under current law. Therefore, a tax-exempt U.S. shareholder generally should not be subject to U.S. federal income taxation solely as a result of the shareholder’s direct or indirect ownership of Shares and receipt of distributions with respect to such Shares (regardless of whether we incur indebtedness), assuming such shareholder does not debt finance its purchase of the Shares. Moreover, under current law, if we incur indebtedness, such indebtedness will not be attributed to a tax-exempt U.S. shareholder. Therefore, a tax-exempt U.S. shareholder should not be treated as earning income from “debt-financed property” and distributions we pay should not be treated as “unrelated debt-financed income” solely as a result of indebtedness that we incur. Proposals periodically are made to change the treatment of “blocker” investment vehicles interposed between tax-exempt investors and non-qualifying investments. In the event that any such proposals were to be adopted and applied to RICs, the treatment of dividends payable to tax-exempt investors could be adversely affected. In addition, special rules would apply if we were to invest in certain real estate investment trusts or other taxable mortgage pools, which we do not currently plan to do, that could result in a tax-exempt U.S. shareholder recognizing income that would be treated as UBTI.

Taxation of Non-U.S. Shareholders

The following discussion only applies to certain Non-U.S. shareholders. Whether an investment in shares of our Shares is appropriate for a Non-U.S. shareholder will depend upon that person’s particular circumstances. An investment in shares of our Shares by a Non-U.S. shareholder may have adverse tax consequences. Non-U.S. shareholders should consult their own tax advisers before investing in shares of our Shares.

In general, Non-U.S. shareholders that are not otherwise engaged in a U.S. trade or business will not be subject to U.S. federal income tax on distributions paid by us. However, distributions of our “investment company taxable income” generally are subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable treaty, assuming the Non-U.S. shareholder provides the required documentation evidencing its eligibility for such lower rate) to the extent of our current or accumulated earnings and profits unless an applicable exception applies. No withholding is required with respect to such distributions if (i) the distributions are properly reported to our shareholders as “interest-related dividends” or “short-term capital gain dividends,” (ii) the distributions are derived from sources specified in the Code for such dividends and (iii) certain other requirements are satisfied. We anticipate that distributions of some or all of investment company taxable income will be reported as interest-related dividends or short-term capital gain dividends that are exempt from withholding, but no assurance can be provided that any of our distributions will qualify for this exemption.

If any distributions of our investment company taxable income are effectively connected with a U.S. trade or business of the Non-U.S. shareholder (and, if an income tax treaty applies, are attributable to a permanent establishment of the Non-U.S. shareholder in the U.S.), we will not be required to withhold U.S. federal income tax from such distributions if the Non-U.S. shareholder complies with applicable certification and disclosure requirements, although the distributions will be subject to U.S. federal income tax at the rates applicable to U.S. persons. Special certification requirements apply to a Non-U.S. shareholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisers.

Actual or deemed distributions of our net capital gains to a Non-U.S. shareholder, properly reported by us as capital gain dividends and gains realized by a Non-U.S. shareholder upon the sale or redemption of our Shares generally will not be subject to U.S. federal or withholding income tax unless the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. shareholder (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. shareholder in the U.S.) or, in the case of an individual, the Non-U.S. shareholder was present in the U.S. for 183 days or more during the taxable year and certain other conditions are met.

If we distribute our net capital gains in the form of deemed rather than actual distributions, a Non-U.S. shareholder will be entitled to a U.S. federal income tax credit or tax refund equal to the shareholder’s allocable share of the corporate-level U.S. federal income tax we pay on the capital gains deemed to have been distributed; however, in order to obtain the refund, the Non-U.S. shareholder must obtain a U.S. taxpayer identification number and timely file a U.S. federal income tax return even if the Non-U.S. shareholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

If any actual or deemed distributions of our net capital gains, or any gains realized upon the sale or redemption of our Shares, are effectively connected with a U.S. trade or business of the Non-U.S. shareholder (and, if an income tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. shareholder in the U.S.), such amounts will be subject to U.S. federal income tax, on a net income basis, in the same manner, and at the graduated rates applicable to, a U.S. shareholder. For a corporate Non-U.S. shareholder, the after-tax amount of distributions (both actual and deemed) and gains realized upon the sale or redemption of our Shares that are effectively connected to a U.S. trade or business (and, if an income treaty applies, are attributable to a permanent establishment in the U.S.), may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable income tax treaty). Accordingly, investment in our Shares may not be appropriate for certain Non-U.S. shareholders.

Non-U.S. persons should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in our Shares.

If we were unable to qualify for treatment as a RIC, any distributions by us would be treated as dividends to the extent of our current and accumulated earnings and profits. We would not be eligible to report any such dividends as interest-related dividends, short-term capital gain dividends, or capital gain dividends. As a result, any such dividend paid to a Non-U.S. shareholder that is not effectively connected with a U.S. trade or business of the Non-U.S. shareholder (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment maintained by the Non-U.S. shareholder in the U.S.) would be subject to the 30% (or reduced applicable treaty rate) withholding tax discussed above regardless of the source of the income giving rise to such distribution. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the Non-U.S. shareholder’s tax basis, and any remaining distributions would be treated as a gain from the sale of the Non-U.S. shareholder’s shares subject to taxation as discussed above. For the consequences to the Fund of failing to qualify as a RIC, see “Failure to Qualify as a RIC” above.

Backup Withholding and Information Reporting

U.S. shareholders.

Information returns are required to be filed with the IRS in connection with dividends on our Shares and proceeds received from a sale or other disposition of our Shares to a U.S. shareholder unless the U.S. shareholder is an exempt recipient. U.S. shareholders may also be subject to backup withholding on these payments in respect of our Shares unless such U.S. shareholder provides its taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules or provides proof of an applicable exemption.

Non-U.S. shareholders.

Information returns are required to be filed with the IRS in connection with payment of dividends on our Shares to Non-U.S. shareholders. Unless a Non-U.S. shareholder complies with certification procedures to establish that it is not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of the Shares. A

Non-U.S. shareholder who is a nonresident alien individual, and who is otherwise subject to withholding of U.S. federal income tax, may be subject to information reporting and backup withholding of U.S. federal income tax on dividends unless the Non-U.S. shareholder provides us or the dividend paying agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. shareholder or otherwise establishes an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a U.S. shareholder’s or Non-U.S. shareholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions (“FFIs”) unless such FFIs either: (i) enter into an agreement with the U.S. Department of Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (“IGA”) with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source interest and dividends. While existing U.S. Treasury regulations would also require withholding on payments of the gross proceeds from the sale of any property that could produce U.S. source interest or dividends, the U.S. Treasury Department has indicated in subsequent proposed regulations, which may be relied upon until finalized, its intent to eliminate this requirement. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, FATCA also imposes a 30% withholding on payments to foreign entities that are not FFIs unless such foreign entities certify that they do not have a greater than 10% U.S. owner or provide the withholding agent with identifying information on each greater than 10% U.S. owner. Depending on the status of a Non-U.S. shareholder and the status of the intermediaries through which they hold their shares, Non-U.S. shareholders could be subject to this 30% withholding tax with respect to distributions on their shares and potentially proceeds from the sale of their shares. Under certain circumstances, a Non-U.S. shareholder might be eligible for refunds or credits of such taxes.

Certain ERISA Considerations

ERISA imposes certain requirements on “employee benefit plans” (as defined in ERISA) that are subject to the fiduciary responsibility provisions of Title I of ERISA, as well as entities whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan and of other “plans” that are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”), and certain persons (referred to as “parties in interest” under ERISA or “disqualified persons” under the Code) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. Each purchaser of Shares that is or may become a Plan is responsible for determining the extent, if any, to which the purchase and holding of Shares will constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, and otherwise for determining compliance with ERISA and Section 4975 of the Code.

The U.S. Department of Labor has promulgated the U.S. Department of Labor regulation Section 2510.3-101 (as modified by Section 3(42) of ERISA, the “Plan Assets Regulation”), which describes when an entity would be deemed to constitute “plan assets” within the meaning of ERISA or Section 4975 of the Code. Under the Plan Assets Regulation, when a Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the 1940 Act, the assets of the Plan are deemed to include both such equity interest and also an undivided interest in each of the underlying assets of such entity, unless it is established that: (i) the entity is an “operating company,” including a “venture capital operating company” as defined in the Plan Assets Regulation; or (ii) Benefit Plan Investors (as defined below) in the aggregate hold less than 25% of the total value of each class of equity interest in the entity (the “25% Test”). If the underlying assets of the entity were deemed to constitute “plan assets” subject to ERISA, the obligations and other responsibilities of Plan sponsors, Plan fiduciaries and Plan administrators, and of parties in interest and disqualified persons, under Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code, as applicable, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the

Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies); in addition, various providers of fiduciary or other services to the entity, and any other parties with authority or control with respect to the entity, could be deemed to be Plan fiduciaries or otherwise parties in interest or disqualified persons by virtue of their provision of such services (and there could be an improper delegation of authority to such providers).

For purposes of the Plan Assets Regulation, (i) an “equity interest” includes any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features, and (ii) “Benefit Plan Investor” means (x) any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to the fiduciary responsibility provisions of Title I of ERISA, (y) any “plan” as defined in and subject to Section 4975 of the Code, or (z) any entity whose underlying assets are deemed for purposes of ERISA or Section 4975 of the Code to include “plan assets” by reason of investment in the entity by other Benefit Plan Investors or otherwise. For purposes of determining compliance with the 25% Test, the value of equity interests held by a person (other than a Benefit Plan Investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee (direct or indirect) with respect to such entity’s assets, or an affiliate of such person (any of the foregoing a “Controlling Person”) is disregarded. An entity in which Benefit Plan Investors exceed the 25% Test is considered for various purposes to hold “plan assets” only to the extent of the percentage of its equity interests that are held by Benefit Plan Investors.

The Plan Assets Regulation defines the term “publicly-offered security” as a security that is “widely-held,” “freely transferrable” and either part of a class of securities registered under the Exchange Act or sold pursuant to an effective registration statement under the Securities Act if the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred. A security is considered “widely-held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely-held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. The Plan Assets Regulation provides that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. It is noted that the Plan Assets Regulation only establishes a presumption in favor of the finding of free transferability where the restrictions are consistent with the particular types of restrictions listed in the Plan Assets Regulation.

In order to attempt to prevent the underlying assets of the Fund from being treated as “plan assets” for purposes of ERISA or Section 4975 of the Code prior to the time at which our Shares would be considered a “publicly- offered security” under the Plan Assets Regulation, the Fund will use commercially reasonable efforts to limit investment by Benefit Plan Investors to less than 25% of the value of each class of equity interests in the Fund, based upon assurances received from investors. Prospective investors will be required to represent whether they are, or are not and will not be, a Benefit Plan Investor or Controlling Person. In addition, the Fund reserves the right to exclude one or more Benefit Plan Investors from, or limit or reduce the size of new or existing investments by such investors in, the Fund (including by rejecting subscriptions for shares by, or transfers of Shares to, any such investors or by repurchasing Shares from such shareholders) if the Adviser determines, in its sole discretion, that any such action is necessary or advisable to prevent the underlying assets of the Fund from being treated as “plan assets.” If Shares would qualify as a publicly-offered security, the Fund’s underlying assets would not be considered to be plan assets, as discussed above. As mentioned above, while the Fund may consider a liquidity event at any time in the future, it currently does not intend to undertake a liquidity event and will not be obligated by the Organizational Documents or otherwise to effect a liquidity event at any time.

This summary does not include a discussion of any laws that may apply to employee benefit plans that are not subject to ERISA or Section 4975 of the Code. Such plans (and entities in which they invest, as applicable) should consult their own professional advisors about any laws applicable thereto.

Item 1A. Risk Factors.

Investing in our Shares involves a number of significant risks. Before you invest in our Shares, you should be aware of various risks, including those described below. The risks set out below are the principal risks with respect to an investment in our Shares generally and with respect to a BDC with investment objectives, investment policies and capital structures similar to ours. However, they may not be the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Structure

We have a limited operating history.

We commenced operations on January 25, 2023. We have a limited operating history. As a result, we are subject to many of the business risks and uncertainties associated with recently formed businesses, including the risk that we will not achieve our investment objective and that the value of your investment could decline substantially. As a BDC, we will be subject to the regulatory requirements of the SEC, in addition to the specific regulatory requirements applicable to BDCs under the 1940 Act and RICs under the Code. From time to time, the Adviser may pursue investment opportunities in which it has more limited experience. We may also be unable to replicate the historical performance of the members of the Investment Committee in prior investment funds. In addition, we may be unable to generate sufficient revenue from our operations to make or sustain distributions to our shareholders.

We depend upon key personnel of the Adviser for our future success. If the Adviser were to lose any of its personnel, our ability to achieve our investment objective could be significantly harmed.

We depend on the diligence, skill, experience and network of business contacts of the Investment Team of the Adviser, in particular Mr. Shaikh, who is also a member of the Investment Committee and our board of directors, and is our Chief Executive Officer. We can offer no assurance that Mr. Shaikh will continue to provide investment advice to us. The loss of Mr. Shaikh could limit our ability to achieve our investment objective and operate as we anticipate.

In addition, we are dependent on the other members of the Investment Team. If any of the members of the Investment Team were to resign, we may not be able to hire investment professionals with similar expertise and ability to provide the same or equivalent services on acceptable terms. If we are unable to do so quickly, our operations are likely to experience a disruption, and our financial condition, business and results of operations may be adversely affected. Even if we are able to retain comparable professionals the integration of such investment professionals and their lack of familiarity with our investment objective may result in additional costs and time delays that may adversely affect our business, financial condition, results of operations and cash flows.

Our business model depends to a significant extent upon our Adviser’s network of relationships. Any inability of the Adviser to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.

We depend upon the Adviser to maintain its relationships with private equity sponsors, placement agents, investment banks, management groups and other financial institutions, and we expect to rely to a significant extent upon these relationships to provide us with potential investment opportunities. If the Adviser or members of the Investment Team fail to maintain such relationships, or to develop new relationships with other sources of investment opportunities, we may not be able to grow our investment portfolio. In addition, individuals with whom the Adviser has relationships are not obligated to provide us with investment opportunities, and we can offer no assurance that these relationships will generate investment opportunities for us in the future.

Our success will depend on the ability of the Adviser to attract and retain qualified personnel in a competitive environment.

Our growth will require that the Adviser retain and attract new investment and administrative personnel in a competitive market. Its ability to attract and retain personnel with the requisite credentials, experience and skills will depend on several factors including, but not limited to its ability to offer competitive wages, benefits and professional growth opportunities. Many of the entities, including investment funds (such as private equity funds and mezzanine funds) and traditional financial services companies, with which the Adviser will compete for experienced personnel may have greater resources than it will have.

There are significant potential conflicts of interest that could negatively affect our investment returns.

There may be times when the Adviser or the members of the Investment Team have interests that differ from those of our shareholders, giving rise to conflicts of interest. The members of the Investment Committee and the Investment Team serve, or may serve, as officers, trustees, members, or principals of entities that operate in the same or a related line of business as we do or of investment funds, accounts, or investment vehicles managed by the Adviser, Investcorp or their affiliates. Similarly, the Adviser or the members of the Investment Team may have other clients with similar, different or competing investment objectives. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in the best interests of us or our shareholders. In addition, the Adviser and some of its affiliates, including our officers and our non-Independent Trustees, are not prohibited from raising money for, or managing, another investment entity that makes the same types of investments as those we target.

In addition, another investment account or vehicle managed or controlled by the Adviser or its affiliates may hold securities, loans or other instruments of a portfolio company in a different class or a different part of the capital structure than securities, loans or other instruments of such portfolio company held by us. As a result, such other investment account or vehicle or such other client of the Adviser or its affiliates may pursue or enforce rights or activities, or refrain from pursuing or enforcing rights or activities, on behalf of its own account, that could have an adverse effect on us.

The members of the Investment Team may, from time to time, possess material non-public information, limiting our investment discretion.

Members of the Investment Team may serve as trustees or directors of, or in a similar capacity with, portfolio companies in which we invest. In the event that material nonpublic information is obtained with respect to such companies, or we become subject to trading restrictions under the internal trading policies of those companies or as a result of applicable law or regulations, we could be prohibited for a period of time from purchasing or selling the securities of such companies, and this prohibition may have an adverse effect on us.

Because we finance our investments with borrowed money, the potential for gain or loss on amounts invested in us is magnified and may increase the risk of investing in us.

The use of leverage magnifies the potential for gain or loss on amounts invested. The use of leverage is generally considered a speculative investment technique and increases the risks associated with investing in our securities. If we continue to use leverage to partially finance our investments through banks, insurance companies and other lenders, you will experience increased risks of investment in our Shares. Lenders of these funds have fixed dollar claims on our assets that are superior to the claims of our common shareholders, and we would expect such lenders to seek recovery against our assets in the event of a default. As of September 30, 2025, substantially all of our assets were pledged as collateral under the Capital One Revolving Financing. In addition, under the terms of the Capital One Revolving Financing and any borrowing facility or other debt instrument we may enter into, we are likely to be required to use the net proceeds of any investments that we sell to repay a portion of the amount borrowed under such facility or instrument before applying such net proceeds to any other uses. If the value of our assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had we not leveraged, thereby magnifying losses or eliminating our stake in a leveraged investment. Similarly, any decrease in our revenue or income will cause our net income to decline more sharply than it would have had we not borrowed. Such a decline would also negatively affect our ability to make distributions with respect to our Shares or preferred stock.

Our ability to service any debt will depend largely on our financial performance and will be subject to prevailing economic conditions and competitive pressures. As a BDC, we generally are required to meet a coverage ratio of total assets to total borrowings and other senior securities, which include all of our borrowings and any preferred stock that we may issue in the future, of at least 150%. If this ratio declines below 150%, we will not be able to incur additional debt and could be required to sell a portion of our investments to repay some debt when it is otherwise disadvantageous for us to do so. This could have a material adverse effect on our operations, and we may not be able to make distributions. The amount of leverage that we employ will depend on the Adviser’s and our Board’s assessment of market and other factors at the time of any proposed borrowing. We cannot assure you that we will be able to obtain credit at all or on terms acceptable to us.

We may default under the Capital One Revolving Financing Agreement or any future borrowing facility we enter into or be unable to amend, repay or refinance any such facility on commercially reasonable terms, or at all, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In the event we default under the Capital One Revolving Financing Agreement or any other future borrowing facility, our business could be adversely affected as we may be forced to sell a portion of our investments quickly and prematurely at prices that may be disadvantageous to us in order to meet our outstanding payment obligations and/or support working capital requirements under the Capital One Revolving Financing Agreement or such future borrowing facility, any of which would have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, following any such default, the agent for the lenders under the Capital One Revolving Financing Agreement or such future borrowing facility could assume control of the disposition of any or all of our assets, including the selection of such assets to be disposed and the timing of such disposition, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Provisions in the Capital One Revolving Financing Agreement or any other future borrowing facility may limit our discretion in operating our business.

The Capital One Revolving Financing Agreement is, and any future borrowing facility may be, backed by all or a portion of our loans and securities on which the lenders in the Capital One Revolving Financing Agreement will or, in the case of a future facility, may have a security interest. We may pledge up to 100% of our assets and may grant a security interest in all of our assets under the terms of any debt instrument we enter into with lenders. We expect that any security interests we grant will be set forth in a pledge and security agreement and evidenced by the filing of financing statements by the agent for the lenders. In addition, we expect that the custodian for our securities serving as collateral for such loan would include in its electronic systems notices indicating the existence of such security interests and, following notice of occurrence of an event of default, if any, and during its continuance, will only accept transfer instructions with respect to any such securities from the lender or its designee. If we were to default under the terms of any debt instrument, the agent for the applicable lenders would be able to assume control of the timing of disposition of any or all of our assets securing such debt, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, any security interests, as well as negative covenants under the Capital One Revolving Financing Agreement or any other future borrowing facility, may limit our ability to create liens on assets to secure additional debt and may make it difficult for us to restructure or refinance indebtedness at or prior to maturity or obtain additional debt or equity financing. In addition, if our borrowing base under the Capital One Revolving Financing Agreement or any other future borrowing facility were to decrease, we would be required to secure additional assets in an amount equal to any borrowing base deficiency. In the event that all of our assets are secured at the time of such a borrowing base deficiency, we could be required to repay advances under the Capital One Revolving Financing or any other future borrowing facility or make deposits to a collection account, either of which could have a material adverse impact on our ability to fund future investments and to make shareholder distributions.

In addition, under the Capital One Revolving Financing Agreement or any future borrowing facility, we are subject to limitations as to how borrowed funds may be used, which may include restrictions on geographic and industry concentrations, loan size, payment frequency and status, average life, collateral interests and investment ratings, as well as regulatory restrictions on leverage, which may affect the amount of funding that may be obtained. There may also be certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge-offs, a violation of which could limit further advances and, in some cases, result in an event of default. An event of default under any future borrowing facility could result in an accelerated maturity date for all amounts outstanding thereunder, which could have a material adverse effect on our business and financial condition. This could reduce our revenues and, by delaying any cash payment allowed to us under any future borrowing facility until the lenders have been paid in full, reduce our liquidity and cash flow and impair our ability to grow our business and maintain our qualification as a RIC.

Because we intend to borrow money to make our investments, if market interest rates were to increase, our cost of capital could increase, which could reduce our net investment income.

Because we intend to borrow money to make investments, our net investment income will depend, in part, upon the difference between the rate at which we borrow funds and the rate at which we invest those funds. As a result, we can offer no assurance that a significant change in market interest rates would not have a material adverse effect on our net investment income in the event we use debt to finance our investments. In periods of rising interest rates, our cost of funds would increase, which could reduce our net investment income. In periods of declining interest rates, we may earn less interest income from investments and our cost of funds will also decrease, to a lesser extent, resulting in lower net investment income. We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations. Such techniques may include various interest rate hedging activities to the extent permitted by the 1940 Act. There is no limit on our ability to enter derivative transactions.

If general interest rates rise, there is a risk that the portfolio companies in which we may hold floating rate securities would be unable to pay escalating interest amounts, which could result in a default under their loan documents with us. Rising interest rates could also cause portfolio companies to shift cash from other productive uses to the payment of interest, which may have a material adverse effect on their business and operations and could, over time, lead to increased defaults. In addition, rising interest rates may increase pressure on us to provide fixed rate loans to our portfolio companies, which could adversely affect our net investment income, as increases in our cost of borrowed funds would not be accompanied by increased interest income from such fixed-rate investments.

In addition, a rise in the general level of interest rates typically leads to higher interest rates applicable to our debt investments. Accordingly, an increase in interest rates may result in an increase of the amount of our pre-incentive fee net investment income and, as a result, an increase in incentive fees payable to the Adviser.

Our financial condition and results of operations will depend on our ability to effectively manage and deploy capital.

Our ability to achieve our investment objective will depend on our ability to effectively manage and deploy capital, which will depend, in turn, on the Adviser’s ability to identify, evaluate and monitor, and our ability to finance and invest in, companies that meet our investment criteria.

Accomplishing our investment objective on a cost-effective basis will largely be a function of the Adviser’s handling of the investment process, its ability to provide competent, attentive and efficient services and our access to investments offering acceptable terms. In addition to monitoring the performance of our existing investments, the Investment Team will also be called upon, from time to time, to provide managerial assistance to some of our portfolio companies. These demands on their time may distract them or slow the rate of investment.

Even if we are able to grow and build upon our investment portfolio, any failure to manage our growth effectively could have a material adverse effect on our business, financial condition, results of operations and prospects. The results of our operations will depend on many factors, including the availability of opportunities for investment, readily accessible short and long-term funding alternatives in the financial markets and economic conditions. Furthermore, if we cannot successfully operate our business or implement our investment policies and strategies as described herein, it could negatively impact our ability to pay dividends.

The involvement of our Interested Trustees in the valuation process may create conflicts of interest.

We expect to make most of our Portfolio Investments in the form of loans and securities that are not publicly traded and for which there are limited or no market-based price quotations available. As a result, our Board will determine the fair value of these loans and securities in good faith. Most of our Portfolio Investments will be recorded at fair value as determined in good faith by our Board and, as a result, there may be uncertainty as to the value of our Portfolio Investments. In connection with that determination, investment professionals from the Adviser may provide our Board with valuations based upon the most recent portfolio company financial statements available and projected financial results of each portfolio company. While the valuations for portfolio investments will be reviewed by an independent valuation firm periodically, the ultimate determination of fair value will be made by our Board and not by such third-party valuation firm. In addition, Messrs. Shaikh and Mauer, interested members of our Board, have a direct or indirect pecuniary interest in the Adviser. The participation of the Adviser’s investment professionals in our valuation process, and the pecuniary interest in the Adviser by Messrs. Shaikh and Mauer, could result in a conflict of interest as the Adviser’s management fee is based, in part, on the value of our net assets, and our incentive fees will be based, in part, on realized gains and realized and unrealized losses.

We operate in a highly competitive market for investment opportunities, which could reduce returns and result in losses.

A number of entities compete with us to make the types of investments that we make. We compete with public and private funds, other BDCs, commercial and investment banks, commercial financing companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, we believe some of our competitors may have access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a BDC or the source-of-income, asset diversification and distribution requirements we must satisfy to maintain our RIC qualification. The competitive pressures we face may have a material adverse effect on our business, financial condition, results of operations and cash flows. As a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we may not be able to identify and make investments that are consistent with our investment objective.

With respect to the investments we make, we do not seek to compete based primarily on the interest rates we offer, and we believe that some of our competitors may make loans with interest rates that will be lower than the rates we offer. With respect to all investments, we may lose some investment opportunities if we do not match our competitors’ pricing, terms and structure. However, if we match our competitors’ pricing, terms and structure, we may experience decreased net interest income, lower yields and increased risk of credit loss.

We may need to raise additional capital to grow because we must distribute most of our income.

We may need additional capital to fund new investments and grow our portfolio of investments. We intend to access the capital markets periodically to issue debt or equity securities or borrow from financial institutions in order to obtain such additional capital. Unfavorable economic conditions could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. A reduction in the availability of new capital could limit our ability to grow. In addition, we are required to distribute at least 90% of our net ordinary income and net short-term capital gains in excess of net long-term capital losses, if any, to our shareholders to maintain our qualification as a RIC. As a result, these earnings will not be available to fund new investments. An inability on our part to access the capital markets successfully could limit our ability to grow our business and execute our business strategy fully and could decrease our earnings, if any, which would have an adverse effect on the value of our securities.

Our distributions to shareholders may be funded, in part, from waivers of investment advisory fees by the Adviser.

To the extent, any distributions by us are funded through waivers of the incentive fee portion of our investment advisory fees such distributions will not be based on our investment performance and can only be sustained if we achieve positive investment performance in future periods and/or the Adviser continues to waive such fees. Any such waivers in no way imply that the Adviser will waive incentive fees in any future period. There can be no assurance that we will achieve the performance necessary or that the Adviser will waive all or any portion of the incentive fee necessary to be able to pay distributions at a specific rate or at all.

Investors may fail to pay their undrawn Capital Commitment.

If an investor fails to pay any amount of its Capital Commitment when called, other investors who have an undrawn Capital Commitment may be required to fund their respective Capital Commitment sooner and in a greater amount (but not more than their undrawn Capital Commitment) than they otherwise would have absent such a default.

In addition, if funding of Capital Commitments by other investors and borrowings by the Fund are inadequate to cover defaulted Capital Commitments, the Fund may make fewer investments than if all investors had paid their contributions. Additionally, the Fund may be forced to obtain substitute sources of liquidity by selling investments to meet the Fund’s funding obligations. Such forced sales of investment assets by the Fund may be at disadvantageous prices. In addition, if the Fund is not able to obtain substitute sources of liquidity, the Fund may default on its funding obligations.

Regulations governing our operation as a BDC affect our ability to, and the way in which we raise additional capital. As a BDC, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage.

As a result of the annual distribution requirement to qualify for tax treatment as a RIC, we may need to access the capital markets periodically to raise cash to fund new investments in portfolio companies. Currently, we may issue “senior securities,” including borrowing money from banks or other financial institutions only in amounts such that the ratio of our total assets (less total liabilities other than indebtedness represented by senior securities) to our total indebtedness represented by senior securities plus preferred stock, if any, equals at least 150% after such incurrence or issuance. If we issue senior securities, we will be exposed to risks associated with leverage, including an increased risk of loss. Our ability to issue different types of securities is also limited. Compliance with RIC distribution requirements may unfavorably limit our investment opportunities and reduce our ability in comparison to other companies to profit from favorable spreads between the rates at which we can borrow and the rates at which we can lend. Therefore, we intend to seek to continuously issue equity securities, which may lead to shareholder dilution.

We may borrow to fund investments. If the value of our assets declines, we may be unable to satisfy the asset coverage test under the 1940 Act, which would prohibit us from paying distributions and could prevent us from qualifying for tax treatment as a RIC, which would generally result in a corporate-level U.S. federal income tax on any income and net gains. If we cannot satisfy the asset coverage test, we may be required to sell a portion of our investments and, depending on the nature of our debt financing, repay a portion of our indebtedness at a time when such sales may be disadvantageous.

Our ability to enter into transactions involving derivatives and financial commitment transactions may be limited.

We may invest in derivatives and other assets that are subject to many of the same types of risks related to the use of leverage. In October 2020, the SEC adopted Rule 18f-4 under the 1940 Act regarding the ability of a BDC to use derivatives and other transactions that create future payment or delivery obligations. Under Rule 18f-4, BDCs that use derivatives are subject to a value-at-risk leverage limit, a derivatives risk management program and testing requirements and requirements related to board reporting. These requirements apply unless the BDC qualifies as a “limited derivatives user,” as defined under Rule 18f-4. Under Rule 18f-4, a BDC may enter into an unfunded commitment agreement (which may include delayed draw and revolving loans) that will not be deemed to be a derivatives transaction, such as an agreement to provide financing to a portfolio company, if the BDC has, among other things, a reasonable belief, at the time it enters into such an agreement, that it will have sufficient cash and cash equivalents to meet its obligations with respect to all of its unfunded commitment agreements, in each case as it becomes due. Collectively, these requirements may limit our ability to use derivatives and/or enter into certain other financial contracts.

We have adopted updated policies and procedures in compliance with Rule 18f-4. We do not expect to enter into derivatives transactions. Future legislation or rules may modify how we treat derivatives and other financial arrangements for purposes of our compliance with the leverage limitations of the 1940 Act. Future legislation or rules may modify how leverage is calculated under the 1940 Act and, therefore, may increase or decrease the amount of leverage currently available to us under the 1940 Act, which may be materially adverse to us and our shareholders.

If we do not invest a sufficient portion of our assets in Qualifying Assets, we could fail to qualify as a BDC or be precluded from investing according to our current business strategy.

As a BDC, we may not acquire any assets other than Qualifying Assets unless, at the time of and after giving effect to such acquisition, at least 70% of our total assets are Qualifying Assets, primarily in private companies or thinly traded U.S. public companies, cash, cash equivalents, U.S. government securities, and other high quality debt investments that mature in one year or less.

We believe that most of the investments that we may acquire in the future will constitute Qualifying Assets. However, we may be precluded from investing in what we believe to be attractive investments if such investments are not Qualifying Assets for purposes of the 1940 Act. If we do not invest a sufficient portion of our assets in Qualifying Assets, we could violate the 1940 Act provisions applicable to BDCs. As a result of such violation, specific rules under the 1940 Act could prevent us, for example, from making follow-on investments in existing portfolio companies (which could result in the dilution of our position) or could require us to dispose of investments at inappropriate times in order to come into compliance with the 1940 Act. If we need to dispose of such investments quickly, it could be difficult to dispose of such investments on favorable terms. We may not be able to find a buyer for such investments and, even if we do find a buyer, we may have to sell the investments at a substantial loss. Any such outcomes would have a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, any failure to comply with the requirements imposed on BDCs by the 1940 Act could cause the SEC to bring an enforcement action against us and/or expose us to claims of private litigants.

If we do not maintain our status as a BDC, we would be subject to regulation as a registered closed-end investment company under the 1940 Act. As a registered closed-end investment company, we would be subject to substantially more regulatory restrictions under the 1940 Act, which would significantly decrease our operating flexibility.

We will expend significant financial and other resources to comply with the requirements of being a public entity.

As a public entity, we will be subject to the reporting requirements under the Exchange Act and requirements under the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting, which are discussed below. To maintain and improve the effectiveness of our disclosure controls and procedures and internal controls, significant resources and management oversight will be required. We will be implementing additional procedures, processes, policies and practices for the purpose of addressing the standards and requirements applicable to public companies. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to incur significant additional annual expenses related to these steps and, among other things, trustees’ and officers’ liability insurance, director/trustee fees, reporting requirements of the SEC, transfer agent fees, additional administrative expenses payable to our Adviser to compensate them for hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.

The systems and resources necessary to comply with public company reporting requirements will increase further once we cease to be an “emerging growth company” under the JOBS Act. As long as we remain an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We expect to remain an emerging growth company for up to five years following the completion of any initial public offering or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (ii) June 30th of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act which would occur if the market value of Shares that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period.

We do not currently have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes- Oxley Act could have a material adverse effect on our business and Shares.

We have not previously been required to comply with the requirements of the Sarbanes-Oxley Act, including the internal control evaluation and certification requirements of Section 404, and we will not be required to comply with all of those requirements until we have been subject to the reporting requirements under the Exchange Act for a specified period of time. Accordingly, our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 that we will eventually be required to meet. We are in the process of addressing our internal controls over financial reporting and are establishing formal procedures, policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our organization.

Additionally, we have not begun the process of documenting our internal control procedures to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an emerging growth company under the JOBS Act. Because we do not currently have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404, we cannot conclude in accordance with Section 404 that we do not have a material weakness in our internal controls or a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal controls. As a public entity, we will be required to complete our initial assessment in a timely manner. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our operations, financial reporting or financial results could be adversely affected. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC, and result in a breach of the covenants under the agreements governing any of our financing arrangements. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements could also suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. This could materially adversely affect us.

Most of our portfolio investments will be recorded at fair value as determined in good faith by the Board, and, as a result, there may be uncertainty as to the value of our portfolio investments.

Most of our portfolio investments are securities that are not publicly traded. The fair value of loans, securities and other investments that are not publicly traded may not be readily determinable, and we will value these investments at fair value as determined in good faith by the Board, including reflecting significant events affecting the value of our investments. Most, if not all, of our investments (other than cash and cash equivalents) will be classified as Level 3 under the Financial Accounting Standards Board Accounting Standards Codification Topic 820: Fair Value Measurements and Disclosures. This means that our portfolio valuations will be based on unobservable inputs and our own assumptions about how market participants would price the asset or liability in question. Inputs into the determination of fair value of our Portfolio Investments require significant management judgment or estimation. Even if observable market data are available, such information may be the result of consensus pricing information or broker quotes, which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimers materially reduces the reliability of such information. We have retained the services of independent service providers to review the valuation of these loans and securities. The types of factors that the Board may take into account in determining the fair value of our investments generally include, as appropriate, comparison to publicly traded securities including such factors as yield, maturity and measures of credit quality, the enterprise value of a portfolio company, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these loans and securities existed. Our net asset value could be adversely affected if our determinations regarding the fair value of our investments were materially higher than the values that we ultimately realize upon the disposal of such loans and securities.

We adjust quarterly the valuation of our portfolio to reflect the Board’s determination of the fair value of each investment in our portfolio. Any changes in fair value are recorded in our statement of operations as net change in unrealized appreciation or depreciation.

Our Board may change our investment objective, operating policies and strategies without prior notice or shareholder approval.

Our Board has the authority, except as otherwise provided in the 1940 Act, to modify or waive our investment objective or certain of our operating policies and strategies without prior notice and without shareholder approval. However, absent shareholder approval, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC. We cannot predict the effect any changes to our current operating policies and strategies would have on our business or operating results. Nevertheless, any such changes could adversely affect our business and impair our ability to make distributions to our shareholders.

The fiduciary of each prospective investor subject to ERISA, Section 4975 of the Code and similar laws should independently determine that Shares in the Fund are an appropriate investment for such investor, taking into account all fiduciary responsibilities under ERISA or similar laws and the facts and circumstances of each such investor. Prospective investors that are subject to ERISA or Section 4975 of the Code should read the section “Certain ERISA Considerations.” in its entirety for a discussion of certain considerations related to an investment in the Fund by such investors.

For any period that we do not qualify as a “publicly offered regulated investment company,” as defined in the Code, shareholders will be taxed as though they received a distribution of some of our expenses.

A “publicly offered regulated investment company” is a RIC whose shares are either (i) continuously offered pursuant to a public offering within the meaning of Section 4 of the Securities Act, (ii) regularly traded on an established securities market or (iii) held by at least 500 persons at all times during the taxable year. We anticipate that we will not qualify as a publicly offered RIC immediately after this offering; we may qualify as a publicly offered RIC for future taxable years, but no certainty can be provided. If we are not a publicly offered RIC for any taxable year, a non-corporate shareholder’s allocable portion of our affected expenses, including our management fees, will be treated as an additional distribution to the shareholder and will not be deductible by such shareholder.

Shareholders may be subject to filing requirements under the Exchange Act as a result of an investment in us.

Because our Shares will be registered under the Exchange Act, ownership information for any person who beneficially owns 5% or more of our Shares will have to be disclosed in a Schedule 13D or other filings with the SEC. Beneficial ownership for these purposes is determined in accordance with the rules of the SEC, and includes having voting or investment power over the securities. Although we will provide in our quarterly statements the amount of outstanding Shares and the amount of the investor’s Shares, the responsibility for determining the filing obligation and preparing the filing remains with the investor. In addition, owners of 10% or more of Shares are subject to reporting obligations under Section 16(a) of the Exchange Act.

Failing to register for an exemption under federal and state securities laws.

We intend to engage in an offering without registration under any U.S. federal or state securities laws in reliance on an exemption for “transactions by an issuer not involving any public offering.” We believe reliance on such exemption is justified, there can be no assurance that factors such as the manner in which offers and sales are made, concurrent offerings by other companies, the scope of disclosure provided, failures to make notices, filings or changes in applicable laws, regulations or interpretations will not cause us to fail to qualify for such exemptions under U.S. federal or one or more states’ securities laws. Failure to so qualify could result in the rescission of sales of common stock at prices higher than the current value of our Shares, thus resulting in a potentially material and adverse effect on our performance and business. Further, even non-meritorious claims that offers and sales of common stock were not made in compliance with applicable securities laws could materially and adversely affect our ability to conduct our business.

There may be state licensing requirements.

We may be required to obtain various state licenses in order to, among other things, originate commercial loans. Applying for and obtaining required licenses can be costly and take several months. There is no assurance that we will obtain all of the licenses that we need on a timely basis. Furthermore, we will be subject to various information and other requirements in order to obtain and maintain these licenses, and there is no assurance that we will satisfy those requirements. Our failure to obtain or maintain licenses might restrict investment options and have other adverse consequences.

Risks Relating to the Adviser or Its Affiliates

Our incentive fee may induce the Adviser to pursue speculative investments and to use leverage when it may be unwise to do so.

The incentive fee payable by us to the Adviser may create an incentive for the Adviser to purchase assets with borrowed funds when it is unwise to do so or to pursue investments on our behalf that are riskier or more speculative than would be the case in the absence of such compensation arrangement. The incentive fee payable to the Adviser will be calculated based on a percentage of our return on invested capital. The incentive fee arrangement may encourage the Adviser to use leverage to increase the return on our investments. Under certain circumstances, the use of leverage may increase the likelihood of default, which would impair the value of our Shares. In addition, the Adviser will receive the incentive fee based, in part, upon net capital gains realized on our investments. As a result, in certain situations the Adviser may have a tendency to invest more capital in investments that are likely to result in capital gains as compared to income producing securities. Such a practice could result in our investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during economic downturns.

The Board is charged with protecting our interests by monitoring how the Adviser addresses these and other conflicts of interest associated with its management services and compensation. While the Board is not expected to review or approve each investment decision, borrowing or incurrence of leverage, our Independent Trustees will periodically review the Adviser’s services and fees as well as its portfolio management decisions and portfolio performance. In connection with these reviews, our Independent Trustees will consider whether our fees and expenses (including those related to leverage) remain appropriate. As a result of this arrangement, the Adviser may from time to time have interests that differ from those of our shareholders, giving rise to a conflict.

We may be obligated to pay the Adviser incentive compensation even if we incur a loss and may pay more than 12.50% of our net capital gains because we cannot recover payments made in previous years.

The Adviser is entitled to incentive compensation for each fiscal quarter in an amount equal to a percentage of the excess of our investment income for that quarter (before deducting incentive compensation) above a threshold return for that quarter. The Advisory Agreement entitles our Adviser to receive an incentive fee based on our pre-incentive fee net investment income regardless of any capital losses. Thus, we may be required to pay the Adviser incentive compensation for a fiscal quarter even if there is a decline in the value of our portfolio or we incur a net loss for that quarter. If we pay an incentive fee of 12.50% of our realized capital gains (net of all realized capital losses and unrealized capital depreciation on a cumulative basis) and thereafter experience additional realized capital losses or unrealized capital depreciation, we will not be able to recover any portion of the incentive fee previously paid. Our board of trustees is charged with protecting our shareholders’ interests by monitoring how the Adviser addresses these and other conflicts of interest associated with its management services and compensation.

PIK interest payments we receive will increase our assets under management and, as a result, will increase the amount of incentive fees payable by us to the Adviser.

Certain of our debt investments contain provisions providing for the payment of PIK interest. Because PIK interest results in an increase in the size of the loan balance of the underlying loan, any receipt of PIK interest will have the effect of increasing our assets under management. In addition, any such increase in a loan balance due to the receipt of PIK interest will cause such loan to accrue interest on the higher loan balance, which will result in an increase in our pre-incentive fee net investment income and, as a result, an increase in incentive fees that will be payable to the Adviser. Additionally, the part of the incentive fees payable to our Adviser that relates to our net investment income is computed and paid on income that may include interest income that has been accrued but not yet received in cash, such as market discount, debt instruments with PIK, interest, preferred units with PIK dividends, zero coupon securities, and other deferred interest instruments and may create an incentive for the Adviser to make investments on our behalf that are riskier or more speculative than would be the case in the absence of such compensation arrangement.

Our investments may include PIK interest.

To the extent that we invest in loans with a PIK interest component and the accretion of PIK interest constitutes a portion of our income, we will be exposed to risks associated with the requirement to include such non-cash income in taxable and accounting income prior to receipt of cash, including the following:

•
loans with a PIK interest component may have higher interest rates that reflect the payment deferral and increased credit risk associated with these instruments, and PIK instruments generally represent a significantly higher credit risk than coupon loans;
•
loans with a PIK interest component may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of any associated collateral;
•
the deferral of PIK interest increases the loan-to-value ratio, which is a fundamental measure of loan risk; and
•
even if the accounting conditions for PIK interest accrual are met, the borrower could still default when the borrower’s actual payment is due at the maturity of the loan.

A general increase in interest rates will likely have the effect of making it easier for the Adviser to receive incentive fees, without necessarily resulting in an increase in our net earnings.

Given the structure of the Investment Advisory Agreement, any general increase in interest rates can be expected to lead to higher interest rates applicable to our debt investments and will likely have the effect of making it easier for the Adviser to meet the hurdle rate for payment of incentive fees under the Investment Advisory Agreement without any additional increase in relative performance on the part of the Adviser. This may occur without a corresponding increase in distributions to our shareholders. In addition, in view of the catch-up provision applicable to income incentive fees under the Investment Advisory Agreement, the Adviser could potentially receive a significant portion of the increase in our investment income attributable to such a general increase in interest rates. If that were to occur, our increase in net earnings, if any, would likely be significantly smaller than the relative increase in the Adviser’s income incentive fee resulting from such a general increase in interest rates.

Our incentive fee arrangements with the Adviser may vary from those of other investment funds, account or investment vehicles that the Adviser may manage, which may create an incentive for the Adviser to devote time and resources to a higher fee-paying fund.

If the Adviser is paid a higher performance-based fee by any other fund that it manages, it may have an incentive to devote more research and development or other activities, and/or recommend the allocation of investment opportunities, to such higher fee-paying fund. For example, to the extent the Adviser’s incentive compensation is not subject to a hurdle or subject to a lower hurdle with respect to another fund, it may have an incentive to devote time and resources to such other fund. As a result, the investment professionals of the Adviser may devote time and resources to a higher fee-paying fund.

The Adviser’s liability is limited under the Investment Advisory Agreement and we have agreed to indemnify the Adviser against certain liabilities, which may lead the Adviser to act in a riskier manner on our behalf than it would when acting for its own account.

Under the Investment Advisory Agreement, the Adviser has not assumed any responsibility to us other than to render the services called for under that agreement. It will not be responsible for any action of the Board in following or declining to follow the Adviser’s advice or recommendations. Under the Investment Advisory Agreement, the Adviser, its officers, directors, employees, agents and any person controlling or controlled by the Adviser will not be liable to us, any subsidiary of ours, our trustees, our shareholders or any subsidiary’s shareholders or partners for acts or omissions performed in accordance with and pursuant to the Investment Advisory Agreement, except those resulting from acts constituting person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties that the Adviser owes to us under the Investment Advisory Agreement. In addition, as part of the Investment Advisory Agreement, we have agreed to indemnify the Adviser and each of its officers, directors, members, managers and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the Investment Advisory Agreement, except where attributable to willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of such person’s duties under the Investment Advisory Agreement. These protections may lead the Adviser to act in a riskier manner when acting on our behalf than it would when acting for its own account.

The Adviser has the right to resign on 60 days’ notice, under the terms of both the Investment Advisory Agreement and the Administration Agreement, and we may not be able to find a suitable replacement for either within that time, or at all, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.

The Adviser has the right, under the Investment Advisory Agreement, to resign at any time upon 60 days’ written notice, regardless of whether we have found a replacement. Similarly, our Adviser has the right under the Administration Agreement to resign at any time upon 60 days’ written notice, regardless of whether we have found a replacement. If the Adviser were to resign, we may not be able to find a new investment adviser or administrator or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial condition, business and results of operations, as well as our ability to pay distributions, are likely to be materially and adversely affected. In addition, the coordination of our internal management and investment or administrative activities, as applicable, are likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by the Adviser and its respective affiliates. Even if we are able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with our investment objective may result in additional costs and time delays that may adversely affect our financial condition, business, results of operations and cash flows.

There are conflicts related to other arrangements with the Adviser.

On January 5, 2026, we entered into a license agreement with the Adviser under which the Adviser has agreed to grant us a non-exclusive, royalty-free license to use the name “Investcorp” (“License Agreement”). This will create conflicts of interest that the Board will monitor. For example, under the terms of the License Agreement, we will be unable to preclude the Adviser from licensing or transferring the ownership of the “Investcorp” name to third parties, some of whom may compete against us. Consequently, we will be unable to prevent any damage to goodwill that may occur as a result of the activities of the Adviser or others. Furthermore, in the event the License Agreement is terminated, we will be required to change our name and cease using “Investcorp” as part of our name. Any of these events could disrupt our recognition in the market place, damage any goodwill we may have generated and otherwise harm our business.

We may compete for capital and investment opportunities with other entities managed by the Adviser or its affiliates, subjecting the Adviser to certain conflicts of interests.

The Adviser will experience conflicts of interest in connection with the management of our business affairs relating to and arising from a number of matters, including: the allocation of investment opportunities by the Adviser and its affiliates; compensation to the Adviser; services that may be provided by the Adviser and its affiliates to issuers in which we invest; investments by us and other clients of the Adviser or its affiliates, subject to the limitations of the 1940 Act; the formation of additional investment funds managed by the Adviser; differing recommendations given by the Adviser to us versus other clients; the Adviser’s use of information gained from issuers in our portfolio for investments by other clients, subject to applicable law; and restrictions on the Adviser’s use of “inside information” with respect to potential investments by us.

Specifically, we may compete for investments with other accounts managed by the Adviser or its affiliates, such as Investcorp Credit Management BDC, Inc. or future funds that are advised by the Adviser or its affiliates (“Other Accounts”), subjecting the Adviser and its affiliates to certain conflicts of interest in evaluating the suitability of investment opportunities and making or recommending investments on our behalf. To mitigate these conflicts, the Adviser will seek to execute such transactions for all of the participating investment accounts, including us, on a fair and equitable basis and in accordance with the Adviser’s allocation policy, taking into account such factors as the relative amounts of capital available for new investments; cash on hand; existing commitments and reserves; the investment programs and portfolio positions of the participating investment accounts, including portfolio construction, diversification and concentration considerations; the investment objectives, guidelines and strategies of each client; the clients for which participation is appropriate; each client’s life cycle; targeted leverage level; targeted asset mix and any other factors deemed appropriate.

We may be prohibited under the 1940 Act from participating in certain transactions with our affiliates without the prior approval of our Independent Trustees and, in some cases, the prior approval of the SEC. We expect to rely on exemptive relief by the SEC that has been granted to certain of our affiliates to permit us to co-invest with other funds managed by the Adviser or certain of its affiliates, including Investcorp Credit Management BDC, Inc., in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. Pursuant to such exemptive relief, we will generally be permitted to co-invest with certain of our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of our Independent Trustees make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to us and our shareholders and do not involve overreaching of us or our shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of our shareholders and is consistent with our investment objective and strategies, and (3) the investment by our affiliates would not disadvantage us, and our participation would not be on a basis different from or less advantageous than that on which our affiliates are investing. The Adviser’s allocation policy seeks to ensure equitable allocation of investment opportunities between us and other funds managed by the Adviser or its affiliates. As a result of the exemptive relief, there could be significant overlap in our investment portfolio and the investment portfolio of other funds established by the Adviser or its affiliates that could avail themselves of the exemptive relief.

The Adviser’s failure to comply with pay-to-play laws, regulations and policies could have an adverse effect on the Adviser, and thus, us.

In light of recent scandals involving money managers, a number of U.S. states and municipal pension plans have adopted so-called “pay-to-play” laws, regulations or policies which prohibit, restrict or require disclosure of payments to (and/or certain contacts with) state officials by individuals and entities seeking to do business with state entities, including investments by public retirement funds. The SEC also has adopted rules that, among other things, prohibit an investment adviser from providing advisory services for compensation to a government client for two years after the Adviser or certain of its executives or employees make a contribution to certain elected officials or candidates. If the Adviser, any of its employees or affiliates or any service provider acting on its behalf, fails to comply with such laws, regulations or policies, such non-compliance could have an adverse effect on the Adviser, and thus, us.

Risks Relating to our Investments

Economic recessions or downturns could adversely affect our portfolio companies, leading to defaults on our investments, which would harm our operating results.

Many of the portfolio companies in which we expect to make investments are likely to be susceptible to economic slowdowns or recessions and may be unable to repay our loans during such periods. In such event, the number of our non-performing assets is likely to increase and the value of our portfolio is likely to decrease during such periods. Adverse economic conditions may decrease the value of collateral securing some of our loans and debt securities and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing our investments and harm our operating results. A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its loans and foreclosure on its assets, which could trigger cross-defaults under other agreements and jeopardize our portfolio company’s ability to meet its obligations under the loans and debt securities that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company.

The lack of liquidity in our investments may adversely affect our business.

We may acquire a significant percentage of our Portfolio Investments from privately held companies in directly negotiated transactions. Substantially all of these investments are subject to legal and other restrictions on resale or are otherwise less liquid than exchange-listed securities or other securities for which there is an active trading market. We typically would be unable to exit these investments unless and until the portfolio company has a liquidity event such as a sale, refinancing, or initial public offering.

The illiquidity of our investments may make it difficult or impossible for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments, which could have a material adverse effect on our business, financial condition and results of operations.

Moreover, investments purchased by us that are liquid at the time of purchase may subsequently become illiquid due to events relating to the issuer, market events, economic conditions or investor perceptions.

Price declines and illiquidity in the corporate debt markets may adversely affect the fair value of our portfolio investments, reducing our net asset value through increased net unrealized depreciation.

As a BDC, we are required to carry our investments at market value or, if no market value is ascertainable, at fair value as determined in good faith by the Board. As part of the valuation process, we may take into account the following types of factors, if relevant, in determining the fair value of our investments:

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available current market data, including relevant and applicable market trading and transaction comparables;
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applicable market yields and multiples;
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security covenants;
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call protection provisions;
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information rights;
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the nature and realizable value of any collateral;
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the portfolio company’s ability to make payments, its earnings and discounted cash flows and the markets in which it does business;
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comparisons of financial ratios of peer companies that are public;
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comparable merger and acquisition transactions; and
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principal market and enterprise values.

When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we use the pricing indicated by the external event to corroborate our valuation. We record decreases in the market values or fair values of our investments as unrealized depreciation. Declines in prices and liquidity in the corporate debt markets may result in significant net unrealized depreciation in our portfolio. The effect of all of these factors on our portfolio may reduce our net asset value by increasing net unrealized depreciation in our portfolio. Depending on market conditions, we could incur substantial realized losses and may suffer additional unrealized losses in future periods, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may hold the loans and debt securities of leveraged companies that may, due to the significant operating volatility typical of such companies, enter into bankruptcy proceedings, and we could lose all or part of our investment, which would harm our operating results.

Investment in leveraged companies involves a number of significant risks. Leveraged companies in which we invest may have limited financial resources and may be unable to meet their obligations under their loans and debt securities that we hold. Such developments may be accompanied by deterioration in the value of any collateral and a reduction in the likelihood of our realizing any guarantees that we may have obtained in connection with our investment. Smaller leveraged companies also may have less predictable operating results and may require substantial additional capital to support their operations, finance their expansion or maintain their competitive position.

Leveraged companies may also experience bankruptcy or similar financial distress. The bankruptcy process has a number of significant inherent risks. Many events in a bankruptcy proceeding are the product of contested matters and adversarial proceedings and are beyond the control of the creditors. A bankruptcy filing by a portfolio company may adversely and permanently affect that company. If the proceeding is converted to liquidation, the value of the portfolio company may not equal the liquidation value that was believed to exist at the time of the investment. The duration of a bankruptcy proceeding is also difficult to predict, and a creditor’s return on investment can be adversely affected by delays until the plan of reorganization or liquidation ultimately becomes effective. The administrative costs in connection with a bankruptcy proceeding are frequently high and would be paid out of the debtor’s estate prior to any return to creditors. Because the standards for classification of claims under bankruptcy law are vague, our influence with respect to the class of securities or other obligations we own may be lost by increases in the number and amount of claims in the same class or by different classification and treatment. In the early stages of the bankruptcy process, it is often difficult to estimate the extent of, or even to identify, any contingent claims that might be made. In addition, certain claims that have priority by law (for example, claims for taxes) may be substantial.

A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its loans and foreclosure on its assets. This could trigger cross- defaults under other agreements and jeopardize such portfolio company’s ability to meet its obligations under the loans or debt or equity securities that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms, which may include the waiver of certain financial covenants, with a defaulting portfolio company.

Credit risk is the potential loss we may incur from a failure of a company to make payments according to the terms of a contract. We are subject to credit risk because of our strategy of investing in the debt of leveraged companies. Our exposure to credit risk on our investments is limited to the fair value of the investments.

There may be circumstances where our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims.

Even though we expect to structure most of our investments as secured loans, if one of our portfolio companies were to go bankrupt, depending on the facts and circumstances, and based upon principles of equitable subordination as defined by existing case law, a bankruptcy court could subordinate all or a portion of our claim to that of other creditors and transfer any lien securing such subordinated claim to the bankruptcy estate. The principles of equitable subordination defined by case law have generally indicated that a claim may be subordinated only if its holder is guilty of misconduct or where the senior loan is re-characterized as an equity investment and the senior lender has actually provided significant managerial assistance to the bankrupt debtor. We may also be subject to lender liability claims for actions taken by us with respect to a borrower’s business or instances where we exercise control over the borrower. It is possible that we could become subject to a lender’s liability claim, including as a result of actions taken in rendering significant managerial assistance or actions to compel and collect payments from the borrower outside the ordinary course of business.

We may be subject to risks associated with unitranche loans.

We may invest in unitranche loans, which are loans that combine both senior and subordinated debt components, generally in a first-lien position. Because unitranche loans combine characteristics of senior and subordinated debt, they have risks similar to the risks associated with the secured debt and subordinated debt according to the combination of loan characteristics of the unitranche loan. Unitranche loans generally allow the borrower to make a large lump sum payment of principal at the end of the loan term and there is heightened risk of loss if the borrower is unable to pay the lump sum or refinance the amount owed at maturity. From the perspective of a lender, in addition to making a single loan, a unitranche loan may allow the lender to choose to participate in the “first out” tranche, which will generally receive priority with respect to payments of principal, interest and any other amounts due, or to choose to participate only in the “last out” tranche, which is generally paid after the “first out” tranche is paid. We may participate in “first out” and “last out” tranches of unitranche loans and make single unitranche loans.

Our investments in private and middle-market portfolio companies are risky, and we could lose all or part of our investment.

Investment in private and middle-market companies involves a number of significant risks. Generally, little public information exists about these companies, and we will rely on the ability of the Adviser’s investment professionals to obtain adequate information to evaluate the potential returns and risks from investing in these companies. If we are unable to uncover all material information about these companies, we may not make a fully informed investment decision, and we may lose money on our investments. Middle-market companies may have limited financial resources and may be unable to meet their obligations under their loans and debt securities that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of our realizing any guarantees we may have obtained in connection with our investment. In addition, such companies typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns. Additionally, middle-market companies are more likely to depend on the management talents and efforts of a small group of persons. Therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on one or more of the portfolio companies we invest in and, in turn, on us. Middle-market companies also may be parties to litigation and may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence. In addition, our executive officers, trustees and investment adviser may, in the ordinary course of business, be named as defendants in litigation arising from our investments in portfolio companies.

Risks related to the transition away from LIBOR.

The London Interbank Offering Rate (“LIBOR”) was intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. After the global financial crisis, regulators globally determined that existing interest rate benchmarks should be reformed based on concerns that LIBOR and other interbank offered rates (“IBORs”) were susceptible to manipulation. Replacement rates that have been identified include the Secured Overnight Financing Rate (“SOFR,” which is intended to replace U.S. dollar LIBOR and measures the cost of U.S dollar overnight borrowings collateralized by treasuries) and the Sterling Overnight Index Average rate (“SONIA,” which is intended to replace pound sterling LIBOR and measures the overnight interest rate paid by banks in the sterling market). Markets are slowly developing in response to these new rates. As a result of the benchmark reforms, publication of all LIBOR settings has ceased, and the Fund has transitioned to successor or alternative reference rates as necessary. Although the transition process away from IBORs for most instruments has been completed, there is no assurance that any such alternative reference rate will be similar to or produce the same value or economic equivalence as LIBOR or that it will have the same volume or liquidity as did LIBOR prior to its discontinuance, which may affect the value, volatility, liquidity or return on certain of the Fund’s loans, notes, derivatives and other instruments or investments comprising some or all of the Fund’s investments and result in costs incurred in connection with changing reference rates used for positions, closing out positions and entering into new trades. The transition from LIBOR to alternative reference rates may result in operational issues for the Fund or its investments. Moreover, certain aspects of the transition from IBORs will rely on the actions of third-party market participants, such as clearing houses, trustees, administrative agents, asset servicers and certain service providers; no assurances can be given as to the impact of the LIBOR transition on the Fund and its investments. These risks may also apply with respect to changes in connection with other IBORs (e.g., Euribor) and a wide range of other index levels, rates and values that are treated as “benchmarks” and are the subject of recent regulatory reform.

We may expose ourselves to risks if we engage in hedging transactions.

If we engage in hedging transactions, we may expose ourselves to risks associated with such transactions. We may utilize instruments such as forward contracts, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates and market interest rates. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the underlying portfolio positions should increase. Moreover, it may not be possible to hedge against an exchange rate or interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

The success of our hedging transactions will depend on our ability to correctly predict movements in currencies and interest rates. Therefore, while we may enter into such transactions to seek to reduce currency exchange rate and interest rate risks, unanticipated changes in currency exchange rates or interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged.

Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. In addition, it may not be possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of factors not related to currency fluctuations.

We are a non-diversified investment company within the meaning of the 1940 Act, and therefore we are not limited with respect to the proportion of our assets that may be invested in securities of a single issuer.

We are classified as a non-diversified investment company within the meaning of the 1940 Act, which means that we are not limited by the 1940 Act with respect to the proportion of our assets that we may invest in securities of a single issuer. Beyond the asset diversification requirements associated with our qualification as a RIC under the Code, we do not have fixed guidelines for diversification. To the extent that we assume large positions in the securities of a small number of issuers or our investments are concentrated in relatively few industries, our net asset value may fluctuate to a greater extent than that of a diversified investment company as a result of changes in the financial condition or the market’s assessment of the issuer. We may also be more susceptible to any single economic or regulatory occurrence than a diversified investment company.

Our portfolio will lack diversification among portfolio companies, which will subject us to a risk of significant loss if one or more of these companies default on their obligations under any of their debt instruments.

Our portfolio may hold a limited number of portfolio companies. Beyond the asset diversification requirements associated with our qualification as a RIC, we will not have fixed guidelines for diversification, and our investments may be concentrated in relatively few companies. As our portfolio is less diversified than the portfolios of some larger funds, we are more susceptible to failure if a single loan fails. Similarly, the aggregate returns we realize may be significantly adversely affected if a small number of investments perform poorly or if we need to write down the value of any one investment.

Our portfolio may be concentrated in a limited number of industries, which may subject us to a risk of significant loss if there is a downturn in a particular industry in which a number of our investments are concentrated.

Our portfolio may be concentrated in a limited number of industries. A downturn in any particular industry in which we are invested could significantly impact the aggregate returns we realize. If an industry in which we have significant investments suffers from adverse business or economic conditions, as these industries have to varying degrees, a material portion of our investment portfolio could be affected adversely, which, in turn, could adversely affect our financial position and results of operations.

Our failure to make follow-on investments in our portfolio companies could impair the value of our portfolio.

Following an initial investment in a portfolio company, we may make additional investments in that portfolio company as “follow-on” investments, in order to: (1) increase or maintain in whole or in part our equity ownership percentage; (2) exercise warrants, options, or convertible securities that were acquired in the original or a subsequent financing; or (3) attempt to preserve or enhance the value of our investment. However, we may elect not to make follow-on investments or lack sufficient funds to make those investments. We will have the discretion to make any follow-on investments, subject to the availability of capital resources. Our failure to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment or may result in a missed opportunity for us to increase our participation in a successful operation. Even if we have sufficient capital to make a desired follow-on investment, we may elect not to make a follow-on investment because we do not want to increase our concentration of risk, we prefer other opportunities, we are subject to BDC requirements that would prevent such follow-on investments, or the follow-on investment would affect our qualification as a RIC.

Because we generally will not hold controlling equity interests in our portfolio companies, we may not be able to exercise control over our portfolio companies or to prevent decisions by management of our portfolio companies that could decrease the value of our investments.

We will not hold controlling equity positions in any of the portfolio companies included in our portfolio and, although we may do so in the future, we do not currently intend to hold controlling equity positions in our portfolio companies. As a result, we will be subject to the risk that a portfolio company may make business decisions with which we disagree, and that the management and/or shareholders of a portfolio company may take risks or otherwise act in ways that are adverse to our interests. Due to the lack of liquidity of the debt and equity investments that we expect to hold in our portfolio companies, we may not be able to dispose of our investments in the event we disagree with the actions of a portfolio company and may therefore suffer a decrease in the value of our investments.

Prepayments of our debt investments by our portfolio companies could adversely impact our results of operations and ability to make shareholder distributions.

We are subject to the risk that the debt investments we make in portfolio companies may be repaid prior to maturity. We expect that our investments will generally allow for repayment at any time subject to certain penalties. When this occurs, we may reinvest these proceeds in temporary investments, pending their future investment in accordance with our investment strategy. These temporary investments will typically have substantially lower yields than the debt being prepaid, and we could experience significant delays in reinvesting these amounts. Any future investment may also be at lower yields than the debt that was repaid. As a result, our results of operations could be materially adversely affected if one or more of our portfolio companies elect to prepay amounts owed to us. Additionally, prepayments could negatively impact our ability to make, or the amount of, shareholder distributions with respect to our Shares.

Defaults by our portfolio companies will harm our operating results.

A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its loans and foreclosure on its secured assets, which could trigger cross- defaults under other agreements and jeopardize a portfolio company’s ability to meet its obligations under the debt or equity securities that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms—which may include the waiver of certain financial covenants—with a defaulting portfolio company. These expenses could materially and adversely affect our operating results and cash flow.

If our portfolio companies are unable to protect their intellectual property rights, our business and prospects could be harmed, and if portfolio companies are required to devote significant resources to protecting their intellectual property rights, the value of our investment could be reduced.

Our future success and competitive position will depend in part upon the ability of our portfolio companies to obtain, maintain and protect proprietary technology used in their products and services. The intellectual property held by our portfolio companies often represents a substantial portion of the collateral securing our investments and/ or constitutes a significant portion of the portfolio companies’ value and may be available in a downside scenario to repay our loans. Our portfolio companies will rely, in part, on patent, trade secret, and trademark law to protect that technology, but competitors may misappropriate their intellectual property, and disputes as to ownership of intellectual property may arise. Portfolio companies may, from time to time, be required to institute litigation to enforce their patents, copyrights, or other intellectual property rights; protect their trade secrets; determine the validity and scope of the proprietary rights of others; or defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources. Similarly, if a portfolio company is found to infringe or misappropriate a third-party’s patent or other proprietary rights, it could be required to pay damages to the third party, alter its products or processes, obtain a license from the third-party, and/or cease activities utilizing the proprietary rights, including making or selling products utilizing the proprietary rights. Any of the foregoing events could negatively affect both the portfolio company’s ability to service our debt investment and the value of any related debt and equity securities that we own, as well as any collateral securing our investment.

Any unrealized losses we experience on our loan portfolio may be an indication of future realized losses, which could reduce our income available for distribution.

As a BDC, we will be required to carry our investments at market value or, if no market value is ascertainable, at the fair value as determined in good faith by the Board. Decreases in the market values or fair values of our investments will be recorded as unrealized depreciation. Any unrealized losses in our loan portfolio could be an indication of a portfolio company’s inability to meet its repayment obligations to us with respect to the affected loans. This could result in realized losses in the future and ultimately in reductions of our income available for distribution in future periods.

Our investments in leveraged portfolio companies may be risky, and you could lose all or part of your investment.

Investment in leveraged companies involves a number of significant risks. Leveraged companies in which we invest may have limited financial resources and may be unable to meet their obligations under their loans and debt securities that we hold. Such developments may be accompanied by deterioration in the value of any collateral and a reduction in the likelihood of our realizing any guarantees that we may have obtained in connection with our investment. Smaller leveraged companies also may have less predictable operating results and may require substantial additional capital to support their operations, finance their expansion or maintain their competitive position.

Our portfolio companies may incur debt that ranks equally with, or senior to, our investments in such companies.

We intend to invest a portion of our capital in second lien and subordinated loans issued by our portfolio companies. The portfolio companies usually have, or may be permitted to incur, other debt that ranks equally with, or senior to, the loans in which we invest. By their terms, such debt instruments may provide that the holders are entitled to receive payment of interest or principal on or before the dates on which we are entitled to receive payments in respect of the loans in which we invest. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of debt instruments ranking senior to our investment in that portfolio company would typically be entitled to receive payment in full before we receive any distribution in respect of our investment. After repaying senior creditors, a portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of debt ranking equally with loans in which we invest, we would have to share any distributions on an equal and ratable basis with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.

Additionally, certain loans that we may make to portfolio companies may be secured on a second priority basis by the same collateral securing senior secured debt of such companies. The first priority liens on the collateral will secure the portfolio company’s obligations under any outstanding senior debt and may secure certain other future debt that may be permitted to be incurred by the portfolio company under the agreements governing the loans. The holders of obligations secured by first priority liens on the collateral will generally control the liquidation of, and be entitled to receive proceeds from, any realization of the collateral to repay their obligations in full before us. In addition, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from sales of all of the collateral would be sufficient to satisfy the loan obligations secured by the second priority liens after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the loan obligations secured by the second priority liens, then we, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the portfolio company’s remaining assets, if any.

We may also make unsecured loans to portfolio companies, meaning that such loans will not benefit from any interest in collateral of such companies. Liens on such portfolio companies’ collateral, if any, will secure the portfolio company’s obligations under its outstanding secured debt and may secure certain future debt that is permitted to be incurred by the portfolio company under its secured loan agreements. The holders of obligations secured by such liens will generally control the liquidation of, and be entitled to receive proceeds from, any realization of such collateral to repay their obligations in full before us. In addition, the value of such collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from sales of such collateral would be sufficient to satisfy our unsecured loan obligations after payment in full of all secured loan obligations. If such proceeds were not sufficient to repay the outstanding secured loan obligations, then our unsecured claims would rank equally with the unpaid portion of such secured creditors’ claims against the portfolio company’s remaining assets, if any.

The rights we may have with respect to the collateral securing the loans we make to our portfolio companies with senior debt outstanding may also be limited pursuant to the terms of one or more intercreditor agreements that we enter into with the holders of such senior debt. Under a typical intercreditor agreement, at any time that obligations that have the benefit of the first priority liens are outstanding, any of the following actions that may be taken in respect of the collateral will be at the direction of the holders of the obligations secured by the first priority liens:

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the ability to cause the commencement of enforcement proceedings against the collateral;
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the ability to control the conduct of such proceedings;
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the approval of amendments to collateral documents;
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releases of liens on the collateral; and
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waivers of past defaults under collateral documents.

We may not have the ability to control or direct such actions, even if our rights are adversely affected.

The disposition of our investments may result in contingent liabilities.

We currently expect that substantially all of our investments will involve loans and private securities. In connection with the disposition of such an investment, we may be required to make representations about the business and financial affairs of the portfolio company typical of those made in connection with the sale of a business. We may also be required to indemnify the purchasers of such investment to the extent that any such representations turn out to be inaccurate or with respect to potential liabilities. These arrangements may result in contingent liabilities that ultimately result in funding obligations that we must satisfy through our return of distributions previously made to us.

We may not realize gains from our equity investments.

Certain investments that we may make in the future include warrants or other equity securities. Investments in equity securities involve a number of significant risks, including the risk of further dilution as a result of additional issuances, inability to access additional capital and failure to pay current distributions. Investments in preferred securities involve special risks, such as the risk of deferred distributions, credit risk, illiquidity and limited voting rights. In addition, we may from time to time make non-control, equity investments in portfolio companies. Our goal is ultimately to realize gains upon our disposition of such equity interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience. We also may be unable to realize any value if a portfolio company does not have a liquidity event, such as a sale of the business, recapitalization or public offering, which would allow us to sell the underlying equity interests. We will sometimes seek puts or similar rights to give us the right to sell our equity securities back to the portfolio company issuer. We may be unable to exercise these put rights for the consideration provided in our investment documents if the issuer is in financial distress.

The Fund may in the future determine to fund a portion of its investments with preferred stock, which would magnify the potential for gain or loss and the risks of investing in the Fund in the same way as borrowings.

Preferred stock, which is another form of leverage, has the same risks to the Fund’s shareholders as borrowings because the dividends on any preferred stock the Fund issues must be cumulative. Payment of such dividends and repayment of the liquidation preference of such preferred stock must take preference over any dividends or other payments to our common shareholders, and preferred shareholders are not subject to any of the Fund’s expenses or losses and are not entitled to participate in any income or appreciation in excess of their stated preference.

Covenant-lite loans may expose us to different risks, including with respect to liquidity, ability to restructure loans, credit risks and less protective loan documentation, than is the case with loans that contain financial maintenance covenants.

Certain loans in our portfolio may consist of “covenant-lite” loans. Generally, covenant-lite loans permit borrowers more opportunity to negatively impact lenders because such loans may not require the borrower to maintain debt service or other financial ratios and do not include terms which allow the lender to monitor the performance of the borrower and declare a default if certain criteria are breached.

Accordingly, to the extent we invest in covenant-lite loans, we may have less protection from borrower actions and may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants. Ownership of covenant-lite loans may expose us to different risks, including with respect to liquidity, ability to restructure loans, credit risks and less protective loan documentation, than is the case with loans that contain financial maintenance covenants.

Risks Relating to an Investment in Our Shares

An investment in our Shares will have limited liquidity.

Our Shares constitute illiquid investments for which there is not, and will likely not be, a secondary market at any time. Investing in the Fund is suitable only for sophisticated investors and requires the financial ability and willingness to accept the high risks and lack of liquidity inherent in an investment in the Fund. Shareholders must be prepared to bear the economic risk of an investment in our Shares for an extended period of time.

The Shares have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

There are restrictions on the ability of holders of our Shares to transfer Shares in excess of the restrictions typically associated with a private placement of securities under Regulation D and other exemptions from registration under the Securities Act, including restrictions to prevent all or any portions of our assets to constitute “plan assets” under ERISA or Section 4975 of the Code.

We are relying on an exemption from registration under the Securities Act and state securities laws in offering Shares pursuant to the Subscription Agreements. As such, absent an effective registration statement covering our Shares, such Shares may be resold only in transactions that are exempt from the registration requirements of the Securities Act and under any other applicable securities laws and in accordance with the terms of the relevant Subscription Agreement. In addition, under the Subscription Agreement, no Shares may be sold or transferred in the event that such transfer would, among other things, (i) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA, or Section 4975 of the Code, or (ii) cause all or any portion of the assets of the Fund to constitute “plan assets” under ERISA or Section 4975 of the Code. Our Shares have limited transferability which could delay, defer or prevent a transaction or a change of control of the Fund that might involve a premium price for our securities or otherwise be in the best interest of our shareholders.

There is a risk that you may not receive distributions or that our distributions may not grow over time or a portion of your distributions may be a return of capital.

We intend to make distributions on a quarterly basis to our shareholders out of assets legally available for distribution. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. Our ability to pay distributions might be adversely affected by the impact of one or more of the risk factors described herein. Due to the asset coverage test applicable to us under the 1940 Act as a BDC, we may be limited in our ability to make distributions. If we violate certain covenants under any existing or future credit facilities or other leverage, we may be limited in our ability to make distributions. If we declare a distribution, we may be forced to sell some of our investments in order to make cash distribution payments. To the extent we make distributions to shareholders that include a return of capital, such portion of the distribution essentially constitutes a return of the shareholder’s investment. Although such return of capital may not be taxable, such distributions would generally decrease a shareholder’s basis in our Shares and may therefore increase such shareholder’s tax liability for capital gains upon the future sale of such Shares. A return of capital distribution may cause a shareholder to recognize a capital gain from the sale of our Shares even if the shareholder sells its shares for less than the original purchase price. All distributions will be made at the discretion of our Board and will depend on our earnings, financial condition, maintenance of RIC status, compliance with applicable BDC regulations, and such other factors as our Board may deem relative from time to time. We cannot assure you that we will make distributions to our shareholders in the future.

We may in the future choose to pay dividends in our own Shares, in which case you may be required to pay tax in excess of the cash you receive.

We may distribute taxable dividends that are payable in part in our Shares. Under certain applicable provisions of the Code and the Treasury regulations, distributions payable in cash or in shares of Shares at the election of shareholders are treated as taxable dividends. The IRS has issued a revenue procedure with respect to publicly offered RICs indicating that this rule will apply if the total amount of cash to be distributed is not less than 20% of the total distribution. Under this revenue procedure, if too many shareholders elect to receive their distributions in cash, each such shareholder would receive a pro rata share of the total cash to be distributed and would receive the remainder of their distribution in Shares. If we are able to and decide to make any distributions consistent with this revenue procedure that are payable in part in our Shares, taxable shareholders receiving such dividends will be required to include the full amount of the dividend (whether received in cash, our Shares, or combination thereof) as ordinary income (or as long-term capital gain to the extent such distribution is properly reported as a capital gain dividend) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, a U.S. shareholder may be required to pay tax with respect to such dividends in excess of any cash received. If a U.S. shareholder sells the Shares it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the NAV of our Shares at the time of the sale. Furthermore, with respect to non-U.S. shareholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in Shares.

Shareholders may be subject to the short-swing profits rules under the Exchange Act as a result of an investment in us.

Persons with the right to appoint a director/trustee or who hold more than 10% of a class of our shares may be subject to Section 16(b) of the Exchange Act, which recaptures for the benefit of the issuer profits from the purchase and sale of registered stock within a six-month period.

Shareholders may experience dilution in their ownership percentage if they do not participate in our dividend reinvestment plan.

All distributions declared in cash payable to shareholders that are participants in our dividend reinvestment plan are generally automatically reinvested in the Shares of the applicable Share class. As a result, shareholders that do not participate in the dividend reinvestment plan may experience dilution over time. Investing in our Shares may involve an above average degree of risk.

The investments we make in accordance with our investment objective may result in a higher amount of risk, and higher volatility or loss of principal, than alternative investment options. Our investments in portfolio companies may be speculative and, therefore, an investment in our Shares may not be suitable for someone with lower risk tolerance.

Although we expect to adopt a share repurchase program, we have discretion to not repurchase your shares, to suspend the program, and to cease repurchases.

The Board may not adopt a share repurchase program, and if such a program is adopted, may amend, suspend or terminate the share repurchase program at any time in its discretion. You may not be able to sell your shares at all in the event the Board amends, suspends or terminates the share repurchase program, absent a liquidity event, and we currently do not intend to undertake a liquidity event, and we are not obligated by our Organizational Documents or otherwise to effect a liquidity event at any time. If less than the full amount of the Shares requested to be repurchased in any given repurchase offer are repurchased, funds will be allocated pro rata based on the total number of shares being repurchased without regard to class. The share repurchase program has many limitations, and will be subject to compliance with applicable covenants and restrictions under our financing arrangements and regulatory restrictions, and should not be relied upon as a method to sell shares promptly or at a desired price.

The timing of our repurchase offers pursuant to our share repurchase program may be at a time that is disadvantageous to our shareholders.

In the event a shareholder chooses to participate in our share repurchase program, the shareholder will be required to provide us with notice of intent to participate prior to knowing what the net asset value per Share of the applicable Share class will be on the repurchase date. Although a shareholder will have the ability to withdraw a repurchase request prior to the repurchase date, to the extent a shareholder seeks to sell Shares to us as part of our periodic share repurchase program, the shareholder will be required to do so without knowledge of what the repurchase price of our Shares will be on the repurchase date.

Risks Related to U.S. Federal Income Tax

We will be subject to corporate-level U.S. federal income tax if we are unable to maintain our qualification as a RIC under subchapter M of the Code.

To obtain and maintain our qualification as a RIC under subchapter M of the Code, we must meet certain source-of-income, asset diversification and distribution requirements. The source-of-income requirement will be satisfied if we obtain at least 90% of our income for each year from dividends, interest, gains from the sale of stock or securities or similar sources. The distribution requirement for a RIC is satisfied if we timely distribute at least 90% of our net ordinary income and net short-term capital gains in excess of net long-term capital losses, if any, to our shareholders on an annual basis. Because we incur debt, we will be subject to certain asset coverage ratio requirements under the 1940 Act and financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to maintain our qualification as a RIC. If we are unable to obtain cash from other sources, we may fail to obtain or maintain our qualification as a RIC and, thus, may be subject to corporate-level U.S. federal income tax. To obtain and maintain our qualification as a RIC, we must also meet certain asset diversification requirements at the end of each calendar quarter. Failure to meet these tests may result in our having to dispose of certain investments quickly in order to prevent the loss of our qualification as a RIC. Because most of our investments are in private or thinly-traded public companies, any such dispositions may be made at disadvantageous prices and may result in substantial losses. In addition, the Fund anticipates that it may have difficulty satisfying the asset diversification requirements as the Fund deploys initial capital and builds its portfolio. No certainty can be provided that we will satisfy the asset diversification requirements or the other requirements necessary to obtain and maintain our qualification as a RIC. If we fail to obtain and maintain our qualification as a RIC for any reason and become subject to corporate-level U.S. federal income tax, the resulting corporate income taxes could substantially reduce our net assets, the amount of income available for distributions to our shareholders and the amount of funds available for new investments. Such a failure may have a material adverse effect on us and our shareholders.

We may have difficulty paying our required distributions if we recognize income before, or without, receiving cash representing such income.

For U.S. federal income tax purposes, we will include in income certain amounts that we have not yet received in cash, such as the accrual of OID. This may arise if we receive warrants in connection with the making of a loan and in other circumstances, or through contracted PIK interest, which represents contractual interest added to the loan balance and due at the end of the loan term. Such OID, which could be significant relative to our overall investment activities, and increases in loan balances as a result of contracted PIK arrangements will be included in income before we receive any corresponding cash payments. We also may be required to include in income certain other amounts that we will not receive in cash.

To the extent the Fund invests in OID instruments, including PIK, zero coupon bonds, and debt securities with attached warrants, investors will be exposed to the risks associated with the inclusion of such non-cash income in taxable and accounting income prior to receipt of cash, including the following:

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The interest payments deferred on a PIK loan are subject to the risk that the borrower may default when the deferred payments are due in cash at the maturity of the loan;
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The interest rates on PIK loans are higher to reflect the time-value of money on deferred interest payments and the higher credit risk of borrowers who may need to defer interest payments, and PIK instruments generally represent a significantly higher credit risk than coupon loans;
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OID and PIK instruments may have unreliable valuations because the accruals require judgments about ultimate collectability of the deferred payments and the value of the associated collateral;
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Use of PIK and OID securities may provide certain benefits to the Adviser because an election to defer PIK interest payments by adding them to principal increases our future investment income which increases the Fund’s net assets and, thus, increases future base management fees to the Adviser and, because interest payments will then be payable on a larger principal amount, the PIK election also increases the Adviser’s future income incentive fees at a compounding rate;
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Market prices of OID and PIK instruments and other zero-coupon instruments are affected to a greater extent by interest rate changes, and may be more volatile than instruments that pay interest periodically in cash. While PIK instruments are usually less volatile than zero-coupon debt instruments, PIK instruments are generally more volatile than cash pay securities;

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The deferral of interest on a PIK loan increases its loan-to-value ratio, which is a measure of the riskiness of a loan;
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OID creates the risk of non-refundable cash payments to the Adviser based on non-cash accruals that may never be realized;
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Even if the conditions for income accrual under GAAP are satisfied, a borrower could still default when actual payment is due upon the maturity of such loan;
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The Fund may be required under the tax laws to make distributions of OID income to shareholders without receiving any cash. Such required cash distributions may have to be paid from offering proceeds or the sale of fund assets; and
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The required recognition of OID, including PIK, interest for U.S. federal income tax purposes may have a negative impact on liquidity, because it represents a non-cash component of the Fund’s taxable income that must, nevertheless, be distributed in cash to investors to avoid it being subject to corporate level taxation. The 1940 Act does not require investors be given notice of this fact.

Since in certain cases we may recognize income before or without receiving cash representing such income, we may have difficulty meeting the requirement to timely distribute at least 90% of our net ordinary income and net short-term capital gains in excess of net long-term capital losses, if any, to maintain our qualification as a RIC. In such a case, we may have to sell some of our investments at times we would not consider advantageous or raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If we are not able to obtain such cash from other sources, we may fail to obtain or maintain our qualification as a RIC and thus be subject to corporate-level U.S. federal income tax.

Non-U.S. shareholders may be subject to withholding of U.S. federal income tax on dividends paid by us.

Distributions of our “investment company taxable income” to a non-U.S. shareholder that are not effectively connected with the non-U.S. shareholder’s conduct of a trade or business within the United States will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) to the extent of the Fund’s current or accumulated earnings and profits.

Certain properly reported dividends are generally exempt from withholding of U.S. federal income tax where they are paid in respect of our (1) “qualified net interest income” (generally, the U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we or the non-U.S. shareholder are at least a 10% equity holder, reduced by expenses that are allocable to such income) or (2) “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over the net long-term capital loss for such taxable year), and certain other requirements are satisfied.

However, no assurance can be given as to whether any of our distributions will be eligible for this exemption from U.S. withholding tax or, if eligible, will be reported as such by us. Furthermore, in the case of our Shares held through an intermediary, the intermediary may have withheld U.S. federal income tax even if we reported the payment as an interest-related dividend or short-term capital gain dividend. Since our Shares will be subject to significant transfer restrictions, and an investment in our Shares will generally be illiquid, non-U.S. shareholders whose distributions on our Shares are subject to U.S. withholding tax may not be able to transfer their shares of our Shares easily or quickly or at all.

A failure of any portion of our distributions to qualify for the exemption for interest-related dividends or short- term capital gain dividends would not affect the treatment of non-U.S. shareholders that qualify for an exemption from U.S. withholding tax on dividends by reason of their special status (for example, foreign government- related entities and certain pension funds resident in favorable treaty jurisdictions).

We cannot predict how tax reform legislation will affect us, our investments, or our shareholders, and any such legislation could adversely affect our business.

Legislative or other actions relating to taxes could have a negative effect on us. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Recent legislation has made many changes to the Code, including significant changes to the taxation of business entities, the deductibility of interest expense, and the tax treatment of capital investment. We cannot predict with certainty how any changes in the tax laws might affect us, our shareholder, or our portfolio investments. New legislation and any U.S. Treasury regulations, administrative interpretations or court decisions interpreting such legislation could significantly and negatively affect our ability to qualify for tax treatment as a RIC or the U.S. federal income tax consequences to us and our investors of such qualification, or could have other adverse consequences. Investors are urged to consult with their tax adviser regarding tax legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our Shares.

Risks Relating to the Current Environment

Political, social and economic uncertainty creates and exacerbates risks.

Social, political, economic and other conditions and events (such as natural disasters, epidemics and pandemics, terrorism, conflicts and social unrest) will occur that create uncertainty and have significant impacts on issuers, industries, governments and other systems, including the financial markets, to which companies and their investments are exposed. As global systems, economies and financial markets are increasingly interconnected, events that once had only local impact are now more likely to have regional or even global effects. Events that occur in one country, region or financial market will, more frequently, adversely impact issuers in other countries, regions or markets, including in established markets such as the United States. These impacts can be exacerbated by failures of governments and societies to adequately respond to an emerging event or threat.

Uncertainty can result in or coincide with, among other things: increased volatility in the financial markets for securities, derivatives, loans, credit and currency; a decrease in the reliability of market prices and difficulty in valuing assets (including portfolio company assets); greater fluctuations in spreads on debt investments and currency exchange rates; increased risk of default (by both government and private obligors and issuers); further social, economic, and political instability; nationalization of private enterprise; greater governmental involvement in the economy or in social factors that impact the economy; changes to governmental regulation and supervision of the loan, securities, derivatives and currency markets and market participants and decreased or revised monitoring of such markets by governments or self-regulatory organizations and reduced enforcement of regulations; limitations on the activities of investors in such markets; controls or restrictions on foreign investment, capital controls and limitations on repatriation of invested capital; the significant loss of liquidity and the inability to purchase, sell and otherwise fund investments or settle transactions (including, but not limited to, a market freeze); unavailability of currency hedging techniques; substantial, and in some periods extremely high, rates of inflation, which can last many years and have substantial negative effects on credit and securities markets as well as the economy as a whole; recessions; and difficulties in obtaining and/or enforcing legal judgments.

The effects of a public health emergency may materially and adversely impact (i) the value and performance of us and our portfolio companies, (ii) the ability of our borrowers to continue to meet loan covenants or repay loans provided by us on a timely basis or at all, which may require us to restructure our investments or write down the value of our investments, (iii) our ability to repay debt obligations, on a timely basis or at all, or (iv) our ability to source, manage and divest investments and achieve our investment objectives, all of which could result in significant losses to us. We will also be negatively affected if the operations and effectiveness of the Adviser or a portfolio company (or any of the key personnel or service providers of the foregoing) is compromised or if necessary or beneficial systems and processes are disrupted.

Any public health emergency or any outbreak of other existing or new epidemic diseases, or the threat thereof, and the resulting financial and economic market uncertainty could have a significant adverse impact on us and the fair value of our investments and our portfolio companies.

The extent of the impact of any public health emergency on our and our portfolio companies’ operational and financial performance will depend on many factors, including the duration and scope of such public health emergency, the actions taken by governmental authorities to contain its financial and economic impact, the extent of any related travel advisories and restrictions implemented, the impact of such public health emergency on overall supply and demand, goods and services, investor liquidity, consumer confidence and levels of economic activity and the extent of its disruption to important global, regional and local supply chains and economic markets, all of which are highly uncertain and cannot be predicted. In addition, our and our portfolio companies’ operations may be significantly impacted, or even temporarily or permanently halted, as a result of government quarantine measures, voluntary and precautionary restrictions on travel or meetings and other factors related to a public health emergency, including its potential adverse impact on the health of any of our or our portfolio companies’ personnel. This could create widespread business continuity issues for us and our portfolio companies.

These factors may also cause the valuation of our investments to differ materially from the values that we may ultimately realize. Any public health emergency or the threat thereof, and the resulting financial and economic market uncertainty could have a significant adverse impact on us and the fair value of our investments and our portfolio companies.

Adverse developments in the credit markets may impair our ability to secure debt financing.

In past economic downturns, such as the financial crisis in the United States that began in mid-2007 and during other times of extreme market volatility, many commercial banks and other financial institutions stopped lending or significantly curtailed their lending activity. In addition, in an effort to stem losses and reduce their exposure to segments of the economy deemed to be high risk, some financial institutions limited routine refinancing and loan modification transactions and even reviewed the terms of existing facilities to identify bases for accelerating the maturity of existing lending facilities. As a result, it may be difficult for us to obtain desired financing to finance the growth of our investments on acceptable economic terms, or at all, during such periods of market volatility.

If we are unable to consummate borrowing or financing arrangements on commercially reasonable terms, our liquidity may be reduced significantly. If we are unable to repay amounts outstanding under any facility we may enter into and are declared in default or are unable to renew or refinance any such facility, it would limit our ability to initiate significant originations or to operate our business in the normal course. These situations may arise due to circumstances that we may be unable to control, such as inaccessibility of the credit markets, a severe decline in the value of the U.S. dollar, a further economic downturn or an operational problem that affects third parties or us and could materially damage our business.

Further downgrades of the U.S. credit rating, impending automatic spending cuts or another government shutdown could negatively impact our liquidity, financial condition and earnings.

U.S. debt ceiling and budget deficit concerns have increased the possibility of additional credit-rating downgrades and economic slowdowns, or a recession in the United States. Although U.S. lawmakers passed legislation to raise the federal debt ceiling on multiple occasions, including a suspension of the federal debt ceiling in June 2023, ratings agencies have lowered or threatened to lower the long-term sovereign credit rating on the United States.

The impact of this or any further downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness could adversely affect the U.S. and global financial markets and economic conditions. Absent further quantitative easing by the Federal Reserve, these developments could cause interest rates and borrowing costs to rise, which may negatively impact our ability to access the debt markets on favorable terms. In addition, disagreement over the federal budget has caused the U.S. federal government to shut down for periods of time. Continued adverse political and economic conditions could have a material adverse effect on our business, financial condition and results of operations.

Global economic, regulatory and market conditions may adversely affect our business, results of operations and financial condition, including our revenue growth and profitability.

From time to time, social and political tensions in the United States and around the world, may contribute to increased market volatility, may have long-term effects on the U.S. and worldwide financial markets, and may cause economic uncertainties or deterioration in the United States and worldwide. For example, U.S. and global capital markets experienced extreme volatility and disruption during the economic downturn that began in mid-2007, and the U.S. economy was in a recession for several consecutive calendar quarters during the same period.

Volatility in the global financial markets resulting from relapse of the Eurozone crisis, geopolitical developments in Eastern Europe, turbulence in the Chinese stock markets and global commodity markets, the United Kingdom’s departure from the European Union (the “EU”) or otherwise could have a material adverse effect on our business, financial condition and results of operations.

Volatility in the global financial markets could have an adverse effect on the United States and could result from a number of causes, including a relapse in the Eurozone crisis, geopolitical developments in Eastern Europe, turbulence in the Chinese stock markets and global commodity markets or otherwise. In 2010, a financial crisis emerged in Europe, triggered by high budget deficits and rising direct and contingent sovereign debt in Greece, Ireland, Italy, Portugal and Spain, which created concerns about the ability of these nations to continue to service their sovereign debt obligations. While the financial stability of many of such countries has improved significantly, risks resulting from any future debt crisis in Europe or any similar crisis could have a detrimental impact on the global economic recovery, sovereign and non-sovereign debt in these countries and the financial condition of European financial institutions.

Market and economic disruptions have affected, and may in the future affect, consumer confidence levels and spending, personal bankruptcy rates, levels of incurrence and default on consumer debt and home prices, among other factors. Uncertainty between the United States and other countries with respect to trade policies, treaties and tariffs, among other factors, have caused disruptions in the global markets, including markets in which we participate. We cannot assure you that these market conditions will not continue or worsen in the future. Furthermore, we cannot assure you that market disruptions in Europe, including the increased cost of funding for certain governments and financial institutions, will not impact the global economy, and we cannot assure you that assistance packages will be available, or if available, be sufficient to stabilize countries and markets in Europe or elsewhere affected by a financial crisis. To the extent uncertainty regarding any economic recovery in Europe negatively impacts consumer confidence and consumer credit factors, our business, financial condition and results of operations could be significantly and adversely affected.

The occurrence of events similar to those in recent years, such as the aftermath of the war in Iraq, instability in Afghanistan, Pakistan, Egypt, Libya, Syria, Russia, Ukraine and the Middle East, ongoing epidemics of infectious diseases in certain parts of the world, terrorist attacks in the U.S. and around the world, social and political discord, debt crises, sovereign debt downgrades, continued tensions between North Korea and the United States and the international community generally, new and continued political unrest in various countries, such as Venezuela, the exit or potential exit of one or more countries from the EU or the Economic and Monetary Union, the change in the U.S. president and the new administration, among others, may result in market volatility, may have long term effects on the U.S. and worldwide financial markets, and may cause further economic uncertainties in the U.S. and worldwide.

In addition, the foreign and fiscal policies of foreign nations, such as Russia and mainland China, may have a severe impact on the worldwide and U.S. financial markets. Sanctions imposed by the U.S. and other countries in connection with hostilities between Russia and Ukraine and the tensions between mainland China and Taiwan have caused additional financial market volatility and affected the global economy. Concerns over future increases inflation, economic recession, as well as interest rate volatility and fluctuations in oil and gas prices resulting from global production and demand levels, as well as geopolitical tension, have exacerbated market volatility.

It is unclear the extent to which the new U.S. presidential administration will propose or implement significant changes to U.S. trade, healthcare, immigration, tax foreign and government regulatory policy. In this regard, there is significant uncertainty with respect to legislation, regulation and government policy at the federal level, as well as the state and local levels. Recent events, including the 2024 U.S. presidential election, have created a climate of heightened uncertainty and introduced new and difficult-to-quantify macroeconomic and political risks with potentially far-reaching implications. To the extent the U.S. Congress or the presidential administration implements changes to U.S. policy, those changes may impact, among other things, the U.S. and global economy, international trade and relations, unemployment, immigration, corporate taxes, healthcare, the U.S. regulatory environment, inflation and other areas. Although we cannot predict the impact, if any, of these changes to our business, they could adversely affect our business, financial condition, operating results and cash flows. Until we know what policy changes are made and how those changes impact our business and the business of our competitors over the long term, we will not know if, overall, we will benefit from them or be negatively affected by them.

Capital markets disruption and economic uncertainty may make it difficult to extend the maturity of, or refinance, our existing indebtedness or obtain new indebtedness and any failure to do so could have a material adverse effect on our business, financial condition or results of operations.

Capital markets disruptions and economic uncertainty may make it difficult to extend the maturity of or refinance our existing indebtedness or obtain new indebtedness with similar terms and any failure to do so could have a material adverse effect on our business. The debt capital that will be available to us in the future, if at all, may be at a higher cost and on less favorable terms and conditions than what we currently experience, including being at a higher cost in rising rate environments. If we are unable to raise or refinance debt, then our equity investors may not benefit from the potential for increased returns on equity resulting from leverage and we may be limited in our ability to make new commitments or to fund existing commitments to our portfolio companies. An inability to extend the maturity of, or refinance, our existing indebtedness or obtain new indebtedness could have a material adverse effect on our business, financial condition or results of operations.

General Risks

We are subject to risks related to corporate social responsibility.

Our business faces increasing public scrutiny related to ESG activities. We risk damage to our brand and reputation if we fail to act responsibly in a number of areas, such as environmental stewardship, corporate governance and transparency and considering ESG factors in our investment processes. Adverse incidents with respect to ESG activities could impact the value of our brand, the cost of our operations and relationships with investors, all of which could adversely affect our business and results of operations. The consideration of ESG factors as part of the Adviser’s investment process (to the extent that the Adviser considers such ESG factors) and the potential exclusion of certain investments due to ESG considerations (to the extent applicable) may reduce the types and number of investment opportunities available to the Fund. As a result, the Fund may underperform other funds that do not consider ESG factors or exclude investments due to ESG considerations. However, the Adviser will not make investment decisions for the Fund solely on the basis of ESG considerations. In evaluating an investment that may have scored less favorably on ESG factors initially (to the extent applicable), the Adviser will consider other factors in its investment decision. Additionally, new regulatory initiatives related to ESG could adversely affect our business.

The failure in cyber security systems, as well as the occurrence of events unanticipated in our disaster recovery systems and management continuity planning could impair our ability to conduct business effectively.

The occurrence of a disaster such as a cyber-attack against us or against a third-party that has access to our data or networks, a natural catastrophe, an industrial accident, a terrorist attack or war, pandemics, events unanticipated in our disaster recovery systems, consequential employee error or a support failure from external providers, could have an adverse effect on our ability to communicate or conduct business and on our results of operations and financial condition, particularly if those events affect our computer-based data processing, transmission, storage, and retrieval systems or impact the availability, integrity, or confidentiality of our data.

We depend heavily upon computer systems to perform necessary business functions. Despite our implementation of a variety of security measures, our computers, networks, and data, like those of other companies, could be subject to cyber-attacks and unauthorized access, use, alteration, or destruction, such as from physical and electronic break-ins or unauthorized tampering, employee personation, social engineering or “phishing” attempts. Like other companies, we may experience threats to our data and systems, including malware and computer virus attacks, unauthorized access, system failures and disruptions. If one or more of these events occurs, it could potentially jeopardize the confidential, proprietary and other information processed, stored in, and transmitted through our computer systems and networks. Cyber-attacks may also be carried out in a manner that does not require gaining unauthorized access, such as causing denial-of-service attacks (i.e., efforts to make network services unavailable to intended users) on websites, servers or other online systems. Cyber security incidents and cyber-attacks have been occurring more frequently and will likely continue to increase. Such an attack could cause interruptions or malfunctions in our operations, which could result in financial losses, litigation, regulatory penalties, client dissatisfaction or loss, reputational damage, and increased costs associated with mitigation of damages and remediation.

Third parties with which we do business may also be sources of cybersecurity or other technological risk. We outsource certain functions and these relationships allow for the storage and processing of our information, as well as client, counterparty, employee, and borrower information. While we engage in actions to reduce our exposure resulting from outsourcing, ongoing threats may result in unauthorized access, loss, exposure, destruction, or other cybersecurity incident that affects our data, resulting in increased costs and other consequences as described above.

Substantial costs may be incurred in order to prevent any cyber incidents in the future. The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. Privacy and information security laws and regulation changes, and compliance with those changes, may result in cost increases due to system changes and the development of new administrative processes. In addition, we may be required to expend significant additional resources to modify our protective measures and to investigate and remediate vulnerabilities or other exposures arising from operational and security risks. There is no assurance that any efforts to mitigate cybersecurity risks undertaken by us, our affiliates, or our or their respective third-party service providers will be effective.

In addition, cybersecurity has become a top priority for regulators around the world, and some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. There may be substantial financial penalties or fines for breach of privacy laws (which may include insufficient security for personal or other sensitive information). Non-compliance with any applicable privacy or data security laws represents a serious risk to our business. Some jurisdictions have also enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal information. Breaches in security could potentially jeopardize our, the Adviser’s employees’ or our investors’ or counterparties’ confidential or other information processed and stored in, or transmitted through, our or the Adviser’s computer systems and networks (or those of our third-party service providers), or otherwise cause interruptions or malfunctions in our, the Adviser’s employees’, our investors’, our portfolio companies’, our counterparties’ or third parties’ operations, which could result in significant losses, increased costs, disruption of our business, liability to our investors, our portfolio companies and other counterparties, fines or penalties, litigation, regulatory intervention or reputational damage, which could also lead to loss of investors.

Additionally, remote working environments may be less secure and more susceptible to cyber-attacks, including phishing and social engineering attempts.

Many jurisdictions in which we operate have laws and regulations relating to data privacy, cybersecurity and protection of personal information, including, the California Consumer Privacy Act (the “CCPA”), the New York SHIELD Act, the General Data Protection Regulation (“GDPR”) and the U.K. GDPR (collectively, “Privacy Laws”). These Privacy Laws and related regulations are quickly evolving and may conflict with one another. Moreover, to the extent that these laws and regulations or the enforcement of the same become more stringent, or if new laws or regulations or enacted, our financial performance or plans for growth may be adversely impacted. In addition, compliance with applicable Privacy Laws may require adhering to stringent legal and operational requirements, which could increase compliance costs for us and our investment adviser and require the dedication of additional time and resources to compliance by us, our investment adviser or Investcorp. A failure to comply with applicable Privacy Laws could result in fines, sanctions, enforcement actions or other penalties or reputational damage.

Further, significant actual or potential theft, loss, corruption, exposure, fraudulent use or misuse of investor, employee or other personal information, proprietary business data or other sensitive information, whether by third parties or as a result of employee malfeasance or otherwise, non-compliance with our, our investment adviser’s or Investcorp’s contractual or other legal obligations regarding such data or intellectual property or a violation of Investcorp’s privacy and security policies with respect to such data could result in significant investigation, remediation and other costs, fines, penalties, litigation or regulatory actions against us and significant reputational harm, any of which could harm our business and results of operations.

There may be substantial financial penalties or fines for breach of Privacy Laws (which may include insufficient security for personal or other sensitive information). For example, the maximum penalty for breach of the GDPR is the greater of 20 million Euros and 4% of group annual worldwide turnover, and fines for each violation of the CCPA are $2,500 per violation, or $7,500 per violation for intentional violations. Non-compliance with any applicable privacy or data security laws represents a serious risk to our business, and compliance may be complicated by conflicting or inconsistent laws and regulations.

We are dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the NAV of our Shares and our ability to pay dividends.

Our business is highly dependent on the communications and information systems of the Adviser, which are provided to us on behalf of the Adviser by Investcorp pursuant to the Staffing Agreement directly or through third-party service providers. Any failure or interruption of those systems, including as a result of the termination of the Staffing Agreement or an agreement with any third-party service providers, could cause delays or other problems in our activities. Our financial, accounting, data processing, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control and adversely affect our business. There could be:

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sudden electrical or telecommunications outages;
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natural disasters such as earthquakes, tornadoes and hurricanes;
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pandemics;
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events arising from local or larger scale political or social matters, including terrorist acts; and
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cyber-attacks.

These events, in turn, could have a material adverse effect on our operating results and negatively affect the NAV of our Shares and our ability to pay dividends to our shareholders.

Increased geopolitical unrest, terrorist attacks, or acts of war may affect any market for our Shares, impact the businesses in which we invest, and harm our business, operating results, and financial condition.

Terrorist activity and the continued threat of terrorism and acts of civil or international hostility, both within the United States and abroad, as well as ongoing military and other actions and heightened security measures in response to these types of threats, may cause significant volatility and declines in the global markets, loss of life, property damage, disruptions to commerce and reduced economic activity, which may negatively impact the businesses in which we invest directly or indirectly and, in turn, could have a material adverse impact on our business, operating results, and financial condition. Losses from terrorist attacks are generally uninsurable.

Changes to United States tariff and import/export regulations may have a negative effect on our portfolio companies and, in turn, harm us.

The United States has recently enacted and proposed to enact significant new tariffs. Additionally, President Trump has directed various federal agencies to further evaluate key aspects of U.S. trade policy and there has been ongoing discussion and commentary regarding potential significant changes to United States trade policies, treaties and tariffs. There continues to exist significant uncertainty about the future relationship between the United States and other countries with respect to such trade policies, treaties and tariffs. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the United States. Any of these factors could depress economic activity and restrict our portfolio companies’ access to suppliers or customers and have a material adverse effect on their business, financial condition and results of operations, which in turn would negatively impact us.

Economic sanction laws in the United States and other jurisdictions may prohibit us and our affiliates from transacting with certain countries, individuals and companies.

Economic sanction laws in the United States and other jurisdictions may prohibit us or our affiliates from transacting with certain countries, individuals and companies. In the United States, the U.S. Department of the Treasury’s Office of Foreign Assets Control administers and enforces laws, executive orders and regulations establishing U.S. economic and trade sanctions, which prohibit, among other things, transactions with, and the provision of services to, certain non-U.S. countries, territories, entities and individuals. These types of sanctions may significantly restrict or completely prohibit investment activities in certain jurisdictions, and if we, our portfolio companies or other issuers in which we invest were to violate any such laws or regulations, we may face significant legal and monetary penalties.

The Foreign Corrupt Practices Act, or FCPA, and other anti-corruption laws and regulations, as well as anti- boycott regulations, may also apply to and restrict our activities, our portfolio companies and other issuers of our investments. If an issuer or we were to violate any such laws or regulations, such issuer or we may face significant legal and monetary penalties. The U.S. government has indicated that it is particularly focused on FCPA enforcement, which may increase the risk that an issuer or us becomes the subject of such actual or threatened enforcement. In addition, certain commentators have suggested that private investment firms and the funds that they manage may face increased scrutiny and/or liability with respect to the activities of their underlying portfolio companies. As such, a violation of the FCPA or other applicable regulations by us or an issuer of our portfolio investments could have a material adverse effect on us. We are committed to complying with the FCPA and other anti-corruption laws and regulations, as well as anti-boycott regulations, to which it is subject. As a result, we may be adversely affected because of our unwillingness to enter into transactions that violate any such laws or regulations.

The effect of global climate change may impact the operations of our portfolio companies.

There may be evidence of global climate change. Climate change creates physical and financial risk and some of our portfolio companies may be adversely affected by climate change. For example, the needs of customers of energy companies vary with weather conditions, primarily temperature and humidity. To the extent weather conditions are affected by climate change, energy use could increase or decrease depending on the duration and magnitude of any changes. Increases in the cost of energy could adversely affect the cost of operations of our portfolio companies if the use of energy products or services is material to their business. A decrease in energy use due to weather changes may affect some of our portfolio companies’ financial condition, through decreased revenues. Extreme weather conditions (including wildfires, droughts, hurricanes and floods) in general require more system backup, adding to costs, and can contribute to increased system stresses, including service interruptions. Energy companies could also be affected by the potential for lawsuits against or taxes or other regulatory costs imposed on greenhouse gas emitters, based on links drawn between greenhouse gas emissions and climate change.

We may experience fluctuations in our quarterly operating results.

We could experience fluctuations in our quarterly operating results due to a number of factors, including the interest rate payable on the loans and debt securities we acquire, the default rate on such loans and securities, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions. In light of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

New or amended laws or regulations governing our operations may adversely affect our business.

We and our portfolio companies will be subject to regulation by laws at the U.S. federal, state and local levels. These laws and regulations, as well as their interpretation, may change from time to time, and new laws, regulations and interpretations may also come into effect. Any such new or changed laws or regulations could have a material adverse effect on our business.

Additionally, changes to the laws and regulations governing our operations related to permitted investments may cause us to alter our investment strategy in order to avail ourselves of new or different opportunities. Such changes could result in material differences to the strategies and plans set forth in this Registration Statement and our filings with the SEC, and may shift our investment focus from the areas of expertise of the Adviser to other types of investments in which the Adviser may have little or no expertise or experience. Any such changes, if they occur, could have a material adverse effect on our results of operations and the value of your investment.

We, the Adviser, and our portfolio companies may maintain cash balances at financial institutions that exceed federally insured limits and may otherwise be materially affected by adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults or non-performance by financial institutions or transactional counterparties.

Our cash and our Adviser’s cash is held in accounts at U.S. banking institutions that we believe are of high quality. Cash held by us, our Adviser and by our portfolio companies in non-interest-bearing and interest-bearing operating accounts may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. If such banking institutions were to fail, we, our Adviser, or our portfolio companies could lose all or a portion of those amounts held in excess of such insurance limitations. In addition, actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems, which could adversely affect our, our Adviser’s and our portfolio companies’ business, financial condition, results of operations, or prospects.

Although we and our Adviser assess our and our portfolio companies’ banking relationships as we believe necessary or appropriate, our and our portfolio companies’ access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our respective current and projected future business operations could be significantly impaired by factors that affect us, our Adviser or our portfolio companies, the financial institutions with which we, our Adviser or our portfolio companies have arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which we, our Adviser or our portfolio companies have financial or business relationships, but could also include factors involving financial markets or the financial services industry generally.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us, our Adviser, or our portfolio companies to acquire financing on acceptable terms or at all.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information in this section contains forward-looking statements that involve risks and uncertainties. See “Item 1A. Risk Factors” and “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this Registration Statement.

Overview

We are a Delaware statutory trust organized under the laws of the state of Delaware and commenced operations on January 25, 2023. The Fund was formed to invest primarily in middle-market companies that have annual revenues of at least $50 million and EBITDA of at least $10 million through first lien, unitranche, second lien, and unsecured debt financing, often with corresponding equity of portfolio companies through warrants. The Fund expects that such equity investments will make up less than 1% of the Fund’s total assets (measured at the time of investment).

The Fund is a newly organized, externally managed closed-end management investment company that will elect to be regulated as a BDC under the 1940 Act, and expects to qualify annually, as a RIC, under subchapter M of the Code, for U.S. federal income tax purposes.

On January 25, 2023, Investcorp Investment Holdings Limited, an affiliate of the Adviser, purchased 1,245,000 Shares of the Fund at $20.00 per Share, which Shares were later assigned to Investcorp BDC Holdings Limited.

Revenues

We generate revenue in the form of interest income from debt investments, dividends from our equity interests, and capital gains and distributions, if any, on investment securities that we may acquire in portfolio companies. In addition, we may generate revenue in the form of prepayment fees, commitment, origination, structuring or due diligence fees, fees for providing significant managerial assistance, consulting fees and other investment related income. Our debt investments are typically expected to have a term of seven years with an average duration of four years. Interest from our debt securities is generally payable quarterly. Payments of principal on our debt investments may be amortized over the stated term of the investment, deferred for several years or due entirely at maturity. In some cases, our debt investments may include PIK interest. Any outstanding principal amount of our debt securities and any accrued but unpaid interest will generally become due at the maturity date. The level of interest income we receive is directly related to the balance of interest-bearing investments multiplied by the weighted average yield of our investments. We expect that the total dollar amount of interest and any dividend income that we earn will increase as the size of our investment portfolio increases.

Expenses

We do not currently have any employees and do not expect to have any employees. Our day-to-day investment operations will be managed by the Adviser, pursuant to the terms of the Investment Advisory Agreement, and services necessary for our business, including the origination and administration of our investment portfolio, will be provided by individuals who are employees of our Administrator or its affiliates, pursuant to the terms of the Administration Agreement. All investment professionals of the Adviser and its staff, when and to the extent engaged in providing investment advisory and management services under the Advisory Agreement, and the compensation and routine compensation-related overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Fund. We will bear all other costs and expenses of its operations and transactions, including those listed in the Advisory Agreement. See “Item 1. Business – Advisory Agreement.”

We will reimburse the Administrator in an amount equal to the Fund’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent, the fees and expenses associated with performing compliance functions. In addition, if requested to provide significant managerial assistance to the Fund’s portfolio companies, the Administrator will be paid an additional amount based on the services provided, which shall not exceed the amount that the Fund receives from such portfolio companies for providing this assistance.

From time to time, the Adviser or its affiliates may pay third-party providers of goods or services. We will reimburse the Adviser or such affiliates thereof for any such amounts paid on our behalf. All of the foregoing expenses will ultimately be borne by our shareholders.

From time to time, we (or our affiliates) may pay third-party providers of goods or services. All of the foregoing expenses will ultimately be borne by our shareholders.

Portfolio and Investment Activity

Portfolio Composition

We invest primarily in middle-market companies in the form of standalone first and second lien loans and unitranche loans. We may also invest in unsecured debt, bonds and in the equity of portfolio companies through warrants and other instruments. As of September 30, 2025, our investment portfolio of $43.6 million (at fair value) consisted of debt investments in 23 portfolio companies, of which 92.9% were senior secured first lien investments.

At September 30, 2025, 100% of our debt investments bore interest based on floating rates based on indices such as SOFR, the Euro Interbank Offered Rate, the Federal Funds Rate or the Prime Rate (in certain cases, subject to interest rate floors), and none bore interest at fixed rates.

Our investment portfolio may contain loans that are in the form of lines of credit or revolving credit facilities, which require us to provide funding when requested by portfolio companies in accordance with the terms of the underlying loan agreements. As of September 30, 2025, there were $1.7 million of unfunded commitments. We maintain sufficient liquidity to fund such unfunded loan commitments should the need arise.

Asset Quality

In addition to various risk management and monitoring tools, we use the Adviser’s investment rating system to characterize and monitor the credit profile and expected level of returns on each investment in our portfolio. This investment rating system uses a five-level numeric rating scale, with higher ratings indicating greater risk profiles. The following is a description of the conditions associated with each investment rating:

Investment Rating 1	Investments that are performing above expectations, and whose risks remain favorable compared to the expected risk at the time of the original investment.

Investment Rating 2

Investments that are performing within expectations and whose risks remain neutral compared to the expected risk at the time of the original investment. Generally, all new investments are initially rated 2.

Investment Rating 3	Investments that are performing below expectations and that require closer monitoring, but where no loss of return or principal is expected.

Investment Rating 4/5	Investments that are performing substantially below expectations and whose risks have increased substantially since the original investment. These investments are often or almost always in workout.

If the Adviser determines that an investment is underperforming, or circumstances suggest that the risk associated with a particular investment has significantly increased, the Adviser will increase its monitoring intensity and prepare regular updates for the investment committee, summarizing current operating results and material impending events and suggesting recommended actions. While the investment rating system identifies the relative risk for each investment, the rating alone does not dictate the scope and/or frequency of any monitoring that will be performed. The frequency of the Adviser’s monitoring of an investment will be determined by a number of factors, including, but not limited to, the trends in the financial performance of the portfolio company, the investment structure and the type of collateral securing the investment.

The following table shows the investment ratings of the investments in our portfolio, according to the Adviser’s investment rating system as of September 30, 2025, December 31, 2024 and December 31, 2023:

	As of September 30, 2025			As of December 31, 2024			As of December 31, 2023
Investment Rating	Fair Value	% of Portfolio	Number of Investments	Fair Value	% of Portfolio	Number of Investments	Fair Value	% of Portfolio	Number of Investments
1	$2,880,208	6.6%	1	$3,697,420	9.1%	2	$2,969,697	7.7%	1
2	35,103,543	80.4%	30	33,922,605	83.2%	19	31,174,856	81.0%	15
3	3,247,267	7.5%	2	1,849,105	4.5%	1	4,329,354	11.3%	2
4	2,417,302	5.5%	1	—	—	—	—	—	—
5	—	—	—	1,315,634	3.2%	2	—	—	—
Total	$43,648,320	100.0%	34	$40,784,764	100.0%	24	$38,473,907	100.0%	18

Financial Condition, Liquidity and Capital Resources

We intend to generate cash primarily from the net proceeds of the private offering, future borrowings and from cash flows from interest and fees earned from our investments and principal repayments and proceeds from sales of our investments. Our primary use of cash will be investments in portfolio companies, payments of our expenses, payment of cash distributions to our shareholders and repurchases of our Shares under our share repurchase program.

Financing Facility

On June 14, 2023, the Fund, through Investcorp US Private Credit BDC II SPV, LLC, its wholly-owned subsidiary, entered into the $20 million Capital One Revolving Financing Agreement with Capital One, National Association (“Capital One”) and Webster Bank, N.A., which is secured by collateral consisting primarily of loans in its investment portfolio. On May 20, 2024, the Fund amended the Capital One Revolving Financing Agreement to include Capital One as the only lender. The Capital One Revolving Financing Agreement, as amended, currently matures on September 14, 2026, and features a reinvestment period that ended on September 12, 2025. Borrowings under the Capital One Revolving Financing Agreement will generally bear interest payable on a quarterly basis at a rate per annum equal to the SOFR plus 3.25%, so long as no event of default has occurred (as defined in the Capital One Revolving Financing Agreement) and any remaining outstanding principal amount is payable as of September 14, 2026. The default interest rate will be equal to the interest rate then in effect plus 2.00%.

The Capital One Revolving Financing Agreement required the payment of an upfront commitment fee and an administration fee on or prior to the closing and requires the payment of an administration fee at the end of each full quarter, in addition to an unused fee of 0.75% annually for any undrawn amounts of the Capital One Revolving Financing Agreement. Borrowings under the Capital One Revolving Financing Agreement are based on a borrowing base. The Capital One Revolving Financing Agreement also requires mandatory prepayment of interest and principal upon certain events.

As of September 30, 2025, there were $18.5 million in borrowings outstanding and $1.5 million was available under the Capital One Revolving Financing Agreement. After electing to be regulated as a BDC, the Fund intends to amend the Capital One Revolving Financing Agreement.

Results of Operations

For the three months ended September 30, 2025 and 2024

Operating results for the three months ended September 30, 2025 and 2024 were as follows:

Investment income

Investment income, attributable primarily to dividends, interest and fees on our debt investments, for the three months ended September 30, 2025 and 2024 was $1.1 million and $1.2 million, respectively.

Expenses

Total expenses for the three months ended September 30, 2025 and 2024 were $1.0 million and $0.6 million respectively, and were attributable primarily to interest expense, custodian and administrator fees, organizational costs and professional fees. The increase in expenses was primarily due to an increase in legal and audit fees.

Net investment income

Net investment income for the three months ended September 30, 2025 and 2024 was $0.1 million and $0.6 million, respectively. The decrease was primarily due to an increase in legal and audit fees.

Net realized gain or loss

The net realized gain or loss during the 3 months ended September 30, 2025 and 2024 was not significant in either period

Net change in unrealized (depreciation) appreciation on investments

We recorded a net change in unrealized depreciation of $0.4 million for the three months ended September 30, 2025 and a net change in unrealized appreciation of $48,561 for the three months ended September 30, 2024.

For the nine months ended September 30, 2025 and 2024

Operating results for the nine months ended September 30, 2025 and 2024 were as follows:

Investment income

Investment income, attributable primarily to dividends, interest and fees on our debt investments, for the nine months ended September 30, 2025 and 2024 was $3.3 million and $3.7 million, respectively.

Expenses

Total expenses for the nine months ended September 30, 2025 and 2024 were $2.6 million and $1.8 million, respectively, and were attributable primarily to interest expense, custodian and administrator fees, organizational costs and professional fees.

Net investment income

Net investment income for the nine months ended September 30, 2025 and 2024 was $0.7 million and $1.9 million, respectively. The decrease was primarily due to an increase in professional fees.

Net realized gain or loss

The net realized gain on investments totaled $0.3 million for the nine months ended September 30, 2025 and the net realized loss on investments totaled $0.8 million for the nine months ended September 30, 2024. The realized gain and losses were primarily related to the restructuring of investments.

Net change in unrealized (depreciation) appreciation on investments

We recorded a net change in unrealized depreciation of $1.0 million for the nine months ended September 30, 2025, and a net change in unrealized appreciation of $0.6 million for the nine months ended September 30, 2024.

For the year ended December 31, 2024 and the period from January 25, 2023 through December 31, 2023

Operating results for the year ended December 31, 2024 and the period from January 25, 2023 through December 31, 2023 were as follows:

Investment income

Investment income, attributable primarily to dividends, interest and fees on our debt investments, for the year ended December 31, 2024 and the period from January 25, 2023 through December 31, 2023 was $4.9 million and $2.9 million, respectively.

Expenses

Total expenses for the year ended December 31, 2024 and the period from January 25, 2023 through December 31, 2023 were $2.7 million and $1.2 million, respectively, attributable primarily to interest expense, organizational costs and custodian and administrative fees.

Net investment income

Net investment income for the year ended December 31, 2024 and the period from January 25, 2023 through December 31, 2023 was $2.3 million and $1.7 million, respectively.

Net realized gain or loss

The net realized loss on investments totaled $0.8 million for the year ended December 31, 2024 and the net realized gain on investments totaled $46,065 for the period from January 25, 2023 through December 31, 2023, respectively. The net realized loss for the year ended December 31, 2024 was primarily related to the restructuring of an investment.

Net change in unrealized (depreciation) appreciation on investments

We recorded a net change in unrealized appreciation of $0.8 million and $16,101 for the year ended December 31, 2024 and the period from January 25, 2023 through December 31, 2023, respectively.

Critical Accounting Policies

The preparation of our financial statements in accordance with GAAP require management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the periods covered by such financial statements. We have identified investment valuation and revenue recognition as our most critical accounting estimates. On an ongoing basis, we evaluate our estimates, including those related to the matters described below. These estimates are based on the information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ materially from those estimates under different assumptions or conditions. A discussion of our critical accounting policies follows.

Valuation of Portfolio Investments

We value our Portfolio Investments for which market quotations are not readily available at fair value as determined in good faith by the Board, with the assistance of the Adviser and independent valuation agents, in accordance with Rule 2a-5 of the 1940 Act and GAAP, and in accordance with the Fund’s valuation methodologies. Fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date. Market participants are buyers and sellers in the principal (or most advantageous) market for the asset that (a) are independent of us, (b) are knowledgeable, having a reasonable understanding about the asset based on all available information (including information that might be obtained through due diligence efforts that are usual and customary), (c) are able to transact for the asset, and (d) are willing to transact for the asset or liability (that is, they are motivated but not forced or otherwise compelled to do so).

For purposes of Section 2(a)(41) and Rule 2a-5 under the 1940 Act, a market quotation is readily available only when that quotation is a quoted price (unadjusted) in active markets for identical investments that the Fund can access at the measurement date, provided that a quotation will not be readily available if it is not reliable. Investments for which market quotations are readily available are valued at such market quotations unless the quotations are deemed not to represent fair value. We generally obtain market quotations from recognized exchanges, market quotation systems, independent pricing services or one or more broker-dealers or market makers.

Investments for which market quotations are not readily available or for which market quotations are deemed not to represent fair value shall be subject to the fair value determination requirements under Rule 2a-5 and subject to the Fund’s valuation procedures. Because a readily available market value for many of the investments in our portfolio is often not available, we value many of our Portfolio Investments at fair value as determined in good faith by the Board using a consistently applied valuation process in accordance with a documented valuation policy that has been reviewed and approved by the Board. Due to the inherent uncertainty and subjectivity of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may differ significantly from the values that would have been used had a readily available market value existed for such investments and may differ materially from the values that we may ultimately realize. In addition, changes in the market environment and other events may have differing impacts on the market quotations used to value some of our investments than on the fair values of our investments for which market quotations are not readily available. Market quotations may also be deemed not to represent fair value in certain circumstances where we believe that facts and circumstances applicable to an issuer, a seller or purchaser, or the market for a particular security causes current market quotations not to reflect the fair value of the security. Examples of these events could include cases where a security trades infrequently, causing a quoted purchase or sale price to become stale, where there is a “forced” sale by a distressed seller, where market quotations vary substantially among market makers, or where there is a wide bid-ask spread or significant increase in the bid ask spread.

With respect to investments for which market quotations are not readily available, the Board will undertake a multi-step valuation process each quarter, as described below:

•
our quarterly valuation process begins with each investment being initially valued by the investment professionals of the Adviser responsible for the portfolio investment;
•
preliminary valuation conclusions are then documented and discussed with our senior management and the Adviser;
•
on a periodic basis, at least once annually, the valuation for each portfolio investment is reviewed by an independent valuation firm engaged by the Board;
•
the audit committee of the Board will then review these preliminary valuations and make a recommendation to the Board regarding the valuations; and
•
the Board will then discuss these preliminary valuations and determine the fair value of each investment in our portfolio in good faith, based on the input of the Adviser, the independent valuation firm and the audit committee of the Board.

Those investments for which market quotations are not readily available or for which market quotations are deemed not to represent fair value are valued utilizing a market approach, an income approach, or both approaches, as appropriate. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. In following these approaches, the types of factors that we may take into account in determining the fair value of our investments include, as relevant and among other factors: available current market data, including relevant and applicable market trading and transaction comparables, applicable market yields and multiples, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flows, the portfolio company’s performance against our expectations, the markets in which the portfolio company does business, comparisons of financial ratios of peer companies that are public, merger and acquisition comparables, our principal market (as the reporting entity) and enterprise values.

When valuing all of our investments, we strive to maximize the use of observable inputs and minimize the use of unobservable inputs. Inputs refer broadly to the assumptions that market participants would use in pricing an asset, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the assumptions market participants would use in pricing an asset or liability developed based on the best information available in the circumstances.

Our investments are categorized based on the types of inputs used in their valuation. The level in the GAAP valuation hierarchy in which an investment falls is based on the lowest level input that is significant to the valuation of the investment in its entirety. Investments are classified by GAAP into the three broad levels as follows:

Level I	Investments valued using unadjusted quoted prices in active markets for identical assets.

Level II	Investments valued using other unadjusted observable market inputs, e.g. quoted prices in markets that are not active or quotes for comparable instruments.

Level III

Investments that are valued using quotes and other observable market data to the extent available, but which also take into consideration one or more unobservable inputs that are significant to the valuation taken as a whole.

Determination of fair value involves subjective judgments. Accordingly, the notes to our financial statements express the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on the financial statements.

Revenue Recognition

Our revenue recognition policies are as follows:

Net realized gains (losses) on investments: Gains or losses on the sale of investments are calculated using the specific identification method.

Interest Income: Interest income, adjusted for amortization of premium and accretion of discount, is recorded on an accrual basis. Origination, closing, commitment, and amendment fees, purchase and original issue discounts associated with loans to portfolio companies are accreted into interest income over the respective terms of the applicable loans. Accretion of discounts or premiums is calculated by the effective interest or straight-line method, as applicable, as of the purchase date and adjusted only for material amendments or prepayments. Upon the prepayment of a loan or debt security, any prepayment penalties and unamortized fees and discounts are recorded as interest income and are non-recurring in nature.

Structuring fees and similar fees are recognized as income as earned, usually when received. Structuring fees, excess deal deposits, net profits interests and overriding royalty interests are included in other fee income.

We may hold debt investments in our portfolio that contain a PIK interest provision. The PIK interest, which represents contractually deferred interest added to the investment balance that is generally due at maturity, is recorded on the accrual basis to the extent such amounts are expected to be collected.

Non-accrual: Loans are placed on non-accrual status when principal or interest payments are past due 90 days or more or when there is reasonable doubt that principal or interest will be collected. Accrued interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment about ultimate collectability of principal. Non-accrual loans are restored to accrual status when past due principal and interest is paid and, in management’s judgment, are likely to remain current. PIK interest is not accrued if we do not expect the issuer to be able to pay all principal and interest when due. As of September 30, 2025, we had no investments on non-accrual status.

Dividend income is recorded on the ex-dividend date.

Investment transactions are accounted for on a trade-date basis. Realized gains or losses on investments are determined by calculating the difference between the net proceeds from the disposition and the amortized cost basis of the investments, without regard to unrealized gains or losses previously recognized. Realized gains or losses on the sale of investments are calculated using the specific identification method. The Company reports changes in fair value of investments as a component of the net change in unrealized appreciation (depreciation) on investments in the Consolidated Statements of Operations.

We may hold equity investments in our portfolio that contain a PIK dividend provision. PIK dividends, which represent contractual dividend payments added to the investment balance, are recorded on an accrual basis to the extent that such amounts are expected to be collected.

Contractual Obligations

We have entered into certain contracts under which we have material future commitments. If any such contractual obligation is terminated, our costs under any new agreements that we enter into may increase.

Off-Balance Sheet Arrangements

Other than contractual commitments and other legal contingencies incurred in the normal course of our business, we do not expect to have any off-balance sheet financings or liabilities.

Recent Developments

The Company's management has evaluated subsequent events through the date the financial statements were issued.

On January 5, 2026, the Company executed the Investment Advisory Agreement, the Administration Agreement and the License Agreement.

From October 1, 2025 through January 5, 2026, the Company invested a total of approximately $0.7 million, at cost, which included investments in three existing portfolio companies, and received approximately $4.7 million from the repayment of one position and the sale of one position. As of January 5, 2026, the Company had investments in 22 portfolio companies.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to financial market risks, including changes in interest rates. We plan to invest primarily in illiquid debt securities of private companies. Most of our investments will not have a readily available market price, and we will value these investments at fair value as determined in good faith by the Board in accordance with our valuation policy. There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make.

We regularly measure our exposure to interest rate risk. We assess interest rate risk and manage our interest rate exposure on an ongoing basis by comparing our interest rate sensitive assets to our interest rate sensitive liabilities. Generally, we believe higher yielding assets such as those in our investment portfolio do not necessarily follow a linear interest rate relationship and are less sensitive in price to interest rate changes than many other debt investments. Consequently, our net interest income (interest income less interest expense) is exposed to risks related to interest rate fluctuations. Based on our in-place portfolio with certain interest rate floors and our financing at September 30, 2025, a 1.00% increase in interest rates would increase our net interest income by approximately $0.2 million and a 2.00% increase in interest rates would increase our net interest income by approximately 0.5 million.

Item 3. Properties.

We do not own any real estate or other physical properties materially important to our operation or any of our subsidiaries. Our headquarters are currently located at Investcorp US Private Credit BDC II, 280 Park Avenue, New York, New York 10017, where we occupy office space pursuant to the Administration Agreement with the Adviser. We believe that our current office facilities are adequate to meet our needs.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information with respect to our Shares as of September 30, 2025, by our trustees and executive officers, both individually and as a group, and by each person known to us to beneficially own 5% or more of our Shares. With respect to persons known to us to beneficially own 5% or more of our Shares, we base such knowledge on beneficial ownership filings made by the holders with the SEC and other information known to us. Other than as set forth in the table below, none of our trustees or executive officers are deemed to beneficially own our Shares. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

There is no Share subject to options or warrants that are currently exercisable or exercisable within 60 days of September 30, 2025. Percentage of beneficial ownership is based on 1,245,000 outstanding Shares as of September 30, 2025. Unless otherwise indicated by footnote, the business address of each person listed below is 280 Park Avenue, New York, New York.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially(1)	Percentage of Class
Interested Trustees
Suhail A. Shaikh	—	—
Michael C. Mauer	—	—
Independent Trustees
Julie Persily	—	—
Lee Shaiman	—	—
Thomas Sullivan	—	—
Executive Officers
Robert Andrew Muns	—	—
Executive officers and trustees as a group 5% Holders	—	—
Investcorp BDC Holdings Limited	1,245,000	100%

(1)
Beneficial ownership in this column has been determined in accordance with Rule 13d-3 of the Exchange Act. Except as otherwise noted, each beneficial owner of more than five percent of the Fund’s Shares and each trustee and executive officer has sole voting and/or investment power over the shares reported.

Item 5. Trustees and Executive Officers.

The Fund’s business and affairs are managed under the direction of the Board. The Board consists of five members, a majority of whom are Independent Trustees. The Board elects the Fund’s officers, who serve at the discretion of the Board. The responsibilities of the Board include quarterly valuation of the Fund’s assets, corporate governance activities, oversight of the Fund’s financing arrangements and oversight of the Fund’s investment activities.

BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

Trustees

Information regarding the Fund’s current trustees is as follows:

Name	Year of Birth	Position	Trustee Since(1)
Interested Trustee:
Suhail A. Shaikh	1968	President and Chief Executive Officer	2025
Michael Mauer	1961	Chairman	2023
Independent Trustees:
Julie Persily	1965	Trustee	2023
Lee Shaiman	1956	Trustee	2025
Thomas Sullivan	1962	Trustee	2025

(1)
Each Trustee holds office for life or until his or her successor is elected or the Fund terminates, unless such Trustee resigns or is removed in accordance with the Declaration of Trust.

The address for each of our trustees is c/o CM Investment Partners LLC, 280 Park Avenue, New York, New York 10017.

Executive Officer Who Is Not a Trustee

Name	Year of Birth	Position
Robert Andrew Muns	1973	Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary

Biographical Information

Trustees

Below please find certain information relating to each of the Fund’s trustees. For the purposes of this presentation, our trustees have been divided into two groups—Independent Trustees and Interested Trustees. Interested Trustees are “interested persons” as defined in the 1940 Act.

Interested Trustee

Suhail A. Shaikh – Mr. Shaikh has served as Trustee, Chief Executive Officer and President of the Fund since September 2025. He has also served as Chief Investment Officer of the Adviser since May 2024 and as a member of the Adviser’s Investment Committee since February 2023. Mr. Shaikh also serves as Chief Executive Officer, President and a director of Investcorp Credit Management BDC, Inc. (NASDAQ: ICMB), a publicly traded business development company. Mr. Shaikh has also served on the College Board of Advisors of Middlebury College since July 2025. Prior to joining Investcorp, Mr. Shaikh served as the Head of U.S. Private Credit for Alcentra Group. Mr. Shaikh also served as Vice Chair of the Global Private Credit Investment Committee and was a Board member of Alcentra NY, LLC, external manager to funds managed by Alcentra Group. Mr. Shaikh also served as a member of Alcentra’s management committee. Mr. Shaikh was the Chief Executive Officer and Co-President of Alcentra Capital Corporation, a publicly listed business development company managed by Alcentra NY, LLC, and served on its Board of Directors. Prior to joining Alcentra, Mr. Shaikh was an additional investment professional with Solar Capital Partners LLC. Prior to being a private credit investor, Mr. Shaikh was in investment banking for over fifteen years as a leveraged finance specialist and financial sponsor banker at Bank of America Merrill Lynch, CIBC World Markets and JPMorgan & Co. He began his career as an investment analyst at Bankers Trust.

Mr. Shaikh earned an M.B.A. from The Wharton School with a concentration in Finance and graduated with an A.B. in Computer Science and Economics from Middlebury College. We believe Mr. Shaikh’s extensive experience in investing, finance, and management bring important and valuable skills to the Board.

Michael Mauer – Mr. Mauer has served as a Trustee of the Fund and Chairman of the Board since June 2023. He has also served as Vice Chairman of Private Credit at Investcorp since May 2024 and as a member of the Adviser’s Investment Committee since 2013. From 2013 to May 2024, Mr. Mauer served as Chief Executive Officer of Investcorp Credit Management BDC, Inc. (NASDAQ: ICMB), a publicly traded BDC, and as Co-Chief Investment Officer and member of the investment committee of the external investment adviser of Investcorp Credit Management BDC, Inc. Mr. Mauer continues to serve as Chairman of the Board of Directors of Investcorp Credit Management BDC, Inc. Mr. Mauer served as a Senior Managing Director and head of the leveraged loan effort at Cyrus Capital Partners, L.P. (“Cyrus Capital”) from September 2011 to February 2014. Mr. Mauer resigned from Cyrus Capital upon our election to be regulated as a BDC. From July 2009 to September 2010, Mr. Mauer worked for Icahn Capital where he was a Senior Managing Director and a member of the investment team. In addition, he was in charge of the firm’s Marketing and Investor Relations. Prior to that, Mr. Mauer was a Managing Director at Citigroup Inc. (NYSE: C), a financial services company, from 2001 to 2009. During that time, he led several businesses including Global Co-Head of Leveraged Finance and Global Co-Head of Fixed Income Currency and Commodity Distribution. In addition, during this period he was a senior member of Citigroup Inc.’s credit committee responsible for all underwriting and principal commitments of leveraged finance capital worldwide. From 1988 to 2001, Mr. Mauer held several positions at JPMorgan including Head of North American Investment Grade and Leverage Loan Syndicate, Sales and Trading businesses. Mr. Mauer began his career in 1982 at Price Waterhouse & Co., where he was a Senior Accountant and a C.P.A. Mr. Mauer received a B.S. from the University of Scranton and an M.B.A. from Columbia University. We believe Mr. Mauer’s extensive investing, finance, and restructuring experience bring important and valuable skills to the Board.

Independent Trustees

Julie Persily – Ms. Persily has served as an Independent Trustee of the Fund since June 2023. Ms. Persily has also served a director of Investcorp Credit Management BDC, Inc. (NASDAQ: ICMB), a publicly traded BDC, since 2013; Investcorp US Institutional Private Credit Fund, a private BDC, from 2022 to 2024; StepStone Private Credit Fund LLC, a private company that has elected to be regulated as a BDC, since 2023; Runway Growth Credit Fund Inc. (NASDAQ: RWAY), a publicly traded company that has elected to be regulated as a BDC, since 2016; and SEACOR Marine Holdings Inc. (NYSE: SMHI), a global marine and support transportation services company, since April 2018. Ms. Persily retired in 2011 after serving as the Co-Head of Leveraged Finance and Capital Markets of Nomura Securities North America, a unit of Nomura Holdings Inc. (NYSE: NMR), a securities and investment banking company, since July 2010. Ms. Persily previously served in various capacities at Citigroup Inc. (NYSE: C), a financial services company, including as the Co-Head of the Leveraged Finance Group from December 2006 to November 2008, the Head of Acquisition Finance Group from December 2001 to November 2006 and as Managing Director from July 1999 to November 2001. From 1990 to 1999, Ms. Persily served in various capacities including as a Managing Director, Leveraged Finance at BT Securities Corp., a financial services company and a subsidiary of Bankers Trust Corp., which was acquired by Deutsche Bank in April 1999. From 1987 to 1989, Ms. Persily served as an analyst at Drexel Burnham Lambert, a securities and investment banking company. Ms. Persily received a B.A. in psychology and economics from Columbia College and a M.B.A. in financing and accounting from Columbia Business School. We believe Ms. Persily’s extensive experience with structuring, negotiating and marketing senior loans, high yield and mezzanine financings brings important and valuable skills to the Board.

Lee Shaiman – Mr. Shaiman has served as an Independent Trustee of the Fund since September 2025. He has also served as a director and chair of the audit committee of Investcorp Credit Management BDC, Inc. (NASDAQ: ICMB), a publicly traded BDC, since 2020. Mr. Shaiman served as Executive Director of the Loan Syndications and Trading Association (“LSTA”) from January 2018 until his retirement in May 2024. Prior to joining the LSTA, Mr. Shaiman was the Chief Investment Officer and Portfolio Manager for the liquid-credit business at ArrowMark Colorado Holdings, LLC, where he led an investment team focused on investing in senior secured loans, held primarily in collateralized loan obligation vehicles. Prior to joining ArrowMark, Mr. Shaiman was a Managing Director and Senior Portfolio Manager and Chairman of the Debt Funds investment committee at Blackstone Credit (formerly, GSO Capital Partners). He was directly involved in all aspects of managing, structuring and raising funds primarily invested in senior secured loans. Since August 2024, Mr. Shaiman has also served as a director of certain open-end funds and closed-end funds of the Credit Suisse U.S. mutual fund complex. Mr. Shaiman received a Bachelor of Science in Economics from Rutgers University and a Master of Science in Accounting and Taxation from The Wharton School, University of Pennsylvania. We believe Mr. Shaiman’s extensive experience with financial institutions and his knowledge of capital markets, accounting and public company regulatory issues brings important and valuable skills to the Board.

Thomas Sullivan – Mr. Sullivan has served as an Independent Trustee of the Fund since September 2025. Mr. Sullivan has also served as a member of the board of directors and chair of the nominating and corporate governance committee of Investcorp Credit Management BDC, Inc. (NASDAQ: ICMB), a publicly traded BDC, since 2019. Mr. Sullivan served as a partner of SG Special Situations Fund L.P., whose investment manager is Standard General L.P., a New York-based investment firm that manages event-driven opportunity funds, from June 2016 to October 2024 where he was responsible for portfolio management. Prior to joining Standard General L.P., Mr. Sullivan was the managing partner of Smallwood Partners, LLC, a financial advisory services firm from 2009 to 2015 and a managing director of Investcorp International, Inc., a global middle market private equity firm from 1996 to 2008. Mr. Sullivan has served on numerous boards and committees over the prior twenty-five years. Mr. Sullivan served on the board of directors and as the chairman of the compensation committee of Spirit Realty Capital, Inc., a Maryland corporation from 2021 to February 2024. Mr. Sullivan also serves on the board of trustees of SMTA Liquidating Trust (successor to Spirit MTA REIT), a Maryland common law trust. Mr. Sullivan served as the chairman of the board of directors of NewHold Investment Corp., and as chairman of its nominating committee, from July 2020 to July 2021. Mr. Sullivan served as the chairman of NewHold Investment Corp. II, and as chairman of its nominating committee from September 2021 to April 2023. Mr. Sullivan serves as the chairman of NewHold Investment Corp. III, and as chairman of its nominating committee since February 2025. Prior to its dissolution on January 1, 2020 and the establishment of SMTA Liquidating Trust, Mr. Sullivan served on the board of trustees of Spirit MTA REIT, an externally managed, publicly traded REIT, and was chair of its compensation committee and a member of its audit committee and related party transactions committee. Mr. Sullivan also served as the chairman of the board of directors of Totes Isotoner Corporation, a private company, and was chairman of its compensation committee from 2020 to June 2024. Mr. Sullivan served as a member of the board of directors, including as a member of the audit committee, finance committee and budget advisory committee, of Media General Inc. from November 2013 to February 2017. Additionally, Mr. Sullivan served as a member of the board of directors, lead director of the suitability committee and chairperson of the nominating and governance committee of American Apparel Inc. from August 2014 to March 2016. Mr. Sullivan received a Bachelor of Science in Accountancy from Villanova University. We believe Mr. Sullivan’s extensive experience with financial institutions and his knowledge of capital markets and structured financing brings important and valuable skills to the Board.

Executive Officer Who Is Not a Trustee

Robert Andrew Muns – Mr. Muns has served as Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary of the Fund since September 2025. He also serves on CM Investment Partners LLC’s investment committee and as Chief Operating Officer and Chief Financing Officer of Investcorp Credit Management BDC, Inc. (NASDAQ: ICMB), a publicly traded BDC. Mr. Muns joined Investcorp in 2019 as part of the acquisition of CM Investment Partners LLC. Previously, he served as a Managing Director at CM Investment Partners LLC and was a joint employee of both CM Investment Partners LLC and Stifel, where he co-founded the Credit Investments Group and served as its Head of Credit. He joined Stifel in 2012 from Cantor Fitzgerald, where he was a Managing Director on the Special Situations and Leveraged Loans Desk. Mr. Muns holds an M.B.A. from Columbia Business School and a B.A. in Mathematics from Northwestern University.

Committees of the Board of Trustees

The Board has established an audit committee and may establish additional committees in the future. All trustees are expected to attend at least 75% of the aggregate number of meetings of the Board and the Audit Committee. The Fund requires each Trustee to make a diligent effort to attend all Board and Audit Committee meetings.

Audit Committee

The members of the audit committee are Ms. Persily, Mr. Shaiman and Mr. Sullivan, each of whom are Independent Trustees. Mr. Shaiman serves as chairman of the audit committee. The Board has determined that Mr. Shaiman is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K of the Securities Act. The audit committee operates pursuant to a charter approved by the Board, which sets forth the responsibilities of the audit committee. The audit committee’s responsibilities include establishing guidelines and making recommendations to the Board regarding the valuation of our loans and investments, selecting our independent registered public accounting firm, reviewing with such independent registered public accounting firm the planning, scope and results of their audit of the Fund’s financial statements, pre-approving the fees for services performed, reviewing with the independent registered public accounting firm the adequacy of internal control systems, reviewing our annual financial statements, overseeing internal audit staff and periodic filings and receiving our audit reports and financial statements.

THE ADVISER

General

The Adviser has overall responsibility for the management and affairs of the Fund. The Adviser and the Fund have entered into the Investment Advisory Agreement, pursuant to which the Adviser is delegated responsibility for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring the Fund’s investments and monitoring the Fund’s investments on an ongoing basis. Actions that are beyond the authority of the Adviser will be reserved to the Fund and the Board, including, but not limited to, the timing of and determination of amounts available for distributions by the Fund and any sale or liquidation of the Fund and/or sale or disposition of substantially all of the assets of the Fund.

The Adviser is registered as an investment adviser with the SEC under the Advisers Act. The Adviser is led by Mr. Shaikh, the Chief Investment Officer of the Adviser. Mr. Shaikh also serves as the Chief Executive Officer and President of Investcorp Credit Management BDC, Inc.

Investment Committee

Every initial investment by the Fund requires approval by a majority of the Investment Committee and such majority must include Mr. Shaikh, Chief Investment Officer of the Adviser. Every follow-on investment decision in an existing portfolio company and every investment disposition require approval by a majority of the Investment Committee. The Investment Committee currently consists of Messrs. Shaikh (Chief Investment Officer), Mauer, and Muns, Branko Krmpotic, consultant to Investcorp, and Timothy Waller, Principal of Investcorp.

Biographical information regarding the members of the Investment Committee who are not trustees or executive officers of the Fund are as follows:

Branko Krmpotic – Mr. Krmpotic currently serves as a consultant to Investcorp. Previously, Mr. Krmpotic served as a Managing Director of the Adviser. Prior to joining Investcorp, Mr. Krmpotic served as a Managing Director for Alcentra Group, where he was responsible for originating and structuring transactions, overseeing new deal due diligence and legal documentation, and served on board of directors of portfolio companies. Prior to joining Alcentra, Mr. Krmpotic was a senior analyst at Raven Asset Management, a credit hedge fund focused on a wide variety of credit investments. Prior to Raven Asset Management, he structured private transactions at GSO Capital Partners (now owned by Blackstone) and before that at Technology Investment Capital Corp. (now Oxford Square Capital). Mr. Krmpotic was a founding member at the Bank of New York in the formation of the Mezzanine Group, the predecessor of Alcentra’s U.S. Private Credit group. Mr. Krmpotic received his M.B.A. from Baruch College – CUNY, where he received the Vincent De Lorenzo award for scholastic excellence. He received undergraduate degree from New York University and the equivalent at the University of Belgrade, Serbia.

Timothy Waller – Mr. Waller currently serves as a Principal of Investcorp. Previously, Mr. Waller served as a Vice President for Alcentra Group. Prior to joining Alcentra in 2018, Mr. Waller was a senior analyst at LStar Capital, the credit arm of Lone Star Funds, where he focused on investing in unitranche and second lien structures in the middle market. Prior to joining LStar Capital in 2015, Mr. Waller was an investment banking analyst at Raymond James in the Recapitalization & Restructuring Group where he was responsible for marketing distressed M&A sale processes, distressed refinancings, and healthy debt originations. Mr. Waller received his B.S.B.A. in Finance & Accounting from Georgetown University, McDonough School of Business.

Item 6. Executive Compensation.

None of the Fund’s officers receive direct compensation from the Fund. To the extent that the Administrator outsources any of its functions, the Fund will pay the fees associated with such functions at cost. The Fund will agree to reimburse the Administrator for its allocable portion of the compensation of any personnel that it provides for use by the Fund.

No compensation is expected to be paid to our trustees who are “interested persons,” as such term is defined in Section 2(a)(19) of the 1940 Act. We will pay each Independent Trustee an annual retainer of $30,000 for their service on our Board and any committee of our Board plus $500 per Board meeting attended. They also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with each Board and committee meeting attended in person. We have obtained trustees’ and officers’ liability insurance on behalf of our trustees and officers.

Item 7. Certain Relationships and Related Transactions, and Trustee Independence.

We have entered into both the Investment Advisory Agreement with the Adviser and the Administration Agreement with Administrator. Pursuant to the Investment Advisory Agreement, we will pay the Adviser the Management Fee and the Incentive Fee. See “See “Item 1. Business — Investment Advisory Agreement” for a description of how the fees payable to the Adviser will be determined. Pursuant to the Administration Agreement, we will reimburse the Administrator for expenses necessary to perform services related to our administration and operations. In addition, the Adviser and its affiliates may engage in certain origination activities and receive attendant arrangement, structuring or similar fees.

The Adviser has contractually agreed to reimburse a portion of Class D’s annual operating expenses (excluding management fees, incentive fees, and custody fees) equal to 0.10% of Class D’s average monthly net assets, on an annualized basis, if Class D’s total net assets are equal to or greater than $50,000,000. This contractual arrangement will remain in effect unless and until the Fund’s Board or the Adviser approves its termination.

In addition, the Adviser has contractually agreed to reimburse a portion of Class I’s annual operating expenses (excluding management fees, incentive fees, and custody fees) equal to 0.25% of Class I’s average monthly net assets, on an annualized basis, if Class I’s total net assets are equal to or greater than $100,000,000. This contractual arrangement will remain in effect unless and until the Fund’s Board or the Adviser approves its termination.

The Adviser is a majority-owned subsidiary of Investcorp, and an affiliate of Investcorp acts as the investment adviser and administrator of Investcorp Credit Management BDC, Inc., an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. Investcorp Credit Management BDC, Inc. and certain affiliates are specialty finance companies that invests in substantially the same investments as the Fund. In addition, the Fund, the Adviser, its affiliates and their principals and employees may in the future serve as investment adviser, managing member or general partner to Other Accounts and conduct investment activities for their own accounts. Such Other Accounts may have investment objectives or may implement investment strategies substantially similar to those of the Fund. In addition, the principals and employees of the Fund, the Adviser and its affiliates may and do also make investments of their own personal assets in the Fund and in Other Accounts of the Adviser or its affiliates.

Except as provided otherwise, none of the Fund, the Adviser or its affiliates and their principals and employees will be required to refrain from any other activity nor disgorge any profits from any such activity and will not be required to devote all or any particular part of its time and effort to the Fund and its affairs. Rather, the Fund, the Adviser, its affiliates and their principals and employees will devote so much of its time and effort to the affairs of the Fund as the Fund, in its sole judgment, determines is necessary in order to accomplish the purposes of the Fund. The Organizational Documents specifically provide that the Adviser, its affiliates and their principals and employees may conduct any other business, including any business within the securities industry, whether or not such business is in competition with the Fund. Without limiting the generality of the foregoing, the Fund, the Adviser, its affiliates and their principals and employees may act as investment adviser for others, may manage funds or capital for others, may have, make and maintain investments in its own name or through other entities and may serve as an officer, trustee, consultant, partner or shareholder of one or more investment funds, securities firms or advisory firms.

To the extent investment opportunities are suitable for the Fund and one or more Other Accounts, the Adviser will allocate such investment opportunities among the Fund and Other Accounts in accordance with the Adviser’s allocation policy, which incorporates the conditions of the exemptive relief. To the extent investment opportunities are suitable for the Fund and one or more Other Accounts, such investment opportunities will typically be allocated among the Fund and the Other Accounts in accordance with their target investment size (or if the target investment size exceeds an available investment opportunity, pro rata based on target investment size). Target investment sizes will be determined in a manner that the Adviser considers fair, reasonable and equitable under the circumstances taking into considerations such factors as availability of capital for investment, the composition of the investment portfolios, legal, tax and regulatory considerations, and such other factors that the Adviser deems relevant in making its investment allocation determination. However, situations may arise where the Fund could be disadvantaged because of the investment activities of the Other Accounts due, among other things, to limited availability of an opportunity or the market impact of investments on behalf of the Other Accounts.

Frequently, a particular investment may be bought or sold for only the Fund, or only one Other Account, or in different amounts and at different times for Investcorp Credit Management BDC, Inc. or more than one but less than all Other Accounts, and the Fund may or may not be included in such purchase or sale. Likewise, a particular investment may be bought for the Fund or one or more Other

Accounts when one or more Other Accounts are selling the same security. In addition, purchases or sales of the same investment may be made for two or more Other Accounts (and possibly for the Fund) on the same date. Certain of the Other Accounts have different terms, fees (including incentive fees) and investment objectives from the Fund. In such events, such transactions will be allocated among the Fund and Other Accounts as in the immediately preceding paragraph. In effecting transactions, it may not always be possible, or consistent with the possibly differing investment objectives of the various Other Accounts and the Fund, to take or liquidate the same investment positions at the same time or at the same prices.

From time to time, the Fund may purchase an investment from or sell an investment to Other Accounts. Any such investment or sale of an investment by an Other Account will be consistent with all applicable law. Some conflicts of interest, such as principal trades, are particularly acute and the Adviser may seek independent consent or other conflicts resolution for transactions of such nature.

As a BDC, the Fund is subject to certain regulatory restrictions in negotiating certain investments with entities with which it may be restricted from doing so under the 1940 Act, such as the Adviser and its affiliates, unless it obtains an exemptive order from the SEC.

The Fund expects to rely on exemptive relief that has been granted by the SEC to the Adviser and certain of its affiliates, to co-invest with other funds managed by the Adviser or its affiliates, including Investcorp Credit Management BDC, Inc., in a manner consistent with the Fund’s investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. Pursuant to such exemptive relief, the Fund generally expects to be permitted to co-invest with certain of its affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of the independent members of the Board make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Fund and its shareholders and do not involve overreaching by the Fund or its shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of the Fund’s shareholders and is consistent with the Fund’s investment objective and strategies, and (3) the investment by the Fund’s affiliates would not disadvantage the Fund, and the Fund’s participation would not be on a basis different from or less advantageous than that on which its affiliates are investing. The Adviser’s investment allocation policy incorporates the conditions of the exemptive relief. As a result of exemptive relief, there could be significant overlap in the Fund’s investment portfolio and the investment portfolio of Investcorp Credit Management BDC, Inc. and/or other funds established by the Adviser or its affiliates that could avail themselves of the exemptive relief.

The foregoing does not necessarily constitute a comprehensive list of all potential and actual conflicts of interest.

Item 8. Legal Proceedings.

Neither we nor the Adviser are currently subject to any material pending legal proceedings, other than ordinary routine litigation incidental to our businesses. We and the Adviser may from time to time, however, be involved in litigation arising out of our operations in the normal course of business or otherwise. Furthermore, third parties may seek to impose liability on us in connection with the activities of our portfolio companies.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters.

Market Information

We do not intend to list our Shares on a securities exchange, and we do not expect there to be a public market for our shares. As a result, if you purchase Shares, your ability to sell your Shares will be limited.

Transfer and Resale Restrictions

Our Shares will not be registered under the Securities Act. The Shares issued in a private offering are expected to be exempt from registration requirements pursuant to Section 4(a)(2) of and Regulation D under the Securities Act.

Because our Shares will be acquired by investors in one or more transactions “not involving a public offering,” they will be “restricted securities.” The Shares offered and sold in a private offering may not be sold or transferred (i) except as permitted under the Subscription Agreement, and (ii) unless they are registered under the Securities Act and under any other applicable securities laws or an exemption from such registration thereunder is available (in which case the shareholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required).

Accordingly, an investor must be willing to bear the economic risk of investment in the Shares until we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the Shares may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the Common Shares and to execute such other instruments or certifications as are reasonably required by us.

Shareholders

Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the Shares.

Discretionary Repurchase of Shares

Beginning no later than the first full calendar quarter after the one-year anniversary of the Initial Closing Date and at our discretion, we intend to commence a share repurchase program in which we would repurchase, in each quarter, in an amount not to exceed 5% of its outstanding Shares as of the close of the previous calendar quarter. The precise amount of such repurchase, if any, will be determined by the Board at its discretion.

We may amend, suspend, or terminate the share repurchase program if we deem such action to be in its best interest and the best interest of its shareholders. As a result, share repurchases may not be available each quarter. We intend to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Exchange Act and the 1940 Act.

Distributions

We intend to pay quarterly distributions to our shareholders out of assets legally available for distribution. Future quarterly distributions, if any, will be determined by our Board. All future distributions will be subject to lawfully available funds therefor, and no assurance can be given that we will be able to declare such distributions in future periods.

We intend to be elected to be treated, and expect to qualify annually, as a RIC under subchapter M of the Code, commencing with our taxable year that includes the Initial Issuance Date. To obtain and maintain RIC status, we must, among other things, timely distribute to our shareholders at least 90% of our investment company taxable income for each taxable year. We intend to timely distribute to our shareholders substantially all of our annual taxable income for each year, except that we may retain certain net capital gains (i.e., realized net long-term capital gains in excess of realized net short-term capital losses) for reinvestment and, depending upon the level of taxable income and net capital gain earned in a year, we may choose to carry forward taxable income or net capital gain for distribution in the following year and pay any applicable tax. We generally will be required to pay such U.S. federal excise tax if our distributions during a calendar year do not exceed the sum of (1) 98.0% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of our capital gains in excess of capital losses for the one-year period ending on October 31 of the calendar year and (3) any net ordinary income and capital gains in excess of capital losses for preceding years that were not distributed during such years. If we retain net capital gains, we may treat such amounts as deemed distributions to our shareholders. In that case, a shareholder will be treated as if it had received an actual distribution of the capital gains we retained and then the shareholder reinvested the net after-tax proceeds in our Shares. In general, a shareholder also will be eligible to claim a tax credit (or, in certain circumstances, obtain a tax refund) equal to its allocable share of the tax we paid on the capital gains deemed distributed to you. Shareholders should read carefully any written disclosure accompanying a distribution from us and should not assume that the source of any distribution is our net ordinary income or capital gains. The distributions we pay to our shareholders in a year may exceed our net ordinary income and capital gains for that year and, accordingly, a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes. The specific tax characteristics of our distributions will be reported to shareholders after the end of the calendar year. See “Item 1. Business — Certain Tax Considerations.”

Item 10. Recent Sales of Unregistered Securities.

We expect to enter into Subscription Agreements with investors in connection with the private offering, pursuant to which we expect to issue and sell our Shares under the exemption provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder and other exemptions of similar import in the laws of the states and jurisdictions where the offering will be made.

Item 11. Description of Registrant’s Securities to be Registered.

The following description is based on relevant portions of Delaware law, Declaration of Trust and Bylaws. This summary is not necessarily complete, and the Fund refers investors to Delaware law and the Organizational Documents for a more detailed description of the provisions summarized below.

General

The terms of the Declaration of Trust authorize an unlimited number of Shares of beneficial interest of any class, par value $0.01 per share. The Declaration of Trust provides that the Board may classify or reclassify any unissued Shares into one or more classes or series of Shares or preferred shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends, qualifications, or terms or conditions of redemption of the shares. There is currently no market for the Shares, and the Fund can offer no assurances that a market for the Shares will develop in the future. The Fund does not intend for the Shares offered under this Registration Statement to be listed on any national securities exchange. There are no outstanding options or warrants to purchase the Shares. No Shares have been authorized for issuance under any equity compensation plans. Under the terms of the Declaration of Trust, shareholders shall be entitled to the same limited liability extended to shareholders of private Delaware for profit corporations formed under the Delaware General Corporation Law, 8 Del. C. § 100, et. seq. The Declaration of Trust provides that no shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Fund’s assets or the affairs of the Fund by reason of being a shareholder. In addition, except as may be provided by the Board in setting the terms of any class or series of Shares, no shareholder shall be entitled to exercise appraisal rights in connection with any transaction.

Under the terms of the Declaration of Trust, all Shares will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, and fully paid. Dividends and distributions may be paid to the holders of Shares if, as and when authorized by the Board and declared by the Fund out of funds legally available therefore. Except as may be provided by the Board in setting the terms of classified or reclassified shares, the Shares will have no preemptive, exchange, conversion, appraisal or redemption rights. In the event of the Fund’s liquidation, dissolution or winding up, each share of the Shares would be entitled to share pro rata in all of the Fund’s assets that are legally available for distribution after it pays all debts and other liabilities and subject to any preferential rights of holders of its preferred shares, if any preferred shares are outstanding at such time. Subject to the rights of holders of any other class or series of shares, each Share will be entitled to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as may be provided by the Board in setting the terms of classified or reclassified shares, and subject to the express terms of any class or series of preferred shares, the holders of the Shares will possess exclusive voting power. There will be no cumulative voting in the election of trustees. Subject to the special rights of the holders of any class or series of preferred shares to elect trustees, each Trustee will be elected by a plurality of the votes cast with respect to such trustee’s election except in the case of a “contested election” (as defined in the Fund’s bylaws), in which case trustees will be elected by a majority of the votes cast in the contested election of trustees.

Under our Declaration of Trust, we have authority to issue an unlimited number of shares, including unlimited shares classified as Class A Shares, unlimited shares classified as Class D Shares, unlimited shares classified as Class I Shares, and an unlimited number of shares classified as preferred shares of beneficial interest, par value $0.01 per share.

Common Shares

Subject to the restrictions on ownership and transfer of our shares set forth in our Declaration of Trust and except as may otherwise be specified in our Declaration of Trust, shareholders are entitled to one vote per share on all matters voted on by shareholders. Subject to any preferential rights of any outstanding class or series of shares of beneficial interest and to the provisions in our Declaration of Trust regarding the restriction on ownership and transfer of our shares, shareholders are entitled to such distributions as may be authorized from time to time by our Board (or a committee of the Board) and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our shareholders. Upon issuance for full payment in accordance with the terms of our private offering, all shares issued in the private offering will be fully paid and non-assessable. Shareholders will not have preemptive rights, which means that shareholders will not have an automatic option to purchase any new shares that we issue.

Our Declaration of Trust also contains a provision permitting our Board, without any action by our shareholders, to classify or reclassify any unissued shares into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of repurchase of any new class or series of shares.

We will generally not issue certificates for our shares. Shares will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer.

Class A Shares

The minimum Capital Commitment of an individual investor or institutional investor investing for its own accounts or for accounts for which it has authority to make investment decisions will be $10,000 for Class A Shares, and any subsequent Capital Commitments of such an investor may be in increments of at least $5,000, although Capital Commitments of lesser amounts may be accepted at the sole discretion of the Fund.

Class D Shares

The minimum Capital Commitment of an individual investor or institutional investor investing for its own accounts or for accounts for which it has authority to make investment decisions will be $50,000,000 for Class D Shares, and any subsequent Capital Commitments of such an investor may be in increments of at least $5,000, although Capital Commitments of lesser amounts may be accepted at the sole discretion of the Fund.

Class I Shares

The minimum Capital Commitment of an individual investor or institutional investor investing for its own accounts or for accounts for which it has authority to make investment decisions will be $100,000,000 for Class I Shares, and any subsequent Capital Commitments of such an investor may be in increments of at least $5,000, although Capital Commitments of lesser amounts may be accepted at the sole discretion of the Fund.

Transferability of Shares

Shareholders may not sell, assign, transfer or pledge (each, a “Transfer”) any Shares, rights or obligations unless (i) the Fund gives consent and (ii) the Transfer is made in accordance with applicable securities laws. No Transfer will be effectuated except by registration of the Transfer on the Fund’s books. Each transferee must agree to be bound by these restrictions and all other obligations as a shareholder in the Fund.

While the Fund does not intend to list the Shares on any securities exchange, if any class of its Shares is listed on a national securities exchange, shareholders may be restricted from selling or transferring their Shares for a certain period of time by applicable securities laws or contractually by a lock-up agreement with the underwriters of the initial public offering.

Preferred Shares

This offering does not include an offering of preferred shares. However, under the terms of the Declaration of Trust, the Board may authorize us to issue preferred shares in one or more classes or series without shareholder approval, to the extent permitted by the 1940 Act. The Board has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred shares. The Fund does not currently anticipate issuing preferred shares in the near future. In the event it issues preferred shares, the Fund will make any required disclosure to shareholders.

Preferred shares could be issued with terms that would adversely affect the shareholders, provided that the Fund may not issue any preferred shares that would limit or subordinate the voting rights of holders of Shares. Preferred shares could also be used as an anti-takeover device through the issuance of shares of a class or series of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control. Every issuance of preferred shares will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that: (1) immediately after issuance and before any dividend or other distribution is made with respect to common stock and before any purchase of common stock is made, such preferred shares together with all other senior securities must not exceed an amount equal to 66 and 2/3% of the Fund’s total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred shares, if any are issued, must be entitled as a class voting separately to elect two trustees at all times and to elect a majority of the trustees if distributions on such preferred shares are in arrears by two full years or more. Certain matters under the 1940 Act require the affirmative vote of the holders of at least a majority of the outstanding shares of preferred shares (as determined in accordance with the 1940 Act) voting together as a separate class. For example, the vote of such holders of preferred shares would be required to approve a proposal involving a plan of reorganization adversely affecting such securities. The issuance of any preferred shares must be approved by a majority of the Independent Trustees not otherwise interested in the transaction.

Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses

Delaware law permits a Delaware statutory trust to include in its declaration of trust a provision to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever. The Declaration of Trust provides that our trustees will not be liable to the Fund or its shareholders for monetary damages for breach of fiduciary duty as a trustee to the fullest extent permitted by Delaware law. The Declaration of Trust provides for the indemnification of any person to the full extent permitted, and in the manner provided, by Delaware law. In accordance with the 1940 Act, the Fund will not indemnify certain persons for any liability to which such persons would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

Pursuant to the Declaration of Trust and subject to certain exceptions described therein, the Fund will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former trustee or officer of the Fund and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a trustee or officer of the Fund and at the request of the Fund, serves or has served as a trustee, officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity (each such person, an “Indemnitee”), in each case to the fullest extent permitted by Delaware law. Notwithstanding the foregoing, the Fund will not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws. The Fund will not indemnify an Indemnitee against any liability or loss suffered by such Indemnitee unless (i) the Fund determines in good faith that the course of conduct that caused the loss or liability was in the best interest of the Fund, (ii) the Indemnitee was acting on behalf of or performing services for the Fund, (iii) such liability or loss was not the result of gross negligence or willful misconduct, in the case that the party seeking indemnification is an Independent Trustee, and (iv) such indemnification or agreement to hold harmless is recoverable only out of assets of the Fund and not from the shareholders.

In addition, the Declaration of Trust permits the Fund to advance reasonable expenses to an Indemnitee, and the Fund will do so in advance of final disposition of a proceeding (a) if the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund, (b) the legal proceeding was initiated by a third party who is not a shareholder or, if by a shareholder of the Fund acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) upon the Fund’s receipt of (i) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Fund and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Fund, together with the applicable legal rate of interest thereon, if it is ultimately determined that the standard of conduct was not met.

Delaware Law and Certain Declaration of Trust Provisions

Organization and Duration

We were formed in Delaware on April 6, 2022 and will remain in existence until dissolved in accordance with our Declaration of Trust or pursuant to Delaware law.

Purpose

Under the Declaration of Trust, the Fund is permitted to engage in any business activity that lawfully may be conducted by a statutory trust organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.

The Declaration of Trust contains provisions that could make it more difficult for a potential acquirer to acquire the Fund by means of a tender offer, proxy contest or otherwise. The Board may, without shareholder action, authorize the issuance of shares in one or more classes or series, including preferred shares; the Board may, without shareholder action, amend our Declaration of Trust to increase the number of the Shares, of any class or series, that the Fund will have authority to issue; and our Declaration of Trust provides that, while the Fund does not intend to list the Shares on any securities exchange, if any class of its shares is listed on a national securities exchange, the Board will be divided into three classes of trustees serving staggered terms of three years each. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with the Board. The Fund believes that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Trustees; Vacancies; Removal

The Declaration of Trust provides that the number of trustees will be set by the Board in accordance with the Fund’s Bylaws. The Bylaws provide that a majority of the entire Board may at any time increase or decrease the number of trustees. The Declaration of Trust provides that the number of trustees generally may not be less than one. Except as otherwise required by applicable requirements of the 1940 Act and as may be provided by the Board in setting the terms of any class or series of preferred shares, pursuant to an election under the Declaration of Trust, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trustee for whom the vacancy occurred and until a successor is elected and qualified, subject to any applicable requirements of the 1940 Act. Independent Trustees will nominate replacements for any vacancies among the Independent Trustees’ positions.

The Declaration of Trust provides that a trustee may be removed only for cause and only by a majority of the remaining trustees (or in the case of the removal of a trustee who is not an interested person, a majority of the remaining trustees who are not interested persons).

The Fund has a total of five members of the Board, three of whom are Independent Trustees. The Declaration of Trust provides that a majority of the Board must be Independent Trustees except for a period of up to 60 days after the death, removal or resignation of an Independent Trustee pending the election of his or her successor. Each trustee will hold office until his or her successor is duly elected and qualified. While the Fund does not intend to list the Shares on any securities exchange, if any class of its shares is listed on a national securities exchange, the Board will be divided into three classes of trustees serving staggered terms of three years each.

Action by Shareholders

The Fund’s bylaws provide that shareholder action can be taken only at a special meeting of shareholders or by unanimous consent in lieu of a meeting. The shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust. Under our Declaration of Trust and Bylaws, the Fund is not required to hold annual shareholder meetings. Special meetings may be called by the trustees and certain of its officers, and will be limited to the purposes for any such special meeting set forth in the notice thereof. In addition, the Declaration of Trust provides that, subject to the satisfaction of certain procedural and informational requirements by the shareholders requesting the meeting, a special meeting of shareholders will be called by the secretary of the Fund upon the written request of shareholders entitled to cast thirty-three and one-third percent (331/3%) or more of the votes entitled to be cast at the meeting. Any special meeting called by such shareholders is required to be held not less than 15 nor more than 60 days after we are provided notice by such shareholders of the request for a special meeting. These provisions will have the effect of significantly reducing the ability of shareholders being able to have proposals considered at a meeting of shareholders.

With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the Board or (3) provided that the Board has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Declaration of Trust.

The purpose of requiring shareholders to give the Fund advance notice of nominations and other business is to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Board, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although the Declaration of Trust does not give the Board any power to disapprove shareholder nominations for the election of trustees or proposals recommending certain action, they may have the effect of precluding a contest for the election of trustees or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Fund and its shareholders.

Amendment of the Declaration of Trust and Bylaws

The Declaration of Trust provides that shareholders are entitled to vote upon a proposed amendment to the Declaration of Trust if the amendment would alter or change the powers, preferences or special rights of the shares held by such shareholders so as to affect them adversely. Approval of any such amendment requires at least a majority of the votes cast by such shareholders at a meeting of shareholders duly called and at which a quorum is present. In addition, amendments to the Declaration of Trust to make the Shares a “redeemable security” or to convert the Fund, whether by merger or otherwise, from a closed-end company to an open-end company each must be approved by (a) the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast on the matter prior to the occurrence of a listing of any class of the Fund’s shares on a national securities exchange and (b) the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter upon and following the occurrence of a listing of any class of the Fund’s shares on a national securities exchange.

The Declaration of Trust provides that the Board has the exclusive power to adopt, alter or repeal any provision of the Fund’s Bylaws and to make new bylaws. The Declaration of Trust relating to shareholder voting and the removal of trustees, the Declaration of Trust provides that the Board may amend the Declaration of Trust without any vote of the shareholders.

Actions Related to Merger, Conversion, Reorganization or Dissolution

An affirmative vote or consent of a “majority of the outstanding voting securities” (as such term is defined in the 1940 Act) of the Fund (or such higher approval threshold as may be provided in the Declaration) shall be required to approve merger, conversion, consolidation, or share exchange or sale of exchange of all or substantially all of the assets of the Fund, provided that 75% of the Continuing Trustees (as such term is defined by the Declaration) and a majority of the Board approve of such merger, conversion, consolidation, or share exchange or sale of exchange.

Derivative Actions

No person, other than a trustee, who is not a shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Fund. No shareholder may maintain a derivative action on behalf of the Fund unless holders of at least fifty percent (50%) of the outstanding shares join in the bringing of such action.

In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Statute, a shareholder may bring a derivative action on behalf of the Fund only if the following conditions are met: (i) the shareholder or shareholders must make a pre-suit demand upon the Board to bring the subject action unless an effort to cause the Board to bring such an action is not likely to succeed; and a demand on the Board shall only be deemed not likely to succeed and therefore excused if a majority of the Board, or a majority of any committee established to consider the merits of such action, is composed of Board who are not “Independent Trustees” (as that term is defined in the Delaware Statutory Trust Statute); and (ii) unless a demand is not required under clause (i) above, the Board must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board shall be entitled to retain counsel or other advisers in considering the merits of the request and may require an undertaking by the shareholders making such request to reimburse the Fund for the expense of any such advisers in the event that the Board determine not to bring such action. For purposes of this paragraph, the Board may designate a committee of one or more trustees to consider a shareholder demand. Nothing disclosed in this sub-section will apply to any claims, suits, actions or proceedings asserting a claim brought under federal securities laws.

Exclusive Delaware Jurisdiction

Each trustee, each officer and each person legally or beneficially owning a share or an interest in a share of the Fund (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Statute, (i) irrevocably agrees that except for any claims, suits, actions or proceedings arising under the federal securities laws, any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Fund, the Delaware Statutory Trust Statute or the Declaration of Trust (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust, (B) the duties (including fiduciary duties), obligations or liabilities of the Fund to the shareholders or the Board, or of officers or the Board to the Fund, to the shareholders or each other, (C) the rights or powers of, or restrictions on, the Fund, the officers, the Board or the shareholders, (D) any provision of the Delaware Statutory Trust Statute or other laws of the State of Delaware pertaining to trusts made applicable to the Fund pursuant to Section 3809 of the Delaware Statutory Trust Statute or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Statute or the Declaration of Trust relating in any way to the Fund (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably agrees that any claims, suits, actions or proceedings arising under the federal securities laws shall be exclusively brought in the federal district courts of the United States of America, (iii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iv) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper, (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. Notwithstanding anything to the contrary in this Section, the Fund may, at its sole discretion, select and/or consent to an appropriate alternative forum for any claims, suits, actions or proceedings relating in any way to the Fund.

Access to Records

Any shareholder will be permitted access to all of the Fund’s records to which they are entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. An alphabetical list of the names, addresses and business telephone numbers of the Fund’s shareholders, along with the number of shares held by each of them, will be maintained as part of its books and records and will be available for inspection by any shareholder or the shareholder’s designated agent at our office. The shareholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any shareholder who requests the list within ten days of the request. A shareholder may request a copy of the shareholder list for any proper and legitimate purpose, including, without limitation, in connection with matters relating to voting rights and the exercise of shareholder rights under federal proxy laws. A shareholder requesting a list will be required to pay reasonable costs of postage and duplication. Such copy of the shareholder list shall be printed in alphabetical order, on white paper, and in readily readable type size (no smaller than 10 point font).

A shareholder may also request access to any other corporate records. If a proper request for the shareholder list or any other corporate records is not honored, then the requesting shareholder will be entitled to recover certain costs incurred in compelling the production of the list or other requested corporate records as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a shareholder will not have the right to, and we may require a requesting shareholder to represent that it will not, secure the shareholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting shareholder’s interest in our affairs. We may also require that such shareholder sign a confidentiality agreement in connection with the request.

Conflict with the 1940 Act

Our Declaration of Trust provide that, if and to the extent that any provision of Delaware law, or any provision of our Declaration of Trust conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Item 12. Indemnification of Trustees and Officers.

See “Item 11. Description of Registrant’s Securities to be Registered—Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses.”

We have also obtained trustees and officers/errors and omissions liability insurance for our trustees and officers.

Item 13. Financial Statements and Supplementary Data.

Set forth below is an index to our financial statements attached to this Registration Statement.

AUDITED FINANCIAL STATEMENTS

INTERIM FINANCIAL STATEMENTS

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between the Fund and its accountant on any matter of accounting principles, practices, or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a) List separately all financial statements filed

The financial statements included in this Registration Statement are listed “Item 13. Financial Statements and Supplementary Data.”

(b) Exhibits

Number	Exhibit
3.1	Amended and Restated Agreement and Declaration of Trust*
3.2	Bylaws*
10.1	Advisory Agreement between the Fund and the Advisor*
10.2	Administration Agreement between the Fund and the Administrator*
10.3	Master Administrative Services Agreement between the Administrator and Sub-Administrator*^
10.4	License Agreement between the Fund and CM Investment Partners LLC*
10.5	Form of Indemnification Agreement for Trustees and Officers*
10.6	Custodian Agreement, between the Fund and U.S. Bank Trust Company, National Association*^
10.7	Document Custody Agreement, by and between the Fund and U.S. Bank National Association*^
10.8	Form of Subscription Agreement*
10.9

Loan, Security and Collateral Management Agreement, dated June 14, 2023, by and among CM Investment Partners, LLC, as collateral manager, Investcorp US Private Credit BDC II SPV, LLC, as borrower, each of the lenders from time to time party thereto, Capital One, as administrative agent, swingline lender and as arranger, U.S. Bank Trust Company, National Association, as collateral custodian and U.S. Bank National Association, as document custodian*^

10.10

First Amendment to Loan, Security and Collateral Management Agreement, dated May 20, 2024, by and among CM Investment Partners, LLC, as collateral manager, Investcorp US Private Credit BDC II SPV, LLC, as borrower, each of the lenders from time to time party thereto, Capital One, National Association, as administrative agent, swingline lender and as arranger, U.S. Bank Trust Company, National Association, as collateral custodian and U.S. Bank National Association, as document custodian*^

10.11

Second Amendment to Loan, Security and Collateral Management Agreement, dated June 12, 2024, by and among CM Investment Partners, LLC, as collateral manager, Investcorp US Private Credit BDC II SPV, LLC, as borrower, each of the lenders from time to time party thereto, Capital One, National Association, as administrative agent, swingline lender and as arranger, U.S. Bank Trust Company, National Association, as collateral custodian and U.S. Bank National Association, as document custodian*

10.12

Third Amendment to Loan, Security and Collateral Management Agreement, dated September 13, 2024, by and among CM Investment Partners, LLC, as collateral manager, Investcorp US Private Credit BDC II SPV, LLC, as borrower, each of the lenders from time to time party thereto, Capital One, National Association, as administrative agent, swingline lender and as arranger, U.S. Bank Trust Company, National Association, as collateral custodian and U.S. Bank National Association, as document custodian*^

10.13

Limited Waiver and Fourth Amendment to Loan, Security and Collateral Management Agreement, dated February 14, 2025, by and among CM Investment Partners, LLC, as collateral manager, Investcorp US Private Credit BDC II SPV, LLC, as borrower, each of the lenders from time to time party thereto, Capital One, National Association, as administrative agent, swingline lender and as arranger, U.S. Bank Trust Company, National Association, as collateral custodian and U.S. Bank National Association, as document custodian*^

10.14

Fifth Amendment to Loan, Security and Collateral Management Agreement, dated March 14, 2025, by and among CM Investment Partners, LLC, as collateral manager, Investcorp US Private Credit BDC II SPV, LLC, as borrower, each of the lenders from time to time party thereto, Capital One, National Association, as administrative agent, swingline lender and as arranger, U.S. Bank Trust Company, National Association, as collateral custodian and U.S. Bank National Association, as document custodian*

10.15

Sixth Amendment to Loan, Security and Collateral Management Agreement, dated June 13, 2025, by and among CM Investment Partners, LLC, as collateral manager, Investcorp US Private Credit BDC II SPV, LLC, as borrower, each of the lenders from time to time party thereto, Capital One, National Association, as administrative agent, swingline lender and as arranger, U.S. Bank Trust Company, National Association, as collateral custodian and U.S. Bank National Association, as document custodian*

10.16	Multiple Class Plan, dated January 5, 2026*
10.17	Expense Support Agreement for Class D*
10.18	Expense Support Agreement for Class I*

* Filed herewith.

^ Certain exhibits and/or schedules have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors

Investcorp US Private Credit BDC II:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of assets and liabilities of Investcorp US Private Credit BDC II and subsidiary (the Company), including the consolidated schedules of investments, as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in net assets, and cash flows for the year ended December 31, 2024 and for the period from January 25, 2023 (commencement of operations) to December 31, 2023, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and for the period from January 25, 2023 to December 31, 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Such procedures also include confirmation of securities owned as of December 31, 2024 and 2023, by correspondence with the custodian, agent banks, or portfolio companies; when replies were not received, we performed other appropriate auditing procedures. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

New York, New York

April 7, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.

Investcorp US Private Credit BDC II and Subsidiary

Consolidated Statements of Assets and Liabilities

	December 31, 2024	December 31, 2023
Assets
Non-controlled, non-affiliated company investments, at fair value (amortized cost of $39,943,397 and $38,457,806, respectively)	$40,784,764	$38,473,907
Cash and cash equivalents	1,398,292	701,560
Cash and cash equivalents, restricted	6,145,086	2,128,850
Interest receivable	438,356	318,469
Principal receivable	69,739	—
Deferred offering costs	298,155	197,745
Prepaid expenses	12,516	4,874
Total Assets	49,146,908	41,825,405
Liabilities
Debt:
Revolving credit facility	19,600,000	11,100,000
Deferred debt issuance costs	(115,757)	(269,573)
Debt, net	19,484,243	10,830,427
Due to adviser	562,514	562,514
Interest payable	281,181	197,447
Accrued organizational and offering costs	466,515	62,979
Payable for investments purchased	—	3,257,713
Accrued expenses and other liabilities	327,559	249,789
Total Liabilities	21,122,012	15,160,869
Commitments and contingencies (See Note 6)
Net Assets
Common shares of beneficial interest, par value $0.01 per share (unlimited shares authorized and 1,245,000 and 1,245,000 shares issued and outstanding, respectively)	$12,450	$12,450
Additional paid-in capital	24,887,550	24,887,550
Distributable earnings	3,124,896	1,764,536
Total Net Assets	$28,024,896	$26,664,536
Total Liabilities and Net Assets	$49,146,908	$41,825,405
Net Assets Per Share	$22.51	$21.42

See accompanying notes to consolidated financial statements.

Investcorp US Private Credit BDC II and Subsidiary

Consolidated Statements of Operations

	Year Ended December 31, 2024	Period from January 25, 2023 (commencement of operations) through December 31, 2023
Investment Income:
Non-controlled, non-affiliated company investments:
Interest income	$4,756,835	$2,864,868
Payment in-kind interest income	35,149	2,190
Other fee income	145,593	33,005
Total investment income	4,937,577	2,900,063
Expenses:
Organizational costs	787,170	431,645
Interest expense	1,256,399	254,727
Amortization of deferred debt issuance costs	249,734	157,251
Custodian and administrator fees	330,265	315,377
Professional fees	39,786	9,091
Insurance expense	3,076	27,586
Other expenses	5,812	2,016
Total expenses	2,672,242	1,197,693
Net investment income	2,265,335	1,702,370
Net realized and unrealized gain (loss) on investments:
Net realized (loss) gain on non-controlled, non-affiliated company investments	(830,240)	46,065
Net change in unrealized appreciation on non-controlled, non-affiliated company investments	825,265	16,101
Total realized (loss)/gain and change in unrealized appreciation on investments	(4,975)	62,166
Net increase in net assets resulting from operations	$2,260,360	$1,764,536
Net increase in net assets resulting from operations per share - Basic and diluted	$1.81	$1.42
Weighted average common shares of beneficial interest outstanding	1,245,000	1,245,000

See accompanying notes to consolidated financial statements.

Investcorp US Private Credit BDC II and Subsidiary

Consolidated Statements of Changes in Net Assets

	Year Ended December 31, 2024	Period from January 25, 2023 (commencement of operations) through December 31, 2023
Net assets at beginning of period	$26,664,536	$—
Net increase in net assets resulting from operations:
Net investment income	2,265,335	1,702,370
Net realized (loss)/gain from investments	(830,240)	46,065
Net change in unrealized appreciation on investments	825,265	16,101
Net increase in net assets resulting from operations	2,260,360	1,764,536
Capital transactions:
Issuance of common shares	—	24,900,000
Distributions from net investment income	(900,000)	—
Net (decrease) increase in net assets resulting from capital transactions	(900,000)	24,900,000
Net increase in net assets	1,360,360	26,664,536
Net assets at end of period	$28,024,896	$26,664,536

See accompanying notes to consolidated financial statements.

Investcorp US Private Credit BDC II and Subsidiary

Consolidated Statements of Cash Flows

	Year Ended December 31, 2024	Period from January 25, 2023 (commencement of operations) through December 31, 2023
Cash Flows from Operating Activities:
Net increase in net assets resulting from operations	$2,260,360	$1,764,536
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash used in operating activities:
Origination and purchase of investments	(13,928,117)	(46,670,767)
Payment in-kind interest	(35,149)	(2,190)
Sales and repayments of investments	12,043,255	8,519,478
Amortization of discount/premium on investments	(395,821)	(258,262)
Amortization of deferred debt issuance costs	249,734	157,251
Net realized loss (gain) on investments	830,240	(46,065)
Net change in unrealized appreciation on investments	(825,265)	(16,101)
Net (increase) decrease in operating assets:
Interest receivable	(119,887)	(318,469)
Principal receivable	(69,739)	—
Prepaid expenses	(7,642)	(4,874)
Net increase (decrease) in operating liabilities:
Due to adviser	—	378,618
Interest payable	83,734	197,447
Accrued organizational cost	403,536	49,131
Payable for investments purchased	(3,257,713)	3,257,713
Accrued expenses and other liabilities	77,770	249,788
Net cash used in operating activities	(2,690,704)	(32,742,766)
Cash Flows from Financing Activities:
Issuance of common shares	—	24,900,000
Proceeds from borrowing on revolving financing facility	15,000,000	15,100,000
Repayments of borrowing on revolving financing facility	(6,500,000)	(4,000,000)
Distributions to stockholders	(900,000)	—
Payment for deferred financing costs	(95,918)	(426,824)
Payment for offering costs	(100,410)	—
Net cash provided by financing activities	7,403,672	35,573,176
Net change in cash equivalents and restricted cash and cash equivalents	4,712,968	2,830,410
Cash equivalents and restricted cash and cash equivalents, beginning of period	2,830,410	—
Cash and cash equivalents and restricted cash and cash equivalents at end of period (1)	$7,543,378	$2,830,410
Supplemental and non-cash financing cash flow information:
Cash paid for interest	$1,167,662	$57,280
Accrued offering cost	$—	$197,745
Non-cash purchase of investments	$(7,368,232)	$—
Non-cash sale of investments	$7,368,232	$—
(1)
As of December 31, 2024, the balance included cash and cash equivalents of $1,398,292, and cash and cash equivalents, restricted of $6,145,086. As of December 31, 2023, the balance included cash equivalents of $701,560, and cash and cash equivalents, restricted of $2,128,850.

See accompanying notes to consolidated financial statements.

Investcorp US Private Credit BDC II and Subsidiary

Consolidated Schedule of Investments

December 31, 2024

Investments *(1) (2)	Interest Rate (13)	Maturity Date	Principal Amount/ Shares	Amortized Cost	Fair Value	% of Net Assets
Non-Controlled/Non-Affiliated Investments (10)
Senior Secured First Lien Debt Investments
Specialty Retail
American Auto Auction Group, LLC Term Loan	3M S + 4.50% (0.75% Floor)	12/30/2027	$2,952,069	$2,801,849	$2,952,069	10.5%	(8)
Total Specialty Retail				2,801,849	2,952,069
Commercial Services & Supplies
NorthStar Group Services Inc. Term Loan	3M S + 4.75% (0.50% Floor)	5/31/2030	2,487,500	2,476,111	2,487,500	8.9%	(8)
Total Commercial Services & Supplies				2,476,111	2,487,500
Construction & Engineering
Congruex Group LLC Term Loan	3M S + 1.50% + 5.00% PIK (1.50% Floor)	5/3/2029	2,009,897	1,993,881	1,849,105	6.6%	(4)(8)
Total Construction & Engineering				1,993,881	1,849,105
Food Products
Max US Bidco Inc. Term Loan B	1M S + 5.00% (0.50% Floor)	10/2/2030	2,481,250	2,371,919	2,437,828	8.7%	(8)
Total Food Products				2,371,919	2,437,828
Diversified Consumer Services
Aadvantage Loyalty IP Ltd. Term Loan	3M S + 4.75% (0.75% Floor)	4/20/2028	736,842	758,208	758,026	2.7%	(3)(8)
Axiom Global Inc. Term Loan	3M S + 4.75% (0.75% Floor)	10/2/2028	2,215,551	2,192,932	2,215,551	7.9%	(8)
LaserAway Intermediate Holdings II, LLC Term Loan	3M S + 5.75% (0.75% Floor)	10/14/2027	2,939,394	2,919,591	2,939,394	10.5%	(8)
Total Diversified Consumer Services				5,870,731	5,912,971
Containers & Packaging
Bioplan USA, Inc. Term Loan	3M S + 10.00% (4.00% Floor)	3/8/2027	2,080,076	2,179,379	2,173,680	7.8%	(8)
LABL, Inc. Term Loan	1M S + 5.00% (0.50% Floor)	10/30/2028	2,961,871	2,942,818	2,869,460	10.2%	(3)(8)
Total Containers & Packaging				5,122,197	5,043,140
Household Durables
Easy Way Holdings LLC Term Loan	3M S + 7.50% + 2.00% PIK (1.00% Floor)	1/15/2026	500,000	486,105	500,000	1.8%	(4)(8)
Total Household Durables				486,105	500,000
Insurance
Likewize Corporation Term Loan	3M S + 5.75% (0.50% Floor)	8/15/2029	993,750	965,587	978,844	3.5%	(8)
Total Insurance				965,587	978,844
Interactive Media and Services
Uniguest Holdings Term Loan	3M S + 5.00% (1.00% Floor)	11/27/2030	2,380,952	2,342,052	2,335,952	8.4%	(8)(11)
Total Interactive Media and Services				2,342,052	2,335,952
IT Services
Argano, LLC Term Loan	1M S + 5.75% (1.00% Floor)	8/23/2029	1,987,772	1,983,690	1,975,297	7.1%	(8)(11)
Total IT Services				1,983,690	1,975,297
Professional Services
Crisis Prevention Institute, Inc. Term Loan	3M S + 4.50% (0.50% Floor)	4/9/2031	1,500,000	1,493,018	1,500,000	5.3%	(8)
Klein Hersh, LLC Term Loan - First Out	3M S + 3.75% (0.50% Floor)	4/27/2028	1,636,858	1,472,291	1,636,858	5.8%	(8)
Work Genius Holdings, Inc. Term Loan	3M S + 7.00% (1.00% Floor)	6/7/2027	2,449,758	2,449,758	2,474,256	8.8%	(8)
Total Professional Services				5,415,067	5,611,114

See accompanying notes to consolidated financial statements.

Investcorp US Private Credit BDC II and Subsidiary

Consolidated Schedule of Investments - (continued)

December 31, 2024

Investments *(1) (2)	Interest Rate (13)	Initial Acquisition Date	Maturity Date	Principal Amount/ Shares	Amortized Cost	Fair Value	% of Net Assets
Software
Sandvine Corporation Term Loan	2.00% (0.00% Floor)		6/28/2027	2,000,964	1,230,593	1,315,634	4.7%	(5)(6)(8) (12)
Sandvine Corporation Tranche B Super Senior Term Loan	6M S + 9.00% (0.00% Floor)		11/7/2025	464,787	277,823	464,787	1.7%	(5)(6)(8)
Sandvine Corporation - DDTL	6M S + 9.00% (0.00% Floor)		11/7/2025	123,943	100,407	123,943	0.4%	(5)(6)(8) (11)
Total Software					1,608,823	1,904,364
Trading Companies & Distributors
Fleetpride, Inc. Term Loan B	1M S + 4.50% (0.50% Floor)		9/29/2028	2,468,750	2,456,856	2,302,109	8.2%	(3)(8)
Xenon Arc, Inc. Term Loan	3M S + 5.25% (0.75% Floor)		12/20/2028	2,939,394	2,923,529	2,939,394	10.5%	(8)
Total Trading Companies & Distributors					5,380,385	5,241,503
Total Senior Secured First Lien Debt Investments					38,818,397	39,229,687	140.0%
Equity (9)
Health Care Providers & Services
Discovery Behavioral Health, LLC - Preferred Equity	13.50% PIK	10/10/2023		750	750,000	1,125,000	4.0%	(4)(7)
Total Health Care Providers & Services					750,000	1,125,000
Software
Sandvine Corporation - Equity Interest		6/28/2024		50,019	—	—	—%	(5)(6)(7) (8)
Total Software					—	—
Trading Companies & Distributors
Pegasus Aggregator Holdings LP - Equity Interest		6/3/2024		4	375,000	430,077	1.5%	(7)
Total Trading Companies & Distributors					375,000	430,077
Total Equity					1,125,000	1,555,077	5.5%
Total					$39,943,397	$40,784,764	145.5%
Liabilities in excess of other assets						(12,759,868)	(45.5%)
Net Assets						$28,024,896	100.0%

* All investments of the Company are in entities which are organized under the laws of the United States and have a principal place of business in the United States,

unless otherwise noted.

(1)
Certain portfolio company investments are subject to contractual restrictions on sales. Refer to footnote 9 of the Consolidated Schedule of Investments as of December 31, 2024 for additional information on our restricted securities.
(2)
Unless indicated otherwise, all investments were valued at fair value using Level 3 significant unobservable inputs as determined in good faith by the Company’s board of directors (see Note 4).
(3)
These investments represent Level 2 investments (see Note 4).
(4)
Principal amount includes capitalized PIK interest unless otherwise noted.
(5)
The investment is not a qualifying asset under Section 55(a) of the Investment Company Act of 1940, as amended (the “1940 Act”). The Company may not acquire any non-qualifying asset unless, at the time of acquisition, qualifying assets represent at least 70% of the Company’s total assets. As of December 31, 2024, non-qualifying assets represented 3.87% of the Company’s total assets, at fair value.
(6)
A portfolio company domiciled in Canada. The jurisdiction of the security issuer may be a different country than the domicile of the portfolio company.
(7)
Securities are non-income producing.
(8)
A portion or all is held by the Company through Investcorp US Private Credit BDC II SPV LLC and pledged as collateral for the revolving credit facility held through Capital One, N.A.
(9)
Securities acquired in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and may be deemed to be “restricted securities” under the Securities Act. As of December 31, 2024, the Company’s portfolio company investments that were subject to restrictions on sales totaled $1,555,077 at fair value and represented 5.55% of the Company’s net assets.
(10)
As defined in the 1940 Act, the Company is deemed to be an “Affiliated Person” of this portfolio company because it owns 5% or more, up to 25% (inclusive), of the portfolio company’s outstanding voting securities (“non-controlled affiliate”). As defined in the 1940 Act, the Company is deemed to be both an “affiliated person” and “control” a portfolio company if it owns more than 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over the management or policies of such portfolio company (including through a management agreement). As of December 31, 2024, the Company had no “Control Investments.”
(11)
Refer to Note 6 for more detail on the unfunded commitments.
(12)
Classified as non-accrual asset.

(13) PIK - Payment-In-Kind

1M S - 1 month Secured Overnight Financing Rate ("SOFR") (4.33% as of December 31, 2024)

3M S - 3 month SOFR (4.31% as of December 31, 2024)

6M S - 3-month SOFR (4.25% as of December 31, 2024)

See accompanying notes to consolidated financial statements

Investcorp US Private Credit BDC II and Subsidiary

Consolidated Schedule of Investments

December 31, 2023

Investments *(1) (2)	Interest Rate (10)	Maturity Date	Principal Amount/ Shares	Amortized Cost	Fair Value	% of Net Assets
Non-Controlled/Non-Affiliated Investments (9)
Senior Secured First Lien Debt Investments
Specialty Retail
American Auto Auction Group, LLC Term Loan	3M S + 5.00% (1.00% Floor)	12/30/2027	$2,481,013	$2,293,372	$2,394,177	9.0%	(7)
LSF9 Atlantis Holdings, LLC Term Loan	3M S + 7.25% (0.75% Floor)	3/31/2029	1,973,333	1,921,025	1,933,867	7.2%	(7)
Total Specialty Retail				4,214,397	4,328,044
Chemicals
Kronos Acquisition Holdings, Inc. Term Loan B	3M S + 3.75% (0.50% Floor)	12/22/2026	1,989,744	1,989,744	1,989,744	7.5%	(7)
Total Chemicals				1,989,744	1,989,744
Commercial Services & Supplies
AF Intermediate Holdings, LLC Term Loan - Last Out	1M S + 6.75% (2.00% Floor)	12/24/2025	2,500,000	2,448,526	2,447,773	9.2%	(7)
NorthStar Group Services Inc. Term Loan	3M S + 5.50% (1.00% Floor)	11/12/2026	1,241,496	1,241,496	1,241,496	4.7%	(7)
Total Commercial Services & Supplies				3,690,022	3,689,269
Construction & Engineering
Congruex Group LLC Term Loan	3M S + 5.75% (0.75% Floor)	5/3/2029	1,989,899	1,970,311	1,935,177	7.3%	(7)
Total Construction & Engineering				1,970,311	1,935,177
Food Products
Max US Bidco Inc. Term Loan B	3M S + 5.00% (0.00% Floor)	10/2/2030	2,500,000	2,377,612	2,375,000	8.9%	(7)
Total Food Products				2,377,612	2,375,000
Diversified Consumer Services
Aadvantage Loyalty IP Ltd. Term Loan	3M S + 4.75% (0.75% Floor)	4/20/2028	947,368	981,697	975,789	3.7%	(7)
Axiom Global Inc. Term Loan	1M S + 4.75% (0.75% Floor)	10/1/2026	2,238,342	2,207,435	2,193,575	8.2%	(7)
LaserAway Intermediate Holdings II, LLC Term Loan	3M S + 5.75% (0.75% Floor)	10/14/2027	2,969,697	2,943,220	2,969,697	11.1%	(7)
Total Diversified Consumer Services				6,132,352	6,139,061
Containers & Packaging
Bioplan USA, Inc. Term Loan	3M S + 10.00% (4.00% Floor)	3/8/2027	2,334,672	2,488,326	2,498,099	9.4%	(7)
LABL, Inc. Term Loan	1M S + 5.00% (0.50% Floor)	10/30/2028	1,989,848	1,989,848	1,915,228	7.2%	(7)
Total Containers & Packaging				4,478,174	4,413,327
Hotels, Restaurants, and Leisure
AMCP Clean Acquisition Company, LLC Term Loan	3M S + 4.40% (0.00% Floor)	6/15/2028	2,800,026	2,570,410	2,660,025	10.0%	(7)
Total Hotels, Restaurants, and Leisure				2,570,410	2,660,025
Professional Services
Work Genius Holdings, Inc. Term Loan	3M S + 7.50% (1.00% Floor)	6/7/2027	2,474,879	2,474,879	2,413,007	9.0%	(7)
Total Professional Services				2,474,879	2,413,007
Software
Sandvine Corporation Term Loan	1M S + 4.50% (0.00% Floor)	6/28/2027	2,465,751	2,385,776	2,317,806	8.7%	(4)(5)(7)
Total Software				2,385,776	2,317,806
Trading Companies & Distributors
Fleetpride Inc. Term Loan B	1M S + 4.50% (0.50% Floor)	9/29/2028	2,493,750	2,478,653	2,493,750	9.4%	(7)
Xenon Arc, Inc. Term Loan	3M S + 5.75% (0.75% Floor)	12/20/2028	2,969,697	2,945,476	2,969,697	11.0%	(7)
Total Trading Companies & Distributors				5,424,129	5,463,447
Total Senior Secured First Lien Debt Investments				37,707,806	37,723,907	141.5%

See accompanying notes to consolidated financial statements.

Investcorp US Private Credit BDC II and Subsidiary

Consolidated Schedule of Investments - (continued)

December 31, 2023

Investments *(1) (2)	Interest Rate (10)	Initial Acquisition Date	Principal Amount/ Shares	Amortized Cost	Fair Value	% of Net Assets
Equity (8)
Health Care Providers & Services
Discovery Behavioral Health, LLC - Preferred Equity	13.50% PIK	10/10/2023	750	750,000	750,000	2.8%	(3)(6)
Total Health Care Providers & Services				750,000	750,000
Total Equity				750,000	750,000	2.8%
Total				$38,457,806	$38,473,907	144.3%
Liabilities in excess of other assets					(11,809,371)	(44.3%)
Net Assets					$26,664,536	100.0%

* All investments of the Company are in entities which are organized under the laws of the United States and have a principal place of business in the United States,

unless otherwise noted.

(1)
Certain portfolio company investments are subject to contractual restrictions on sales. Refer to footnote 8 of the Consolidated Schedule of Investments as of December 31, 2024 for additional information on our restricted securities.
(2)
Unless indicated otherwise, all investments were valued at fair value using Level 3 significant unobservable inputs as determined in good faith by the Company’s board of directors (see Note 4).
(3)
Principal amount includes capitalized PIK interest unless otherwise noted.
(4)
The investment is not a qualifying asset under Section 55(a) of the Investment Company Act of 1940, as amended (the “1940 Act”). The Company may not acquire any non-qualifying asset unless, at the time of acquisition, qualifying assets represent at least 70% of the Company’s total assets. As of December 31, 2023, non-qualifying assets represented 5.54% of the Company’s total assets, at fair value.
(5)
A portfolio company domiciled in Canada. The jurisdiction of the security issuer may be a different country than the domicile of the portfolio company.
(6)
Securities are non-income producing.
(7)
A portion or all is held by the Company through Investcorp US Private Credit BDC II SPV LLC and pledged as collateral for the revolving credit facility held through Capital One, N.A.
(8)
Securities acquired in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and may be deemed to be “restricted securities” under the Securities Act. As of December 31, 2023, the Company’s portfolio company investments that were subject to restrictions on sales totaled $750,000 at fair value and represented 2.81% of the Company’s net assets.
(9)
As defined in the 1940 Act, the Company is deemed to be an “Affiliated Person” of this portfolio company because it owns 5% or more, up to 25% (inclusive), of the portfolio company’s outstanding voting securities (“non-controlled affiliate”). As defined in the 1940 Act, the Company is deemed to be both an “affiliated person” and “control” a portfolio company if it owns more than 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over the management or policies of such portfolio company (including through a management agreement). As of December 31, 2023, the Company had no “Control Investments.”

(10) PIK - Payment-In-Kind

1M S - 1 month SOFR (5.34% as of December 31, 2023)

3M S - 3 month SOFR (5.32% as of December 31, 2023)

6M S - 3 month SOFR (5.25% as of December 31, 2023)

See accompanying notes to consolidated financial statements

Investcorp US Private Credit BDC II and Subsidiary

Notes to the Consolidated Financial Statements

December 31, 2024

Note 1. Organization

Investcorp US Private Credit BDC II ("BDC II" and, collectively with its consolidated subsidiary, the "Company") is a Delaware statutory trust organized under the laws of the state of Delaware and commenced investment operations on January 25, 2023. The Company’s primary investment objective is to maximize total return to stockholders in the form of current income and capital appreciation by investing directly in debt and related equity of privately held middle-market companies to help these companies fund acquisitions, growth or refinancing. The Company invests primarily in middle-market companies in the form of standalone first and second lien, unitranche loans and mezzanine loans. The Company may also invest in unsecured debt, bonds and in the equity of portfolio companies through warrants and other instruments.

The Company has engaged CM Investment Partners LLC (the “Adviser”) to serve as the investment adviser for the Company, and in such capacity, provide investment management services for the Company. The Company has engaged the Adviser as the administrator of the Company to provide certain administrative services to the Company.

BDC II is a newly organized, externally managed closed-end management investment company that intends to elect to be regulated as a business development company ("BDC") under the Investment Company Act of 1940, as amended (the "1940 Act"), and expects to qualify annually as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for U.S. federal income tax purposes. For U.S. federal income tax purpose, BDC II is currently treated as a wholly owned disregarded entity. As such, its taxable income is recognized by its owner.

The Company and the Adviser (the “Investment Advisory Agreement”) intends to enter into an Investment Advisory Agreement where the Adviser will provide services to the Company, including but not limited to the following:

•
determining the composition of the Company’s portfolio, the nature and timing of the changes to the Company’s portfolio and the manner of implementing such changes;
•
identifying, evaluating and negotiating the structure of the investments the Company makes;
•
executing, closing, servicing and monitoring the investments the Company makes;
•
determining the securities and other assets that the Company will purchase, retain or sell;
•
performing due diligence on prospective portfolio companies; and
•
providing the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

On January 25, 2023, Investcorp Investment Holdings Limited, an affiliate of the Adviser, purchased 1,245,000 common shares of beneficial interest (“Shares”) of the Company at $20.00 per share.

Investcorp US Private Credit BDC II SPV, LLC ("BDC II SPV") is a wholly owned subsidiary of BDC II that was formed as a Delaware limited liability company for the purpose of entering into the senior secured revolving credit facility (the “Capital One Revolving Financing Agreement”) with Capital One, N.A. (“Capital One”). BDC II SPV is consolidated in the Company’s consolidated financial statements commencing from the date of its formation.

Note 2. Significant Accounting Policies

The following is a summary of significant accounting policies followed by the Company.

a. Basis of Presentation

The accompanying consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). All values are stated in U.S. dollars, unless noted otherwise. The consolidated financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods included herein as required by U.S. GAAP. These adjustments are normal and recurring in nature.

The Company is an investment company following the accounting and reporting guidance in Accounting Standards Codification ("ASC") Topic 946, Financial Services - Investment Companies ("ASC 946"). The financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods included herein as required by U.S. GAAP. These adjustments are normal and recurring in nature.

As permitted under Regulation S-X and ASC 946, the Company will generally not consolidate its investment in a portfolio company other than an investment company subsidiary or a controlled operating company whose business consists of providing all or substantially all of its services to the Company. Accordingly, the Company consolidates the results of the Company’s wholly-owned subsidiary, BDC II SPV, which is a special purpose vehicle used to finance certain investments in its consolidated financial statements. The effects of all material intercompany balances and transactions have been eliminated in consolidation.

b. Revenue Recognition

Our revenue recognition policies are as follows:

Net realized gains (losses) on investments: Gains or losses on the sale of investments are calculated using the specific identification method.

Interest Income: Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Origination, closing, commitment, and amendment fees, purchase and original issue discounts (“OID”) associated with loans to portfolio companies are accreted into interest income over the respective terms of the applicable loans. Accretion of discounts or premiums is calculated by the effective interest or straight-line method (only when it approximates the effective interest method) as of the purchase date and is adjusted only for material amendments or prepayments. The amortized cost of investments represents the original cost adjusted for the accretion and amortization of discounts and premiums, if any. Upon the prepayment of a loan or debt security, any prepayment penalties and unamortized fees and discounts are recorded as interest income and are non-recurring in nature.

Structuring fees and similar fees are recognized as income as earned, usually when received. Structuring fees, excess deal deposits, net profits interests and overriding royalty interests are included in other fee income.

We may hold debt investments in our portfolio that contain a payment-in-kind (“PIK”) interest provision. The PIK interest, which represents contractually deferred interest added to the investment balance that is generally due at maturity, is recorded on the accrual basis to the extent such amounts are expected to be collected.

Non-accrual: Loans are placed on non-accrual status when principal or interest payments are past due 90 days or more or when there is reasonable doubt that principal or interest will be collected. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. However, capitalized PIK interest will not be reversed when a loan is placed on non-accrual status. Deferred fees (i.e., OID) are not amortized during periods in which a loan is placed on non-accrual status. Interest payments received on non-accrual loans are applied as reductions to principal. Non-accrual loans are restored to accrual status when past due principal and interest is paid and, in management’s judgment, are likely to remain current. PIK interest is not accrued if management does not expect the issuer to be able to pay all principal and interest when due. As of December 31, 2024 and 2023, we had one investment and none on non-accrual status, respectively.

c. Net Increase in Net Assets Resulting from Operations per Share

The net increase in net assets resulting from operations per share is calculated based upon the weighted average number of common shares of beneficial interest outstanding during the reporting period.

d. Cash and Cash Equivalents and Restricted Cash and Cash Equivalents

Cash and cash equivalents, and restricted cash and cash equivalents consist of bank demand deposits and may include highly liquid investments (e.g., money market funds) with original maturities of three months or less. The Company deposits its cash in a financial institution and, at times, such balance may be in excess of the Federal Deposit Insurance Corporation insurance limits. All of the Company’s cash deposits are held at what management believes to be large established high credit quality financial institutions. Management believes that the risk of loss associated with any uninsured balances is remote. The Company has restrictions on the uses of the cash held by BDC II SPV based on the terms of the Capital One Revolving Financing Agreement. For more information on the Company’s financing arrangements and borrowings, see Note 5. Restricted cash is carried at cost plus accrued interest, which approximates fair value. Cash equivalents and restricted cash equivalents, that are invested in money market mutual funds, are carried at their net asset value, which approximates fair value. Cash equivalents and restricted cash equivalents held by the Company are deemed to be a Level 1 asset per ASC 820, as defined below.

e. Deferred Offering Costs

Deferred offering costs consist of fees and expenses incurred in connection with the offer and sale of the Company’s common shares of beneficial interest, including legal, accounting and printing fees, and other related expenses, as well as costs incurred in connection with the planned filing of a registration statement. These costs are capitalized when incurred and will be recognized as a reduction of offering proceeds when the offering is completed.

f. Investment Transactions and Expenses

The Company records its investment transactions on a trade date basis, which is the date when the Company assumes the risks for gains and losses related to that instrument. Purchases of loans, including delayed draw term loans and revolving credit facilities, are recorded on a fully committed basis.

Expenses are accrued as incurred.

Organizational costs consist principally of legal and accounting fees incurred in connection with the organization of the Company and have been expensed as incurred.

Offering costs are charged to paid-in capital upon sale of shares.

g. Investment Valuation

The Company applies ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) issued by the Financial Accounting Standards Board (“FASB"), which establishes a framework for measuring fair value and required disclosures of fair value measurements and Rule 2a-5 under the 1940 Act. ASC 820 defines fair value, establishes a framework used to measure fair value and requires disclosures for fair value measurements. In accordance with ASC 820, the Company has categorized its investments carried at fair value, based on the priority of the valuation technique, into a three-level fair value hierarchy as discussed in Note 4. Fair value is a market-based measure considered from the perspective of the market participant who holds investment rather than an entity specific measure. Therefore, when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that management believes market participants would use in pricing investment at the measurement date. Fair value is defined as the price that would be received upon a sale of an asset in an orderly transaction between market participants at the measurement date. Market participants are buyers and sellers in the principal (or most advantageous) market for the asset or liability that (a) are independent of us, (b) are knowledgeable, having a reasonable understanding about the asset based on all available information (including information that might be obtained through due diligence efforts that are usual and customary), (c) are able to transact for the asset or liability, and (d) are willing to transact for the asset or liability (that is, they are motivated but not forced or otherwise compelled to do so).

Securities that are traded on securities exchanges (including such securities traded in the after-hours market) are valued on the basis of the closing price on the valuation date (if such prices are available). Securities that are traded on more than one securities exchange are valued at the closing price on the primary securities exchange on which such securities are traded on the valuation date (or if reported on the consolidated tape, then their last sales price on the consolidated tape). Listed options for which the last sales price falls between the last “bid” and “ask” prices for such options, are valued at their last sales price on the date of the valuation on the primary securities exchange on which such options are traded. Options for which the last sales price on the valuation date does not fall between the last “bid” and “ask” prices are valued at the average of the last “bid” and “ask” prices for such options on that date. To the extent these securities are actively traded, and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy. The Company did not hold any Level 1 investments as of December 31, 2024 and 2023.

Investments that are not traded on securities exchanges but are traded on the over-the-counter markets (such as term loans, notes and warrants) are valued using various techniques, which may consider recently executed transactions in securities of the issuer or comparable issuers, market price quotations (when observable) and fundamental data relating to the issuer. These investments are categorized in Level 2 of the fair value hierarchy, or in instances when lower relative weight is placed on transaction prices, quotations, or similar observable inputs, they are categorized in Level 3. The Company held three Level 2 investments as of December 31, 2024 and did not hold any Level 2 investments as of December 31, 2023.

Investments for which market quotations are not readily available or which may be considered unreliable are fair valued by the Board of the Company, in good faith, using a method determined to be appropriate in the given circumstances and in accordance with Rule 2a-5 under the 1940 Act. Those investments for which market quotations are not readily available or for which market quotations are deemed not to represent fair value are valued utilizing a market approach, an income approach, or both approaches, as appropriate, in addition to an asset approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. In following these approaches, the types of factors that we may take into account in determining the fair value of our investments include, among other factors: available current market data, including relevant and applicable market trading and transaction comparables, applicable market yields and multiples, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flows, the markets in which the portfolio company does business, comparisons of financial ratios of peer companies that are public, merger and acquisition comparables, our principal market (as the reporting entity) and enterprise values. The asset approach uses estimates of the cost to replace an asset’s service capacity.

Observable inputs used in these approaches may include, but are not limited to, interest rate yield curves, credit spreads, recovery rates, comparable company transactions, trading multiples, and volatilities. Unobservable inputs used in these approaches may include, but are not limited to, illiquidity discount, PIK discount, yield, broker quotes, implied volatility, recent funding and intrinsic value. The Board will typically make changes in the valuation method as changes in the underlying company dictates, such as moving from the asset approach to market approach when underlying conditions change at the company. Because of the inherent uncertainty of valuation in these circumstances, the estimated fair values for the aforementioned investments may differ significantly from values that would have been used had a ready and liquid market for such investments existed or from the amounts that might ultimately be realized, and such differences could be material. At December 31, 2024 and 2023, investments fair valued in good faith based on management developed models represented approximately 85% and 100% of all the Company’s investments, respectively.

The Adviser seeks to ensure that the Company’s valuation policies and procedures, as approved by the Company’s Board, are consistently applied across all investments of the Company. The valuation process for Level 3 investments is completed on a quarterly basis and is designed to subject the valuation of Level 3 investments to an appropriate level of consistency, oversight and review. The valuation process begins with each portfolio company or investment being initially valued by the investment professionals of the Adviser responsible for the portfolio investment. The investment professionals prepare the preliminary valuations based on their evaluation of financial and operating data, company-specific developments, market valuations of comparable securities from the same company or that of comparable companies as well as any other relevant factors including recent purchases and sales that may have occurred preceding quarter-end. Valuation models are typically calibrated upon initial funding, and are re-calibrated as necessary upon subsequent material events (including, but not limited to additional financing activity, changes in comparable companies, and recent trades). The preliminary valuation conclusions are then documented and discussed with senior management of the Adviser. On a periodic basis and at least once annually, independent valuation firm(s) engaged by the Board conduct independent appraisals and review the Adviser’s preliminary valuations and make their own independent assessment. The Audit Committee of the Company’s Board (the “Audit Committee”) then reviews the preliminary valuations of the Adviser and that of the independent valuation firms. The Audit Committee discusses the valuations and makes a recommendation to the Company’s Board regarding the fair value of each investment in good faith based on the input of the Adviser and the independent valuation firm(s). Upon recommendation by the Audit Committee and a review of the valuation materials of the Adviser and the third-party independent valuation firm(s), the Board determines, in good faith, the fair value of each investment.

For more information on the classification of the Company’s investments by major categories, see Note 4.

The fair value of the Company’s assets and liabilities that qualify as financial instruments under U.S. GAAP approximates the carrying amounts presented in the Consolidated Statements of Assets and Liabilities.

h. Segment Reporting

In accordance with ASC Topic 280, Segment Reporting (“ASC 280”), the Company has determined that it has a single operating and reporting segment. As a result, the Company’s segment accounting policies are the same as described herein and the Company does not have any intra-segment sales and transfers of assets.

An operating segment is defined by ASC 280 as a component of a public entity that engages in business activities from which it may recognize revenues and incur expenses, has operating results that are regularly reviewed by the public entity’s CODM to make decisions about resources to be allocated to the segment and assess its performance, and has discrete financial information available. The Company’s president and chief executive officer, and the chief financial officer act as the Company’s CODM. The Company represents a single operating segment, as the CODM monitors the operating results of the Company as a whole and the Company’s long-term strategic asset allocation is pre-determined in accordance with the terms of its offering memorandum, based on a defined investment strategy which is executed by the Company’s portfolio managers as a team. The financial information in the form of changes in net assets (i.e., net increase in net assets resulting from operations), which is used by the CODM to make resource allocation decisions for the fund’s single segment and as a key metric in determining the amount of dividends to be distributed to the Company's common shareholder, is consistent with that presented within the Company’s consolidated financial statements. Segment assets are reflected on the Consolidated Statements of Assets and Liabilities as “total assets” and significant segment expenses are listed on the Consolidated Statements of Operations.

i. Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the fair value of investments and other amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing the Company’s financial statements are reasonable and prudent. Actual results could differ materially from these estimates. Significant estimates include the valuation of investments.

j. Income Taxes

As of December 31, 2024 and 2023, the Company is wholly owned by Investcorp Investment Holdings Limited and as such for U.S. federal income tax purpose the Company is currently treated as a disregarded entity. Therefore, the income of the Company is taxable to its owner.

The Company intends to elect to be regulated as a BDC under the 1940 Act and also intends to elect to be treated as a RIC under the Code beginning with the taxable year ending December 31, 2025. To qualify for tax treatment as a RIC, among other things, the Company is required to timely distribute to its shareholders at least 90% of investment company taxable income, as defined by the Code, for each year. So long as the Company maintains its status as a RIC, it generally will not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes at least annually to its shareholders as dividends. Rather, any tax liability related to income earned by the Company represents obligations of the Company’s investors and will not be reflected in the financial statements of the Company.

As a RIC, the Company will be subject to a 4% U.S. federal excise tax on undistributed earnings unless it distributes each calendar year the sum of (i) 98% of its ordinary income for such calendar year (ii) 98.2% of its net capital gains for the one-year period ending October 31 in that calendar year, and (iii) any income recognized, but not distributed, in preceding years and on which the Company paid no U.S. federal income tax. For this purpose, however, any net ordinary income or capital gain net income retained by us that is subject to corporate income tax for the tax year ending in that calendar year will be considered to have been distributed by year end (or earlier if estimated taxes are paid). The Company, at its discretion, may choose not to distribute all of its taxable income for the calendar year and pay a non-deductible 4% excise tax on this income. If the Company chooses to do so, all other things being equal, this would increase expenses and reduce the amount available to be distributed to shareholders. To the extent that the Company determines that its estimated current year annual taxable income will be in excess of estimated current year dividend distributions from such taxable income, the Company accrues excise taxes on estimated excess taxable income as taxable income is earned.

Note 3. Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB or other standards setting bodies that are adopted by the Company as of the specified effective date. The Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial statements upon adoption.

In June 2022, FASB issued ASU 2022-03, Fair Value Measurement (Topic 820) - Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, which was issued to (1) clarify the guidance in ASC 820, when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of an equity security, (2) amend a related illustrative example, and (3) introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with Topic 820. The new guidance is effective for interim and annual periods beginning after December 15, 2023. Early adoption is permitted. The Company has early adopted ASU 2022-03 and concluded that the application of this guidance did not have any material impact on its consolidated financial statements.

In November 2023, FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which enhances disclosure requirements about significant segment expenses that are regularly provided to the chief operating decision maker (the “CODM”). ASU 2023-07, among other things, (i) requires a single segment public entity to provide all of the disclosures as required by ASC 280, (ii) requires a public entity to disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources and (iii) provides the ability for a public entity to elect more than one performance measure. ASU 2023-07 is effective for the fiscal years beginning after December 15, 2023, and interim periods beginning with the first quarter ended March 31, 2025. Early adoption is permitted and retrospective adoption is required for all prior periods presented. The Company has early adopted ASU 2023-07 and concluded that the application of this guidance impacted financial statement disclosures only and did not affect the Company's consolidated financial position or the consolidated results of its operations. See Note 2h for more information on the effects of the adoption of ASU 2023-07.

In December 2023, FASB issued ASU 2023-09, Income Taxes (Topic 740) - Improvements to income tax disclosures, which requires more detailed income tax disclosures, chiefly by providing disaggregated information about the effective tax rate reconciliation and expanded information on income taxes paid by jurisdiction. The new guidance is effective for fiscal years beginning after December 15, 2024, Early adoption is permitted. The Company does not anticipate the new standard will have a material impact to the consolidated financial statements.

Note 4. Investments

The Company’s investments, at any time, may include securities and other financial instruments, including, without limitation, corporate and government bonds, convertible securities, collateralized loan obligations, term loans, revolvers and delayed draw facilities, trade claims, equity securities, privately negotiated securities, direct placements, working interests, warrants and investment derivatives (such as credit default swaps, recovery swaps, total return swaps, options, forward contracts, and futures) (all of the foregoing collectively referred to in these consolidated financial statements as “investments”).

a. Certain Risk Factors

In the ordinary course of business, the Company manages a variety of risks including market risk, liquidity risk and credit risk. The Company identifies, measures and monitors risk through various control mechanisms, including trading limits and diversifying exposures and activities across a variety of instruments, markets and counterparties.

Market risk is the risk of potential adverse changes to the value of financial instruments because of changes in market conditions, including as a result of changes in the credit quality of a particular issuer, credit spreads, interest rates, and other movements and volatility in security prices or commodities. In particular, the Company may invest in issuers that are experiencing or have experienced financial or business difficulties (including difficulties resulting from the initiation or prospect of significant litigation or bankruptcy proceedings), which involves significant risks. The Company manages its exposure to market risk through the use of risk management strategies and various analytical monitoring techniques.

With respect to liquidity risk, the Company’s assets may, at any time, include securities and other financial instruments or obligations that are illiquid or thinly traded, making the purchase or sale of such securities and financial instruments at desired prices or in desired quantities difficult. Furthermore, the sale of any such investments may be possible only at substantial discounts, and it may be extremely difficult to value any such investments accurately.

Credit risk is the potential loss the Company may incur from a failure of an issuer to make payments according to the terms of a contract. The Company is subject to credit risk because of its strategy of investing in the debt of leveraged companies. The Company’s exposure to credit risk on its investments is limited to the fair value of the investments.

b. Investments

The composition of the Company’s investments by investment type as of December 31, 2024 and 2023 as a percentage of the total portfolio, at amortized cost and fair value are as follows:

As of December 31, 2024	Investments at Amortized Cost	Percentage	Investments at Fair Value	Percentage of Total Portfolio
Senior Secured First Lien Debt Investments	$38,818,397	97.2%	$39,229,687	96.2%
Equity - Preferred Stock	750,000	1.9	1,125,000	2.8
Equity - Common Stock	375,000	0.9	430,077	1.1
Total	$39,943,397	100.0%	$40,784,764	100.0%

As of December 31, 2023	Investments at Amortized Cost	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
Senior Secured First Lien Debt Investments	$37,707,806	98.0%	$37,723,907	98.1%
Equity - Preferred Stock	750,000	2.0	750,000	1.9
Total	$38,457,806	100.0%	$38,473,907	100.0%

The amortized cost above represents the original cost adjusted for any accretion or discounts, amortization of premiums and PIK interest or dividends.

The Company uses Global Industry Classification Standard (“GICS”) codes for classifying the industry groupings of its portfolio. The following table shows the portfolio composition by industry grouping at fair value at December 31, 2024 and 2023:

	December 31, 2024		December 31, 2023
Industry Classification	Investments at Fair Value	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
Diversified Consumer Services	$5,912,971	14.50%	$6,139,061	15.96%
Trading Companies & Distributors	5,671,580	13.90	5,463,447	14.21
Professional Services	5,611,114	13.76	2,413,007	6.27
Containers & Packaging	5,043,140	12.36	4,413,327	11.47
Specialty Retail	2,952,069	7.24	4,328,044	11.25
Commercial Services & Supplies	2,487,500	6.10	3,689,269	9.59
Food Products	2,437,828	5.98	2,375,000	6.17
Interactive Media and Services	2,335,952	5.73	-	-
IT Services	1,975,297	4.84	-	-
Software	1,904,364	4.67	2,317,806	6.02
Construction & Engineering	1,849,105	4.53	1,935,177	5.03
Health Care Providers & Services	1,125,000	2.76	750,000	1.95
Insurance	978,844	2.40	-	-
Household Durables	500,000	1.23	-	-
Hotels, Restaurants, and Leisure	-	-	2,660,025	6.91
Chemicals	-	-	1,989,744	5.17
Total	$40,784,764	100.00%	$38,473,907	100.00%

The following table shows the portfolio composition by geographic grouping at fair value at December 31, 2024 and 2023:

	December 31, 2024		December 31, 2023
Geographic Region	Investments at Fair Value	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
U.S. West	$8,852,893	21.71%	$13,732,369	35.70%
U.S. Midwest	7,237,365	17.74	6,279,972	16.32
U.S. Northeast	8,772,294	21.51	6,152,602	15.99
U.S. Southeast	7,503,572	18.40	4,328,044	11.25
U.S. Southwest	6,514,276	15.97	3,469,539	9.02
U.S. Mid-Atlantic	-	-	2,193,575	5.70
International	1,904,364	4.67	2,317,806	6.02
Total	$40,784,764	100.00%	$38,473,907	100.00%

The Company’s investment objective is to generate current income and capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. The Company will invest in directly originated and highly negotiated transactions with a primary focus on the debt of middle-market companies in the United States. During the year ended December 31, 2024, and period from January 25, 2023 (commencement of operations) through December 31, 2023, the Company made investments in new portfolio companies of approximately $12.3 million and $46.7 million to which it was not previously contractually committed to provide financial support, respectively. The details of the Company’s investments have been disclosed on the Consolidated Schedules of Investments.

c. Fair Value Measurements

ASC 820 also establishes a framework for measuring fair value and a valuation hierarchy that prioritizes the inputs used in the valuation of an asset or liability based upon their transparency. The valuation hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assets and liabilities measured at fair value have been classified in the following three categories:

Level 1	valuation is based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2

valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers, or in which little information is released publicly; (c) inputs other than quoted prices that are observable for the asset or liability; or (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3

valuation is based on unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. However, the fair value measurement objective remains the same, that is, an exit price from the perspective of a market participant that holds the asset or owes the liability. Therefore, unobservable inputs reflect the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. Unobservable inputs are developed based on the best information available under the circumstances, which might include the Company’s own data. The Company’s own data used to develop unobservable inputs is adjusted if information is reasonably available without undue cost and effort that indicates that market participants would use different assumptions.

Estimates of fair value for cash equivalents and restricted cash and cash equivalents are measured using observable, quoted market prices, or Level 1 inputs. All other fair value significant estimates are measured using unobservable inputs, or Level 3 inputs.

The following table summarizes the classifications within the fair value hierarchy of the Company’s assets and liabilities measured at fair value as of December 31, 2024 and 2023:

As of December 31, 2024	Level 1	Level 2	Level 3	Total
Assets
Investments
Senior Secured First Lien Debt Investments	$—	$5,929,595	$33,300,092	$39,229,687
Equity - Preferred Stock	—	—	$1,125,000	$1,125,000
Equity - Common Stock	—	—	430,077	430,077
Total Investments	$—	$5,929,595	$34,855,169	$40,784,764

As of December 31, 2023	Level 1	Level 2	Level 3	Total
Assets
Investments
Senior Secured First Lien Debt Investments	$—	$—	$37,723,907	$37,723,907
Equity - Preferred Stock	—	—	750,000	750,000
Total Investments	$—	$—	$38,473,907	$38,473,907

The following table provides a reconciliation of the beginning and ending balances for investments that use Level 3 inputs for the year ended December 31, 2024, and period from January 25, 2023 (commencement of operations) through December 31, 2023:

	Senior Secured First Lien Debt Investments	Equity Investments	Total Investments
Fair value at December 31, 2023	$37,723,907	$750,000	$38,473,907
Purchases	13,553,117	375,000	13,928,117
Payment in-kind interest	35,149	—	35,149
Sales	(1,942,318)	—	(1,942,318)
Repayments	(10,034,422)	—	(10,034,422)
Amortization of discount/premium on investments	397,131	—	397,131
Net realized gains (losses)	(830,240)	—	(830,240)
Transfers in	—	—	—
Transfers out	(6,141,342)	—	(6,141,342)
Net change in unrealized appreciation (depreciation)	539,110	430,077	969,187
Fair value at December 31, 2024	$33,300,092	$1,555,077	$34,855,169
Change in unrealized appreciation (depreciation) relating to assets still held as of December 31, 2024	$496,893	430,077	$926,970

	Senior Secured First Lien Debt Investments	Equity Investments	Total Investments
Fair value at January 25, 2023 (commencement of operations)	$—	$—	$—
Purchases	45,920,767	750,000	46,670,767
Payment in-kind interest	2,190	—	2,190
Sales	(2,160,612)	—	(2,160,612)
Repayments	(6,358,866)	—	(6,358,866)
Amortization of discount/premium on investments	258,262	—	258,262
Net realized gains (losses)	46,065	—	46,065
Transfers in	—	—	—
Transfers out	—	—	—
Net change in unrealized appreciation (depreciation)	16,101	—	16,101
Fair value at December 31, 2023	$37,723,907	$750,000	$38,473,907
Change in unrealized appreciation (depreciation) relating to assets still held as of December 31, 2023	$16,101	—	$16,101

Transfers into Level 3 during or at the end of the reporting period are reported under Level 1 or Level 2 as of the beginning of the period. Transfers out of Level 3 during or at the end of the reporting period are reported under Level 3 as of the beginning of the period. During the year ended December 31, 2024, $6,141,342 of Senior Secured First Lien Debt Investments transferred from Level 3 to Level 2 due to greater pricing transparency. During the period from January 25, 2023 (commencement of operations) through December 31, 2023, there were no transfers into or out of Level 3. Changes in unrealized gains (losses) relating to Level 3 instruments are included in "Net change in unrealized appreciation (depreciation) on non-controlled/non-affiliated company investments" on the Consolidated Statements of Operations.

The following tables present the ranges of significant unobservable inputs used to value the Company’s Level 3 investments as of December 31, 2024 and 2023. These ranges represent the significant unobservable inputs that were used in the valuation of each type of investment. These inputs are not representative of the inputs that could have been used in the valuation of any one investment. For example, the highest market yield presented in the table for senior secured notes is appropriate for valuing a specific investment but may not be appropriate for valuing any other investment. Accordingly, the ranges of inputs presented below do not represent uncertainty in, or possible ranges of, fair value measurements of the Company’s Level 3 investments. In addition to the techniques and inputs noted in the table below, according to our valuation policy, we may also use other valuation techniques and methodologies when determining our fair value measurements. The below tables are not intended to be all-inclusive, but rather provide information on the significant unobservable inputs as they relate to the Company’s determination of fair values.

	Fair Value as of December 31, 2024	Valuation Methodology	Unobservable Input(s)	Weighted Average (2)	Range
Senior Secured First Lien Debt Investments	$24,607,707	Income Approach	Market Yields	10.10%	7.6% - 12.7%
Senior Secured First Lien Debt Investments	7,376,751	Recent Transaction	Recent Transaction	N/A	N/A
Senior Secured First Lien Debt Investments	1,315,634	Recovery Analysis	Recovery Amount (1)	N/A	N/A
Equity	1,555,077	Market Comparable Approach	EBITDA Multiple	11.70	11.2 - 13.0
Total	$34,855,169

(1) Recovery amounts involve various unobservable inputs including probabilities of different recovery scenarios, valuation multiples under such scenarios, and the timing to realize the associated recovery values.

(2) Weighted by fair value.

	Fair Value as of December 31, 2023	Valuation Methodology	Unobservable Input(s)	Weighted Average (1)	Range
Senior Secured First Lien Debt Investments	$29,744,410	Income Approach	Market Yields	12.12%	9.3% -14.7%
Senior Secured First Lien Debt Investments	6,064,269	Recent Transaction	Recent Transaction	N/A	N/A
Senior Secured First Lien Debt Investments	1,915,228	Market Approach	EBITDA Multiple	9.0x	9.0x
Equity - Preferred Stock	750,000	Recent Transaction	Recent Transaction	N/A	N/A
Total	$38,473,907

(1) Weighted by fair value.

Fair value measurements categorized within Level 3 are sensitive to changes in the assumptions or methodology used to determine fair value and such changes could result in a significant increase or decrease in the fair value. Significant increases in illiquidity discounts, PIK discounts and market yields would result in significantly lower fair value measurements. Significant increases in implied volatility would result in significantly higher fair value measurements.

Note 5. Borrowings

On June 14, 2023, the Company, through BDC II SPV, entered into a 1.5 year, $20 million Loan, Security and Collateral Management Agreement (the "Agreement") with Capital One, N.A and Webster Bank, N.A., which was secured by collateral consisting primarily of loans in the Company’s investment portfolio. The Agreement features a one-year reinvestment period and bears interest at a rate per annum equal to SOFR plus 3.25%, so long as no event of default has occurred (as defined in the Agreement). The default interest rate will be equal to the interest rate then in effect plus 2.00%.

On May 20, 2024, the Company amended the Agreement to include Capital One, N.A. only. On June 12, 2024, the Company amended the Agreement to extend the reinvestment period to September 14, 2024. On September 13, 2024, the Company amended the Agreement to extend the maturity date to September 14, 2026 and the reinvestment period to March 14, 2025.

The Agreement required the payment of an upfront fee of 1.25% of the available borrowings at closing and requires the payment of an unused fee of 0.75% annually for any undrawn amounts. Borrowings under the Agreement are based on a borrowing base. The Agreement generally requires payment of interest and fees on a quarterly basis. All outstanding principal is due on the maturity date. The Agreement also requires mandatory prepayment of interest and principal upon certain events.

For the year ended December 31, 2024, the weighted average outstanding debt balance and the weighted average stated interest rate for overall debt outstanding, in aggregate was $14.4 million and 8.37%, respectively. As of December 31, 2024, the fair value of the Company's borrowings was $19.6 million which approximated the carrying value and is estimated based on the rate at which similar facilities would be priced. The Company concluded that this was Level 3 fair value under ASC 820.

For the period from January 25, 2023 (commencement of operations) through December 31, 2023, the weighted average outstanding debt balance and the weighted average stated interest rate for overall debt outstanding, in aggregate was $3.9 million and 8.63%, respectively. As of December 31, 2023, the fair value of the Company's borrowings was $11.1 million which approximated the carrying value and is estimated based on the rate at which similar facilities would be priced. The Company concluded that this was Level 3 fair value under ASC 820.

Long-Term Debt Maturities

Set forth below is the aggregate principal amount of our long-term debt as of December 31, 2024 and 2023 (excluding unamortized premiums, net and unamortized debt issuance costs) maturing during the following years:

	Year Ended December 31, 2024	Period from January 25, 2023 (commencement of operations) through December 31, 2023
2024	$—	$—
2025	—	—
2026	19,600,000	11,100,000
Total long-term debt	$19,600,000	$11,100,000

Note 6. Indemnification, Guarantees, Commitments and Contingencies

In the normal course of business, the Company enters into contracts which provide a variety of representations and warranties, and that provide general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any exposure to the Company under these arrangements is unknown as it would involve future claims that may be made against the Company; however, based on the Company’s experience, the risk of loss is remote and no such claims are expected to be made. As such, the Company has not accrued any liability in connection with such indemnifications.

On December 31, 2024 and 2023, there were no distributions declared by the Company's Board. During the year December 31, 2024, the Company made a distribution of $0.9 million ($0.72 per share) to the holder of the common shares of beneficial interest.

Loans purchased by the Company may include revolving credit agreements or other financing commitments obligating the Company to advance additional amounts on demand.

The following table details the Company’s unfunded commitments as of December 31, 2024:

Investments	Unfunded Commitment	Fair Value	Annual Non-use Fee	Expiration Date
Uniguest Holdings - DDTL	$476,190	$—	1.00%	11/27/2030
Uniguest Holdings - Revolver	142,857	—	0.50%	11/27/2030
Argano, LLC - DDTL	434,783	—	1.00%	8/23/2029
Argano, LLC - Revolver	72,664	—	0.50%	8/23/2029
Sandvine Corporation - DDTL	185,915	—	1.00%	10/3/2025
Total Unfunded Commitments at December 31, 2024	$1,312,409	$—

As of December 31, 2023, there were no unfunded commitments.

Note 7. Related Party Transactions

Investment Advisory Agreement

The Company intends to enter into an Investment Advisory Agreement with the Adviser. Under the Investment Advisory Agreement, the Company pays the Adviser a fee for its services under the Investment Advisory Agreement consisting of two components: a base management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”).

The Management Fee is payable quarterly in arrears. The Management Fee is payable at an annual rate of 1.25% of the average value of the weighted average (based on the number of shares outstanding each day in the quarter) of the Company’s net assets at the end of the two most recently completed calendar quarters. For the Company’s first calendar quarter, the Management Fee is calculated based on the weighted average of the Company’s net assets as of such quarter-end. The Management Fee is payable quarterly in arrears.

The Incentive Fee consists of two components that are independent of each other, with the result that one component may be payable even if the other is not.

The first part of the Incentive Fee is based on the Company’s income (or, if applicable, a Class's allocable share of such income) (the “Income Incentive Fee”) and the second part is based on its capital gains (the “Capital Gains Incentive Fee”), each as described below.

The Company pays the Adviser an Income Incentive Fee each quarter equal to 12.50% of the amount by which Pre-Incentive Fee Net Investment Income (as defined below) for the quarter exceeds a hurdle rate of 1.25% (which is 5.0% annualized) of the Company’s or Class's, as applicable, net assets at the end of the immediately preceding calendar quarter, subject to a “catch-up” provision.

The 100% “catch-up” provision for Pre-Incentive Fee Net Investment Income in excess of the 1.25% “hurdle rate” is intended to provide the Adviser with an incentive fee of 12.50% on all Pre-Incentive Fee Net Investment Income when that amount equals 1.4286% in a calendar quarter (5.7143% annualized), which, in each case, is the rate at which catch-up is achieved. Once the “hurdle rate” is reached and catch-up is achieved, 12.50% of any Pre-Incentive Fee Net Investment Income in excess of 1.25% in any calendar quarter is payable to the Adviser.

“Pre-Incentive Fee Net Investment Income” means dividends (including reinvested dividends), interest and fee income accrued by the Company (or, if applicable, a Class's allocable share of such income), during the calendar quarter, minus the Company's operating expenses (or, if applicable, a Class's allocable share of such operating expenses) for the calendar quarter (including the Management Fee, expenses payable under the Administration Agreement (as defined below) to the Administrator (as defined below), and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the

Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as OID) and debt instruments with PIK interest and zero coupon securities, accrued income that the Company may not have received in cash. The Adviser is not obligated to reimburse the Company for any amount of such incentive fee if the Company incurs losses or does not receive deferred income which was previously accrued.

The second component of the Incentive Fee, the Capital Gains Incentive Fee, will be determined and payable annually in arrears at the end of each calendar year or, in the event of the termination of the Investment Advisory Agreement, the date on which such event occurs. At the end of each calendar year (or termination of the Investment Advisory Agreement), the Company will pay the Adviser a Capital Gains Incentive Fee equal to 12.50% of the difference, if positive, of the sum of the Company’s aggregate realized capital gains, if any, computed net of the Company’s aggregate realized capital losses, if any, and the Company’s aggregate unrealized capital depreciation.

The Investment Advisory Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of its duties and obligations under the Investment Advisory Agreement, the Adviser and its officers, managers, partners, agents, employees, controlling persons and members, and any other person or entity affiliated with it, are entitled to indemnification from the Company for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Adviser’s services under the Investment Advisory Agreement or otherwise as the Adviser.

The Company does not currently pay a management or incentive fee, and no management or incentive fees have been paid or owed to the Adviser since the inception of the Company.

Administration Agreement

The Company intends to enter into an Administration Agreement with the Adviser. The Adviser in its capacity as administrator (the “Administrator”) provides all administrative services necessary for the Company to operate pursuant to the Administration Agreement between the Company and the Administrator. The Administration Agreement provides that the Administrator will furnish the Company with office facilities and equipment and will provide the Company with clerical, bookkeeping, recordkeeping and other administrative services at such facilities. Under the Administration Agreement, the Administrator will perform, or oversee the performance of, our required administrative services, which will include being responsible for the financial and other records that the Company is required to maintain and preparing reports to shareholders and reports and other materials filed with the SEC. In addition, the Administrator will assist the Company in determining and publishing its net asset value, oversee the preparation and filing of the Company’s tax returns and the printing and dissemination of reports and other materials to shareholders, and generally oversee the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others. In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities under the Administration Agreement. To the extent that the Administrator outsources any of its functions under the Administration Agreement, the Company will pay the fees associated with such functions on a direct basis without any incremental profit to the Administrator. While there is no limit on the total amount of expenses the Company may be required to reimburse to the Administrator under the Administration Agreement, the Administrator will only charge the Company for the actual expenses it incurs on the Company’s behalf, or the Company’s allocable portion thereof, without any profit to the Administrator.

Under the Administration Agreement, the Administrator will provide managerial assistance on the Company’s behalf to those portfolio companies that have accepted the Company’s offer to provide such assistance. If requested to provide significant managerial assistance to the Company’s portfolio companies, the Administrator will be paid an additional amount based on the services provided, which will not exceed the amount the Company receives from such portfolio companies for providing this assistance.

As of December 31, 2024 and 2023, the Company recorded a Due to Adviser balance of $562,514 on the Consolidated Statements of Assets and Liabilities relating to the amount to reimburse expenses owed to the Adviser under the Administration Agreement.

License Agreement

The Company intends to enter into a license agreement with the Adviser under which the Adviser will agree to grant the Company a non-exclusive, royalty-free license to use the name “Investcorp.” Under this agreement, the Company has a right to use the “Investcorp” name for so long as the Adviser or one of its affiliates remains the Company’s investment adviser. Other than with respect to this limited license, the Company has no legal right to the “Investcorp” name. This license agreement will remain in effect for so long as the Investment Advisory Agreement with the Adviser is in effect and Investcorp is the majority owner of the Adviser.

Note 8. Trustee Fees

The Company will pay each Independent Trustee an annual retainer of $30,000 for their service on the Board and any committee of the Board plus $500 per Board meeting attended. The Independent Trustees also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with each Board and committee meeting attended in person. The Company has obtained trustees’ and officers’ liability insurance on behalf of the trustees and officers. There were trustees' fees amounted to $0 and $19,500 recorded for the year ended December 31, 2024 and period from January 25, 2023 (commencement of operations) through December 31, 2023, respectively, and which $19,500 and $19,500 are payable as of December 31, 2024 and 2023, respectively, and were included within accrued expenses and other liabilities on the Consolidated Statements of Assets and Liabilities.

Note 9. Net Change in Net Assets Resulting from Operations Per Share

Net increase in net assets resulting from operations per share is computed by dividing net increase in net assets resulting from operations available to common shareholders by the weighted average number of shares outstanding during the period. Other potentially dilutive common shares, and the related impact to earnings, are considered when calculating earnings per share on a diluted basis.

The following table sets forth the computation of the weighted average basic and diluted net increase in net assets per share from operations:

	Year Ended December 31, 2024	Period from January 25, 2023 (commencement of operations) through December 31, 2023
Net increase in net assets resulting from operations	$2,260,360	$1,764,536
Weighted average common shares of beneficial interest outstanding	1,245,000	1,245,000
Basic/diluted net increase in net assets from operations per share	$1.82	$1.42

Note 10. Share Transactions

The following table summarizes the total common shares of beneficial interest issued for the year ended December 31, 2024 and for the period from January 25, 2023 (commencement of operations) through December 31, 2023:

	Year Ended December 31, 2024	Period from January 25, 2023 (commencement of operations) through December 31, 2023
Balance at beginning of period	1,245,000	—
Issuance of common shares of beneficial interest	—	1,245,000
Balance at end of period	1,245,000	1,245,000

Note 11. Financial Highlights

The following represents the per share data and the ratios to average net assets for the Company:

	Year Ended December 31, 2024	Period from January 25, 2023 (commencement of operations) through December 31, 2023
Per Share Data:
Net asset value, beginning of period	$21.42	$20.00

Income from investment operations:
Net investment income(1)	1.82	1.37
Net realized and unrealized gains (losses)(1)	(0.01)	0.05
Net increase in net assets resulting from operations	1.81	1.42

Less: Distributions
Dividends from net investment income	(0.72)	—
Total Distributions	(0.72)	—
Net asset value, end of period	$22.51	$21.42
Shares outstanding at end of period	1,245,000	1,245,000
Total return(2)	8.68%	7.10%	(3)

Ratio/Supplemental Data:
Net assets, at end of period	$28,024,896	$26,664,536
Ratio of total expenses to average net assets	9.87%	4.85%	(4)
Ratio of net investment income to average net assets	8.37%	7.19%	(4)
Asset Coverage Ratio	243.00%	340.00%
Portfolio Turnover Rate	29.97%	29.96%	(3)

(1)
The per share data was derived by using the weighted average shares outstanding during the period.
(2)
Total return displayed is net of all fees, including all operating expenses such as management fees, general and administrative expenses, organization and amortized offering expenses, and interest expenses. Total return is calculated as the change in net asset value per share (assuming dividends and distributions are reinvested in accordance with the Company’s dividend reinvestment plan) divided by the beginning net asset value per share.
(3)
Total return has not been annualized.
(4)
The ratios, excluding non-recurring expenses such as organization expenses, have been annualized.

Note 12. Other Fee Income

The other fee income consists of structuring fee income, amendment fee income and royalty income. The following table summarizes the Company’s other fee income for the year ended December 31, 2024 and period from January 25, 2023 (commencement of operations) through December 31, 2023:

	Year Ended December 31, 2024	Period from January 25, 2023 (commencement of operations) through December 31, 2023
Amendment Fee	$18,750	$6,004
Prepayment Fee Income	17,822	21,372
Other Fees	109,021	5,629
Other Fee Income	$145,593	$33,005

Note 13. Subsequent Events

The Company's management has evaluated subsequent events through the date the financial statements were issued.

From January 1, 2025 through April 7, 2025, the Company invested a total of $1.2 million in 1 new portfolio company.

On February 14, 2025, the Agreement was amended to extend the deadline to provide Capital One, N.A. with required financial statements under the Agreement and waive the event of default resulting from the initial failure to timely deliver these financial statements.

On, March 14. 2025, the reinvestment period under the Agreement was extended to June 14, 2025.

Investcorp US Private Credit BDC II and Subsidiary

Consolidated Statements of Assets and Liabilities

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets
Non-controlled, non-affiliated investments, at fair value (amortized cost of $43,810,254 and $39,943,397, respectively)	$43,648,320	$40,784,764
Cash and cash equivalents	1,305,454	1,398,292
Cash and cash equivalents, restricted	1,917,169	6,145,086
Interest receivable	384,245	438,356
Principal receivable	64,161	69,739
Deferred offering costs	413,346	298,155
Prepaid expenses	142,329	12,516
Total assets	$47,875,024	$49,146,908
Liabilities
Debt:
Revolving credit facility	$18,500,000	$19,600,000
Deferred debt issuance costs	(64,942)	(115,757)
Debt, net	18,435,058	19,484,243
Due to adviser	622,972	562,514
Interest expense payable	283,742	281,181
Accrued organizational and offering expenses	301,255	466,515
Payable for investments purchased	450,687	—
Accrued expenses and other liabilities	642,287	327,559
Total liabilities	20,736,001	21,122,012
Commitments and contingencies (See Note 6)
Net Assets:
Common shares of beneficial interest, par value $0.01 per share, unlimited shares authorized, 1,245,000 and 1,245,000 shares issued and outstanding, respectively	12,450	12,450
Paid-in-capital in excess of par value	24,887,550	24,887,550
Total distributable earnings	2,239,023	3,124,896
Total net assets	27,139,023	28,024,896
Total liabilities and net assets	$47,875,024	$49,146,908
Net asset value per share	$21.80	$22.51

See accompanying notes to unaudited consolidated financial statements.

Investcorp US Private Credit BDC II and Subsidiary

Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Investment Income:
Non-controlled, non-affiliated investments:
Interest income	$1,046,084	$1,150,675	$3,085,206	$3,564,798
Payment in-kind interest income	47,010	—	97,847	—
Other fee income	21,097	89,882	103,574	132,567
Total investment income	1,114,191	1,240,557	3,286,627	3,697,365
Expenses:
Organizational costs	394,617	109,279	585,394	392,616
Interest expense	359,385	354,918	1,030,905	904,214
Amortization of deferred debt issuance costs	16,932	54,772	50,815	232,793
Custodian and administrator fees	105,078	80,129	267,151	245,812
Professional fees	138,575	2,354	544,617	11,582
Insurance expense	2,026	—	2,752	3,076
Other expenses	29,089	—	77,608	5,811
Total expenses	1,045,702	601,452	2,559,242	1,795,904
Net investment income	68,489	639,105	727,385	1,901,461
Net realized and unrealized gain (loss) on investments:
Net realized (loss) gain on non-controlled, non-affiliated investments	—	(12,901)	290,043	(841,464)
Net change in unrealized (depreciation) appreciation on non-controlled, non-affiliated investments	(438,543)	48,561	(1,003,301)	564,352
Total realized (loss) gain and change in unrealized appreciation (depreciation) on investments	(438,543)	35,660	(713,258)	(277,112)
Net (decrease) increase in net assets resulting from operations	$(370,054)	$674,765	$14,127	$1,624,349
Net (decrease) increase in net assets resulting from operations per share - Basic and diluted	$(0.30)	$0.54	$0.01	$1.30
Weighted average common shares of beneficial interest outstanding	1,245,000	1,245,000	1,245,000	1,245,000

See accompanying notes to unaudited consolidated financial statements.

Investcorp US Private Credit BDC II and Subsidiary

Consolidated Statements of Changes in Net Assets (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net assets at beginning of period	$27,509,077	$26,714,120	$28,024,896	$26,664,536
Net increase in net assets resulting from operations:
Net investment income	68,489	639,105	727,385	1,901,461
Net realized (loss) gain on investments	—	(12,901)	290,043	(841,464)
Net change in unrealized (depreciation) appreciation on investments	(438,543)	48,561	(1,003,301)	564,352
Net (decrease) increase in net assets resulting from operations	(370,054)	674,765	$14,127	1,624,349
Capital transactions:
Issuance of common shares	—	—	—	—
Distributions from net investment income	—	—	(900,000)	(900,000)
Net decrease in net assets resulting from capital transactions	—	—	(900,000)	(900,000)
Net (decrease) increase in net assets	(370,054)	674,765	(885,873)	724,349
Net assets at end of period	$27,139,023	$27,388,885	$27,139,023	$27,388,885

See accompanying notes to unaudited consolidated financial statements.

Investcorp US Private Credit BDC II and Subsidiary

Consolidated Statements of Cash Flows (Unaudited)

	For the Nine Months Ended September 30,
	2025	2024
Cash Flows from Operating Activities:
Net increase (decrease) in net assets resulting from operations	$14,127	$1,624,349
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Origination and purchase of investments	(8,609,951)	(10,925,158)
Payment in-kind interest	(97,847)	—
Sales and repayments of investments	5,497,445	6,963,937
Amortization of deferred income	(36,509)	—
Amortization of discount/premium on investments	(208,263)	(318,062)
Amortization of deferred debt issuance costs	50,815	232,793
Net realized (gain) loss on investments	(290,043)	841,464
Net change in unrealized appreciation (depreciation) on investments	1,003,301	(564,352)
Net (increase) decrease in operating assets:
Interest receivable	54,111	(66,743)
Principal receivable	5,578	(77,402)
Prepaid expenses	(129,813)	(7,642)
Other receivables	—	(2,500)
Net increase (decrease) in operating liabilities:
Due to advisor	60,458	—
Interest payable	2,561	85,981
Accrued organizational cost	(258,178)	73,754
Payable for investments purchased	450,687	(3,257,713)
Accrued expenses and other liabilities	193,039	24,136
Net cash used in operating activities	(2,298,482)	(5,373,158)
Cash Flows from Financing Activities:
Proceeds from borrowing on revolving financing facility	6,900,000	15,500,000
Repayments of borrowing on revolving financing facility	(8,000,000)	(9,500,000)
Distributions to stockholders	(900,000)	(900,000)
Payment for deferred financing costs	—	(95,918)
Payment for deferred offering costs	(22,273)	(98,160)
Net cash provided by (used in) financing activities	(2,022,273)	4,905,922
Net change in Cash	(4,320,755)	(467,236)
Cash and cash equivalents and restricted cash and cash equivalents, beginning of period	7,543,378	2,830,410
Cash and cash equivalents and restricted cash and cash equivalents, end of period	$3,222,623	$2,363,174
Supplemental and non-cash financing cash flow information:
Cash paid for interest	$1,022,893	$814,693
Accrued offering cost	$92,918	$136,733
Deferred income received in common shares	$157,224	$—
Non-cash purchase of investments	$(2,090,278)	$(7,090,410)
Non-cash sale of investments	$2,090,278	$7,090,410

	September 30, 2025	September 30, 2024
Cash and cash equivalents	$1,305,454	$52,066
Restricted cash and cash equivalents	1,917,169	$2,311,108
Cash and cash equivalents and restricted cash and cash equivalents	$3,222,623	$2,363,174

See accompanying notes to unaudited consolidated financial statements.

Investcorp US Private Credit BDC II and Subsidiary

Consolidated Schedule of Investments (Unaudited)

September 30, 2025

Investments *(1)(2)	Investment Type	Interest Rate (10)	Maturity Date	Principal Amount / Shares	Amortized Cost	Fair Value	% of Net Assets	Footnotes
Non-Controlled/Non-Affiliated Investments (9)
Senior Secured First Lien Debt Investments
Commercial Services & Supplies
NorthStar Group Services Inc.	Term Loan	6M S + 4.75% (0.50% Floor)	5/31/2030	$2,468,750	$2,459,547	$2,468,750	9.1%	(7)
					2,459,547	2,468,750	9.1%
Construction & Engineering
Congruex Group LLC	Term Loan B	3M S +1.50% + 5.00% PIK (1.50% Floor)	5/3/2029	2,085,621	2,072,969	1,830,132	6.7%	(4)(7)
					2,072,969	1,830,132	6.7%
Containers & Packaging
Bioplan USA, Inc.	Priority Term Loan	3M S +10.00% (4.00% Floor)	3/8/2027	1,316,290	1,359,072	1,372,232	5.1%	(7)
LABL, Inc.	Term Loan B	1M S +5.00% (0.50% Floor)	10/30/2028	2,938,969	2,923,504	2,417,302	8.9%	(3)(7)
					4,282,576	3,789,534	14.0%
Diversified Consumer Services
Axiom Global Inc.	Term Loan	3M S + 4.50% (0.75% Floor)	10/2/2028	2,198,850	2,181,132	2,198,850	8.1%	(7)
LaserAway Intermediate Holdings II, LLC	Term Loan	3M S + 5.75% (0.75% Floor)	10/14/2027	2,916,667	2,902,921	2,872,917	10.6%	(7)
					5,084,053	5,071,767	18.7%
Food Products
Max US Bidco Inc.	Term Loan B	3M S + 5.00% (0.50% Floor)	10/2/2030	3,457,450	3,354,043	3,379,657	12.5%	(3)(7)
					3,354,043	3,379,657	12.5%
Household Durables
Easy Way Leisure Corporation	Term Loan	3M S + 7.50% (1.00% Floor)	1/15/2026	497,500	493,567	493,769	1.8%	(4)(7)
					493,567	493,769	1.8%
Insurance
Asurion, LLC	Term Loan	1M S + 4.00% (0.00% Floor)	8/21/2028	994,872	993,222	998,603	3.7%	(3)(7)
Integrity Marketing Acquisition, LLC	Term Loan	3M S + 5.00% (0.75% Floor)	8/25/2028	446,284	445,727	446,284	1.6%	(7)
Integrity Marketing Acquisition, LLC	Delayed Draw Term Loan	3M S + 5.00% (0.75% Floor)	8/25/2028	—	(34)	—	0.0%	(5)(7)(11)
Integrity Marketing Acquisition, LLC	Revolver	3M S + 5.00% (0.75% Floor)	8/25/2028	—	(30)	—	0.0%	(5)(7)(11)
Likewize Corporation	Term Loan	3M S + 5.75% (0.50% Floor)	8/27/2029	975,000	950,997	955,500	3.5%	(7)
					2,389,882	2,400,387	8.8%
Interactive Media and Services
Uniguest Holdings	Term Loan	1M S + 5.00% (1.00% Floor)	11/27/2030	2,363,095	2,332,226	2,333,557	8.6%	(7)
Uniguest Holdings	Delayed Draw Term Loan	3M S + 5.00% (1.00% Floor)	11/27/2030	—	(3,111)	—	0.0%	(5)(11)
Uniguest Holdings	Revolver	3M S + 5.00% (1.00% Floor)	11/27/2030	—	—	—	0.0%	(5)
					2,329,115	2,333,557	8.6%
IT Services
Accelevation LLC	Term Loan	1M S + 4.50% (0.75% Floor)	1/2/2031	1,227,692	1,211,489	1,227,692	4.5%	(7)
Accelevation LLC	Delayed Draw Term Loan	1M S + 4.50% (0.75% Floor)	1/2/2031	38,672	35,304	38,672	0.1%	(5)
Accelevation LLC	Revolver	1M S + 4.50% (0.75% Floor)	1/2/2031	51,282	47,145	51,282	0.2%	(5)
Argano, LLC	Term Loan	1M S + 5.75% (1.00% Floor)	9/13/2029	2,405,485	2,363,868	2,375,416	8.8%	(7)
Argano, LLC	Delayed Draw Term Loan	1M S + 5.75% (1.00% Floor)	9/13/2029	691,315	675,833	682,674	2.5%	(5)(7)
Argano, LLC	Revolver	1M S + 5.75% (1.00% Floor)	9/13/2029	—	—	—	0.0%	(5)
					4,333,639	4,375,736	16.1%
Professional Services
Crisis Prevention Institute, Inc.	Term Loan	3M S + 4.00% (0.50% Floor)	4/9/2031	1,488,750	1,482,867	1,486,889	5.5%	(3)(7)
Klein Hersh, LLC	Term Loan - First Out	1M S + 3.75% (0.00% Floor)	4/27/2028	1,249,037	1,142,373	1,249,037	4.6%	(7)

See accompanying notes to unaudited consolidated financial statements.

Investcorp US Private Credit BDC II and Subsidiary

Consolidated Schedule of Investments (Unaudited) - (continued)

September 30, 2025

Investments *(1)(2)	Investment Type	Interest Rate (13)	Maturity Date	Principal Amount / Shares	Amortized Cost	Fair Value	% of Net Assets	Footnotes
Non-Controlled/Non-Affiliated Investments (9)
Senior Secured First Lien Debt Investments
Professional Services, continued
Work Genius Holdings, Inc.	Term Loan	3M S + 7.00% (1.00% Floor)	6/7/2027	$2,430,918	$2,430,918	$2,345,836	8.6%	(7)
Work Genius Holdings, Inc.	Term Loan - Add On	3M S + 7.00% (1.00% Floor)	6/7/2027	251,654	251,654	242,847	0.9%	(7)
					5,307,812	5,324,609	19.5%
Software
AppLogic Networks Parent LLC	Term Loan - Sandvine Exit	3M S + 1.00% + 5.00% PIK (0.00% Floor)	3/4/2030	830,559	830,559	830,559	3.1%	(4)(7)
					830,559	830,559	3.1%
Specialty Retail
American Auto Auction Group, LLC	Term Loan	3M S + 4.50% (0.00% Floor)	5/28/2032	2,985,000	2,963,247	3,011,119	11.1%	(3)(7)
					2,963,247	3,011,119	11.1%
Trading Companies & Distributors
Fleetpride, Inc.	Term Loan B	3M S + 4.50% (0.50% Floor)	9/29/2028	2,450,000	2,440,816	2,373,438	8.8%	(3)(7)
Xenon Arc, Inc.	Term Loan	3M S + 5.75% (0.75% Floor)	12/20/2028	2,916,667	2,905,789	2,880,208	10.6%	(7)
					5,346,605	5,253,646	19.4%
Total Senior Secured First Lien Debt Investments					41,247,614	40,563,222	149.4%

Equity Investments (8)			Acquisition Date
Health Care Providers & Services
Discovery Behavioral Health, LLC	Preferred Equity	13.50% PIK	10/10/2023	750	$750,000	$1,125,000	4.1%	(6)
					750,000	1,125,000	4.1%
Professional Services
Work Genius, LLC	A-1 Equity Units		3/31/2025	215	157,225	112,102	0.4%	(6)
					157,225	112,102	0.4%
Software
AppLogic Networks Parent LLC	Equity Interest		3/3/2025	60,691	1,280,415	1,417,135	5.2%	(6)
					1,280,415	1,417,135	5.2%
Trading Companies & Distributors
Pegasus Aggregator Holdings LP	Equity Interest		6/3/2024	4	375,000	430,861	1.6%	(6)
					375,000	430,861	1.6%
Total Equity Investments					2,562,640	3,085,098	11.3%
Total Investments					$43,810,254	$43,648,320	160.7%

* All investments of the Company are in entities which are organized under the laws of the United States and have a principal place of business in the United States,

unless otherwise noted.

(1)
Certain portfolio company investments are subject to contractual restrictions on sales. Refer to footnote 8 of the Consolidated Schedule of Investments as of September 30, 2025 for additional information on our restricted securities.
(2)
Unless indicated otherwise, all investments were valued at fair value using Level 3 significant unobservable inputs as determined in good faith by the Company’s board of directors (see Note 4).
(3)
These investments represent Level 2 investments (see Note 4).
(4)
Principal amount includes capitalized PIK interest unless otherwise noted.
(5)
Refer to Note 6 for more detail on the unfunded commitments.
(6)
Securities are non-income producing.
(7)
A portion or all is held by the Company through Investcorp US Private Credit BDC II SPV LLC and pledged as collateral for the revolving credit facility held through Capital One, N.A.
(8)
Securities acquired in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") and may be deemed to be "restricted securities" under the Securities Act. As of September 30, 2025, the Company's portfolio company investments that were subject to restrictions on sales totaled $3,085,098 at fair value and represented 11.3% of the Company's net assets.
(9)
As defined in the 1940 Act, the Company is deemed to be an “Affiliated Person” of a portfolio company if it owns 5% or more, up to 25% (inclusive), of the portfolio company’s outstanding voting securities (“non-controlled affiliate”). As defined in the 1940 Act, the Company is deemed to be both an “affiliated person” and “control” a portfolio company if it owns more than 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over the management or policies of such portfolio company (including through a management agreement). As of September 30, 2025, the Company had no affiliated or control investments.”
(10)
PIK - Payment-In-Kind

1M S - 1 month Secured Overnight Financing Rate ("SOFR") (4.13% as of September 30, 2025)

3M S - 3 month SOFR (3.98% as of September 30, 2025)

6M S - 3-month SOFR (3.85% as of September 30, 2025)

(11) Negative cost amount represents unamortized fees as of September 30, 2025.

See accompanying notes to unaudited consolidated financial statements.

Investcorp US Private Credit BDC II and Subsidiary

Consolidated Schedule of Investments

December 31, 2024

Investments *(1)(2)	Investment Type	Interest Rate (13)	Maturity Date	Principal Amount / Shares	Amortized Cost	Fair Value	% of Net Assets	Footnotes
Non-Controlled/Non-Affiliated Investments (10)
Senior Secured First Lien Debt Investments
Commercial Services & Supplies
NorthStar Group Services Inc.	Term Loan	3M S + 4.75% (0.50% Floor)	5/31/2030	$2,487,500	$2,476,111	$2,487,500	8.9%	(8)
					2,476,111	2,487,500	8.9%
Construction & Engineering
Congruex Group LLC	Term Loan	3M S +1.50% + 5.00% PIK (1.50% Floor)	5/3/2029	2,009,897	1,993,881	1,849,105	6.6%	(4)(8)
					1,993,881	1,849,105	6.6%
Containers & Packaging
Bioplan USA, Inc.	Term Loan	3M S +10.00% (4.00% Floor)	3/8/2027	2,080,076	2,179,379	2,173,680	7.8%	(8)
LABL, Inc.	Term Loan	1M S +5.00% (0.50% Floor)	10/30/2028	2,961,871	2,942,818	2,869,460	10.2%	(3)(8)
					5,122,197	5,043,140	18.0%
Diversified Consumer Services
Aavantage Loyalty IP Ltd.	Term Loan	3M S +4.75% (0.75% Floor)	4/20/2028	736,842	758,208	758,026	2.7%	(3)(8)
Axiom Global Inc.	Term Loan	3M S + 4.75% (0.75% Floor)	10/2/2028	2,215,551	2,192,932	2,215,551	7.9%	(8)
LaserAway Intermediate Holdings II, LLC	Term Loan	3M S + 5.75% (0.75% Floor)	10/14/2027	2,939,394	2,919,591	2,939,394	10.5%	(8)
					5,870,731	5,912,971	21.1%
Food Products
Max US Bidco Inc.	Term Loan B	1M S + 5.00% (0.50% Floor)	10/2/2030	2,481,250	2,371,919	2,437,828	8.7%	(8)
					2,371,919	2,437,828	8.7%
Household Durables
Easy Way Holdings LLC	Term Loan	3M S + 7.50% + 2.00% PIK (1.00% Floor)	1/15/2026	500,000	486,105	500,000	1.8%	(4)(8)
					486,105	500,000	1.8%
Insurance
Likewize Corporation	Term Loan	3M S + 5.75% (0.50% Floor)	8/15/2029	993,750	965,587	978,844	3.5%	(8)
					965,587	978,844	3.5%
Interactive Media and Services
Uniguest Holdings	Term Loan	3M S + 5.00% (1.00% Floor)	11/27/2030	2,380,952	2,342,052	2,335,952	8.4%	(8)(11)
					2,342,052	2,335,952	8.4%
IT Services
Argano, LLC	Term Loan	1M S + 5.75% (1.00% Floor)	8/23/2029	1,987,772	1,983,690	1,975,297	7.1%	(8)(11)
					1,983,690	1,975,297	7.1%
Professional Services
Crisis Prevention Institute, Inc.	Term Loan	3M S + 4.50% (0.50% Floor)	4/9/2031	1,500,000	1,493,018	1,500,000	5.3%	(8)
Klein Hersh, LLC	Term Loan - First Out	3M S + 3.75% (0.50% Floor)	4/27/2028	1,636,858	1,472,291	1,636,858	5.8%	(8)
Work Genius Holdings, Inc.	Term Loan	3M S + 7.00% (1.00% Floor)	6/7/2027	2,449,758	2,449,758	2,474,256	8.8%	(8)
					5,415,067	5,611,114	19.9%

See accompanying notes to unaudited consolidated financial statements.

Investcorp US Private Credit BDC II and Subsidiary

Consolidated Schedule of Investments - (continued)

December 31, 2024

Investments *(1)(2)	Investment Type	Interest Rate (13)	Maturity Date	Principal Amount / Shares	Amortized Cost	Fair Value	% of Net Assets	Footnotes
Non-Controlled/Non-Affiliated Investments (10)
Senior Secured First Lien Debt Investments
Software
Sandvine Corporation	Term Loan	2.00% (0.00 Floor)	6/28/2027	$2,000,964	$1,230,593	$1,315,634	4.7%	(5)(6)(8)(12)
Sandvine Corporation	Tranche B Super Senior Term Loan	6M S + 9.00% (0.00% Floor)	11/7/2025	464,787	277,823	464,787	1.7%	(5)(6)(8)
Sandvine Corporation	Delayed Draw Term Loan	6M S + 9.00% (0.00% Floor)	11/7/2025	123,943	100,407	123,943	0.4%	(5)(6)(8)(11)
					1,608,823	1,904,364	6.8%
Specialty Retail
American Auto Auction Group, LLC	Term Loan	3M S + 4.50% (0.75% Floor)	12/30/2027	2,952,069	2,801,849	2,952,069	10.5%	(8)
					2,801,849	2,952,069	10.5%
Trading Companies & Distributors
Fleetpride, Inc.	Term Loan B	1M S + 4.50% (0.50% Floor)	9/29/2028	2,468,750	2,456,856	2,302,109	8.2%	(3)(8)
Xenon Arc, Inc.	Term Loan	3M S + 5.25% (0.75% Floor)	12/20/2028	2,939,394	2,923,529	2,939,394	10.5%	(8)
					5,380,385	5,241,503	18.7%
Total Senior Secured First Lien Debt Investments					38,818,397	39,229,687	140.0%

Equity Investments (9)			Acquisition Date
Health Care Providers & Services
Discovery Behavioral Health, LLC	Preferred Equity	13.50% PIK	10/10/2023	750	$750,000	$1,125,000	4.0%	(4)(7)
					750,000	1,125,000	4.0%
Software
Sandvine Corporation	Equity Interest		6/28/2024	50,019	—	—	—%	(5)(6)(7)(8)
					—	—	—%
Trading Companies & Distributors
Pegasus Aggregator Holdings LP	Equity Interest		6/3/2024	4	375,000	430,077	1.5%	(7)
					375,000	430,077	1.5%
Total Equity Investments					1,125,000	1,555,077	5.5%
Total Investments					$39,943,397	$40,784,764	145.5%

* All investments of the Company are in entities which are organized under the laws of the United States and have a principal place of business in the United States,

unless otherwise noted.

(1)
Certain portfolio company investments are subject to contractual restrictions on sales. Refer to footnote 9 of the Consolidated Schedule of Investments as of December 31, 2024 for additional information on our restricted securities.
(2)
Unless indicated otherwise, all investments were valued at fair value using Level 3 significant unobservable inputs as determined in good faith by the Company’s board of directors (see Note 4).
(3)
These investments represent Level 2 investments (see Note 4).
(4)
Principal amount includes capitalized PIK interest unless otherwise noted.
(5)
The investment is not a qualifying asset under Section 55(a) of the Investment Company Act of 1940, as amended (the “1940 Act”). The Company may not acquire any non-qualifying asset unless, at the time of acquisition, qualifying assets represent at least 70% of the Company’s total assets. As of December 31, 2024, non-qualifying assets represented 3.87% of the Company’s total assets, at fair value.
(6)
A portfolio company domiciled in Canada. The jurisdiction of the security issuer may be a different country than the domicile of the portfolio company.
(7)
Securities are non-income producing.
(8)
A portion or all is held by the Company through Investcorp US Private Credit BDC II SPV LLC and pledged as collateral for the revolving credit facility held through Capital One, N.A.
(9)
Securities acquired in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and may be deemed to be “restricted securities” under the Securities Act. As of December 31, 2024, the Company’s portfolio company investments that were subject to restrictions on sales totaled $1,555,077 at fair value and represented 5.55% of the Company’s net assets.
(10)
As defined in the 1940 Act, the Company is deemed to be an “Affiliated Person” of a portfolio company if it owns 5% or more, up to 25% (inclusive), of the portfolio company’s outstanding voting securities (“non-controlled affiliate”). As defined in the 1940 Act, the Company is deemed to be both an “affiliated person” and “control” a portfolio company if it owns more than 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over the management or policies of such portfolio company (including through a management agreement). As of December 31, 2024, the Company had no affiliated or controlled investments.
(11)
Refer to Note 6 for more detail on the unfunded commitments.
(12)
Classified as a non-accrual asset.
(13)
PIK - Payment-In-Kind

1M S - 1 month SOFR (4.33% as of December 31, 2024)

3M S - 3 month SOFR (4.31% as of December 31, 2024)

6M S - 3 month SOFR (4.25% as of December 31, 2024)

See accompanying notes to unaudited consolidated financial statements.

Investcorp US Private Credit BDC II and Subsidiary

Notes to the Consolidated Financial Statements (Unaudited)

September 30, 2025

Note 1. Organization

Investcorp US Private Credit BDC II ("BDC II" and, collectively with its consolidated subsidiary, the "Company") is a Delaware statutory trust organized under the laws of the state of Delaware and commenced investment operations on January 25, 2023. The Company’s primary investment objective is to maximize total return to stockholders in the form of current income and capital appreciation by investing directly in debt and related equity of privately held middle-market companies to help these companies fund acquisitions, growth or refinancing. The Company invests primarily in middle-market companies in the form of standalone first and second lien loans, unitranche loans and mezzanine loans. The Company may also invest in unsecured debt, bonds and in the equity of portfolio companies through warrants and other instruments.

The Company has engaged CM Investment Partners LLC (the “Adviser”) to serve as the investment adviser for the Company, and in such capacity, provide investment management services for the Company. The Company has engaged the Adviser as the administrator of the Company to provide certain administrative services to the Company.

BDC II is a newly organized, externally managed closed-end management investment company that intends to elect to be regulated as a business development company ("BDC") under the Investment Company Act of 1940, as amended (the "1940 Act"), and expects to qualify annually as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for U.S. federal income tax purposes. For U.S. federal income tax purpose, BDC II is currently treated as a wholly owned disregarded entity. As such, its taxable income is recognized by its owner.

The Company and the Adviser (the “Investment Advisory Agreement”) intends to enter into an Investment Advisory Agreement where the Adviser will provide services to the Company, including but not limited to the following:

•
determining the composition of the Company’s portfolio, the nature and timing of the changes to the Company’s portfolio and the manner of implementing such changes;
•
identifying, evaluating and negotiating the structure of the investments the Company makes;
•
executing, closing, servicing and monitoring the investments the Company makes;
•
determining the securities and other assets that the Company will purchase, retain or sell;
•
performing due diligence on prospective portfolio companies; and
•
providing the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

On January 25, 2023, Investcorp Investment Holdings Limited, an affiliate of the Adviser, purchased 1,245,000 common shares of beneficial interest (“Shares”) of the Company at $20.00 per share, which Shares were later assigned to Investcorp BDC Holdings Limited.

Investcorp US Private Credit BDC II SPV, LLC ("BDC II SPV") is a wholly owned subsidiary of BDC II that was formed as a Delaware limited liability company for the purpose of entering into the senior secured revolving credit facility (the “Capital One Revolving Financing Agreement”) with Capital One, N.A. (“Capital One”). BDC II SPV is consolidated in the Company’s consolidated financial statements commencing from the date of its formation.

Note 2. Significant Accounting Policies

The following is a summary of significant accounting policies followed by the Company.

a. Basis of Presentation

The accompanying consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and pursuant to the requirements for reporting of Articles 6, 10 and 12 of Regulation S-X. Accordingly, certain disclosures accompanying annual financial statements prepared in accordance with U.S. GAAP are omitted. The unaudited financial statements and notes should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2024. All values are stated in U.S. dollars, unless noted otherwise. The consolidated financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods included herein as required by U.S. GAAP. These adjustments are normal and recurring in nature.

The Company is an investment company following the accounting and reporting guidance in Accounting Standards Codification ("ASC") Topic 946, Financial Services - Investment Companies ("ASC 946").

As permitted under Regulation S-X and ASC 946, the Company will generally not consolidate its investment in a portfolio company other than an investment company subsidiary or a controlled operating company whose business consists of providing all or substantially all of its services to the Company. Accordingly, the Company consolidates the results of the Company’s wholly-owned subsidiary, BDC II SPV, which is a special purpose vehicle used to finance certain investments in its consolidated financial statements. The effects of all material intercompany balances and transactions have been eliminated in consolidation.

b. Revenue Recognition

Our revenue recognition policies are as follows:

Net realized gains (losses) on investments: Gains or losses on the sale of investments are calculated using the specific identification method.

Interest Income: Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Origination, closing, commitment, and amendment fees, and purchase and original issue discounts (“OID”) associated with loans to portfolio companies are accreted into interest income over the respective terms of the applicable loans. Accretion of discounts or premiums is calculated by the effective interest or straight-line method (only when it approximates the effective interest method) as of the purchase date and is adjusted only for material amendments or prepayments. The amortized cost of investments represents the original cost adjusted for the accretion and amortization of discounts and premiums, if any. Upon the prepayment of a loan or debt security, any prepayment penalties and unamortized fees and discounts are recorded as other income and are non-recurring in nature.

Structuring fees and similar fees are recognized as income as earned, usually when received. Structuring fees, excess deal deposits, net profits interests and overriding royalty interests are included in other fee income.

We may hold debt investments in our portfolio that contain a payment-in-kind (“PIK”) interest provision. The PIK interest, which represents contractually deferred interest added to the investment balance that is generally due at maturity, is recorded on the accrual basis to the extent such amounts are expected to be collected.

Non-accrual: Loans are placed on non-accrual status when principal or interest payments are past due 90 days or more or when there is reasonable doubt that principal or interest will be collected. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. However, capitalized PIK interest will not be reversed when a loan is placed on non-accrual status. Deferred fees (i.e., OID) are not amortized during periods in which a loan is placed on non-accrual status. Interest payments received on non-accrual loans are applied as reductions to principal. Non-accrual loans are restored to accrual status when past due principal and interest is paid and, in management’s judgment, are likely to remain current. PIK interest is not accrued if management does not expect the issuer to be able to pay all principal and interest when due. As of September 30, 2025 and December 31, 2024, we had no investments on non-accrual status and one investment on non-accrual status, respectively.

c. Net Increase in Net Assets Resulting from Operations per Share

The net increase in net assets resulting from operations per share is calculated based upon the weighted average number of common shares of beneficial interest outstanding during the reporting period.

d. Cash and Cash Equivalents and Restricted Cash and Cash Equivalents

Cash and cash equivalents, and restricted cash and cash equivalents consist of bank demand deposits and may include highly liquid investments (e.g., money market funds) with original maturities of three months or less. The Company deposits its cash in a financial institution and, at times, such balance may be in excess of the Federal Deposit Insurance Corporation insurance limits. All of the Company’s cash deposits are held at what management believes to be large established high credit quality financial institutions. Management believes that the risk of loss associated with any uninsured balances is remote. The Company has restrictions on the uses of the cash held by BDC II SPV based on the terms of the Capital One Revolving Financing Agreement. For more information on the Company’s financing arrangements and borrowings, see Note 5. Restricted cash is carried at cost plus accrued interest, which approximates fair value. Cash equivalents and restricted cash equivalents, that are invested in money market mutual funds, are carried at their net asset value, which approximates fair value. Cash equivalents and restricted cash equivalents held by the Company are deemed to be a Level 1 asset per ASC 820, as defined below.

e. Deferred Offering Costs

Deferred offering costs consist of fees and expenses incurred in connection with the offer and sale of the Company’s common shares of beneficial interest, including legal, accounting and printing fees, and other related expenses, as well as costs incurred in connection with the planned filing of a registration statement. These costs are capitalized when incurred and will be recognized as a reduction of offering proceeds when the offering is completed.

f. Investment Transactions and Expenses

The Company records its investment transactions on a trade date basis, which is the date when the Company assumes the risks for gains and losses related to that instrument. Purchases of loans, including delayed draw term loans and revolving credit facilities, are recorded on a fully committed basis.

Expenses are accrued as incurred.

Organizational costs consist principally of legal and accounting fees incurred in connection with the organization of the Company and have been expensed as incurred.

Offering costs are charged to paid-in capital upon sale of shares.

g. Investment Valuation

The Company applies ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) issued by the Financial Accounting Standards Board (“FASB"), which establishes a framework for measuring fair value and required disclosures of fair value measurements and Rule 2a-5 under the 1940 Act. ASC 820 defines fair value, establishes a framework used to measure fair value and requires disclosures for fair value measurements. In accordance with ASC 820, the Company has categorized its investments carried at fair value, based on the priority of the valuation technique, into a three-level fair value hierarchy as discussed in Note 4. Fair value is a market-based measure considered from the perspective of the market participant who holds investment rather than an entity specific measure. Therefore, when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that management believes market participants would use in pricing investment at the measurement date. Fair value is defined as the price that would be received upon a sale of an asset in an orderly transaction between market participants at the measurement date. Market participants are buyers and sellers in the principal (or most advantageous) market for the asset or liability that (a) are independent of us, (b) are knowledgeable, having a reasonable understanding about the asset based on all available information (including information that might be obtained through due diligence efforts that are usual and customary), (c) are able to transact for the asset or liability, and (d) are willing to transact for the asset or liability (that is, they are motivated but not forced or otherwise compelled to do so).

Securities that are traded on securities exchanges (including such securities traded in the after-hours market) are valued on the basis of the closing price on the valuation date (if such prices are available). Securities that are traded on more than one securities exchange are valued at the closing price on the primary securities exchange on which such securities are traded on the valuation date (or if reported on the consolidated tape, then their last sales price on the consolidated tape). Listed options for which the last sales price falls between the last “bid” and “ask” prices for such options, are valued at their last sales price on the date of the valuation on the primary securities exchange on which such options are traded. Options for which the last sales price on the valuation date does not fall between the last “bid” and “ask” prices are valued at the average of the last “bid” and “ask” prices for such options on that date. To the extent these securities are actively traded, and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy. The Company did not hold any Level 1 investments as of September 30, 2025 and December 31, 2024.

Investments that are not traded on securities exchanges but are traded on the over-the-counter markets (such as term loans, notes and warrants) are valued using various techniques, which may consider recently executed transactions in securities of the issuer or comparable issuers, market price quotations (when observable) and fundamental data relating to the issuer. These investments are categorized in Level 2 of the fair value hierarchy, or in instances when lower relative weight is placed on transaction prices, quotations, or similar observable inputs, they are categorized in Level 3. The Company held six Level 2 investments as of September 30, 2025 and three Level 2 investments as of December 31, 2024.

Investments for which market quotations are not readily available or which may be considered unreliable are fair valued by the Board of the Company, in good faith, using a method determined to be appropriate in the given circumstances and in accordance with Rule 2a-5 under the 1940 Act. Those investments for which market quotations are not readily available or for which market quotations are deemed not to represent fair value are valued utilizing a market approach, an income approach, or both approaches, as appropriate, in addition to an asset approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. In following these approaches, the types of factors that we may take into account in determining the fair value of our investments include, among other factors: available current market data, including relevant and applicable market trading and transaction comparables, applicable market yields and multiples, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flows, the markets in which the portfolio company does business, comparisons of financial ratios of peer companies that are public, merger and acquisition comparables, our principal market (as the reporting entity) and enterprise values. The asset approach uses estimates of the cost to replace an asset’s service capacity.

Observable inputs used in these approaches may include, but are not limited to, interest rate yield curves, credit spreads, recovery rates, comparable company transactions, trading multiples, and volatilities. Unobservable inputs used in these approaches may include, but are not limited to, illiquidity discount, PIK discount, yield, broker quotes, implied volatility, recent funding and intrinsic value. The

Board will typically make changes in the valuation method as changes in the underlying company dictates, such as moving from the asset approach to market approach when underlying conditions change at the company. Because of the inherent uncertainty of valuation in these circumstances, the estimated fair values for the aforementioned investments may differ significantly from values that would have been used had a ready and liquid market for such investments existed or from the amounts that might ultimately be realized, and such differences could be material. At September 30, 2025 and December 31, 2024, investments fair valued in good faith based on management developed models represented approximately 69% and 85% of all the Company’s investments, respectively.

The Adviser seeks to ensure that the Company’s valuation policies and procedures, as approved by the Company’s Board, are consistently applied across all investments of the Company. The valuation process for Level 3 investments is completed on a quarterly basis and is designed to subject the valuation of Level 3 investments to an appropriate level of consistency, oversight and review. The valuation process begins with each portfolio company or investment being initially valued by the investment professionals of the Adviser responsible for the portfolio investment. The investment professionals prepare the preliminary valuations based on their evaluation of financial and operating data, company-specific developments, market valuations of comparable securities from the same company or that of comparable companies as well as any other relevant factors including recent purchases and sales that may have occurred preceding quarter-end. Valuation models are typically calibrated upon initial funding, and are re-calibrated as necessary upon subsequent material events (including, but not limited to additional financing activity, changes in comparable companies, and recent trades). The preliminary valuation conclusions are then documented and discussed with senior management of the Adviser. On a periodic basis and at least once annually, independent valuation firm(s) engaged by the Board conduct independent appraisals and review the Adviser’s preliminary valuations and make their own independent assessment. The Audit Committee of the Company’s Board (the “Audit Committee”) then reviews the preliminary valuations of the Adviser and that of the independent valuation firms. The Audit Committee discusses the valuations and makes a recommendation to the Company’s Board regarding the fair value of each investment in good faith based on the input of the Adviser and the independent valuation firm(s). Upon recommendation by the Audit Committee and a review of the valuation materials of the Adviser and the third-party independent valuation firm(s), the Board determines, in good faith, the fair value of each investment.

For more information on the classification of the Company’s investments by major categories, see Note 4.

The fair value of the Company’s assets and liabilities that qualify as financial instruments under U.S. GAAP approximates the carrying amounts presented in the Consolidated Statements of Assets and Liabilities.

h. Segment Reporting

In accordance with ASC Topic 280, Segment Reporting (“ASC 280”), the Company has determined that it has a single operating and reporting segment. As a result, the Company’s segment accounting policies are the same as described herein and the Company does not have any intra-segment sales and transfers of assets.

An operating segment is defined by ASC 280 as a component of a public entity that engages in business activities from which it may recognize revenues and incur expenses, has operating results that are regularly reviewed by the public entity’s CODM to make decisions about resources to be allocated to the segment and assess its performance, and has discrete financial information available. The Company’s president and chief executive officer, and the chief financial officer act as the Company’s CODM. The Company represents a single operating segment, as the CODM monitors the operating results of the Company as a whole and the Company’s long-term strategic asset allocation is pre-determined in accordance with the terms of its offering memorandum, based on a defined investment strategy which is executed by the Company’s portfolio managers as a team. The financial information in the form of changes in net assets (i.e., net increase in net assets resulting from operations), which is used by the CODM to make resource allocation decisions for the fund’s single segment and as a key metric in determining the amount of dividends to be distributed to the Company's common shareholder, is consistent with that presented within the Company’s consolidated financial statements. Segment assets are reflected on the Consolidated Statements of Assets and Liabilities as “total assets” and significant segment expenses are listed on the Consolidated Statements of Operations.

i. Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the fair value of investments and other amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing the Company’s financial statements are reasonable and prudent. Actual results could differ materially from these estimates. Significant estimates include the valuation of investments.

j. Income Taxes

As of September 30, 2025 and December 31, 2024, the Company is wholly owned by Investcorp BDC Holdings Limited and as such for U.S. federal income tax purpose the Company is currently treated as a disregarded entity. Therefore, the income of the Company is taxable to its owner.

The Company intends to elect to be regulated as a BDC under the 1940 Act and also intends to elect to be treated as a RIC under the Code beginning with the taxable year ending December 31, 2026. To qualify for tax treatment as a RIC, among other things, the

Company is required to timely distribute to its shareholders at least 90% of investment company taxable income, as defined by the Code, for each year. So long as the Company maintains its status as a RIC, it generally will not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes at least annually to its shareholders as dividends. Rather, any tax liability related to income earned by the Company represents obligations of the Company’s investors and will not be reflected in the financial statements of the Company.

As a RIC, the Company will be subject to a 4% U.S. federal excise tax on undistributed earnings unless it distributes each calendar year the sum of (i) 98% of its ordinary income for such calendar year (ii) 98.2% of its net capital gains for the one-year period ending October 31 in that calendar year, and (iii) any income recognized, but not distributed, in preceding years and on which the Company paid no U.S. federal income tax. For this purpose, however, any net ordinary income or capital gain net income retained by us that is subject to corporate income tax for the tax year ending in that calendar year will be considered to have been distributed by year end (or earlier if estimated taxes are paid). The Company, at its discretion, may choose not to distribute all of its taxable income for the calendar year and pay a non-deductible 4% excise tax on this income. If the Company chooses to do so, all other things being equal, this would increase expenses and reduce the amount available to be distributed to shareholders. To the extent that the Company determines that its estimated current year annual taxable income will be in excess of estimated current year dividend distributions from such taxable income, the Company accrues excise taxes on estimated excess taxable income as taxable income is earned.

Note 3. Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB or other standards setting bodies that are adopted by the Company as of the specified effective date. The Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial statements upon adoption.

Note 4. Investments

The Company’s investments, at any time, may include securities and other financial instruments, including, without limitation, corporate and government bonds, convertible securities, collateralized loan obligations, term loans, revolvers and delayed draw facilities, trade claims, equity securities, privately negotiated securities, direct placements, working interests, warrants and investment derivatives (such as credit default swaps, recovery swaps, total return swaps, options, forward contracts, and futures) (all of the foregoing collectively referred to in these consolidated financial statements as “investments”).

a. Certain Risk Factors

In the ordinary course of business, the Company manages a variety of risks including market risk, liquidity risk and credit risk. The Company identifies, measures and monitors risk through various control mechanisms, including trading limits and diversifying exposures and activities across a variety of instruments, markets and counterparties.

Market risk is the risk of potential adverse changes to the value of financial instruments because of changes in market conditions, including as a result of changes in the credit quality of a particular issuer, credit spreads, interest rates, and other movements and volatility in security prices or commodities. In particular, the Company may invest in issuers that are experiencing or have experienced financial or business difficulties (including difficulties resulting from the initiation or prospect of significant litigation or bankruptcy proceedings), which involves significant risks. The Company manages its exposure to market risk through the use of risk management strategies and various analytical monitoring techniques.

With respect to liquidity risk, the Company’s assets may, at any time, include securities and other financial instruments or obligations that are illiquid or thinly traded, making the purchase or sale of such securities and financial instruments at desired prices or in desired quantities difficult. Furthermore, the sale of any such investments may be possible only at substantial discounts, and it may be extremely difficult to value any such investments accurately.

Credit risk is the potential loss the Company may incur from a failure of an issuer to make payments according to the terms of a contract. The Company is subject to credit risk because of its strategy of investing in the debt of leveraged companies. The Company’s exposure to credit risk on its investments is limited to the fair value of the investments.

b. Investments

The composition of the Company’s investments by investment type, as of September 30, 2025, and December 31, 2024 as a percentage of the total portfolio, at amortized cost and fair value are as follows:

As of September 30, 2025	Investments at Amortized Cost	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
Senior Secured First Lien Debt Investments	$41,247,614	94.2%	$40,563,222	92.9%
Equity - Preferred Stock	750,000	1.7%	1,125,000	2.6%
Equity - Common Stock	1,812,640	4.1%	1,960,098	4.5%
Total	$43,810,254	100.0%	$43,648,320	100.0%

As of December 31, 2024	Investments at Amortized Cost	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
Senior Secured First Lien Debt Investments	$38,818,397	97.2%	$39,229,687	96.2%
Equity - Preferred Stock	750,000	1.9%	1,125,000	2.8%
Equity - Common Stock	375,000	0.9%	430,077	1.0%
Total	$39,943,397	100.0%	$40,784,764	100.0%

The amortized cost above represents the original cost adjusted for any accretion or discounts, amortization of premiums and PIK interest or dividends.

The Company uses Global Industry Classification Standard (“GICS”) codes for classifying the industry groupings of its portfolio. The following table shows the portfolio composition by industry grouping at fair value at September 30, 2025 and December 31, 2024:

	September 30, 2025		December 31, 2024
Industry Classification	Investments at Fair Value	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
Trading Companies & Distributors	5,684,507	13.02%	5,671,580	13.90%
Professional Services	$5,436,711	12.46%	$5,611,114	13.76%
Diversified Consumer Services	5,071,767	11.62%	5,912,971	14.50%
IT Services	4,375,736	10.02%	1,975,297	4.84%
Containers & Packaging	3,789,534	8.68%	5,043,140	12.36%
Food Products	3,379,657	7.74%	2,437,828	5.98%
Specialty Retail	3,011,119	6.90%	2,952,069	7.24%
Commercial Services & Supplies	2,468,750	5.66%	2,487,500	6.10%
Insurance	2,400,387	5.50%	978,844	2.40%
Interactive Media and Services	2,333,557	5.35%	2,335,952	5.73%
Software	2,247,694	5.15%	1,904,364	4.67%
Construction & Engineering	1,830,132	4.19%	1,849,105	4.53%
Health Care Providers & Services	1,125,000	2.58%	1,125,000	2.76%
Household Durables	493,769	1.13%	500,000	1.23%
Total	$43,648,320	100.00%	$40,784,764	100.00%

The following table shows the portfolio composition by geographic grouping at fair value at September 30, 2025 and December 31, 2024:

	September 30, 2025		December 31, 2024
Geographic Region	Investments at Fair Value	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
U.S. West	$12,087,914	27.69%	$8,852,893	21.71%
U.S. Southwest	12,092,125	27.70%	6,514,276	15.97%
U.S. Northeast	7,790,804	17.85%	8,772,294	21.51%
U.S. Midwest	6,146,467	14.08%	7,237,365	17.74%
U.S. Southeast	3,332,160	7.64%	7,503,572	18.40%
U.S. Mid-Atlantic	2,198,850	5.04%	-	—%
International	—	—%	1,904,364	4.67%
Total	$43,648,320	100.00%	$40,784,764	100.00%

The Company’s investment objective is to generate current income and capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. The Company will invest in directly originated and highly negotiated transactions with a primary focus on the debt of middle-market companies in the United States. During the three and nine months ended September 30, 2025, the Company made investments in new portfolio companies of $0.0 million and approximately $2.9 million to which it was not previously contractually committed to provide financial support, respectively. During the three and nine months ended September 30, 2024, the Company made investments in new portfolio companies of approximately $2.9 million and $6.3 million to which it was not previously contractually committed to provide financial support, respectively. The details of the Company’s investments have been disclosed on the Unaudited Consolidated Schedules of Investments.

c. Fair Value Measurements

ASC 820 also establishes a framework for measuring fair value and a valuation hierarchy that prioritizes the inputs used in the valuation of an asset or liability based upon their transparency. The valuation hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assets and liabilities measured at fair value have been classified in the following three categories:

Level 1	valuation is based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2

valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers, or in which little information is released publicly; (c) inputs other than quoted prices that are observable for the asset or liability; or (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3

valuation is based on unobservable inputs for the asset or liability. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. However, the fair value measurement objective remains the same, that is, an exit price from the perspective of a market participant that holds the asset or owes the liability. Therefore, unobservable inputs reflect the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. Unobservable inputs are developed based on the best information available under the circumstances, which might include the Company’s own data. The Company’s own data used to develop unobservable inputs is adjusted if information is reasonably available without undue cost and effort that indicates that market participants would use different assumptions.

Estimates of fair value for cash and cash equivalents and restricted cash and cash equivalents are measured using observable, quoted market prices, or Level 1 inputs. All other fair value significant estimates are generally measured using unobservable inputs, or Level 3 inputs, except for a few investments in which fair value is estimated using level 2 inputs.

The following table summarizes the classifications within the fair value hierarchy of the Company’s assets (other than cash and cash equivalent and restricted cash and cash equivalent) and liabilities measured at fair value as of September 30, 2025 and December 31, 2024:

As of September 30, 2025	Level 1	Level 2	Level 3	Total
Assets
Investments
Senior Secured First Lien Debt Investments	$—	$13,667,008	$26,896,214	$40,563,222
Equity - Preferred Stock	—	—	1,125,000	1,125,000
Equity - Common Stock	—	—	1,960,098	1,960,098
Total Investments	$—	$13,667,008	$29,981,312	$43,648,320

As of December 31, 2024	Level 1	Level 2	Level 3	Total
Assets
Investments
Senior Secured First Lien Debt Investments	$—	$5,929,595	$33,300,092	$39,229,687
Equity - Preferred Stock	—	—	1,125,000	1,125,000
Equity - Common Stock	—	—	430,077	430,077
Total Investments	$—	$5,929,595	$34,855,169	$40,784,764

The following tables provide a reconciliation of the beginning and ending balances for investments that use Level 3 inputs for the nine months ended September 30, 2025 and 2024:

	Senior Secured First Lien Debt Investments	Equity Investments	Total Investments
Fair value at December 31, 2024	$33,300,092	$1,555,077	$34,855,169
Purchases	6,337,035	1,437,640	7,774,675
Payment in-kind interest	97,847	—	97,847
Sales	(510,724)	—	(510,724)
Repayments	(4,173,112)	—	(4,173,112)
Amortization of discount/premium on investments	213,527	—	213,527
Net realized gains (losses)	290,043	—	290,043
Transfers in	—	—	—
Transfers out	(7,869,566)	—	(7,869,566)
Net change in unrealized appreciation (depreciation)	(788,927)	92,381	(696,546)
Fair value at September 30, 2025	$26,896,214	$3,085,098	$29,981,312
Change in unrealized appreciation (depreciation) relating to assets still held as of September 30, 2025	$(619,649)	$92,381	$(527,268)

	Senior Secured First Lien Debt Investments	Equity Investments	Total Investments
Fair value at December 31, 2023	$37,723,907	$750,000	$38,473,907
Purchases	10,550,158	375,000	10,925,158
Payment in-kind interest	—	—	—
Sales	—	—	—
Repayments	(6,963,937)	—	(6,963,937)
Amortization of discount/premium on investments	318,062	—	318,062
Net realized gains (losses)	(841,464)	—	(841,464)
Transfers in	—	—	—
Transfers out	—	—	—
Net change in unrealized appreciation (depreciation)	247,150	317,202	564,352
Fair value at September 30, 2024	$41,033,876	$1,442,202	$42,476,078
Change in unrealized appreciation (depreciation) relating to assets still held as of September 30, 2024	$336,765	$317,202	$653,967

Transfers into Level 3 during or at the end of the reporting period are reported under Level 1 or Level 2 as of the beginning of the period. Transfers out of Level 3 during or at the end of the reporting period are reported under Level 3 as of the beginning of the period. During the nine months ended September 30, 2025, $7.9 million of Senior Secured First Lien Debt Investments transferred from Level 3 to Level 2 due to greater pricing transparency. During the nine months ended September 30, 2024, there were no transfers into or out of Level 3. Changes in unrealized gains (losses) relating to Level 3 instruments are included in "Net change in unrealized appreciation (depreciation) on non-controlled/non-affiliated company investments" on the Consolidated Statements of Operations.

The following tables present the ranges of significant unobservable inputs used to value the Company’s Level 3 investments as of September 30, 2025 and December 31, 2024. These ranges represent the significant unobservable inputs that were used in the valuation of each type of investment. These inputs are not representative of the inputs that could have been used in the valuation of any one investment. For example, the highest market yield presented in the table for senior secured notes is appropriate for valuing a specific investment but may not be appropriate for valuing any other investment. Accordingly, the ranges of inputs presented below do not represent uncertainty in, or possible ranges of, fair value measurements of the Company’s Level 3 investments. In addition to the techniques and inputs noted in the table below, according to our valuation policy, we may also use other valuation techniques and methodologies when determining our fair value measurements. The below tables are not intended to be all-inclusive, but rather provide information on the significant unobservable inputs as they relate to the Company’s determination of fair values.

	Fair Value as of September 30, 2025	Valuation Methodology	Unobservable Input(s)	Weighted Average (1)	Range
Senior Secured First Lien Debt Investments	$25,767,257	Income Approach	Market Yields	10.00%	5.48% - 15.12%
Senior Secured First Lien Debt Investments	1,128,957	Recent Transaction	Recent Transaction	N/A	N/A
Equity - Preferred Stock	1,125,000	Market Approach	EBITDA Multiple	12.50	12.50 to 12.50
Equity - Common Stock	1,960,098	Market Approach	EBITDA Multiple	9.47	8.30 to 13.00
Total	$29,981,312

(1) Weighted by fair value.

	Fair Value as of December 31, 2024	Valuation Methodology	Unobservable Input(s)	Weighted Average (2)	Range
Senior Secured First Lien Debt Investments	$24,607,707	Income Approach	Market Yields	10.10%	7.6% - 12.7%
Senior Secured First Lien Debt Investments	7,376,751	Recent Transaction	Recent Transaction	N/A	N/A
Senior Secured First Lien Debt Investments	1,315,634	Recovery Analysis	Recovery Amount (1)	N/A	N/A
Equity	1,555,077	Market Comparable Approach	EBITDA Multiple	11.70	11.2 - 13.0
Total	$34,855,169

(1) Recovery amounts involve various unobservable inputs including probabilities of different recovery scenarios, valuation multiples under such scenarios, and the timing to realize the associated recovery values.

(2) Weighted by fair value.

Fair value measurements categorized within Level 3 are sensitive to changes in the assumptions or methodology used to determine fair value and such changes could result in a significant increase or decrease in the fair value. Significant increases in illiquidity discounts, PIK discounts and market yields would result in significantly lower fair value measurements. Significant increases in implied volatility would result in significantly higher fair value measurements.

Note 5. Borrowings

On June 14, 2023, the Company, through BDC II SPV, entered into a 1.5 year, $20 million Loan, Security and Collateral Management Agreement (the "Agreement") with Capital One, N.A and Webster Bank, N.A., which was secured by collateral consisting primarily of loans in the Company’s investment portfolio. On May 20, 2024, the Company amended the Agreement to include Capital One, N.A. only.

As of September 30, 2025, the Agreement, as subsequently amended, includes a maturity date of September 14, 2026, a reinvestment period that ended on September 12, 2025 and bears interest at a rate per annum equal to SOFR plus 3.25%, so long as no event of default has occurred (as defined in the Agreement). The default interest rate will be equal to the interest rate then in effect plus 2.00%.

The Agreement required the payment of an upfront fee of 1.25% of the available borrowings at closing and requires the payment of an unused fee of 0.75% annually for any undrawn amounts. Borrowings under the Agreement are based on a borrowing base. The Agreement generally requires payment of interest and fees on a quarterly basis. All outstanding principal is due on the maturity date. The Agreement also requires mandatory prepayment of interest and principal upon certain events.

For the nine months ended September 30, 2025 and 2024, the weighted average outstanding debt balance was $17.3 million and $13.2 million, respectively and the weighted average stated interest rate for overall debt outstanding was 7.6% and 8.5%, respectively.

For the three months ended September 30, 2025 and 2024, the weighted average outstanding debt balance was $18.5 million and $15.6 million, respectively and the weighted average stated interest rate for overall debt outstanding was 7.5% and 8.5%, respectively.

As of September 30, 2025 and December 31, 2024, the fair value of the Company's borrowings was $18.5 million and $19.6 million, respectively, which approximated the carrying value and is estimated based on the rate at which similar facilities would be priced. The Company concluded that this was Level 3 fair value under ASC 820.

Debt Maturities

Set forth below is the aggregate principal amount of our debt as of September 30, 2025 and December 31, 2024 (excluding unamortized premiums, net and unamortized debt issuance costs) maturing during the following years:

	September 30, 2025	December 31, 2024
2026	$18,500,000	$19,600,000
Total long-term debt	$18,500,000	$19,600,000

Note 6. Indemnification, Guarantees, Commitments and Contingencies

In the normal course of business, the Company enters into contracts which provide a variety of representations and warranties, and that provide general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any exposure to the Company under these arrangements is unknown as it would involve future claims that may be made against the Company; however, based on the Company’s experience, the risk of loss is remote and no such claims are expected to be made. As such, the Company has not accrued any liability in connection with such indemnifications.

On September 30, 2025 and December 31, 2024, there were no distributions declared by the Company's Board. During each of the nine months ended September 30, 2025 and 2024, the Company made distributions of $0.9 million ($0.72 per share) to the holder of the common shares of beneficial interest. No distributions were made during the three months ended September 30, 2025 and 2024.

Loans purchased by the Company may include revolving credit agreements or other financing commitments obligating the Company to advance additional amounts on demand.

The following tables detail the Company’s unfunded commitments to portfolio companies as of September 30, 2025 and December 31, 2024:

Investments	Unfunded Commitment	Fair Value	Annual Non-use Fee	Expiration Date
Accelevation, LLC - Delayed Draw Term Loan	$422,866	$—	1.00%	1/2/2031
Accelevation, LLC - Revolver	256,410	—	0.50%	1/2/2031
Argano, LLC - Delayed Draw Term Loan	312,531	—	1.00%	8/23/2029
Argano, LLC - Revolver	72,464	—	0.50%	8/23/2029
Integrity Marketing Acquisition, LLC - Delayed Draw Term Loan	27,372	—	1.00%	8/25/2028
Integrity Marketing Acquisition, LLC - Revolver	24,099	—	0.50%	8/25/2028
Uniguest Holdings - Delayed Draw Term Loan	476,190	—	1.00%	11/27/2030
Uniguest Holdings - Revolver	142,857	—	0.50%	11/27/2030
Total Unfunded Commitments at September 30, 2025	$1,734,789	$—

Investments	Unfunded Commitment	Fair Value	Annual Non-use Fee	Expiration Date
Uniguest Holdings - DDTL	$476,190	$—	1.00%	11/27/2030
Uniguest Holdings - Revolver	142,857	—	0.50%	11/27/2030
Argano, LLC - DDTL	434,783	—	1.00%	8/23/2029
Argano, LLC - Revolver	72,664	—	0.50%	8/23/2029
Sandvine Corporation - DDTL	185,915	—	1.00%	10/3/2025
Total Unfunded Commitments at December 31, 2024	$1,312,409	$—

Note 7. Related Party Transactions

Investment Advisory Agreement

The Company intends to enter into an Investment Advisory Agreement with the Adviser. Under the Investment Advisory Agreement, the Company pays the Adviser a fee for its services under the Investment Advisory Agreement consisting of two components: a base management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”).

The Management Fee is payable quarterly in arrears. The Management Fee is payable at an annual rate of 1.25% of the average value of the weighted average (based on the number of shares outstanding each day in the quarter) of the Company’s net assets at the end of the two most recently completed calendar quarters. For the Company’s first calendar quarter, the Management Fee is calculated based on the weighted average of the Company’s net assets as of such quarter-end. The Management Fee is payable quarterly in arrears.

The Incentive Fee consists of two components that are independent of each other, with the result that one component may be payable even if the other is not.

The first part of the Incentive Fee is based on the Company’s income (or, if applicable, a Class's allocable share of such income) (the “Income Incentive Fee”) and the second part is based on its capital gains (the “Capital Gains Incentive Fee”), each as described below.

The Company pays the Adviser an Income Incentive Fee each quarter equal to 12.50% of the amount by which Pre-Incentive Fee Net Investment Income (as defined below) for the quarter exceeds a hurdle rate of 1.25% (which is 5.0% annualized) of the Company’s, or Class's, as applicable, net assets at the end of the immediately preceding calendar quarter, subject to a “catch-up” provision.

The 100% “catch-up” provision for Pre-Incentive Fee Net Investment Income in excess of the 1.25% “hurdle rate” is intended to provide the Adviser with an incentive fee of 12.50% on all Pre-Incentive Fee Net Investment Income when that amount equals 1.4286% in a calendar quarter (5.7143% annualized), which, in each case, is the rate at which catch-up is achieved. Once the “hurdle rate” is reached and catch-up is achieved, 12.50% of any Pre-Incentive Fee Net Investment Income in excess of 1.25% in any calendar quarter is payable to the Adviser.

“Pre-Incentive Fee Net Investment Income” means dividends (including reinvested dividends), interest and fee income accrued by the Company (or, if applicable, a Class's allocable share of such income), during the calendar quarter, minus the Company's operating expenses (or, if applicable, a Class's allocable share of such operating expenses) for the calendar quarter (including the Management Fee, expenses payable under the Administration Agreement (as defined below) to the Administrator (as defined below), and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as OID) and debt instruments with PIK interest and zero coupon securities, accrued income that the Company may not have received in cash. The Adviser is not obligated to reimburse the Company for any amount of such incentive fee if the Company incurs losses or does not receive deferred income which was previously accrued.

The second component of the Incentive Fee, the Capital Gains Incentive Fee, will be determined and payable annually in arrears at the end of each calendar year or, in the event of the termination of the Investment Advisory Agreement, the date on which such event occurs. At the end of each calendar year (or termination of the Investment Advisory Agreement), the Company will pay the Adviser a Capital Gains Incentive Fee equal to 12.50% of the difference, if positive, of the sum of the Company’s aggregate realized capital gains, if any, computed net of the Company’s aggregate realized capital losses, if any, and the Company’s aggregate unrealized capital depreciation.

The Investment Advisory Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of its duties and obligations under the Investment Advisory Agreement, the Adviser and its officers, managers, partners, agents, employees, controlling persons and members, and any other person or entity affiliated with it, are entitled to indemnification from the Company for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Adviser’s services under the Investment Advisory Agreement or otherwise as the Adviser.

The Company does not currently pay a management or incentive fee, and no management or incentive fees have been paid or owed to the Adviser since the inception of the Company.

Administration Agreement

The Company intends to enter into an Administration Agreement with the Adviser. The Adviser in its capacity as administrator (the “Administrator”) provides all administrative services necessary for the Company to operate pursuant to the Administration Agreement between the Company and the Administrator. The Administration Agreement provides that the Administrator will furnish the Company with office facilities and equipment and will provide the Company with clerical, bookkeeping, recordkeeping and other administrative services at such facilities. Under the Administration Agreement, the Administrator will perform, or oversee the performance of, our required administrative services, which will include being responsible for the financial and other records that the Company is required to maintain and preparing reports to shareholders and reports and other materials filed with the SEC. In addition, the Administrator will assist the Company in determining and publishing its net asset value, oversee the preparation and filing of the Company’s tax returns and the printing and dissemination of reports and other materials to shareholders, and generally oversee the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others. In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities under the Administration Agreement. To the extent that the Administrator outsources any of its functions under the Administration Agreement, the Company will pay the fees associated with such functions on a direct basis without any incremental profit to the Administrator. While there is no limit on the total amount of expenses the Company may be required to reimburse to the Administrator under the Administration Agreement, the Administrator will only charge the Company for the actual expenses it incurs on the Company’s behalf, or the Company’s allocable portion thereof, without any profit to the Administrator.

Under the Administration Agreement, the Administrator will provide managerial assistance on the Company’s behalf to those portfolio companies that have accepted the Company’s offer to provide such assistance. If requested to provide significant managerial assistance to the Company’s portfolio companies, the Administrator will be paid an additional amount based on the services provided, which will not exceed the amount the Company receives from such portfolio companies for providing this assistance.

As of September 30, 2025 and December 31, 2024, the Company recorded a Due to Adviser balance of $622,972 and $562,514, respectively, on the Consolidated Statements of Assets and Liabilities relating to reimbursable expenses owed to the Adviser for rendering to the Company and paying on behalf of the Company for some administration services. During the three and nine months ended September 30, 2025, the Company incurred expenses reimbursable to the Adviser of $28,895 and $365,149, respectively. During the three and nine months ended September 30, 2024, the Company did not incur any expenses reimbursable to the Adviser.

License Agreement

The Company intends to enter into a License Agreement with the Adviser under which the Adviser will agree to grant the Company a non-exclusive, royalty-free license to use the name “Investcorp.” Under this agreement, the Company has a right to use the “Investcorp” name for so long as the Adviser or one of its affiliates remains the Company’s investment adviser. Other than with respect to this limited license, the Company has no legal right to the “Investcorp” name. This License Agreement will remain in effect for so long as the Investment Advisory Agreement with the Adviser is in effect and Investcorp is the majority owner of the Adviser.

Note 8. Trustee Fees

The Company will pay each Independent Trustee an annual retainer of $30,000 for their service on the Board and any committee of the Board plus $500 per Board meeting attended. The Independent Trustees also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with each Board and committee meeting attended in person. The Company has obtained trustees’ and officers’ liability insurance on behalf of the trustees and officers. There were no trustees' fees incurred during the three and nine months ended September 30, 2025 and 2024. As of September 30, 2025 and December 31, 2024, there were trustee fees of $19,500 payable which are included within accrued expenses and other liabilities on the Consolidated Statements of Assets and Liabilities.

Note 9. Net Change in Net Assets Resulting from Operations Per Share

Net increase in net assets resulting from operations per share is computed by dividing net increase in net assets resulting from operations available to common shareholders by the weighted average number of shares outstanding during the period. Other potentially dilutive common shares, and the related impact to earnings, are considered when calculating earnings per share on a diluted basis.

The following table sets forth the computation of the weighted average basic and diluted net increase in net assets per share from operations for the three and nine months ended September 30, 2025 and 2024:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net (decrease) increase in net assets resulting from operations	$(370,054)	$674,765	$14,127	$1,624,349
Weighted average common shares of beneficial interest outstanding	1,245,000	1,245,000	1,245,000	1,245,000
Basic/diluted net (decrease) increase in net assets from operations per share	$(0.30)	$0.54	$0.01	$1.30

Note 10. Share Transactions

The following table summarizes the total common shares of beneficial interest issued for the three and nine months ended September 30, 2025 and 2024:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Balance at beginning of period	1,245,000	1,245,000	1,245,000	1,245,000
Issuance of common shares of beneficial interest	—	—	—	—
Balance at end of period	1,245,000	1,245,000	1,245,000	1,245,000

Note 11. Financial Highlights

The following represents the per share data and the ratios to average net assets for the Company:

	For the Nine Months Ended September 30,
	2025	2024
Per Share Data:
Net asset value, beginning of period	$22.51	$21.42
Income from investment operations:
Net investment income(1)	0.58	1.52
Net realized and unrealized gains (losses)(1)	(0.57)	(0.22)
Net increase in net assets resulting from operations	0.01	1.30
Less: Distributions
Dividends from net investment income	(0.72)	(0.72)
Total Distributions	(0.72)	(0.72)
Net asset value, end of period	$21.80	$22.00
Shares outstanding at end of period	1,245,000	1,245,000
Total return(2)(3)	0.01%	4.32%

Ratio/Supplemental Data:
Net assets, at end of period	$27,139,023	$27,388,885
Ratio of total expenses to average net assets(4)	11.69%	8.33%
Ratio of net investment income to average net assets(4)	4.24%	9.81%
Asset Coverage Ratio	246.70%	259.39%
Portfolio turnover rate	12.99%	17.40%

(1)
The per share data was derived by using the weighted average shares outstanding during the period.
(2)
Total return displayed is net of all fees, including all operating expenses such as management fees, general and administrative expenses, organization and amortized offering expenses, and interest expenses. Total return is calculated as the change in net asset value per share (assuming dividends and distributions are reinvested in accordance with the Company’s dividend reinvestment plan) divided by the beginning net asset value per share.
(3)
Total return has not been annualized.
(4)
The ratios, excluding non-recurring expenses such as organization expenses, have been annualized.

Note 12. Other Fee Income

The other fee income consists of amendment fees, prepayment fee income and other fees and income. The following table summarizes the Company’s other fee income for the three and nine months ended September 30, 2025 and 2024:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Amendment fee	$—	$—	$18,451	$18,750
Prepayment fee income	—	17,822	53,465	17,822
Other fees	21,097	72,060	31,658	95,995
Other fee income	$21,097	$89,882	$103,574	$132,567

Note 13. Subsequent Events

The Company's management has evaluated subsequent events through the date the financial statements were issued.

From October 1, 2025 through December 23, 2025, the Company invested a total of $0.4 million, at cost, which included investments in two existing portfolio companies, and received approximately $4.7 million from the repayment of one position and the sale of one position. As of December 23, 2025, the Company had investments in 22 portfolio companies.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

INVESTCORP US PRIVATE CREDIT BDC II

Date: January 5, 2026	By:	/s/ Suhail A. Shaikh
	Name:	Suhail A. Shaikh
	Title:	President and Chief Executive Officer